UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES

EXCHANGE ACT OF 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

ATLAS PIPELINE HOLDINGS, L.P.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

WESTPOINTE CORPORATE CENTER ONE

1550 CORAOPOLIS HEIGHTS ROAD, 2nd FLOOR

MOON TOWNSHIP, PA 15108

Dear Atlas Pipeline Holdings, L.P. Unitholder:

On November 8, 2010, Atlas Pipeline Holdings, L.P. (which we refer to as “AHD”) entered into a Transaction Agreement with Atlas Energy, Inc., which is the holder of a majority of the outstanding common units of AHD, Atlas Pipeline Holdings GP, LLC, which is AHD’s general partner and a wholly owned subsidiary of Atlas Energy (which we refer to as “AHD GP”), and Atlas Energy Resources, LLC, a wholly owned subsidiary of Atlas Energy. Pursuant to the transaction agreement:

•

AHD will purchase Atlas Energy’s investment partnership business, certain producing oil and gas assets and certain other assets in exchange for 23,379,384 newly issued AHD common units and $30 million in cash and the assumption of certain liabilities;

•	Atlas Energy will contribute all of its equity interests in AHD GP to AHD, so that AHD will own its general partner;

•

Atlas Energy will distribute to its stockholders all of the AHD common units that it then holds (including the AHD common units issued pursuant to the transaction agreement), so that Atlas Energy will no longer have an ownership interest in AHD and will cease to control AHD;

•

the limited partnership agreement of AHD will be amended and restated to, among other things, (1) permit AHD’s unitholders to elect the AHD GP board of directors, (2) classify the AHD GP board of directors into three classes and (3) eliminate AHD GP’s right to call all of the AHD common units for redemption if less than 12.5% of the AHD common units are held by persons other than AHD GP and its affiliates;

•	AHD will adopt a new long-term equity incentive plan; and

•	AHD will repay all amounts outstanding under an existing promissory note to Atlas Energy, the outstanding principal balance of which was $35.4 million at December 31, 2010.

In connection with these transactions, on November 8, 2010, Atlas Energy, in its capacity as holder of a majority of the outstanding AHD common units, approved by written consent the amendment and restatement of the AHD limited partnership agreement and the adoption of AHD’s new long-term equity incentive plan. This action by Atlas Energy was the only action of AHD unitholders required to approve the transactions contemplated by the transaction agreement, which is subject to other conditions as described in the accompanying information statement. Accordingly, no action is required by you. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The accompanying information statement is furnished only to inform AHD unitholders of the actions described above before they take place in accordance with Rule 14c-2 of the U.S. Securities Exchange Act of 1934, as amended. In addition, pursuant to AHD’s limited partnership agreement, AHD is required to provide notice of the approval of the amendment and restatement of the AHD limited partnership agreement and the adoption of the new equity plan to all AHD unitholders who did not consent in writing to such action. This information statement serves as this notice.

Thank you for your continued interest in AHD.

Sincerely,

Edward E. Cohen

Chairman of the Board of Directors

of Atlas Pipeline Holdings GP, LLC

This information statement is dated January 19, 2011 and is first being mailed to AHD unitholders on or about January 19, 2011.

i

ANNEX A:	Transaction Agreement by and among Atlas Energy, Inc., Atlas Pipeline Holdings, L.P., Atlas Pipeline Holdings GP, LLC and Atlas Energy Resources, LLC, dated as of November 8, 2010
ANNEX B:	Opinion of Citigroup Global Markets Inc.

ii

QUESTIONS AND ANSWERS ABOUT THE AHD TRANSACTIONS

The following are some questions that you, as a unitholder of AHD, may have regarding the transactions discussed in this information statement. You are urged to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you. Additional important information is also contained in the annexes to this document.

Q:	Why am I receiving this document?

A:	Atlas Pipeline Holdings, L.P. (which we refer to as “AHD”) has entered into a Transaction Agreement, dated as of November 8, 2010, with Atlas Energy, which is the holder of a majority of the outstanding common units of AHD, Atlas Pipeline Holdings GP, LLC, which is AHD’s general partner and a wholly owned subsidiary of Atlas Energy (which we refer to as “AHD GP”), and Atlas Energy Resources, LLC, a wholly owned subsidiary of Atlas Energy (which we refer to as “ATN”). Pursuant to the transaction agreement:

•

AHD will purchase from Atlas Energy and ATN, in exchange for $30 million in cash and 23,379,384 newly issued AHD common units and the assumption of certain liabilities, assets relating to (1) Atlas Energy’s investment partnership business, including but not limited to the operations of the investment partnerships in Michigan, Pennsylvania and West Virginia, (2) Atlas Energy’s exploration, development and production activities conducted in Tennessee, Indiana and Colorado, certain shallow wells and leases in New York and Ohio and certain well interests in Pennsylvania and (3) Atlas Energy’s ownership and management of investments in Lightfoot Capital Partners, L.P. and related entities (we refer to the acquisition of these assets as the “asset acquisition”);

•	Atlas Energy will contribute to AHD all of its equity interests in AHD GP, so that AHD will own its general partner (we refer to this contribution as the “AHD GP contribution”);

•	Atlas Energy will distribute to the Atlas Energy stockholders all of the AHD common units held by Atlas Energy, including the newly issued AHD common units that it receives in the asset acquisition (we refer to this distribution as the “AHD distribution”);

•

the limited partnership agreement of AHD will be amended and restated to, among other things, (1) permit AHD’s unitholders to elect the AHD GP board of directors, (2) classify the AHD GP board of directors into three classes and (3) eliminate AHD GP’s right to call all of the AHD common units for redemption if less than 12.5% of the AHD common units are held by persons other than AHD GP and its affiliates (we refer to this amendment as the “LPA amendment”);

•	a new long-term equity incentive plan of AHD (we refer to this plan as the “new equity plan”) will become effective; and

•

AHD will repay all amounts outstanding under an existing promissory note to Atlas Energy, the outstanding principal balance of which was $35.4 million at December 31, 2010 (we refer to this note as the “AHD promissory note”).

We refer to the asset acquisition, the AHD GP contribution, the LPA amendment, the adoption of the new equity plan, the repayment of the AHD promissory note and the AHD distribution collectively as the “AHD transactions.”

The LPA amendment and the adoption of the new equity plan each require approval by the holders of a majority of the outstanding common units of AHD. On November 8, 2010, Atlas Energy, in its capacity as holder of a majority of the outstanding AHD common units, approved by written consent the LPA amendment and the adoption of the new equity plan. This information statement is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the U.S. Securities Exchange Act of 1934, as amended

(which we refer to as the “Exchange Act”). In addition, pursuant to AHD’s limited partnership agreement, AHD is required to provide notice of the approval of the LPA amendment and the adoption of the new equity plan to all AHD unitholders who did not consent in writing to such action. This information statement serves as this notice.

Q:	Am I being asked to vote on anything?

A:	No. Atlas Energy’s approval by written consent of the LPA amendment and the adoption of the new equity plan was the only action of AHD unitholders required to approve these matters. In addition, none of the other AHD transactions require AHD unitholder approval. Therefore, your vote is not required and is not being sought.

Q:	Are there significant conditions to the closing of the AHD transactions?

A:	Yes. Concurrently with entering into the transaction agreement, Atlas Energy entered into two other transaction agreements:

•

an Agreement and Plan of Merger, dated as of November 8, 2010 and amended as of December 7, 2010 (which we refer to as the “merger agreement”), by and among Atlas Energy, Chevron Corporation and Arkhan Corporation, an indirect wholly owned subsidiary of Chevron (which we refer to as “Merger Sub”), pursuant to which Chevron will acquire Atlas Energy through a merger of Merger Sub with and into Atlas Energy (we refer to this transaction as the “Chevron merger”); and

•

a Purchase and Sale Agreement, dated as of November 8, 2010 (which we refer to as the “Laurel Mountain purchase agreement”), by and among Atlas Energy, ATN, Atlas Pipeline Partners, L.P., the general partner of which is a wholly owned subsidiary of AHD (which we refer to as “APL”), and APL Laurel Mountain, LLC, a wholly owned subsidiary of APL (which we refer to as “APL Sub”), pursuant to which ATN agreed to purchase from APL, for $403 million in cash, APL’s indirect 49% ownership interest in Laurel Mountain

Midstream, LLC (which we refer to as “Laurel Mountain,” and which purchase we refer to as the “Laurel Mountain acquisition”).

Atlas Energy’s obligation to consummate the AHD transactions is conditioned on, among other things, the satisfaction or waiver of the conditions to the consummation of the Chevron merger and the satisfaction or waiver of the conditions to the consummation of the Laurel Mountain acquisition. The Chevron merger, in turn, is conditioned on adoption of the merger agreement by the holders of a majority of the outstanding Atlas Energy common stock. Consequently, if the merger agreement is not adopted by the Atlas Energy stockholders, Atlas Energy is not obligated to proceed with the AHD transactions unless it waives the Chevron merger condition to the AHD transactions. Atlas Energy does not currently expect that it will waive the Chevron merger condition to the AHD distribution or to the AHD GP contribution, and, therefore, does not expect that it would consummate the AHD distribution or the AHD GP contribution if the merger agreement is not adopted. Atlas Energy has not made any determination as to whether it would waive the Chevron merger condition to the asset acquisition or the Laurel Mountain acquisition.

The AHD transactions are not subject to any financing condition, and AHD has obtained a commitment letter from Citibank, N.A. to finance the cash consideration to be paid in the asset acquisition and the repayment of the AHD promissory note. However, if such financing becomes reasonably likely to become unavailable for any reason, Atlas Energy may require AHD to either accept alternate financing from Chevron, if Chevron elects to provide such financing, or substitute 3,188,098 additional new AHD common units for the cash consideration (we refer to this substitution as a “unit substitution”).

Q:	How will the AHD transactions, the Chevron merger and the Laurel Mountain acquisition occur?

A:	If the conditions to the closing of the AHD transactions are satisfied or waived, the AHD transactions will be consummated simultaneously with the consummation of the Laurel Mountain acquisition and immediately prior to Chevron’s acquisition of Atlas Energy pursuant to the Chevron merger. Specifically, the asset acquisition, the LPA amendment, the adoption of the new equity plan, the AHD GP contribution, the repayment of the AHD promissory note and the Laurel Mountain acquisition will occur simultaneously. Immediately thereafter, Atlas Energy will effect the AHD distribution. Immediately following the AHD distribution, Chevron’s acquisition of Atlas Energy pursuant to the Chevron merger will occur.

Following the completion of the AHD transactions, Atlas Energy will no longer have an ownership interest in AHD and will cease to control AHD.

Q:	When do you expect the AHD transactions to be completed?

A:	AHD and Atlas Energy are working to complete the AHD transactions in the first quarter of 2011. The special meeting of Atlas Energy stockholders to consider and vote on the proposal to adopt the merger agreement has been scheduled for February 16, 2011. However, the closing of the AHD transactions is subject to the satisfaction or waiver of various conditions set forth in the transaction agreement, including the consummation of the Chevron merger and the Laurel Mountain acquisition, which are also subject to satisfaction or waiver of conditions. It is possible that factors outside the control of AHD could result in the AHD transactions being completed at a later time, or not at all.

Q:	Will my proportionate ownership interest in AHD change as a result of the AHD transactions?

A:	Yes, as a result of the issuance of additional AHD common units as consideration for the asset acquisition. Existing AHD unitholders (other than Atlas Energy) currently own approximately 36% of the outstanding AHD common units. Following the issuance of the additional AHD common units, AHD expects that these existing unitholders will own approximately 20% of the outstanding AHD common units.

Q:	Do I have appraisal rights in connection with the AHD transactions?

A:	No. You are not entitled to appraisal rights under Delaware law or AHD’s limited partnership agreement.

Q:	Who can help answer my questions?

A:

If you have any questions, require assistance, or need additional copies of this information statement or other related materials, please contact AHD’s Investor Relations department by telephone at (215) 546-5005 or by mail at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, Attention: Investor Relations.

SUMMARY

This summary highlights information contained elsewhere in this document and may not contain all of the information that is important to you. For a more complete description of the transaction agreement, the merger agreement and the Laurel Mountain purchase agreement and the transactions contemplated by such agreements, you are encouraged to read carefully this entire document, including the attached annexes. In addition, you are encouraged to read the information incorporated by reference into this document, which includes important business and financial information about AHD that has been filed with the SEC. Please see “Where You Can Find More Information.”

The Parties (see page 12)

Atlas Pipeline Holdings, L.P.

Atlas Pipeline Holdings, L.P. (which we refer to as “AHD”) is a Delaware limited partnership. AHD’s wholly owned subsidiary, Atlas Pipeline Partners GP, LLC (which we refer to as “APL GP”), is the general partner of Atlas Pipeline Partners, L.P. (which we refer to as “APL”). The general partner of AHD, Atlas Pipeline Holdings GP, LLC (which we refer to as “AHD GP”), is a wholly owned subsidiary of Atlas Energy. As of January 14, 2011, Atlas Energy owned approximately 17,808,109 AHD common units, representing approximately 64.0% of the outstanding AHD common units.

AHD’s cash-generating assets currently consist solely of its direct and indirect interests in APL. As of December 31, 2010, AHD and APL GP collectively owned:

•	a 2.0% general partner interest in APL, entitling them to receive 2.0% of the cash distributed by APL;

•

all of the incentive distribution rights in APL, which entitle them to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by APL as it reaches certain target distribution levels in excess of $0.42 per APL common unit in any quarter; and

•	5,754,253 common units of APL, representing approximately 10.8% of the 53,338,010 outstanding common units of APL.

Following the consummation of the transactions contemplated by the Transaction Agreement, dated as of November 8, 2010, among AHD, AHD GP, Atlas

Energy and Atlas Energy Resources, LLC, a wholly owned subsidiary of Atlas Energy (which we refer to as “ATN”), AHD will own assets relating to (1) Atlas Energy’s investment partnership business, including but not limited to the operations of the investment partnerships in Michigan, Pennsylvania and West Virginia, (2) Atlas Energy’s exploration, development and production activities conducted in Tennessee, Indiana and Colorado, certain shallow wells and leases in New York and Ohio and certain well interests in Pennsylvania and (3) Atlas Energy’s ownership and management of investments in Lightfoot Capital Partners, L.P. and related entities. In addition, AHD will own all of the equity interests in AHD GP, which is AHD’s general partner.

AHD common units are listed on the New York Stock Exchange under the symbol “AHD.” The principal executive offices of AHD are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108, and its telephone number is (412) 262-2830. Additional information about AHD and its subsidiaries is included in documents incorporated by reference into this document. See “Where You Can Find More Information.”

Atlas Pipeline Holdings GP, LLC

AHD GP is a Delaware limited liability company, a wholly owned subsidiary of Atlas Energy and the general partner of AHD. AHD GP manages the operations and activities of AHD, but does not have an economic interest in AHD. The principal executive offices of AHD GP are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, and its telephone number is (412) 262-2830.

AHD GP is currently a wholly owned subsidiary of Atlas Energy. Following the AHD GP contribution, AHD GP will be a wholly owned subsidiary of AHD.

Atlas Energy, Inc.

Atlas Energy is a Delaware corporation and independent developer and producer of natural gas and oil, with operations in the Appalachian Basin, the Michigan Basin and the Illinois Basin. On September 29, 2009, Atlas Energy, then called Atlas America, completed its merger with ATN, its formerly publicly traded subsidiary and a Delaware limited liability company, with ATN surviving as a wholly owned subsidiary of Atlas Energy. In addition to Atlas Energy’s natural gas development and production operations, Atlas Energy maintains ownership interests (both directly and indirectly) in AHD and APL.

Atlas Energy common stock is listed on the Nasdaq Stock Market under the symbol “ATLS.” The principal executive offices of Atlas Energy are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108, and its telephone number is (412) 262-2830. Additional information about Atlas Energy and its subsidiaries is included in documents that Atlas Energy files with the SEC. See “Where You Can Find More Information.”

Atlas Energy has entered into an Agreement and Plan of Merger, dated as of November 8, 2010 and amended as of December 7, 2010 (which we refer to as the “merger agreement”), by and among Atlas Energy, Chevron Corporation and Arkhan Corporation (which we refer to as “Merger Sub”), pursuant to which Atlas Energy will become an indirect wholly owned subsidiary of Chevron.

Atlas Pipeline Partners, L.P.

APL is a Delaware limited partnership engaged in the gathering and processing of natural gas. APL’s operations are conducted through subsidiary entities whose equity interests are owned by a wholly owned subsidiary of APL. APL GP, APL’s general partner and a wholly owned subsidiary of AHD, effectively controls APL.

APL provides natural gas gathering services in the Anadarko and Permian basins located in the southwestern and mid-continent United States and the Appalachian basin in the eastern United States, and natural gas processing and treating services in Oklahoma and Texas. APL’s Appalachia operations are conducted principally through its indirect 49% ownership interest in Laurel Mountain Midstream, LLC (which we refer to as “Laurel Mountain”). Laurel Mountain, which was formed in May 2009, is a joint venture between APL and The Williams Companies, Inc., in which APL has an indirect 49% ownership interest and Williams holds the remaining 51% ownership interest. Following the consummation of the transactions contemplated by the Laurel Mountain purchase agreement, APL will cease to own the indirect 49% ownership interest in Laurel Mountain. The majority of the natural gas that each of APL, its affiliates and Laurel Mountain gather in Appalachia is derived from wells operated by Atlas Energy.

APL common units are listed on the New York Stock Exchange under the symbol “APL.” The principal executive offices of APL are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108, and its telephone number is (412) 262-2830. Additional information about APL and its subsidiaries is included in documents that APL files with the SEC. See “Where You Can Find More Information.”

The AHD Transactions (see page 17)

Pursuant to the transaction agreement:

•

AHD will purchase from Atlas Energy and ATN, in exchange for $30 million in cash and 23,379,384 newly issued AHD common units (which we refer to, collectively, as the “aggregate consideration”) and the assumption of certain liabilities, assets relating to (1) Atlas Energy’s investment partnership business, including but not limited to the operations of the investment partnerships in Michigan, Pennsylvania and West Virginia, (2) Atlas Energy’s exploration, development and production activities conducted in Tennessee, Indiana and Colorado, certain shallow wells and leases in New York and Ohio and certain well interests in Pennsylvania and (3) Atlas Energy’s ownership and management of investments in Lightfoot Capital Partners, L.P. and related entities (we refer to the businesses described in (1) through (3), together, as the “transferred business,” and we refer to the acquisition of these assets as the “asset acquisition”);

•	Atlas Energy will contribute to AHD all of its equity interests in AHD GP, so that AHD will own its general partner (we refer to this contribution as the “AHD GP contribution”);

•

Atlas Energy will distribute to the Atlas Energy stockholders all of the AHD common units held by Atlas Energy, including the newly issued AHD common units that it receives in the asset acquisition (we refer to this distribution as the “AHD distribution”);

•

the limited partnership agreement of AHD will be amended and restated to, among other things, (1) permit AHD’s unitholders to elect the AHD GP board of directors, (2) classify the AHD GP board of directors into three classes and (3) eliminate AHD GP’s right to call all of the AHD common units for redemption if less than 12.5% of the AHD common units are held by persons other than AHD GP and its affiliates (we refer to this amendment as the “LPA amendment”);

•	a new long-term equity incentive plan of AHD (we refer to this as the “new equity plan”) will become effective; and

•

AHD will repay all amounts outstanding under an existing promissory note to Atlas Energy, the outstanding principal balance of which was $35.4 million at December 31, 2010 (we refer to this note as the “AHD promissory note”).

We refer to the asset acquisition, the AHD GP contribution, the LPA amendment, the adoption of the new equity plan, the repayment of the AHD promissory note and the AHD distribution collectively as the “AHD transactions.”

In connection with the AHD transactions, a special committee (which we refer to as the “AHD special committee”) of the board of directors of AHD GP (which we refer to as the “AHD board of directors”) was formed to consider the proposed transactions with Atlas Energy.

The AHD transactions are not subject to any financing condition, and AHD has obtained a commitment letter from Citibank, N.A. to finance the cash portion of the aggregate consideration to be paid in the asset acquisition and the repayment of the AHD promissory note. However, if such financing becomes reasonably likely to become unavailable for any reason, Atlas Energy may require AHD to either accept alternate financing from Chevron, if Chevron elects to provide such financing, or substitute 3,188,098 additional new AHD common units for the cash portion of the aggregate consideration (we refer to this substitution as a “unit substitution”).

Following the AHD transactions, Atlas Energy will no longer have an ownership interest in AHD and will cease to control AHD.

A copy of the transaction agreement is attached as Annex A to this document. You are encouraged to read the transaction agreement carefully in its entirety because it is the legal document that governs the AHD transactions.

The Chevron Merger and the Laurel Mountain Acquisition (see pages 65 and 69)

Concurrently with entering into the transaction agreement, Atlas Energy entered into two other transaction agreements:

•	an Agreement and Plan of Merger, dated as of November 8, 2010 and amended as of December 7, 2010 (which we refer to as the “merger agreement”), by and among Atlas Energy, Chevron and Merger Sub; and

•	a Purchase and Sale Agreement, dated as of November 8, 2010 (which we refer to as the “Laurel Mountain purchase agreement”), by and among Atlas Energy,

ATN, APL and APL Laurel Mountain, LLC (which we refer to as “APL Sub”), a wholly owned subsidiary of APL that holds the 49% interest in Laurel Mountain.

Pursuant to the merger agreement, Chevron will acquire Atlas Energy through a merger of Merger Sub with and into Atlas Energy, with Atlas Energy continuing as the surviving corporation and renamed as “Arkhan Corporation” (we refer to this transaction as the “Chevron merger”). Upon the completion of the Chevron merger, Atlas Energy will be an indirect wholly owned subsidiary of Chevron.

Pursuant to the Laurel Mountain purchase agreement, Atlas Energy will acquire APL’s indirect 49% ownership interest in Laurel Mountain for $403 million in cash (which we refer to as the “Laurel Mountain acquisition”).

Atlas Energy’s obligation to consummate the AHD transactions is conditioned on, among other things, the satisfaction or waiver of the conditions to the consummation of the Chevron merger and the satisfaction or waiver of the conditions to the consummation of the Laurel Mountain acquisition.

Opinion of the AHD Special Committee’s Financial Advisor (see page 26)

In connection with the asset acquisition, the AHD special committee’s financial advisor, Citigroup Global Markets Inc. (which we refer to as “Citi”), delivered an opinion, dated November 8, 2010, to the AHD special committee as to the fairness, from a financial point of view and as of that date, to AHD of the aggregate consideration to be paid by AHD in the asset acquisition. The full text of Citi’s written opinion, dated November 8, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this information statement as Annex B and is incorporated into this information statement by reference. The summary of Citi’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion. Citi’s opinion was provided for the information of the AHD special committee (in its capacity as such) in its evaluation of the aggregate consideration from a financial point of view to AHD, and Citi expressed no view as to, and its opinion did not address, any other aspects or implications of the asset acquisition or the underlying business decision of AHD to effect the asset acquisition or any related transaction, the relative merits of the asset acquisition or any related transaction as compared to any alternative business strategies that might exist for AHD or the effect of any other transaction in which AHD might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any security holder as to how such security holder should act on any matters relating to the proposed asset acquisition or any related transaction.

Interests of AHD GP’s Directors and Officers in the AHD Transactions (see page 38)

Aside from their interests as AHD unitholders, AHD GP’s directors and officers have interests in the AHD transactions that may be different from, or in addition to, those of other AHD unitholders generally. The AHD special committee and the AHD board of directors were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the transaction agreement. The interests of AHD GP’s directors and officers in the AHD transactions that may be different from, or in addition to, those of other AHD unitholders include:

•

the vesting and cash-out of Atlas Energy stock options, restricted stock units, phantom units and other equity-based awards held by Atlas Energy employees (some of whom are also directors or officers of AHD GP) who will cease to be employed by Atlas Energy immediately after the Chevron merger, pursuant to the merger agreement;

•

the change-in-control and severance payments and benefits provided to certain of Atlas Energy’s executive officers (some of whom are also directors or officers of AHD GP) pursuant to their existing agreements with Atlas Energy;

•	the payment of retention bonuses in an amount of up to $10 million, to be allocated among senior management and key employees of Atlas Energy (some of whom are officers of AHD GP, but none of whom is a named executive officer of Atlas Energy, which named executive officers are identified in the proxy statement filed by Atlas Energy with the SEC in connection with the 2010 annual meeting of Atlas Energy stockholders);

•	the expectation that certain of AHD GP’s directors and officers will participate in the new equity plan adopted by AHD, effective as of the consummation of the AHD transactions;

•

the fact that certain of AHD GP’s directors and officers, including Edward E. Cohen, Jonathan Z. Cohen, Matthew A. Jones, Eugene N. Dubay and Daniel C. Herz, serve as directors or officers of Atlas Energy; the fact that certain of AHD GP’s directors and officers, including Edward Cohen, Jonathan Cohen, Mr. Dubay, Eric T. Kalamaras, Gerald R. Shrader, Robert W. Karlovich III and Mr. Herz, serve as directors or officers of APL GP and are expected to continue in those roles with APL GP following the AHD transactions; and the fact that certain of AHD GP’s other directors and officers may become directors or officers of APL GP following the AHD transactions;

•

the fact that certain of AHD GP’s directors and officers hold shares of Atlas Energy common stock, which will be converted into the cash merger consideration in the Chevron merger and will be entitled to receive AHD common units in the AHD distribution, and the possible effect of the AHD transactions and the Laurel Mountain acquisition on the value of any AHD common units or APL common units, and any unit-based equity awards granted by AHD or APL, held by directors and officers of AHD GP; and

•	rights to indemnification and directors’ and officers’ liability insurance.

Conditions to the AHD Transactions (see page 52)

The obligations of Atlas Energy, AHD and AHD GP to consummate the AHD transactions are subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	the AHD transactions must not have been enjoined or otherwise made illegal;

•	this information statement must have been mailed to holders of AHD common units and 20 days must have elapsed from its mailing;

•	the AHD common units to be distributed in the AHD distribution must continue to be accepted for listing on the New York Stock Exchange, subject to official notice of issuance; and

•

if a registration statement is filed with the SEC with respect to the AHD distribution, the registration statement must have been declared effective by the SEC under the U.S. Securities Act, as amended (which we refer to as the “Securities Act”). AHD does not currently intend to file a registration statement with the SEC with respect to the AHD distribution.

The obligations of AHD and AHD GP to consummate the AHD transactions are further subject to the satisfaction or waiver of the following conditions:

•

Atlas Energy’s representations and warranties regarding capitalization, title to the investment partnership equity interests and broker’s fees must be true and correct in all material respects as of November 8, 2010 and as of the closing date of the AHD transactions (except to the extent they specifically speak as to a different date);

•

Atlas Energy’s other representations and warranties must be true and correct as of November 8, 2010 and as of the closing date of the AHD transactions (except to the extent they specifically speak as to a different date), other than any failure to be true and correct (without giving effect to any qualification as to materiality or material adverse effect), individually or in the aggregate, which has not had, and would not reasonably be expected to have, a material adverse effect; and

•	Atlas Energy must have performed in all material respects its obligations, and complied in all material respects with all of its covenants, under the transaction agreement.

The obligations of Atlas Energy to consummate the AHD transactions are further subject to the satisfaction or waiver of the following conditions:

•

AHD’s representations and warranties regarding broker’s fees and the status of the newly issued AHD common units to be paid as part of the aggregate consideration for the asset acquisition must be true and correct in all material respects as of November 8, 2010 and as of the closing date of the AHD transactions (except to the extent they specifically speak as to a different date);

•

AHD’s other representations and warranties must be true and correct as of November 8, 2010 and as of the closing date of the AHD transactions (except to the extent they specifically speak as to a different date), other than any failure to be true and correct (without giving effect to any qualification as to materiality or material adverse effect), individually or in the aggregate, which has not had, and would not reasonably be expected to have, a material adverse effect;

•	AHD and AHD GP must have performed in all material respects their obligations, and complied in all material respects with all of their covenants, under the transaction agreement;

•

all of the conditions to the Chevron merger, subject to certain exceptions, must have been satisfied or waived in accordance with their terms, and Atlas Energy, Chevron and Merger Sub must otherwise be ready, willing and able to consummate the Chevron merger promptly after the consummation of the AHD distribution and the asset acquisition; and

•	all of the conditions to the Laurel Mountain acquisition, subject to certain exceptions, must have been satisfied or waived in accordance with their terms, and Atlas Energy, ATN and APL must otherwise be ready, willing and able to consummate the Laurel Mountain acquisition simultaneously with the consummation of the asset acquisition.

Termination of the Transaction Agreement (see page 53)

The transaction agreement may be terminated prior to the closing of the AHD transactions under any of the following circumstances:

•	by mutual written consent of Atlas Energy and AHD GP;

•

by Atlas Energy or AHD GP if the AHD transactions are not consummated on or before September 30, 2011 (with a possible extension to November 30, 2011 if the merger agreement has been terminated and Atlas Energy has entered into an agreement to consummate an alternative business combination) (we refer to such date as it may be extended as the “outside date for the AHD transactions”);

•	by Atlas Energy or AHD GP if there is a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the AHD transactions;

•	by Atlas Energy if the merger agreement is terminated; or

•

by Atlas Energy or AHD GP if the other party has breached any of its representations, warranties, covenants or other agreements in the transaction agreement and such breach or failure would result in the failure of a closing condition that cannot be cured by the outside date for the AHD transactions.

Expenses (see page 54)

Prior to the closing of the AHD transactions, upon request of AHD or AHD GP, Atlas Energy must pay, or loan to AHD or AHD GP sufficient funds to pay, the costs and other expenses incurred by AHD and AHD GP in connection with the negotiation and execution of the transaction agreement (which we refer to as the “expense payment”) up to a maximum of $5 million. If the AHD transactions are consummated and the closing of the AHD transactions occurs, AHD will repay the expense payment. If the transaction agreement is terminated prior to the consummation of the AHD transactions (other than as a result of a breach by AHD), AHD will have no obligation to repay the expense payment.

Except as noted above, all expenses incurred in connection with the transaction agreement and the transactions contemplated by the transaction agreement will be paid by the party incurring those expenses.

Material U.S. Federal Income Tax Consequences (see page 36)

AHD unitholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the AHD transactions.

However, if the Laurel Mountain acquisition is consummated, AHD unitholders will recognize income for U.S. federal income tax purposes due to AHD’s ownership of APL common units. If the Laurel Mountain acquisition is consummated, APL will recognize a significant amount of gain. This gain will be allocated to its unitholders, including AHD. AHD’s share of that gain will, in turn, be reflected in the income reported to, and that must be recognized by, its unitholders, including you.

Regulatory Matters (see page 37)

The obligations of the parties to the transaction agreement to consummate the AHD transactions are not subject to any regulatory approvals. However, the satisfaction or waiver of the conditions to the Chevron merger is a condition to the consummation of the AHD transactions, including the expiration or termination of all applicable waiting periods with respect to the Chevron merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”). On November 29, 2010, Atlas Energy and Chevron filed the required notification and report forms under the HSR Act with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the “Antitrust Division”), and on December 10, 2010, the FTC granted early termination of the waiting period under the HSR Act.

Appraisal Rights (see page 37)

AHD unitholders are not entitled to appraisal rights under Delaware law or AHD’s limited partnership agreement in connection with the AHD transactions.

Accounting Treatment (see page 37)

AHD GP, which is the general partner of AHD and manages its operations and activities, is a wholly owned subsidiary of Atlas Energy. As such, the asset acquisition would qualify as a transfer between entities under common control under prevailing accounting literature. In comparison to the purchase method of accounting, whereby the purchase price for the asset acquisition would have been allocated to identifiable assets and liabilities of the transferred business with any excess treated as goodwill, transfers between entities under common control require that assets and liabilities be recognized by the acquirer at historical cost at the date of transfer, with any difference between the purchase price and the net book value of the assets recognized as an adjustment to shareholders’ equity. The assets of the transferred business include intangible assets, which are amortized over their useful lives and will cause AHD to incur accounting charges from the asset acquisition, and goodwill. In addition, intangible assets and goodwill are both subject to periodic impairment tests and could result in potential write-down charges in future periods.

For financial reporting purposes, the results of operations of the transferred business will be included in AHD’s consolidated statement of income following the time that the asset acquisition is effective under applicable law.

Unitholder Vote Required to Approve the LPA Amendment and the New Equity Plan

The LPA amendment and the adoption of the new equity plan each require approval by the holders of a majority of the outstanding AHD common units. On November 8, 2010, Atlas Energy, in its capacity as holder of a majority of the outstanding AHD common units, approved by written consent the LPA amendment and the adoption of the new equity plan. This action by Atlas Energy was the only action of

AHD unitholders required to approve the LPA amendment and the adoption of the new equity plan. In addition, none of the other AHD transactions require AHD unitholder approval. Consequently, no other approval by AHD unitholders is required or will be sought.

PARTIES

Atlas Pipeline Holdings, L.P.

AHD is a Delaware limited partnership. AHD’s wholly owned subsidiary, APL GP, is the general partner of APL. The general partner of AHD, AHD GP, is currently a wholly owned subsidiary of Atlas Energy. As of January 14, 2011, Atlas Energy owned approximately 17,808,109 AHD common units, representing approximately 64.0% of the outstanding AHD common units.

AHD’s cash-generating assets currently consist solely of its direct and indirect interests in APL. As of December 31, 2010, AHD and APL GP collectively owned:

•	a 2.0% general partner interest in APL, entitling them to receive 2.0% of the cash distributed by APL;

•

all of the incentive distribution rights in APL, which entitle them to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by APL as it reaches certain target distribution levels in excess of $0.42 per APL common unit in any quarter; and

•	5,754,253 common units of APL, representing approximately 10.8% of the 53,338,010 outstanding common units of APL.

Following the consummation of the transactions contemplated by the transaction agreement, AHD will own assets relating to (1) Atlas Energy’s investment partnership business, including but not limited to the operations of the investment partnerships in Michigan, Pennsylvania and West Virginia, (2) Atlas Energy’s exploration, development and production activities conducted in Tennessee, Indiana and Colorado, certain shallow wells and leases in New York and Ohio and certain well interests in Pennsylvania and (3) Atlas Energy’s ownership and management of investments in Lightfoot Capital Partners, L.P. and related entities. In addition, AHD will own all of the equity interests in AHD GP, which is AHD’s general partner.

AHD common units are listed on the New York Stock Exchange under the symbol “AHD.” The principal executive offices of AHD are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108, and its telephone number is (412) 262-2830. For more information about AHD, please visit its corporate website at http://phx.corporate-ir.net/phoenix.zhtml?c=197317&p=irol-irhome. AHD’s website address is provided as an inactive textual reference only. The information contained on AHD’s website is not part of this document, and is not incorporated by reference herein.

Atlas Pipeline Holdings GP, LLC

AHD GP is a Delaware limited liability company, a wholly owned subsidiary of Atlas Energy and the general partner of AHD. AHD GP manages the operations and activities of AHD, but does not have an economic interest in AHD. The principal executive offices of AHD GP are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, and its telephone number is (412) 262-2830.

AHD GP is currently a wholly owned subsidiary of Atlas Energy. Following the AHD GP contribution, AHD GP will be a wholly owned subsidiary of AHD.

Atlas Energy, Inc.

Atlas Energy is a publicly traded Delaware corporation, and independent developer and producer of natural gas and oil, with operations in the Appalachian Basin, the Michigan Basin and the Illinois Basin. Within these basins, Atlas Energy believes it is one of the leading natural gas producers in four established shale plays, namely the Marcellus shale of western Pennsylvania, the Antrim shale of northern Michigan, the Chattanooga shale of northeastern Tennessee and the New Albany shale of west central Indiana. On September 29, 2009, Atlas Energy, then called Atlas America, completed its merger with ATN, its formerly publicly traded subsidiary and a Delaware limited liability company, with ATN surviving as a wholly owned subsidiary of Atlas Energy. In addition to Atlas Energy’s natural gas development and production operations, Atlas Energy maintains ownership interests (both directly and indirectly) in AHD and APL.

Atlas Energy common stock is listed on the Nasdaq Stock Market under the symbol “ATLS.” Atlas Energy’s principal business address is Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, and its telephone number is (412) 262-2830. Additional information about Atlas Energy and its subsidiaries is included in documents that Atlas Energy files with the SEC. See “Where You Can Find More Information.”

Atlas Energy has entered into the merger agreement, pursuant to which Atlas Energy will become an indirect wholly owned subsidiary of Chevron.

Atlas Pipeline Partners, L.P.

APL is a Delaware limited partnership engaged in the gathering and processing of natural gas. APL’s operations are conducted through subsidiary entities whose equity interests are owned by a wholly owned subsidiary of APL. APL GP, APL’s general partner and a wholly owned subsidiary of AHD, effectively controls APL.

APL provides natural gas gathering services in the Anadarko and Permian basins located in the southwestern and mid-continent United States and the Appalachian basin in the eastern United States, and natural gas processing and treating services in Oklahoma and Texas. APL’s Appalachia operations are conducted principally through its indirect 49% ownership interest in Laurel Mountain. Laurel Mountain, which was formed in May 2009, is a joint venture between APL and The Williams Companies, Inc., in which APL has an indirect 49% ownership interest and Williams holds the remaining 51% ownership interest. Following the consummation of the transactions contemplated by the Laurel Mountain purchase agreement, APL will cease to own the indirect 49% ownership interest in Laurel Mountain. The majority of the natural gas that each of APL, its affiliates and Laurel Mountain gather in Appalachia is derived from wells operated by Atlas Energy.

APL common units are listed on the New York Stock Exchange under the symbol “APL.” The principal executive offices of APL are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108, and its telephone number is (412) 262-2830. Additional information about APL and its subsidiaries is included in documents that APL files with the SEC. See “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this document and the documents incorporated by reference into this document that are not historical facts may constitute forward-looking statements, including statements relating to the timing of and the satisfaction of the conditions to the AHD transactions, the Chevron merger or the Laurel Mountain acquisition, whether any of the anticipated benefits of the AHD transactions or APL’s sale of its indirect 49% ownership interest in Laurel Mountain will be realized, future revenues, future net income, future cash flows, financial forecasts, future market demand and future economic and industry conditions. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “expect,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue” and similar expressions are also intended to identify forward-looking statements. AHD believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted or implied by the forward-looking statement. Some of the key factors that could cause AHD’s or APL’s actual results to differ from AHD’s expectations include, but are not limited to:

•

the risk that the AHD transactions, or some or all of them, are not completed, including due to the failure of the conditions to the closing of the Chevron merger (including the condition that Atlas Energy’s stockholders adopt the merger agreement) or the Laurel Mountain acquisition to be satisfied or waived;

•	uncertainties as to the timing of the AHD transactions;

•	AHD’s ability to operate without Atlas Energy as its majority unitholder;

•	AHD’s ability to operate the assets it will acquire in the asset acquisition, and the costs of such operation;

•	the potential that the pendency of the AHD transactions will adversely affect the businesses to be acquired in the asset acquisition;

•	changes in the market price of AHD common units;

•	future financial and operating results;

•	resource potential;

•	realized natural gas and oil prices;

•	economic conditions and instability in the financial markets;

•	success in efficiently developing and exploiting the reserves to be acquired by AHD in the asset acquisition and economically finding or acquiring additional recoverable reserves;

•	the accuracy of estimated natural gas and oil reserves;

•	the financial and accounting impact of hedging transactions;

•	the ability to fulfill the respective substantial capital investment needs of each party;

•	expectations with regard to acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions;

•	the limited payment of dividends or distributions, or failure to declare a dividend or distribution, on outstanding common units or other equity securities;

•	any issuance of additional common units or other equity securities, and any resulting dilution or decline in the market price of any such securities;

•

AHD’s lack of experience in drilling natural gas wells and the limited information available regarding reserves and decline rates in certain areas in which the assets to be acquired in the asset acquisition are located, including in the Marcellus shale;

•	the substantial indebtedness of each party;

•	restrictive covenants in indebtedness of each party that may adversely affect operational flexibility;

•	potential changes in tax laws which may impair the ability to obtain capital funds through investment partnerships;

•	the ability to raise funds through investment;

•

the ability to obtain adequate water to conduct drilling and production operations, and to dispose of the water used in and generated by these operations at a reasonable cost and within applicable environmental rules;

•	the potential introduction of Pennsylvania severance taxes;

•	changes and potential changes in the regulatory and enforcement environment in the areas in which the parties conduct business (or will conduct business following the AHD transactions);

•	the effects of intense competition in the natural gas and oil industry;

•	general market, labor and economic conditions and related uncertainties;

•	the ability to retain certain key customers, including customers of the businesses to be acquired by AHD in the asset acquisition;

•	dependence on the gathering and transportation facilities of third parties, including Laurel Mountain;

•	the availability of drilling rigs, equipment and crews;

•

potential incurrence of significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment;

•	uncertainties with respect to the success of drilling wells at identified drilling locations;

•	expirations of undeveloped leasehold acreage;

•	uncertainty regarding leasing operating expenses, general and administrative expenses and funding and development costs;

•	exposure to financial and other liabilities of the managing general partners of the investment partnerships;

•	the ability to comply with, and the potential costs of compliance with, new and existing federal, state, local and other laws and regulations applicable to its business and operations;

•	exposure to new and existing litigation;

•	risks of the business of APL to which AHD is exposed through its ownership interests in APL;

•	AHD’s failure to repay its indebtedness to Atlas Energy;

•	the potential failure to retain certain key employees and skilled workers;

•	development of alternative energy resources; and

•

the various risks and other factors considered by the AHD special committee and the AHD board of directors as described under “The AHD Transactions — AHD’s Reasons for the AHD Transactions; Conclusion of the AHD Special Committee and the AHD Board of Directors.”

The foregoing list is not exclusive. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this document are more fully described in the “Risk Factors” section of AHD’s Annual Report on Form 10-K for the year ended December 31, 2009, as updated by subsequent Quarterly

Reports on Form 10-Q, and in the “Risk Factors” section of this information statement. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included or incorporated by reference in this document speak only as of the date on which the statements were made. AHD does not undertake and specifically declines any obligation to update any such statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

THE AHD TRANSACTIONS

Background of the AHD Transactions

In June and July of 2010, Atlas Energy, Chevron and their respective advisors commenced discussions regarding a possible acquisition of Atlas Energy by Chevron. During those discussions, Chevron indicated that it would likely want to pursue a structure whereby Atlas Energy accomplished three other transactions, prior to Chevron’s acquisition of Atlas Energy: (1) Atlas Energy would acquire the 49% interest in Laurel Mountain indirectly held by APL; (2) Atlas Energy would divest its investment partnership business and certain other non-Marcellus shale assets; and (3) Atlas Energy would divest its interests in AHD and AHD GP.

On September 13, 2010, Chevron submitted to Atlas Energy a non-binding written proposal that confirmed that these three related transactions would be conditions to its acquisition of Atlas Energy. Specifically, Chevron’s proposal provided that it would acquire all of the outstanding stock of Atlas Energy for an aggregate of $3.5 billion in cash, based on the following assumptions and conditions and with the following adjustments, among others:

•

Atlas Energy would sell its investment partnership business, its interest in Lightfoot Capital Partners, L.P. and its interest in Indiana and Tennessee assets (and the after-tax net proceeds expected to be received from such sale would increase the aggregate cash consideration noted above);

•

Atlas Energy would acquire from APL the 49% interest in Laurel Mountain (and any amount paid to acquire such interest would be deducted from the aggregate cash consideration noted above, and any debt incurred from the acquisition of Laurel Mountain would remain with Atlas Energy after Chevron’s acquisition of Atlas Energy);

•	Atlas Energy would contribute its interest in AHD GP to AHD;

•

Atlas Energy would distribute all of its interest in AHD to the Atlas Energy stockholders in a taxable distribution (which, along with the contribution of AHD GP to AHD, would result in AHD ceasing to be controlled by Atlas Energy);

•

AHD would repay to Atlas Energy all amounts outstanding under the AHD promissory note, dated July 19, 2010, which note was payable on Atlas Energy’s demand and which had an outstanding balance of approximately $35.4 million at December 31, 2010;

•	Edward Cohen and Jonathan Cohen would provide proxies to vote in favor of the Chevron merger and would agree to non-compete and non-solicitation covenants; and

•	Atlas Energy would take any necessary actions to ensure that no payments made in connection with the transaction would be subject to the “golden parachute” rules of the Internal Revenue Code.

In the proposal, Chevron indicated that the transactions described above would be negotiated simultaneously with the negotiation of the merger agreement between Atlas Energy and Chevron.

Atlas Energy management, including Edward Cohen, Chairman and Chief Executive Officer of Atlas Energy, Jonathan Cohen, Vice Chairman of Atlas Energy, Richard D. Weber, President and Chief Operating Officer of Atlas Energy, and Daniel Herz, Senior Vice President of Corporate Development of Atlas Energy, considered multiple transaction structures for the sale of Atlas Energy’s investment partnership business and other non-Marcellus shale assets, including a structure where Atlas Energy would sell these businesses and assets either to AHD or to a new entity to be formed by certain members of Atlas Energy management and other possible investors. After considering several possible structures, Atlas Energy management believed that AHD would find the acquisition of the investment partnership business and other assets to be an attractive opportunity and would be in a better position, relative to third parties, to appropriately value the assets and make an attractive and prompt offer to Atlas Energy.

Accordingly, on October 7, 2010, following negotiations with Chevron on the terms of its merger proposal, Atlas Energy presented a term sheet to the AHD board of directors contemplating the following:

•

Atlas Energy would sell its investment partnership business, its interest in Lightfoot Capital Partners, L.P. and its interest in Indiana and Tennessee assets in exchange for cash and AHD common units;

•	Atlas Energy would contribute all of its equity interest in AHD GP to AHD, so that AHD would own its general partner;

•

following the asset acquisition, Atlas Energy would distribute all of the AHD common units held by Atlas Energy (including any AHD common units that Atlas Energy would receive in the asset acquisition) to the Atlas Energy stockholders immediately prior to the acquisition by Chevron of Atlas Energy;

•

in connection with the AHD distribution, the limited partnership agreement of AHD would be amended and restated to, among other things, (1) permit AHD common unitholders to elect the AHD board of directors and (2) eliminate AHD GP’s right to acquire all of the AHD common units in AHD if less than 12.5% of the AHD common units are held by persons other than AHD GP and its affiliates; and

•

in connection with the asset acquisition, AHD would implement a new long-term employee equity incentive plan for its employees, including employees who would be transferred from Atlas Energy to AHD in connection with the asset acquisition.

The term sheet provided that, in consideration for the asset acquisition, AHD would pay to Atlas Energy $250 million, consisting of $125 million in cash and $125 million in newly issued AHD common units (with such AHD common units valued as of a trading period ending prior to the execution of a definitive agreement). The term sheet also provided that, at the closing, AHD would repay to Atlas Energy all amounts outstanding under the AHD promissory note, and that AHD would obtain a commitment letter to provide debt financing for the payment of the cash portion of the aggregate consideration in the asset acquisition and the repayment of the AHD promissory note concurrently with signing the definitive transaction agreement.

On October 7, 2010, given that the term sheet contemplated transactions with Atlas Energy, the AHD board of directors adopted resolutions establishing the AHD special committee comprised of William G. Karis (who would be chair of the committee and was previously the President and CEO of CONSOL Energy Inc.), Harvey G. Magarick, William R. Bagnell and Jeffrey C. Key, all of whom are independent directors of AHD GP, to consider the proposed transactions outlined in the term sheet. The AHD special committee also would serve as the conflicts committee under the AHD limited partnership agreement for purposes of evaluating the potential transaction with Atlas Energy. Later on October 7, 2010, the AHD special committee met and discussed various aspects of the potential transaction and the related process. The AHD special committee retained Covington & Burling LLP as its outside legal advisor to assist it in exploring and evaluating any potential transaction with Atlas Energy, and Covington reviewed with the AHD special committee the committee’s duties under the AHD limited partnership agreement and Delaware law. On October 9, 2010, the AHD special committee met and discussed the term sheet, the potential transaction and the related process. The AHD special committee subsequently engaged Citi as its financial advisor to assist the AHD special committee in connection with any such potential transaction. The AHD special committee also retained Jones Day LLP as special counsel to assist it with respect to oil- and gas-related matters in connection with the foregoing.

Atlas Energy management informed the AHD special committee and its advisors that Atlas Energy was in discussions with Chevron with respect to the potential acquisition of Atlas Energy by Chevron, and that the transactions set forth in the term sheet would be conditioned on reaching an agreement with Chevron on that acquisition. Atlas Energy also informed the AHD special committee that it was in discussions with a special committee (which we refer to as the “APL special committee”) of the managing board of APL GP (which we refer to as the “APL managing board”) with respect to the purchase by Atlas Energy of APL’s indirect 49% interest in Laurel Mountain. Atlas Energy management explained to the AHD special committee that Atlas

Energy’s willingness to enter into an agreement with AHD regarding the transactions contemplated by the term sheet would be contingent on the execution of a definitive agreement with Chevron regarding the acquisition of Atlas Energy and the execution of a definitive agreement with APL regarding the purchase of the 49% interest in Laurel Mountain.

On October 10, 2010, members of the AHD special committee, together with the AHD special committee’s legal and financial advisors, met with members of Atlas Energy management to discuss the assets proposed to be acquired by AHD in the proposed transaction.

On October 11, 2010, the AHD special committee met, together with its legal and financial advisors, to discuss the proposed transaction. Among other things, the AHD special committee discussed the term sheet and possible responses on certain key business points, including regarding the amount and the relative proportions of AHD common units and cash that would be paid by AHD in the asset acquisition and the repayment of the AHD promissory note. On October 15, 2010, the AHD special committee again met, together with its legal and financial advisors, to discuss the proposed transaction. The AHD special committee discussed various aspects of the potential transaction, including the form and amount of consideration that would be paid by AHD in the asset acquisition, the repayment of the AHD promissory note, possible transaction structures, the ability of AHD to obtain debt commitments on favorable terms to finance the cash component of the consideration and the repayment of the AHD promissory note and timing and process generally.

On October 18, 2010, Atlas Energy, through its outside legal advisor Wachtell, Lipton, Rosen & Katz, delivered a draft of the transaction agreement to the AHD special committee, through its outside legal advisor Covington.

On October 19, 2010, the AHD special committee held a meeting, together with its legal and financial advisors, to review the proposed transaction. Covington reviewed with the AHD special committee the key provisions of the draft of the transaction agreement received from Wachtell Lipton. Citi reviewed with the AHD special committee certain financial information relating to the proposed asset acquisition. The AHD special committee then discussed key issues raised by the draft of the transaction agreement and possible responses to such issues, including regarding the amount and form of consideration that would be paid in the asset acquisition, the scope of representations, warranties, covenants and indemnities in the transaction agreement regarding the business and assets that would be part of the asset acquisition, the scope of liabilities that would be assumed by AHD in the asset acquisition and the reimbursement of AHD’s transaction expenses if the transactions contemplated by the transaction agreement were not consummated other than as a result of a breach by AHD.

Between October 18, 2010 and November 4, 2010, Atlas Energy, the AHD special committee and their respective advisors negotiated the terms of the transaction agreement, including the purchase price for the asset acquisition, the percentage of the purchase price that would be paid in cash versus AHD common units, the conditions to closing and the scope of the representations and warranties and covenants. On each of October 22, 2010, October 26, 2010, November 1, 2010 and November 4, 2010, the AHD special committee held meetings and, among other things, received updates from, and gave instructions to, its advisors regarding the discussions and negotiations with Atlas Energy and its advisors. On October 22, 2010, in response to Atlas Energy’s proposal of a $250 million purchase price for the asset acquisition, the AHD special committee proposed to Atlas Energy management a purchase price of $190 million. On October 25, 2010, in response to this proposal, Atlas Energy management proposed a purchase price of $235 million. Wachtell Lipton and Covington exchanged drafts of the transaction agreement reflecting the negotiations regarding the open issues. Also during this period, the parties, together with their respective advisors, held discussions regarding the assets proposed to be acquired by AHD in the proposed transaction.

On October 26, 2010, Atlas Energy, through its outside legal advisor Wachtell Lipton, delivered a draft of the form of second amended and restated limited partnership agreement of AHD to the AHD special committee, through its outside legal advisor Covington.

On November 3, 2010, Atlas Energy, through its outside legal advisor Wachtell Lipton, delivered a draft of the new equity plan to the AHD special committee, through its outside legal advisor Covington.

Between November 3 and 6, 2010, the parties continued to negotiate the transaction agreement. On November 3, 2010, the AHD special committee proposed to Atlas Energy a purchase price of $205 million for the asset acquisition. During the course of negotiations, Atlas Energy management and the AHD special committee discussed the possibility of expanding the scope of the assets acquired in the asset acquisition to include Atlas Energy’s oil and gas interests in Ohio and New York. Atlas Energy management also discussed this issue with Chevron management, but no resolution was reached on this issue by this date. Wachtell Lipton and Covington exchanged drafts of the transaction agreement reflecting the negotiations regarding the open issues.

In addition, during this period, Citibank, N.A., an affiliate of Citi, provided to AHD a draft commitment letter and related documents to provide debt financing for the asset acquisition and the repayment of the AHD promissory note. The AHD special committee, Covington and AHD management negotiated the terms of such documents with Citibank, N.A. and its counsel, and Covington and Citibank, N.A.’s counsel revised and exchanged drafts of the commitment letter and such related documents reflecting such negotiations.

On November 6, 2010, the AHD special committee held a meeting, together with its legal and financial advisors, at which, among other things, there was a discussion regarding the special committee’s duties under the AHD limited partnership agreement and Delaware law, the key financial and other terms of the transaction agreement and other agreements and the remaining open issues and the draft commitment letter from Citibank, N.A.

Between November 6 and November 8, 2010, members of Atlas Energy management, including Jonathan Cohen, and members of the AHD special committee, including William Karis, had a series of negotiations and discussions regarding the open issues in the transaction agreement, including the price to be paid by AHD in the asset acquisition and the mix of consideration between cash and AHD common units. As part of these discussions, Atlas Energy management and members of the AHD special committee ultimately agreed to proceed on the basis of a purchase price of $220 million, excluding any amounts to be paid in respect of the assets in New York and Ohio, which were still under discussion between Atlas Energy and Chevron. In the course of the discussions between Atlas Energy and Chevron on this issue, Chevron management had indicated that, if Atlas Energy sold all of its directly held oil and gas interests in Ohio and New York to AHD, then Chevron would reduce its proposed aggregate price for Atlas Energy in the merger by $140 million, but if Atlas Energy retained the deep interests in Ohio and New York and sold only the oil and gas production and shallow interests in those states to AHD, then Chevron would reduce its proposed price by $70 million. In response, Atlas Energy management proposed that, if Atlas Energy sold only the oil and gas production and shallow interests in Ohio and New York to AHD and certain other assets also remained with Atlas Energy rather than being sold to AHD, the purchase price paid by Chevron to the Atlas Energy stockholders should only be reduced by $30 million, instead of $70 million. Chevron and Atlas Energy management agreed to proceed on this basis, subject to the agreement by the AHD special committee that it would increase the purchase price in the asset acquisition by $30 million as a result of the inclusion of these assets. Following this discussion, Atlas Energy management proposed to the AHD special committee that Atlas Energy’s oil and gas production and shallow interests in New York and Ohio be included as part of the asset acquisition, and, as a result, that the purchase price be increased by $30 million in cash for a total of $250 million. Certain members of the AHD special committee agreed to submit a transaction agreement to the full AHD special committee on the basis of a $250 million purchase price, consisting of approximately 23.4 million newly issued AHD common units (which had a value of $220 million based on the volume-weighted average price of AHD common units for the 10 trading-day period ended on November 8, 2010) and $30 million in cash. Wachtell Lipton and Covington revised and exchanged drafts of the transaction agreement reflecting the negotiations regarding the open issues.

During the negotiations on the transaction agreement, the AHD special committee, Atlas Energy and Chevron discussed the need for Atlas Energy and Chevron to provide certain services to AHD, and for AHD to provide certain services to Atlas Energy, after the closing of the AHD transactions. The parties and their respective outside legal advisors exchanged drafts of the transition services agreement, the Michigan operating agreement, the Pennsylvania operating agreement, the petro-technical services agreement and the gas marketing agreement (each as defined and described below under “The Transaction Agreement”) reflecting the negotiations regarding the open issues on these agreements. Also during this period, the AHD special committee, Atlas Energy and Chevron discussed certain employee-related matters in connection with the AHD transactions. The parties and their respective outside legal advisors exchanged drafts of the employee matters agreement (as defined and described below under “The Transaction Agreement — Employee Matters Agreement”) reflecting the negotiations regarding the open issues on this agreement.

Also during this period, in the course of the negotiations between Atlas Energy and APL, APL requested that AHD and APL enter into a side letter that would memorialize the terms on which AHD expected to provide services to APL after the asset acquisition and that would place a limit on the amount of expenses to be allocated to APL (we refer to this side letter as the “allocation agreement”). Atlas Energy communicated APL’s request to the AHD special committee.

On November 8, 2010, Atlas Energy delivered to the AHD special committee a draft of a non-competition and non-solicitation agreement that Chevron required Edward Cohen and Jonathan Cohen to execute in connection with the transactions.

On November 8, 2010, the APL special committee and the full APL managing board met to consider whether to approve the Laurel Mountain purchase agreement.

Later that day on November 8, 2010, the AHD special committee met to determine whether to approve the transaction agreement. At the meeting, Covington described the terms of the transaction agreement and other agreements and the resolution of a number of items in the transaction agreement. Citi reviewed with the AHD special committee the aggregate consideration payable by AHD in the proposed asset acquisition and rendered to the AHD special committee an oral opinion, which was confirmed by delivery of a written opinion dated November 8, 2010, to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate consideration to be paid by AHD in the asset acquisition was fair, from a financial point of view, to AHD. The AHD special committee thereafter determined, by unanimous vote of all of its members, after considering the terms of the transaction agreement and the other factors described under “The AHD Transactions — AHD’s Reasons for the AHD Transactions; Conclusion of the AHD Special Committee and the AHD Board of Directors,” that the transaction agreement and the transactions contemplated thereby are fair and reasonable to AHD and in the best interests of AHD and its unitholders (other than AHD GP and its affiliates), and recommended that the full AHD board of directors approve AHD’s execution and delivery of the transaction agreement and the consummation of the transactions contemplated thereby. Also that same day, the full AHD board of directors, by unanimous vote of all of its members (other than Edward Cohen, Jonathan Cohen and Mr. Dubay, who recused themselves, and Mr. Jones, who was not present), after considering the recommendation of the AHD special committee, the terms of the transaction agreement and the other factors described under “The AHD Transactions — AHD’s Reasons for the AHD Transactions; Conclusion of the AHD Special Committee and the AHD Board of Directors,” (1) determined that the transaction agreement and the transactions contemplated thereby are fair and reasonable to AHD and in the best interests of AHD and its unitholders (other than AHD GP and its affiliates), and (2) approved AHD’s execution and delivery of the transaction agreement and the consummation of the transactions contemplated thereby.

Later that day on November 8, 2010, the Atlas Energy board of directors and its outside legal advisor and financial advisors met to consider the terms of the merger agreement, the transaction agreement and the Laurel Mountain purchase agreement that had been negotiated among the parties.

Following the meetings of the APL special committee, the APL managing board, the AHD special committee, the AHD board of directors and the Atlas Energy board of directors: (1) Atlas Energy, ATN, AHD and AHD GP executed the transaction agreement; (2) Atlas Energy, Chevron and Merger Sub executed the merger agreement; and (3) Atlas Energy, ATN, APL and APL Sub executed the Laurel Mountain purchase agreement. In addition, as required by Chevron, Edward Cohen and Jonathan Cohen executed the non-compete agreements with Chevron, each of which were dated as of November 8, 2010. In addition, Atlas Energy, AHD and AHD GP executed the employee matters agreement; AHD and APL executed the allocation agreement; and certain of the entities to be acquired by AHD in the asset acquisition executed the gas marketing agreement with a division of a subsidiary of Chevron. Following the execution of these agreements, each of AHD, Chevron, Atlas Energy and APL issued a separate press release prior to the opening of trading on the New York Stock Exchange on the morning of November 9, 2010 announcing the execution of the transaction agreement, the merger agreement and the Laurel Mountain purchase agreement.

AHD’s Reasons for the AHD Transactions; Conclusion of the AHD Special Committee and the AHD Board of Directors

After careful consideration, the AHD special committee, by a unanimous vote of all of its members, at a meeting held on November 8, 2010, determined that the transaction agreement and the transactions contemplated thereby are fair and reasonable to AHD and in the best interests of AHD and its unitholders (other than AHD GP and its affiliates), and recommended that the full AHD board of directors approve AHD’s execution and delivery of the transaction agreement and the consummation of the transactions contemplated thereby.

In evaluating the transaction agreement and the transactions contemplated thereby, the AHD special committee consulted with AHD’s senior management and the AHD special committee’s legal and financial advisors, and, in reaching its decision, the AHD special committee considered a variety of factors that the AHD special committee believed supported its decision, including the following material factors:

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Effect on Distributable Cash Flows. The asset acquisition is expected to be immediately accretive to the distributable cash flows per AHD common unit. Annualized distributable cash flow for AHD is expected to increase per common unit following the closing of the AHD transactions.

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Acquisition of Strategic Assets. In the asset acquisition, AHD will acquire upstream oil and gas assets and other assets that the AHD special committee believes will add significant value to AHD, including Atlas Energy’s interests in the investment partnerships, which potentially produce both a return on equity interests as well as fee income. The assets to be acquired in the asset acquisition include long-lived, producing reserves in the Marcellus shale, long-lived low decline shallow production reserves primarily in Pennsylvania, Ohio and New York and also in the New Albany shale in Indiana, the Antrim shale in Michigan, the Chattanooga shale in Tennessee and the Niobrara formation in Nebraska and Colorado. The assets also include well services contracts, which produce life-of-well streams of income, and certain other assets.

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Increase in the Size and Diversity of Business. The asset acquisition will increase the size of AHD and will add new lines of business to AHD, thereby substantially increasing the size of its market capitalization and increasing the diversity of its income-producing sources. As a result of its larger size, AHD should be able to consider certain financing and strategic options that would not otherwise be available. Certain of the acquired assets include producing reserves with established income streams, as well as development and production operations with long track records.

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Changes to Ownership of AHD Common Units and of AHD GP and Changes to Governance; Elimination of Potential for Certain Conflicts of Interest. AHD and AHD GP are each currently controlled by Atlas Energy because Atlas Energy owns a majority of the outstanding AHD common units and owns 100% of the equity of AHD GP, which is the general partner of AHD. Following the AHD GP contribution and the AHD distribution, Atlas Energy will no longer control AHD, and it is expected that AHD will have a broader investor base. The change in the ownership of AHD GP and the related amendments to the limited partnership and limited liability company agreements of AHD and AHD GP, respectively, as well as the AHD distribution, will give the public holders of AHD common units the ability to elect the AHD board of directors. The change will also eliminate the potential for certain conflicts of interest that may currently arise as a result of certain persons being directors or officers of both Atlas Energy and AHD GP.

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Increased Public Float; Greater Liquidity of AHD Common Units. Atlas Energy’s distribution of the AHD common units that it currently owns, as well as the AHD common units that will be issued to Atlas Energy as part of the aggregate consideration for the asset acquisition, will increase AHD’s public float significantly and is expected to increase the liquidity of the AHD common units held by investors.

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Improved Credit Profile; Greater Financial Flexibility. AHD is currently wholly financially dependent upon the distributions that it receives from APL because AHD owns no other significant assets other than its direct and indirect equity interests in APL. In addition, AHD owes money to Atlas Energy through the AHD promissory note, the outstanding principal balance of which was approximately $34.4 million at September 30, 2010, and Atlas Energy has the right to demand repayment of this note in full from AHD at any time. Under the transaction agreement, AHD will acquire additional businesses and assets from Atlas Energy and will repay the AHD promissory note in full. As a result, after the AHD transactions, AHD will have multiple sources of income and have no liability under the AHD promissory note, both of which should give AHD greater financial flexibility, including greater access to debt and equity capital, for growth and other purposes.

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Opinion of the AHD Special Committee’s Financial Advisor. The AHD special committee considered the financial presentation and opinion, dated November 8, 2010, of Citi to the AHD special committee as to the fairness, from a financial point of view and as of such date, to AHD of the aggregate consideration to be paid by AHD in the asset acquisition, as more fully described below in “Opinion of the AHD Special Committee’s Financial Advisor.”

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Negotiation of the Terms of the Transaction Agreement. The AHD special committee and its advisors engaged in negotiations with Atlas Energy regarding price and assets and improvements to the terms of the transaction agreement and related agreements.

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Experienced Management Team. Following the AHD transactions, AHD’s existing management team will continue in place, and AHD will gain a management team experienced in operating the transferred business.

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Transition Services. AHD will enter into certain transition services and operating agreements pursuant to which AHD will receive certain services necessary to continue to operate the transferred business.

The AHD special committee also considered, and balanced against the potential benefits, a variety of risks and other potentially negative factors concerning the transaction agreement and the transactions contemplated thereby, including the following:

•	Effect of Public Announcement. A public announcement concerning the AHD transactions could affect the price of AHD common units, AHD’s business relationships and AHD’s investor base.

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Potential Trading in AHD Common Units Following Distribution to Atlas Energy Stockholders. Following the AHD distribution, Atlas Energy stockholders that receive AHD common units will own interests in an entity with a different business profile, different assets, a different market capitalization and different tax attributes than Atlas Energy, which may not fit their investment objectives or guidelines. Current Atlas Energy stockholders may not wish to continue to invest in AHD or, for some other reason, may wish to dispose of some or all of their AHD common units. If, following the AHD distribution, large amounts of AHD common units are sold, or there is a perception that such sales might occur, the price of AHD common units could decline.

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Uncertainty of Timing. The AHD transactions may not be completed in a timely manner despite the parties’ efforts, which, among other things, may further divert management and employee attention at significant cost and disruption to the business of AHD.

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Uncertainty of Closing. The AHD transactions may not be consummated as a result of a failure to satisfy the conditions contained in the transaction agreement, including the satisfaction or waiver of the conditions to the consummation of the Chevron merger and the satisfaction or waiver of the conditions to the consummation of the Laurel Mountain acquisition. Such failure to close the AHD transactions, following the announcement of the AHD transactions, could have a negative effect on AHD’s relationships with third parties, as well as on the trading price of AHD common units.

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Commodity Risk. AHD will be exposed to changes in certain commodity prices, including those of natural gas, as a result of the asset acquisition. Following the asset acquisition, AHD’s business will substantially depend upon the prices and demand for natural gas and oil, and AHD may not be able to take mitigating steps immediately. AHD plans to hedge a significant amount of its natural gas production following the closing of the AHD transactions, and Atlas Energy or ATN is required under the terms of the transaction agreement to use its reasonable best efforts to enter into new hedge contracts designed to mitigate the effects of fluctuations in the price of hydrocarbons and other commodities produced by the transferred business, including the investment partnerships, which hedge contracts will be assumed by AHD at the closing of the AHD transactions.

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Uncertainty of Value. The number of AHD common units and the amount of cash being provided to Atlas Energy as consideration in the asset acquisition is fixed, regardless of whether the price of AHD common units increases. As a result, the value of the aggregate consideration could be greater at the time the asset acquisition is consummated than it was at the time of the signing of the transaction agreement and could be greater than the value of the assets and other benefits that AHD will receive in the asset acquisition.

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Uncertainty of Realization of Certain Benefits of the AHD Transactions. In transactions such as the ones contemplated, there are risks inherent in separating operations and/or lines of business from an existing entity and transferring them to another, and such actions can be costly and time-consuming. Successful separation of the acquired assets and businesses from Atlas Energy and the transfer of those assets and businesses to AHD will require the dedication of significant management resources, which will temporarily detract from the day-to-day businesses that AHD will acquire. Potential risks include the loss of key employees, customers, suppliers or other significant business relationships from the acquired businesses, unanticipated liabilities, including environmental or regulatory liabilities, and unanticipated costs, which could harm AHD’s business or future prospects and result in significant decreases in AHD’s cash flows. The potential benefits sought in the AHD transactions, including the potential growth strategies, may not be fully realized.

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Capital Requirements; Possible Addition of Debt. There is no assurance that the capital requirements necessary to fund the continued growth of AHD or to maintain a low debt profile will be available. Conversely, AHD is expected to enter into a credit facility in order to finance the repayment of the AHD promissory note and the $30 million cash portion of the aggregate consideration payable to Atlas Energy in the asset acquisition, which may have a negative effect on AHD’s financial condition.

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Potential Conflicts. Certain of AHD GP’s directors and officers have other interests in the AHD transactions that are in addition to their interests as AHD unitholders, including as a result of existing employment and compensation arrangements with Atlas Energy, AHD or APL (see “Interests of Certain Persons in the AHD Transactions”).

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Possible Dilution. Since AHD will be issuing a significant number of additional common units in the AHD transactions, each outstanding AHD common unit immediately prior to the AHD transactions will represent a smaller percentage of AHD’s total outstanding common units after the AHD transactions. As a result, the proportionate ownership in AHD of existing common unitholders will decrease, the amount of cash available for distribution on the AHD common units will be required to be divided among an increased number of AHD common units, the relative voting power of each previously outstanding common unit will be diminished and the market price of AHD common units may decline.

•	Assumption of Certain Liabilities. The transaction agreement requires that AHD assume certain liabilities related to the transferred business, including unknown historical and future liabilities.

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Representations, Warranties and Indemnities in the Transaction Agreement. The transaction agreement contains limited representations, warranties and indemnities. However, the AHD special committee also considered that members of Atlas Energy management involved in the businesses being acquired by AHD in the asset acquisition were familiar with such businesses, and that many of such members of management would be transferred to AHD in connection with the AHD transactions.

•	Other Risks. The AHD special committee also considered those factors discussed below in “Risk Factors.”

The AHD special committee also reviewed a number of procedural factors relating to the transaction agreement and the transactions contemplated thereby:

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Possible Conflicts. Given the possible conflicts of interest between AHD, on the one hand, and AHD GP and Atlas Energy, on the other hand, associated with the negotiations leading to the transaction agreement, the AHD special committee was authorized to take all action as it deemed necessary or appropriate in connection with evaluating, reviewing, negotiating and approving the transactions; to initiate and participate in discussions with, or otherwise assist or facilitate proposals with respect to, the transactions; to determine whether the transactions are advisable, fair and reasonable to AHD and in the best interests of AHD and its unitholders (other than AHD GP and its affiliates); and to report to the AHD board of directors its recommendation.

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Independence of the AHD Special Committee. The AHD special committee consists of directors who meet the requirements of the definition of “Conflicts Committee” in the AHD limited partnership agreement.

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Extensive Negotiation. The terms and conditions of the transaction agreement were determined through extensive negotiations between the AHD special committee and Atlas Energy and their respective representatives and advisors.

•	Related Transactions. The AHD special committee was cognizant of ongoing negotiations regarding a potential transaction between Atlas Energy and Chevron and between Atlas Energy and APL.

•	Independent Legal and Financial Advisors. The AHD special committee retained and was advised by independent legal and financial advisors experienced in transactions of this kind.

The foregoing discussion of the factors considered by the AHD special committee in making its recommendation is not exhaustive, but it includes the material factors considered by the AHD special committee. In view of the variety of material factors considered in connection with its evaluation of the transaction agreement and transactions contemplated thereby, the AHD special committee did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual members of the AHD special committee may have given different weight to different factors. Rather, the AHD special committee made its determination based on the totality of the information presented to it.

The AHD special committee concluded that the potentially negative factors associated with the transaction agreement and the transactions contemplated thereby were outweighed by the potential benefits that it expects holders of AHD common units will achieve as a result of the transaction agreement and the transactions contemplated thereby. Accordingly, the AHD special committee unanimously determined, after considering the terms of the transaction agreement and the factors described above, that the transaction agreement and the transactions contemplated thereby are fair and reasonable to AHD and in the best interests of AHD and its unitholders (other than AHD GP and its affiliates), and recommended that the full AHD board of directors approve AHD’s execution and delivery of the transaction agreement and the consummation of the transactions contemplated thereby. The full AHD board of directors, by unanimous vote of all of its members (other than Edward Cohen, Jonathan Cohen and Eugene Dubay, who recused themselves, and Matthew Jones, who was not present), after considering the recommendation of the AHD special committee, the terms of the transaction agreement and the factors described above, (1) determined that the transaction agreement and the transactions contemplated thereby are fair and reasonable to AHD and in the best interests of AHD and its unitholders (other than AHD GP and its affiliates), and (2) approved AHD’s execution and delivery of the transaction agreement and the consummation of the transactions contemplated thereby.

The above description of the AHD special committee’s and AHD board of directors’ considerations relating to the AHD transactions is forward-looking in nature. This information should be read in light of the factors discussed above under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of the AHD Special Committee’s Financial Advisor

The AHD special committee has retained Citi as its financial advisor in connection with the asset acquisition. In connection with this engagement, the AHD special committee requested that Citi evaluate the fairness, from a financial point of view, to AHD of the aggregate consideration to be paid by AHD in the asset acquisition. On November 8, 2010, at a meeting of the AHD special committee held to evaluate the asset acquisition, Citi rendered to the AHD special committee an oral opinion, which was confirmed by delivery of a written opinion dated November 8, 2010, to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate consideration to be paid by AHD in the asset acquisition was fair, from a financial point of view, to AHD.

The full text of Citi’s written opinion, dated November 8, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this information statement as Annex B and is incorporated into this information statement by reference. The summary of Citi’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion. Citi’s opinion was provided for the information of the AHD special committee (in its capacity as such) in connection with its evaluation of the aggregate consideration from a financial point of view to AHD, and Citi expressed no view as to, and its opinion did not address, any other aspects or implications of the asset acquisition or the underlying business decision of AHD to effect the asset acquisition or any related transaction, the relative merits of the asset acquisition or any related transaction as compared to any alternative business strategies that might exist for AHD or the effect of any other transaction in which AHD might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any security holder as to how such security holder should act on any matters relating to the proposed asset acquisition or any related transaction.

In arriving at its opinion, Citi:

•	reviewed the transaction agreement;

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held discussions with certain senior officers, directors and other representatives and advisors of AHD and certain senior officers and other representatives and advisors of Atlas Energy concerning AHD, the transferred business and their respective operations and prospects;

•	reviewed certain publicly available business and financial information relating to AHD and the transferred business;

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reviewed certain other business and financial information and data relating to AHD and the transferred business provided to or discussed with Citi by the managements of AHD and Atlas Energy, including:

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certain financial forecasts and other information and data prepared by AHD management relating to AHD under alternative scenarios regarding the use of proceeds by APL from the Laurel Mountain acquisition; and

•	certain financial forecasts, reserve estimates and other information and data prepared by Atlas Energy’s management relating to the transferred business;

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reviewed the financial terms of the asset acquisition as set forth in the transaction agreement in relation to, among other things: current and historical market prices of AHD common units, the historical and projected earnings and other operating data of AHD and the transferred business, and the capitalization and financial condition of AHD and the entities in which AHD will acquire equity interests in the asset acquisition;

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analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating the business of AHD and the transferred business;

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considered, to the extent publicly available, the financial terms of certain other transactions involving acquired companies or businesses which Citi considered relevant in evaluating the transferred business;

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evaluated certain potential pro forma financial effects of the asset acquisition on AHD utilizing, among other things, financial forecasts and other information and data relating to AHD and the transferred business referred to above; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of AHD and Atlas Energy that they were not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to financial forecasts, reserve estimates and other information and data provided to or otherwise reviewed by or discussed with Citi and potential pro forma financial effects of the asset acquisition, Citi was advised by the managements of AHD and Atlas Energy, and Citi assumed, with the AHD special committee’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AHD and Atlas Energy, as the case may be, as to the future financial performance of AHD under the alternative scenarios reflected therein, the future financial performance and oil and gas reserves of the transferred business and the other matters covered thereby. Citi is not an expert in the evaluation of oil and gas reserves and expressed no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing of development or production), of any oil and gas properties of the transferred business. Citi relied, without independent verification, upon the assessments of the managements of AHD and Atlas Energy as to (i) the sufficiency of the assets to be acquired in the asset acquisition for the conduct of the transferred business and (ii) market trends and prospects relating to the natural gas industry and the potential impact of such trends and prospects on AHD and the transferred business, including the assumptions of the managements of AHD and Atlas Energy as to future commodity prices reflected in the financial forecasts and other information and data utilized in Citi’s analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion. Citi also assumed, with the AHD special committee’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on AHD, the transferred business or the asset acquisition in any respect material to Citi’s analyses or opinion.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AHD or the transferred business nor did Citi make any physical inspection of the properties or assets of AHD or the transferred business. Citi assumed, with the AHD special committee’s consent, that AHD would not directly or indirectly assume or incur any liabilities which are unrelated to the transferred business. Citi assumed, with the AHD special committee’s consent, that the asset acquisition and related transactions would be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents, releases and waivers for the asset acquisition and related transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on AHD, the transferred business or the asset acquisition in any respect material to Citi’s analyses or opinion. Citi’s opinion did not address any terms (other than the aggregate consideration to the extent expressly specified in its opinion) or other aspects or implications of the asset acquisition or any related transaction, including, without limitation, the form or structure of the aggregate consideration or the asset acquisition, the potential substitution of additional AHD common units for the cash portion of the aggregate consideration, the AHD distribution, any other actions provided for in the transaction agreement to be taken by AHD and Atlas Energy to reorganize the ownership structure of AHD and to repay certain intercompany indebtedness owed by AHD to Atlas Energy or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the asset acquisition or otherwise. Citi did not express any opinion as to any tax or other consequences that might result from the asset acquisition, nor did Citi’s opinion address any legal, tax, regulatory or accounting matters, as to which Citi understood that AHD obtained such advice as it deemed necessary from qualified professionals.

Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the asset acquisition or any related transaction, or any class of such persons, relative to the aggregate consideration or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility, and Citi expressed no opinion or view as to any potential effects of such volatility on AHD, the transferred business or the asset acquisition. Citi did not express any opinion as to what the value of AHD common units actually would be when issued pursuant to the asset acquisition or the price at which AHD common units would trade at any time. Except as described in this summary, AHD imposed no other instructions or limitations on Citi with respect to the investigations made or the procedures followed by Citi in rendering its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. This summary of the analyses is not a complete description of Citi’s opinion or the analyses underlying, or the factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of AHD and Atlas Energy. No company, business or transaction used in those analyses as a comparison is identical to AHD, the transferred business or the asset acquisition, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the asset acquisition. The type and amount of consideration payable in the asset acquisition was determined through negotiations between the AHD special committee and Atlas Energy, and the decision to enter into the asset acquisition was solely that of the AHD special committee and the AHD board of directors. Citi’s opinion was only one of many factors considered by the AHD special committee in its evaluation of the asset acquisition and should not be viewed as determinative of the views of the AHD special committee, the AHD board of directors or AHD management with respect to the asset acquisition or the consideration.

The following is a summary of the material financial analyses presented to the AHD special committee in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses. For purposes of the summary below, the term “implied aggregate consideration” refers to the total implied value of the aggregate consideration to be paid by AHD in the asset acquisition of approximately $257 million calculated as (i) the implied value of the 23,379,384 AHD common unit component of the aggregate consideration of approximately $227 million based on the closing price of AHD common units of $9.69 per unit as of November 8, 2010, plus (ii) the cash component of the aggregate consideration of $30 million. In connection with the sum-of-the-parts financial analyses of the transferred business summarized below, the implied value of the general partner and limited partner interests to be acquired as part of the transferred business in Lightfoot Capital Partners, GP LLC (which we refer to as the “implied Lightfoot Capital investment”) was based on the total capital to be invested by Atlas Energy in Lightfoot Capital Partners, GP LLC and related entities as of December 31, 2010 and no value was ascribed to acreage to be acquired as part of the transferred business in the New Albany shale and the Chattanooga shale. In connection with the AHD financial analyses summarized below, Citi reviewed certain financial forecasts and other information and data prepared by AHD management relating to AHD under two alternative scenarios regarding the use of proceeds by APL from the Laurel Mountain acquisition, one which assumed that such proceeds would be used to repay outstanding notes of APL (which we refer to as the “APL bond case”) and one which assumed that such proceeds would be used for a hypothetical acquisition (which we refer to as the “APL acquisition case”).

Sum-of-the–Parts Financial Analyses of the Transferred Business

Discounted Cash Flow Analysis. Citi performed a sum-of-the-parts discounted cash flow analysis of the transferred business by performing separate discounted cash flow analyses as described below. Estimated financial and operating data of the transferred business were based on internal estimates of Atlas Energy management.

E&P Partnership Production and E&P Direct Interest Production Discounted Cash Flow Analyses. Citi calculated the estimated present value of the stand-alone unlevered free cash flows that the transferred business’s exploration and production activities relating to wells owned by drilling partnerships (which we refer to as “E&P partnership production”) and exploration and production activities relating to wells in which the transferred business has a direct interest (which we refer to as “E&P direct interest production”) were forecasted to generate during the economic life of such wells. The present values (as of December 31, 2010) of the cash flows, excluding the impact of capital expenditures for maintenance and margins for replacement production in the case of the E&P partnership production, were then calculated using discount rates ranging from 9.28% to 10.87%.

Well Services Business Discounted Cash Flow Analysis. Citi calculated the estimated present value of the stand-alone unlevered free cash flows that the transferred business’s well services contracts to manage wells owned by drilling partnerships (which we refer to as the “well services business”) were forecasted to generate from calendar years 2011 through 2015. Estimated terminal values for the well services business were calculated by applying terminal value multiples of 7.3x to 9.0x to calendar year 2016 estimated earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) for the well services business. The present values (as of December 31, 2010) of the cash flows and terminal values were then calculated using discount rates ranging from 9.02% to 10.80%.

Gas Processing Assets Discounted Cash Flow Analysis. Citi calculated the estimated present value of the stand-alone unlevered free cash flows that the transferred business’s gas processing plants, compression and field treating stations and gathering lines (which we refer to as the “gas processing assets”) were forecasted to generate from calendar years 2011 through 2015. Estimated terminal values for the gas processing assets were calculated by applying terminal value multiples of 7.0x to 9.0x to calendar year 2015 estimated EBITDA for the gas processing assets. The present values (as of December 31, 2010) of the cash flows and terminal values were then calculated using discount rates ranging from 7.76% to 8.74%.

Corporate Costs Discounted Cash Flow Analysis. Citi calculated the estimated present value of the incremental corporate-level costs associated with the transferred business (which we refer to as the “corporate costs”) for calendar years 2011 through 2015. Estimated terminal values for corporate costs were calculated by applying terminal value multiples of 7.0x to 9.0x to calendar year 2015 estimated corporate costs. The present values (as of December 31, 2010) of corporate costs for calendar years 2011 through 2015 and terminal values were then calculated using discount rates ranging from 9.28% to 10.87%.

Based on implied value reference ranges for the transferred business’s E&P partnership production, E&P direct interest production, well services business, gas processing assets and corporate costs calculated as described above and the implied Lightfoot Capital investment, this sum-of-the-parts discounted cash flow analysis of the transferred business indicated the following implied aggregate value reference range for the transferred business, as compared to the implied aggregate consideration:

Implied Aggregate Value Reference Range for the Transferred Business	Implied Aggregate Consideration
$315 million – $400 million	$257 million

Selected Public Companies Analysis. Citi performed a sum-of-the-parts selected public companies analysis of the transferred business by performing separate selected public companies analyses as described below. Estimated financial, reserve and operating data of the transferred business were based on internal estimates of Atlas Energy management. Financial, reserve and operating data of the selected publicly traded master limited partnerships and other companies referred to below were based on public filings, publicly available research analysts’ estimates and other publicly available information.

E&P Partnership Production and E&P Direct Interest Production Selected Public Companies Analyses. Citi reviewed publicly available financial and stock market information and reserve and operating data for the following seven selected publicly traded master limited partnerships in the oil and natural gas exploration and production industry (which we refer to as the “selected E&P MLPs”):

•	BreitBurn Energy Partners L.P.

•	Encore Energy Partners LP

•	EV Energy Partners, L.P.

•	Legacy Reserves LP

•	LINN Energy, LLC

•	Pioneer Southwest Energy Partners L.P.

•	Vanguard Natural Resources, LLC

Citi reviewed, among other information, enterprise values of the selected E&P MLPs, calculated as equity value based on closing unit or stock prices on November 8, 2010, plus debt, less cash and other adjustments, as multiples of estimated proved reserves as of December 31, 2010 and calendar year 2011 estimated daily production. Citi then applied ranges of selected multiples of estimated proved reserves as of December 31, 2010 and calendar year 2011 estimated daily production derived from the selected E&P MLPs to corresponding data for both the transferred business’s E&P partnership production and E&P direct interest production.

Well Services Business Selected Public Companies Analysis. Citi reviewed publicly available financial and stock market information for the following six selected publicly traded companies in the oil field services industry (which we refer to as the “selected oil field services companies”) and 10 selected publicly traded master limited partnerships in the natural gas pipeline industry (which we refer to as the “selected pipeline MLPs”):

Selected Oil Field Services Companies:	Selected Pipeline MLPs:

• Natural Gas Services Group, Inc.	• Boardwalk Pipeline Partners, LP

• CARBO Ceramics Inc.	• Buckeye Partners, L.P.

• Dresser-Rand Group Inc.	• El Paso Pipeline Partners, L.P.

• Lufkin Industries, Inc.	• Holly Energy Partners, L.P.

• Toromont Industries Ltd.	• Magellan Midstream Partners, L.P.

• Exterran Holdings, Inc.	• Niska Gas Storage Partners LLC

• Plains All American Pipeline, L.P.

• Spectra Energy Partners, LP

• Sunoco Logistics Partners L.P.

• TC PipeLines, LP

Citi reviewed, among other information, enterprise values of both the selected oil field services companies and the selected pipeline MLPs as a multiple of calendar years 2010 and 2011 estimated EBITDA. Citi then applied ranges of selected calendar years 2010 and 2011 estimated EBITDA multiples derived from both the selected oil field services companies and the selected pipeline MLPs to corresponding data for the transferred business’s well services business.

Gas Processing Assets Selected Public Companies Analysis. Citi reviewed publicly available financial and stock market information for the following four selected publicly traded companies in the natural gas gathering and processing industry (which we refer to as the “selected G&P MLPs”):

•	Crestwood Midstream Partners LP

•	Crosstex Energy, L.P.

•	Eagle Rock Energy Partners, L.P.

•	Martin Midstream Partners, L.P.

Citi reviewed, among other information, enterprise values of the selected G&P MLPs as a multiple of calendar years 2010 and 2011 estimated EBITDA. Citi then applied ranges of selected calendar years 2010 and 2011 estimated EBITDA multiples derived from the selected G&P MLPs to corresponding data for the transferred business’s gas processing assets.

Based on implied value reference ranges for the transferred business’s E&P partnership production, E&P direct interest production, well services business and gas processing assets calculated as described above, the implied value reference range for the transferred business’s corporate costs calculated as described above under the caption “Corporate Costs Discounted Cash Flow Analysis” and the implied Lightfoot Capital investment, this sum-of-the-parts selected public companies analysis of the transferred business indicated the following implied aggregate value reference range for the transferred business, as compared to the implied aggregate consideration:

Implied Aggregate Value Reference Range for the Transferred Business	Implied Aggregate Consideration
$475 million – $640 million	$257 million

Selected Precedent Transactions Analysis. Citi performed a sum-of-the-parts selected precedent transactions analysis of the transferred business by performing separate selected precedent transactions analyses as described below. Estimated financial, reserve and operating data of the transferred business were based on internal estimates of Atlas Energy management. Financial, reserve and operating data of the selected transactions referred to below were based on publicly available information at the time of announcement of the relevant transaction.

E&P Partnership Production Selected Precedent Transactions Analysis. Citi reviewed, to the extent publicly available, financial information and reserve and operating data relating to the following 16 selected transactions involving companies or businesses in the oil and natural gas exploration and production industry operating in the Appalachia/Marcellus region (which we refer to as the “selected Appalachia E&P transactions”):

Announcement Date	Acquiror	Seller
3/22/2010	CONSOL Energy Incorporated	CNX Gas Corporation
2/08/2010	EnerVest, Ltd.	Range Resources Corporation (asset sale)
2/08/2010	EV Energy Partners, L.P.	Range Resources Corporation (asset sale)
9/30/2009	EV Energy Partners, L.P.	EXCO Resources, Inc. (asset sale)
9/30/2009	EnerVest, Ltd.	EXCO Resources, Inc. (asset sale)
4/27/2009	Atlas Energy	ATN
6/10/2008	Quest Energy Partners LP	Quest Resource Corporation
4/15/2008	XTO Energy Incorporated	LINN Energy, LLC (asset sale)
11/19/2007	EV Energy Partners, L.P.	EnerVest, Ltd. (asset sale)
11/06/2007	EnerVest, Ltd.	Norse Energy Corp. ASA (asset sale)
10/15/2007	Petroleum Development Corporation	Castle Gas Company, Inc. (asset sale)
12/14/2006	LINN Energy, LLC	Assets of undisclosed seller
9/30/2006	EXCO Resources, Inc.	Mountain V Oil & Gas Inc
4/28/2006	EXCO Resources, Inc.	Undisclosed private company
3/13/2006	The TCW Group, Inc. and other investors	CDX Gas LLC
6/15/2004	Carlyle/Riverstone Global Energy and Power Fund II, L.P.	Belden & Blake Corporation

Citi also reviewed, to the extent publicly available, financial information and reserve and operating data relating to the following five selected transactions involving companies or businesses in the oil and natural gas exploration and production industry operating in the Antrim region of Michigan (which we refer to as the “selected Michigan/Antrim E&P transactions”):

Announcement Date	Acquiror	Seller
3/22/2010	LINN Energy, LLC	HighMount Exploration & Production LLC (asset sale)
4/27/2009	Atlas Energy	ATN
9/12/2007	BreitBurn Energy Partners L.P.	Quicksilver Resources Inc. (asset sale)
5/20/2007	ATN	DTE Energy Company (asset sale)
1/09/2007	EV Energy Partners, L.P.	EnerVest, Ltd. (asset sale)

Citi reviewed, among other information, transaction values in both the selected Appalachia E&P transactions and the selected Michigan/Antrim E&P transactions as multiples of, to the extent publicly available, the acquired company’s or business’s estimated proved reserves and estimated daily production. Citi then applied ranges of selected multiples of estimated proved reserves and estimated daily production derived from the selected Appalachia E&P transactions to the estimated proved reserves as of December 31, 2010 and calendar year 2010 estimated daily production attributable to the transferred business’s E&P partnership production wells located in the Appalachia/Marcellus region. Ranges of selected multiples of estimated proved reserves and estimated daily production derived from the selected Michigan/Antrim E&P transactions were applied to the estimated proved reserves as of December 31, 2010 and calendar year 2010 estimated daily production attributable to the transferred business’s E&P partnership production wells located in the Michigan/Antrim region.

E&P Direct Interest Production Selected Precedent Transactions Analysis. Citi reviewed, to the extent publicly available, financial information and reserve and operating data relating to the selected Appalachia E&P transactions referred to above under the caption “E&P Partnership Production Selected Precedent Transactions Analysis.” Citi reviewed, among other information, transaction values in the selected Appalachia E&P transactions as multiples of, to the extent publicly available, the acquired company’s or business’s estimated proved reserves and estimated daily production. Citi then applied ranges of selected multiples of estimated proved reserves and estimated daily production derived from the selected Appalachia E&P transactions to the estimated proved reserves as of December 31, 2010 and calendar year 2011 estimated daily production for the transferred business’s E&P direct interest production.

Well Services Business Selected Precedent Transactions Analysis. Citi reviewed, to the extent publicly available, financial information relating to the following nine selected transactions involving companies or businesses in the oil field services industry (which we refer to as the “selected oil field services transactions”):

Announcement Date	Acquiror	Seller
7/27/2010	Exterran Partners, L.P.	Exterran Holdings, Inc. (asset sale)
12/18/2009	Toromont Industries Ltd.	Enerflex Systems Ltd.
10/05/2009	Exterran Partners, L.P.	Exterran Holdings, Inc. (asset sale)
6/02/2009	Cameron International Corporation	NATCO Group Inc.
6/25/2008	Exterran Partners, L.P.	Exterran Holdings, Inc. (asset sale)
9/01/2005	Cameron International Corporation	Dresser, Inc. (asset sale)
1/28/2004	Cameron International Corporation	Petreco Inc. (asset sale)
7/03/2002	Varco International Inc.	ICO, INC. (asset sale)
5/28/2002	Enerflex Systems Ltd.	Ensource Energy Services Inc.

Citi also reviewed, to the extent publicly available, financial information relating to the following 14 selected asset transactions involving businesses in the natural gas pipeline industry (which we refer to as the “selected pipeline transactions”):

Announcement Date	Acquiror	Seller
5/11/2010	Regency Energy Partners LP	Energy Transfer Equity, L.P.
7/27/2009	El Paso Pipeline Partners, L.P.	El Paso Corporation
7/27/2009	Magellan Midstream Partners, L.P.	Flying J Inc.
5/20/2009	TC PipeLines, LP	Transcanada Corporation
4/09/2009	Spectra Energy Partners, LP	APL
9/17/2008	El Paso Pipeline Partners, L.P.	El Paso Corporation
11/02/2006	TC PipeLines, LP	Sierra Pacific Resources
9/15/2006	Energy Transfer Partners, L.P.	General Electric Company and Southern Union Company
5/24/2006	Plains All American Pipeline, L.P.	BP P.L.C.
3/30/2006	ONEOK Partners, L.P.	WPS Resources Corporation and Wisconsin Energy Corporation

Announcement Date	Acquiror	Seller
2/07/2006	Inter Pipeline Fund	Nexen Inc.
7/11/2005	General Electric Company	AIG Highstar Capital, LP
2/28/2005	Enterprise Products Partners L.P.	Chevron Corporation / ConocoPhillips Company
1/26/2005	Holly Energy Partners, L.P.	Alon Israel Oil Company, Ltd.

Citi reviewed, among other information, transaction values in both the selected oil field services transactions and the selected pipeline transactions as a multiple of, to the extent publicly available, the acquired company’s or business’s latest 12 months EBITDA. Citi then applied a range of selected latest 12 months EBITDA multiples derived from both the selected oil field services transactions and the selected pipeline transactions to the calendar year 2010 estimated EBITDA for the transferred business’s well services business.

Gas Processing Assets Selected Precedent Transactions Analysis. Citi reviewed, to the extent publicly available, financial information relating to the following 13 selected asset transactions involving businesses in the natural gas gathering and processing industry (which we refer to as the “selected processing transactions”):

Announcement Date	Acquiror	Seller
8/09/2010	Targa Resources Partners LP	Targa Resources Inc.
7/28/2010	Enbridge Energy Partners, L.P.	APL
3/31/2010	Targa Resources Partners LP	Targa Resources Inc.
2/01/2010	Western Gas Partners, LP	Anadarko Petroleum Corporation
11/05/2009	American Midstream Partners, LP	Enbridge Energy Partners, L.P.
9/24/2009	Global Infrastructure Management, LLC	Chesapeake Energy Corporation
8/31/2009	Kinder Morgan Energy Partners, L.P.	Crosstex Energy, Inc.
6/10/2009	Southcross Energy GP LLC	Crosstex Energy, L.P.
5/08/2009	SandRidge Energy Inc.	The TCW Group, Inc.
4/10/2009	The Williams Companies Inc.	APL
11/12/2008	Western Gas Partners, LP	Anadarko Petroleum Corporation
12/03/2007	Williams Partners L.P.	The Williams Companies Inc.
9/20/2007	Targa Resources Partners LP	Targa Resources Inc.

Citi reviewed, among other information, transaction values in the selected processing transactions as a multiple of, to the extent publicly available, the acquired business’s latest 12 months EBITDA. Citi then applied a range of selected latest 12 months EBITDA multiples derived from the selected processing transactions to the calendar year 2010 estimated EBITDA for the transferred business’s gas processing assets.

Based on implied value reference ranges for the transferred business’s E&P partnership production, E&P direct interest production, well services business and gas processing assets calculated as described above, the implied value reference range for the transferred business’s corporate costs calculated as described above under the caption “Corporate Costs Discounted Cash Flow Analysis” and the implied Lightfoot Capital investment, this sum-of-the-parts selected precedent transactions analysis of the transferred business indicated the following implied aggregate value reference range for the transferred business, as compared to the implied aggregate consideration:

Implied Aggregate Value Reference Range for the Transferred Business	Implied Aggregate Consideration
$320 million – $475 million	$257 million

AHD Financial Analyses

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of AHD by calculating the estimated present value of the distributions that AHD unitholders were forecasted to receive during calendar years 2011 through 2015 under both the APL bond case and the APL acquisition case. Estimated financial data for AHD were based on internal estimates of AHD management. Citi calculated terminal values for AHD by applying a range of terminal value distribution yields of 5.0% to 6.5% to AHD’s calendar year 2015 estimated distribution per AHD common unit. The present values (as of December 31, 2010) of the cash flows and terminal values were then calculated using discount rates ranging from 12.30% to 14.30% under the APL bond case and 13.22% to 15.22% under the APL acquisition case. This analysis indicated the following implied per unit equity value reference ranges for AHD, as compared to the closing price of AHD common units on November 8, 2010:

Implied Per Unit Equity Value Reference Ranges for AHD		Closing Price of AHD Common Unit on November 8, 2010
APL Bond Case	APL Acquisition Case
$9.34 – $12.32	$10.91 – $14.35	$9.69

Selected Public Companies Analysis. Citi reviewed financial and stock market information of AHD and the following eight selected publicly traded companies that are general partners of master limited partnerships in the energy industry:

•	Alliance Holdings, GP, L.P.

•	Buckeye GP Holdings L.P.

•	Crosstex Energy, Inc.

•	Energy Transfer Equity, L.P.

•	Enterprise GP Holdings L.P.

•	Inergy Holdings, L.P.

•	NuStar GP Holdings, LLC

•	Penn Virginia GP Holdings, L.P.

Citi reviewed, among other information, indicative and estimated calendar year 2011 distribution yields of the selected publicly traded companies as well as closing unit or stock prices of the selected publicly traded companies on November 8, 2010 as a multiple of calendar year 2010 estimated distributable cash flow. Citi then applied a range of selected indicative and estimated calendar year 2011 distribution yields derived from the selected publicly traded companies to AHD’s calendar year 2011 estimated distributions per unit under both the APL bond case and the APL acquisition case. Citi also applied a range of selected estimated distributable cash flow multiples derived from the selected publicly traded companies to AHD’s calendar year 2011 estimated distributable cash flow under both the APL bond case and the APL acquisition case. Financial data for the selected publicly traded companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data for AHD were based on internal estimates of AHD management. This analysis indicated the following implied per unit equity value reference ranges for AHD, as compared to the closing price of AHD common units on November 8, 2010:

Implied Per Unit Equity Value Reference Ranges for AHD		Closing Price of AHD Common Unit on November 8, 2010
APL Bond Case	APL Acquisition Case
$7.25 – $9.00	$9.00 – $11.50	$9.69

Pro Forma Financial Analysis

Citi reviewed the potential pro forma financial effects of the asset acquisition on AHD’s calendar years 2011 through 2015 estimated distributable cash flow and distributions per unit under both the APL bond case and the APL acquisition case. Estimated financial data for AHD were based on the internal estimates of AHD management. Estimated financial and operating data of the transferred business were based on internal estimates of Atlas Energy management. Based on the aggregate consideration to be paid in the asset acquisition of 23,379,384 AHD common units plus $30 million in cash, this analysis indicated that the asset acquisition could be accretive to the combined company’s calendar years 2011 through 2015 estimated distributable cash flow and distributions per unit under both the APL bond case and the APL acquisition case. The actual results achieved by AHD following the consummation of the asset acquisition may vary from forecasted results and the variations may be material.

Miscellaneous

Under the terms of Citi’s engagement, AHD has agreed to pay Citi for its financial advisory services in connection with the asset acquisition a customary fee, a portion of which was payable upon delivery of Citi’s opinion and a significant portion of which is contingent upon completion of the asset acquisition. AHD also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi or certain of its affiliates will participate in AHD’s financing for the asset acquisition and expects to participate in hedging arrangements to be undertaken by AHD relating to the transferred business, for which services Citi and such affiliates will receive compensation. Citi and its affiliates in the past have provided services to certain affiliates of AHD and Atlas Energy and in the future may provide services to AHD, Atlas Energy and their respective affiliates, unrelated to the asset acquisition, for which services Citi and its affiliates have received and may receive compensation, including having acted as (i) financial advisor to APL in connection with an asset disposition and (ii) co-manager in connection with a notes offering of ATN. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of AHD, Atlas Energy and certain of their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citi and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with AHD, Atlas Energy and their respective affiliates.

The AHD special committee selected Citi as its financial advisor in connection with the asset acquisition based on Citi’s reputation and experience. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Material U.S. Federal Income Tax Consequences

AHD unitholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the AHD transactions.

However, if the Laurel Mountain acquisition is consummated, AHD unitholders will recognize income for U.S. federal income tax purposes due to AHD’s ownership of APL common units. If the Laurel Mountain acquisition is consummated, APL will recognize a significant amount of gain. This gain will be allocated to its unitholders, including AHD. AHD’s share of that gain will, in turn, be reflected in the income reported to, and that must be recognized by, its unitholders, including you.

Regulatory Matters

The obligations of the parties to the transaction agreement to consummate the AHD transactions are not subject to any regulatory approvals. However, the satisfaction or waiver of the conditions to the Chevron merger is a condition to the consummation of the AHD transactions, including the expiration or termination of all applicable waiting periods under the HSR Act with respect to the Chevron merger. Under the HSR Act, the Chevron merger may not be completed until the expiration or early termination of a 30-day waiting period following the filing of notification and report forms with the FTC and the Antitrust Division by Atlas Energy and Chevron. On November 29, 2010, Atlas Energy and Chevron filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division, and on December 10, 2010, the FTC granted early termination of the waiting period under the HSR Act.

At any time before or after completion of the Chevron merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Chevron merger. Private parties may also initiate legal actions under the antitrust laws under certain circumstances. AHD cannot give assurance that a challenge to the Chevron merger on antitrust grounds will not be made or, if a challenge is made, the result of such challenge. Such a challenge could result in the conditions to the AHD transactions not being satisfied prior to the outside date for the AHD transactions or at all.

Anthem Securities, Inc., a registered broker-dealer and a wholly owned subsidiary of Atlas Energy to be acquired by AHD in the asset acquisition, filed a continuing membership application with the Financial Industry Regulatory Authority (which we refer to as “FINRA”) in connection with its proposed change in ownership. Under FINRA rules, the change in ownership may occur 30 days after such filing; however, FINRA may place interim restrictions on Anthem Securities pending final approval of the change in ownership by FINRA.

Appraisal Rights

AHD unitholders will have no appraisal, dissenters’ or similar rights (i.e., the right to seek a judicial determination of the “fair value” of their common units and to compel the purchase of their common units for cash in that amount) under Delaware law or AHD’s limited partnership agreement in connection with the AHD transactions, nor will such rights be voluntarily accorded to unitholders by AHD.

Accounting Treatment

AHD GP, which is the general partner of AHD and manages its operations and activities, is a wholly owned subsidiary of Atlas Energy. As such, the asset acquisition would qualify as a transfer between entities under common control under prevailing accounting literature. In comparison to the purchase method of accounting, whereby the purchase price for the asset acquisition would have been allocated to identifiable assets and liabilities of the transferred business with any excess treated as goodwill, transfers between entities under common control require that assets and liabilities be recognized by the acquirer at historical cost at the date of transfer, with any difference between the purchase price and the net book value of the assets recognized as an adjustment to shareholders’ equity. The assets of the transferred business include intangible assets, which are amortized over their useful lives and will cause AHD to incur accounting charges from the asset acquisition, and goodwill. In addition, intangible assets and goodwill are both subject to periodic impairment tests and could result in potential write-down charges in future periods.

For financial reporting purposes, the results of operations of the transferred business will be included in AHD’s consolidated statement of income following the time that the asset acquisition is effective under applicable law.

INTERESTS OF CERTAIN PERSONS IN THE AHD TRANSACTIONS

Aside from their interests as AHD unitholders, AHD GP’s directors and officers have interests in the transactions contemplated by the transaction agreement that may be different from, or in addition to, those of other AHD unitholders generally. The AHD special committee and the AHD board of directors were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the transaction agreement and the AHD transactions. These interests and arrangements are discussed in more detail below.

Payments Provided to AHD GP Directors and Officers Under Employment Agreements with Atlas Energy

From 2004 to August 2009, Atlas Energy entered into employment agreements or employment letters with each of Edward Cohen, Chairman and Chief Executive Officer of Atlas Energy and the Chairman of the AHD board of directors, Jonathan Cohen, Vice Chairman of Atlas Energy and the Vice Chairman of the AHD board of directors, Matthew Jones, Chief Financial Officer of Atlas Energy and a member of the AHD board of directors, Eugene Dubay, Senior Vice President of Atlas Energy, President and Chief Executive Officer of AHD GP, President and Chief Executive Officer of APL GP and President and Chief Executive Officer of Atlas Pipeline Mid-Continent, LLC and Eric Kalamaras, Chief Financial Officer of APL GP and Chief Financial Officer of AHD GP. Except with respect to the employment letter for Mr. Kalamaras, which does not provide change-in-control benefits, the Chevron merger would constitute a “change in control” within the meaning of each of these employment agreements. In connection with the AHD transactions, the Chevron merger and the Laurel Mountain acquisition, the employment of each of the above officers will, immediately prior to the effective time of the Chevron merger, be terminated by Atlas Energy, and this termination will constitute a termination without “cause” of the officers under their respective employment agreements.

Under the employment agreements, certain payments and benefits are provided to the officers upon a termination without cause or a resignation for good reason, as follows:

Edward E. Cohen

Under Edward Cohen’s employment agreement, dated May 14, 2004, as amended on December 31, 2008, if Edward Cohen’s employment with Atlas Energy is terminated without cause in connection with the Chevron merger, and if he executes and does not revoke a mutual release of claims against Atlas Energy, then he is entitled to receive:

•	a lump-sum cash payment in an amount equal to three times the average of the three highest amounts of annual total compensation received by him under his employment agreement;

•

full vesting of the pension benefit provided under his supplemental executive retirement plan, the present value of which Atlas Energy must fully fund by immediately contributing amounts to a “rabbi” trust upon the consummation of the Chevron merger;

•

a lump-sum cash advance from Atlas Energy (with an accompanying tax “gross-up”) in an amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by Atlas Energy employees, during the three years following his termination;

•

a lump-sum amount equal to the cost Atlas Energy would incur for life, disability and accident insurance coverage during such three-year period, less the premium charge that is paid by Atlas Energy employees (with an accompanying tax “gross-up”); and

•	a full “gross-up” for any excise taxes imposed under Section 4999 of the Internal Revenue Code.

Edward Cohen’s supplemental executive retirement plan annual benefit would be an amount equal to approximately $650,000 for the remainder of his life (or for at least 10 years if he dies before the end of the 10-year period after his benefit payments begin).

In addition, all outstanding, unvested equity awards issued by Atlas Energy, ATN, AHD and APL that are held by Edward Cohen at the time of his termination without cause would accelerate and vest in full, except that any equity awards granted within six months prior to his termination would not vest until six months from their date of grant.

Jonathan Z. Cohen

Under Jonathan Cohen’s employment agreement, dated January 30, 2009, if Jonathan Cohen’s employment with Atlas Energy is terminated without cause in connection with the Chevron merger, and if he executes and does not revoke a release of claims against Atlas Energy, then he is entitled to receive:

•

a lump-sum cash payment in an amount equal to three times the sum of his then-current base salary and the average of the cash bonuses he earned for the three calendar years preceding the year of termination; and

•	continuation of Atlas Energy-provided health and dental benefits for three years via reimbursement from Atlas Energy for any COBRA premium costs incurred by him in excess of active employee costs.

Atlas Energy may also fund the present value of the supplemental executive retirement plan benefits to which Jonathan Cohen is entitled by contributing amounts to a rabbi trust before or upon the consummation of the Chevron merger.

In addition, all outstanding, unvested equity awards issued by Atlas Energy, ATN, AHD and APL that are held by Jonathan Cohen at the time of his termination without cause would accelerate and vest in full.

Matthew A. Jones

Under Mr. Jones’s employment agreement, dated July 1, 2009, if Mr. Jones’ employment with Atlas Energy is terminated without cause in connection with the Chevron merger, and if he executes and does not revoke a release of claims against Atlas Energy, then he is entitled to receive the same payment and benefits (including accelerated vesting of equity awards) as Jonathan Cohen, except that Mr. Jones would receive a lump-sum cash payment in an amount equal to two times the sum of his then-current base salary and the average of the cash bonuses he earned for the three calendar years preceding the year in which the termination occurs, and he would receive continuation of Atlas Energy-provided health and dental benefits for two years via reimbursement from Atlas Energy for any COBRA premium costs incurred in excess of active employee costs. Mr. Jones would not be entitled to any supplemental executive retirement plan benefit funding because supplemental executive retirement plan benefits are not provided under his employment agreement.

Eugene N. Dubay

Under Mr. Dubay’s employment agreement, dated January 15, 2009, if Mr. Dubay’s employment with Atlas Energy is terminated without cause in connection with the Chevron merger, and if he executes and does not revoke a release of claims against Atlas Energy, then he is entitled to receive:

•

pro-rated cash incentive compensation for the year of termination, based on actual performance for the year and payable in cash in a lump sum on the date such payment would otherwise have been made had Mr. Dubay continued his employment with Atlas Energy;

•

a monthly severance payment for the remainder of the employment term (i.e., until January 15, 2012) in an amount equal to 1/12th of the sum of Mr. Dubay’s then-current annual base salary and the cash incentive award paid to Mr. Dubay for the fiscal year prior to the year of termination (i.e., 2010); and

•

continuation of Atlas Energy-provided health benefits for the remainder of the employment term (i.e., until January 15, 2012) via reimbursement from Atlas Energy for any COBRA premium costs incurred by Mr. Dubay in excess of active employee costs.

In addition, all outstanding, unvested equity awards held by Mr. Dubay at the time of his termination without cause, including equity awards issued by Atlas Energy, AHD and APL, would accelerate and vest in full.

Eric T. Kalamaras

As noted above, Mr. Kalamaras’s employment agreement, dated August 31, 2009, does not currently provide severance or change-in-control benefits.

Except with respect to the employment letter for Mr. Kalamaras, which does not provide change-in-control benefits, the Chevron merger would constitute a “change in control” within the meaning of each of the above employment agreements. For each of the above officers, the termination of the officer’s employment with Atlas Energy would constitute a termination without cause. If the Chevron merger occurs on March 1, 2011, Atlas Energy estimates that the value of their severance and change-in-control benefits would be as follows:

Executive	Lump-sum Cash Severance Payment		Supplemental Executive Retirement Plan Benefits		Health and Welfare Benefit Continuation		Accelerated Vesting of Equity Awards[1]	Internal Revenue Code Section 280G “Gross-up”
Edward E. Cohen	$17,872,308		$6,500,000	[2]	$66,204	[3]	$6,472,241	$7,403,232
Jonathan Z. Cohen	$8,600,000		$1,120,000	[4]	$68,680		$5,704,035	N/A
Matthew A. Jones	$3,400,000		N/A		$40,065		$2,141,216	N/A
Eugene N. Dubay	$1,479,452	[5]	N/A		$15,538	[6]	$6,370,780	N/A

(1)	Assumes that the Chevron merger would occur on March 1, 2011 and that all unvested Atlas Energy, ATN, AHD and APL equity awards held by the executives on November 23, 2010 would accelerate and be cashed-out in connection with their respective terminations of employment by Atlas Energy. For purposes of these calculations, it has been assumed that (i) the price of a share of common stock of Atlas Energy on March 1, 2011 would be $45.00, (ii) the price of an AHD common unit on March 1, 2011 would be $10.00 and (iii) the price of an APL common unit on March 1, 2011 would be $24.00.

(2)	Calculated by multiplying the annual SERP benefit provided under his employment agreement (approximately $650,000) by 10 years, the guaranteed minimum number of years during which Edward Cohen (or his estate) would receive SERP benefits.

(3)	Includes the accompanying “gross-up” payments for healthcare continuation coverage and the lump-sum life insurance payment.

(4)	Calculated by multiplying the annual SERP benefit provided under his employment agreement (approximately $112,000) by 10 years, the guaranteed minimum number of years during which Jonathan Cohen (or his estate) would receive SERP benefits, without applying a present value discount.

(5)	Assumes that Mr. Dubay would receive a pro-rata payout of his 2011 bonus and that this amount would be equivalent to the projected 2010 bonus, pro-rated for the portion of 2011 worked by Mr. Dubay prior to the date of the closing of the Chevron merger (assumed to be March 1, 2011).

(6)	Assumes that benefit continuation coverage would cease on January 15, 2012.

Cash-Out and Vesting of Equity Awards Upon the Chevron merger

The Chevron merger will constitute a “change in control” within the meaning of each of Atlas Energy’s equity compensation plans, including the (1) Atlas Energy, Inc. Stock Incentive Plan (as amended and restated as of October 28, 2008), (2) Atlas Energy, Inc. 2009 Stock Incentive Plan and (3) Atlas Energy Resources Assumed Long-Term Incentive Plan. Under the merger agreement, all awards granted under Atlas Energy’s equity plans, whether vested or exercisable, that are held by employees of Atlas Energy who will cease to be employed by Atlas Energy (which will include employees who will be transferred from Atlas Energy to AHD or a post-merger affiliate of AHD) will be “cashed out” at the effective time of the Chevron merger. These employees would include Edward Cohen, Jonathan Cohen, Mr. Jones, Mr. Dubay and Mr. Kalamaras, in addition to the other officers of AHD GP.

Retention/Incentive Program

In connection with the Chevron merger, Atlas Energy will establish a retention bonus pool in an aggregate amount of up to $10 million to be allocated (as determined by the compensation committee of the Atlas Energy board of directors) among senior management and key employees of Atlas Energy, some of whom are officers of AHD GP, but the named executive officers of Atlas Energy, each of whom are identified in the proxy statement filed by Atlas Energy with the SEC in connection with the 2010 annual meeting of Atlas Energy stockholders, will not receive any portion of such retention bonuses.

Roles at Atlas Energy and APL GP

Certain of AHD GP’s directors and officers, including Edward Cohen, Jonathan Cohen, Mr. Jones, Mr. Dubay and Mr. Herz, serve as directors or officers of Atlas Energy. In addition, certain of AHD GP’s directors and officers, including Edward Cohen, Jonathan Cohen, Mr. Dubay, Mr. Kalamaras, Gerald Shrader, Robert Karlovich III and Mr. Herz, serve as directors or officers of APL GP and are expected to continue in those roles with APL GP following the AHD transactions, and certain of AHD GP’s other directors and officers may become directors or officers of APL GP following the AHD transactions.

Indemnification and Insurance of AHD GP Directors and Officers

Prior to the effective time of the Chevron merger, Atlas Energy will obtain and fully pay for “tail” prepaid insurance policies with a claims period of six years from and after the effective time of the Chevron merger from an insurance carrier believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively referred to as “D&O insurance”) for current and former directors and officers of AHD and AHD GP (collectively referred to in the transaction agreement as the “indemnified parties”), but only for facts and events that occurred at or prior to the effective time of the Chevron merger. The insurance policies must have terms, conditions, retentions and limits of coverage at least as favorable as Atlas Energy’s existing D&O insurance with respect to matters existing or occurring prior to the effective time of the Chevron merger (including with respect to acts or omissions occurring in connection with the AHD transactions), subject to the following sentence. The annual premium for the “tail” prepaid insurance policies must not exceed 250% of the last annual premium paid by Atlas Energy for its D&O insurance prior to the execution of the transaction agreement. Atlas Energy must, after the effective time of the Chevron merger, maintain such policies in full force and effect, for their full term, and continue to honor its obligations thereunder. Atlas Energy is not required to expend annually in excess of 250% of the last annual premium paid by Atlas Energy for its D&O insurance prior to the execution of the transaction agreement, and, to the extent that the annual premiums of such coverage exceed that amount, the surviving corporation is required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to 250% of such annual premium.

All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring prior to the effective time of the closing of the AHD transactions existing in favor of the current or former directors, officers or employees of AHD GP, AHD or any purchased entity, as provided in the certificate of incorporation or bylaws of Atlas Energy or in any agreement, will survive the AHD transactions and will continue in full force and effect in accordance with their terms. From and after the closing of the AHD transactions, Atlas Energy will pay, perform and discharge, in accordance with their respective terms, the obligations of Atlas Energy with respect to such rights to exculpation, indemnification and advancement of expenses. The rights of the indemnified parties under the transaction agreement are in addition to any rights such indemnified parties may have under the certificate of incorporation or bylaws, or equivalent documents, of Atlas Energy or any of its subsidiaries, or under any applicable contracts or laws. The rights of the indemnified parties under the transaction agreement are intended to be for the benefit of, and may be enforced by, the indemnified parties.

In addition, Chevron and Atlas Energy have agreed in the merger agreement to take certain actions relating to D&O insurance which may entitle certain directors and officers of AHD GP to additional rights to exculpation, indemnification and advancement of expenses. See “Matters Related to the Chevron Merger and the Laurel Mountain Acquisition — The Merger Agreement — Indemnification and Insurance.”

Participation in New AHD Long-Term Employee Equity Incentive Plan

In connection with the closing of the AHD transactions, AHD will adopt the new equity plan. It is expected that certain directors and officers of AHD GP who will continue in their roles as directors and officers of AHD GP following the consummation of the AHD transactions, including Edward Cohen, Jonathan Cohen, Mr. Jones, Mr. Dubay, Mr. Kalamaras, Mr. Shrader and Mr. Karlovich, will be eligible to receive incentive awards under the new equity plan.

Equity Securities of Atlas Energy and APL

Certain of AHD GP’s directors and officers beneficially own shares of Atlas Energy common stock, which will be converted into the cash merger consideration in the Chevron merger and will be entitled to receive AHD common units in the AHD distribution. In addition, certain of AHD GP’s directors and officers beneficially own equity securities of APL, the value of which may be affected by the merger agreement, the transaction agreement, the Laurel Mountain purchase agreement or the transactions contemplated thereby.

Reduction of Change-in-Control Payments and Benefits

Atlas Energy may enter into agreements with its officers and officers of its subsidiaries, including the officers of AHD GP, to provide that each officer’s aggregate “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code) will be reduced to the extent necessary such that the officer will not be subject to any excise taxes imposed under Section 4999 of the Internal Revenue Code as a result of the payment of any amounts or benefits in connection with the Chevron merger and the transactions contemplated by the transaction agreement and the Laurel Mountain purchase agreement (if such a reduction would place the employee in a better after-tax position than had the payments and benefits not been reduced).

THE TRANSACTION AGREEMENT

The following summary describes material provisions of the transaction agreement. This summary is subject to, and qualified in its entirety by reference to, the transaction agreement, which is attached to this document as Annex A and is incorporated by reference into this document. You are urged to read the transaction agreement carefully and in its entirety, as it is the legal document governing the AHD transactions.

The transaction agreement and the following summary have been included to provide you with information regarding the terms of the transaction agreement and the transactions described in this document. The representations and warranties contained in the transaction agreement are not intended to be a source of business or operational information about Atlas Energy or AHD or their respective subsidiaries, as such representations and warranties are made as of a specified date or dates, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality and are modified or qualified by information contained in the disclosure schedules exchanged by the parties. Business and operational information regarding AHD can be found elsewhere in this document and in the other public documents that AHD files with the SEC. See “Where You Can Find More Information.”

The Asset Acquisition

The assets AHD will acquire in the asset acquisition include Atlas Energy’s investment partnership business. Atlas Energy has funded a portion of its drilling activity through the sponsorship of investment partnerships, which are structured so that, upon formation of the partnership, Atlas Energy (or a subsidiary of Atlas Energy) coinvests in and contributes leasehold acreage to the partnership, enters into drilling and well operating agreements with the partnership and becomes the partnership’s managing general partner. Atlas Energy receives an interest in the investment partnerships proportionate to the amount of capital and the value of the leasehold acreage it contributes, and an additional equity interest (carried interest) in each partnership, for which it does not make any additional capital contribution, for a total interest in the partnerships ranging from 27% to 41%. AHD will acquire all of Atlas Energy’s interest in the investment partnerships and the related operating agreements. In addition, Atlas Energy (or a subsidiary of Atlas Energy) has a joint interest with the investment partnerships in certain wells drilled using funds raised through the investment partnerships. AHD will acquire all of Atlas Energy’s interest in such wells, and in a designated amount of acreage immediately surrounding such wells. The investment partnerships have operations in Michigan, Pennsylvania and West Virginia, among other states.

In connection with the acquisition of Atlas Energy’s investment partnership business, AHD will acquire Atlas Energy’s direct and indirect ownership interests in Lightfoot Capital Partners, L.P., its general partner Lightfoot Capital Partners, GP LLC and Magnetar MLP Investment, LP, entities which incubate new master limited partnerships and invest in existing master limited partnerships.

AHD will also acquire all of the interests of Atlas Energy and its subsidiaries in wells located in New York and Ohio, along with certain leasehold interests in those states above a designated depth. Atlas Energy will retain the rights to such acreage below such depth. In Pennsylvania, AHD will acquire all of the interests in Atlas Energy and its subsidiaries in wells drilled to formations other than the Marcellus shale, and in a designated amount of acreage immediately surrounding such wells.

AHD will also acquire all of the interests of Atlas Energy and its subsidiaries in exploration, development and production activities conducted in all states other than Michigan, New York, Ohio, Pennsylvania and West Virginia, which activities are primarily conducted in Tennessee, Indiana and Colorado.

In connection with the acquisition of these oil and gas properties and assets, AHD will acquire certain assets related to the ownership and operation of such properties, will acquire the names and marks of Atlas Energy and its subsidiaries, and will assume certain related contracts and liabilities. AHD will also acquire all of the equity interests in certain subsidiaries of Atlas Energy (which we refer to as the “purchased entities”). The purchased entities include AED Investments, Inc.; Anthem Securities, Inc.; Atlas America Mid-Continent, Inc.; Atlas Energy Indiana, LLC; Atlas Energy Ohio, LLC; Atlas Energy Tennessee, LLC; Atlas Lightfoot, LLC; Atlas Noble, LLC; Atlas Resources, LLC; Resource Energy, LLC; Resource Well Services, LLC; REI-NY, LLC; Viking Resources, LLC; and a new entity created for the purpose of administering payroll activities for certain employees.

We refer to the assets to be acquired by AHD as the “purchased assets.” Atlas Energy will also transfer to AHD at the closing of the AHD transactions an amount in cash (which we refer to as the “cash adjustment amount”) equal to the estimated amount of certain current liabilities, primarily relating to third-party limited partners of the investment partnerships, that will be assumed by AHD in the asset acquisition. The cash adjustment amount will be subject to a post-closing dispute-resolution mechanism.

As consideration in the asset acquisition, AHD will pay to ATN $30 million in cash, will issue 23,379,384 new AHD common units to ATN, and will assume all of the historical and future liabilities associated with the transferred business. The AHD transactions are not subject to any financing condition, and AHD has obtained a commitment letter from Citibank, N.A. to finance the cash portion of the aggregate consideration to be paid in the asset acquisition and the repayment of the AHD promissory note. However, if such financing becomes reasonably likely to become unavailable for any reason, Atlas Energy may require AHD to either accept financing from Chevron on the terms set forth in the commitment letter from Citibank, if Chevron elects to provide such financing, or substitute 3,188,098 additional new AHD common units for the cash portion of the aggregate consideration. Immediately after the new AHD common units are issued to ATN and immediately prior to the AHD distribution, Atlas Energy will purchase from ATN all of the AHD common units it receives as part of the aggregate consideration in the asset acquisition at a purchase price of $9.41 per common unit.

In addition to assets being conveyed to AHD and AHD assuming certain liabilities, the purchased entities hold certain assets and have certain liabilities that are intended to be retained or assumed by Atlas Energy or any of the subsidiaries of Atlas Energy that will be subsidiaries of Atlas Energy after the consummation of the AHD transactions and the Laurel Mountain acquisition (each of which is referred to as a “post-merger subsidiary”). Pursuant to the transaction agreement, the purchased entities are required to transfer such assets to Atlas Energy or a post-merger subsidiary, and Atlas Energy and the post-merger subsidiaries are required to assume such liabilities, prior to closing. To the extent any contemplated transfer of assets or assumption of liabilities contemplated by the transaction agreement is not consummated at the closing of the asset acquisition, the party retaining the asset or liability will hold the asset or liability for the benefit and burden of the other party and will treat the asset or liability in the ordinary course of business in accordance with past practice. The party holding the asset or liability will transfer it to the other party as contemplated by the transaction agreement as soon as the legal impediments to the transfer have been removed. The party holding the asset or liability will not be obligated to expend any money on the asset or liability unless the funds are advanced by the party that will ultimately receive the asset or liability, other than reasonable out-of-pocket expenses that will be reimbursed.

The AHD Distribution

Immediately following the asset acquisition and immediately prior to the Chevron merger, Atlas Energy will distribute to its stockholders all of the AHD common units held by Atlas Energy (including new AHD common units issued to ATN as part of the aggregate consideration in the asset acquisition and subsequently purchased by Atlas Energy from ATN), which is expected to consist of approximately 41 million AHD common units out of the approximately 51 million AHD common units expected to be outstanding after the AHD transactions.

The record time for purposes of determining the stockholders entitled to receive AHD common units in the AHD distribution will be immediately following the sale by ATN to Atlas Energy of all of the AHD common units received by ATN as part of the aggregate consideration in the asset acquisition.

AHD expects that Atlas Energy stockholders will receive approximately 0.523 of an AHD common unit for each share of Atlas Energy common stock for which such stockholder is the holder of record at the record time.

The distributed AHD common units will be fully paid and non-assessable and not subject to any preemptive rights. Atlas Energy will not distribute any fractional AHD common units to its stockholders and instead will distribute cash to each stockholder who otherwise would have been entitled to receive a fractional unit in the AHD distribution.

From and after the AHD distribution, AHD will regard the Atlas Energy stockholders entitled to receive AHD common units in the AHD distribution as record holders of AHD common units without requiring any action on the part of the stockholders. Each unitholder will be entitled to receive all dividends or distributions and exercise voting rights and all other rights and privileges with respect to their AHD common units, and each unitholder will be entitled to receive one or more certificates evidencing such unitholder’s AHD common units.

Following the AHD distribution, AHD common units will continue to trade on the New York Stock Exchange under the symbol “AHD.” The AHD common units distributed to Atlas Energy stockholders will be freely transferable, except for AHD common units received by persons who may be deemed to be “affiliates” of AHD under the Securities Act. Persons who may be deemed to be affiliates after the AHD distribution generally include individuals or entities that control, are controlled by, or are under common control with AHD, and include its directors, certain of its officers and significant unitholders. AHD affiliates will be permitted to sell their AHD common units only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by the provisions of Rule 144 thereunder. AHD has not filed a registration statement with the SEC covering any resales of the AHD common units to be received by Atlas Energy stockholders in the AHD distribution.

The AHD GP Contribution

Concurrently with the asset acquisition, Atlas Energy will contribute to AHD its 100% equity interest in AHD GP, AHD’s general partner. The limited liability company agreement of AHD GP will be amended and restated, as provided in Exhibit C to the transaction agreement, to implement changes to accommodate AHD GP becoming AHD’s wholly owned subsidiary, including provisions enabling AHD’s unitholders to elect the AHD board of directors. See “The Transaction Agreement — The LPA Amendment.”

The AHD Promissory Note Repayment

Concurrently with the asset acquisition, AHD must repay all amounts outstanding under the AHD promissory note. The AHD promissory note consolidated into one instrument the debt owed by AHD to Atlas Energy under previous loans. The initial principal balance of the AHD promissory note was $33.4 million, and the interest rate is 12% per annum, which interest compounds and is added to the principal balance on a quarterly basis. At December 31, 2010, the outstanding principal balance of the AHD promissory note was $35.4 million. The AHD promissory note is currently payable on demand.

Representations and Warranties

In the transaction agreement, each of Atlas Energy and AHD has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•	corporate authority to enter into and perform the obligations contemplated by the transaction agreement;

•	approvals by their respective board of directors and, in the case of AHD, the AHD special committee;

•	required governmental approvals;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, in each case as a result of the AHD transactions;

•	broker’s fees payable in connection with the AHD transactions; and

•	capitalization.

AHD has made additional representations and warranties about itself to Atlas Energy as to the following:

•	receipt by the AHD special committee of an opinion from its financial advisor; and

•

the due authorization and issuance of, and title to, the new AHD common units to be issued as part of the aggregate consideration in the asset acquisition, and the absence of a violation of preemptive rights with respect to such AHD common units.

Atlas Energy has also made certain representations and warranties about itself to AHD as to the following:

•	title to the equity interests of the investment partnerships;

•	the conduct of the transferred business in the ordinary course, and the absence of any event that has had, or would reasonably be expected to have, a material adverse effect, since December 31, 2009;

•	pending and threatened litigation with respect to the transferred business;

•	possession of, and compliance with, permits necessary for the conduct of the transferred business;

•	sufficiency of the purchased assets for the conduct of the transferred business;

•	tax matters with respect to the transferred business;

•	financial statements with respect to the transferred business;

•	environmental matters with respect to the transferred business; and

•	the effectiveness of and compliance with certain oil and gas leases and applicable laws.

Many of Atlas Energy’s representations and warranties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). “Material adverse effect” for purposes of the transaction agreement means any circumstance, change, event, occurrence, development or effect that has a material adverse effect on the business, assets, financial condition or results of operations of the purchased assets, the purchased entities and the transferred business, taken as a whole, except that none of the following will constitute a “material adverse effect” or will be considered in determining whether there has been a “material adverse effect”:

•

changes generally affecting the economy or the financial, credit or securities markets, to the extent such changes do not have a material and disproportionate effect on the purchased assets, the purchased entities and the transferred business, taken as a whole, relative to the other participants in the industry or industries in which the transferred business operates;

•

changes generally affecting the natural gas or shale industry or natural gas companies operating in the regions in which the transferred business operates, to the extent such changes do not have a material and disproportionate effect on the purchased assets, the purchased entities and the transferred business, taken as a whole, relative to the other participants in the industry or industries in which the transferred business operates, and other than changes in applicable laws relating to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes;

•

changes (or proposed changes) in law or the interpretation thereof or generally accepted accounting principles or the interpretation thereof, to the extent such changes do not have a material and disproportionate effect on the purchased assets, the purchased entities and the transferred business, taken as a whole, relative to the other participants in the industry or industries in which the transferred business operates, and other than changes in applicable laws relating to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes;

•

any acts of war, armed hostility or terrorism, to the extent such changes do not have a material and disproportionate effect on the purchased assets, the purchased entities and the transferred business, taken as a whole, relative to the other participants in the industry or industries in which the transferred business operates;

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changes in the market price of oil or natural gas, to the extent such changes do not have a material and disproportionate effect on the purchased assets, the purchased entities and the transferred business, taken as a whole, relative to the other participants in the industry or industries in which the transferred business operates;

•

changes attributable to the execution, announcement or pendency of the Chevron merger, the AHD transactions, the Laurel Mountain acquisition, the transaction agreement, related agreements or the transactions contemplated by these agreements, including any adverse change in customer, distributor, supplier, employee, financing source, stockholder, partnership or joint venture partner or similar relationship resulting therefrom, including in each case as a result of the identity of AHD (except that this exception will not apply to any portion of a representation or warranty by Atlas Energy relating to required consents and approvals to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the transaction agreement or the performance of obligations or satisfaction of conditions under the transaction agreement);

•

any failure by the transferred business or any purchased entity to meet internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period (although facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

•	changes attributable to any action required by the transaction agreement or taken or made at the request of AHD or AHD GP.

Conduct of the Transferred Business Pending the AHD Transactions

In the transaction agreement, Atlas Energy has agreed that, subject to certain exceptions, between November 8, 2010 and the earlier of the closing of the AHD transactions and the termination of the transaction agreement, except as expressly contemplated or permitted by the transaction agreement, the merger agreement, the Laurel Mountain purchase agreement or the employee matters agreement entered into in connection with the transaction agreement, or with AHD GP’s prior written consent (which is not to be unreasonably withheld, conditioned or delayed), or except as required by applicable law, Atlas Energy and its subsidiaries (other than AHD GP, AHD, APL GP, APL and any of their subsidiaries) will:

•	conduct the transferred business in the ordinary course consistent with past practice, and, to the extent consistent with this standard, use its commercially reasonable efforts to:

•	preserve the business organization of the transferred business;

•	maintain the material licenses and permits of the transferred business required under applicable law; and

•

maintain the transferred business’ key relationships with its material lessors, customers, lenders, suppliers, contractors, joint venture parties, working interest parties, other material business relationships and governmental entities with jurisdiction over oil- and gas-related matters.

Atlas Energy has further agreed that, subject to certain exceptions, between November 8, 2010 and the earlier of the closing of the AHD transactions and the termination of the transaction agreement, except as expressly contemplated or permitted by the transaction agreement, the merger agreement, the Laurel Mountain purchase agreement or the employee matters agreement entered into in connection with the AHD transactions, or with AHD GP’s prior written consent (which is not to be unreasonably withheld, conditioned or delayed), or except as required by applicable law, Atlas Energy and its subsidiaries (other than AHD GP, AHD, APL GP, APL and any of their subsidiaries) will not take the following actions with respect to the transferred business:

•	amend or propose to amend the charter, bylaws or equivalent documents of any of the purchased entities;

•

issue, sell, transfer, pledge, dispose of or encumber any options, warrants or rights of any kind to acquire any shares of the stock of any purchased entity or any debt or equity securities which are convertible into the stock of any purchased entity;

•

incur, assume, guarantee, endorse or otherwise become liable with respect to any indebtedness, issue any debt securities except in the ordinary course of business or make any loan, advance or capital contribution to any person other than a purchased entity or an investment partnership, except as would not result in a liability assumed by AHD under the transaction agreement;

•

sell, lease, license, pledge, dispose of or encumber any assets, properties, rights or businesses of the transferred business, except with respect to assets to be retained by Atlas Energy following the AHD transactions, for transactions in the ordinary course of business or transactions contracted by Atlas Energy or its subsidiaries prior to the date of the transaction agreement;

•

enter into any transaction for or make any acquisition of any business, material assets, product lines, business units, business operations, stock or other properties, except for transactions in the ordinary course of business;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of the purchased entities; or

•	authorize, or commit to do or enter into any binding contract with respect to, any of the foregoing actions.

Other Covenants and Agreements

The transaction agreement contains additional covenants and agreements relating to, among other things, the following matters.

Commercially Reasonable Efforts

Each of AHD and Atlas Energy has agreed to use its commercially reasonable efforts to do, and to cooperate with the other in doing, all things necessary, proper or advisable to consummate the AHD transactions, including making filings that may be required by any governmental entity and supplying any additional information that may be requested by a governmental entity, obtaining all other consents, approvals and authorizations required under law (including from security holders), lifting any injunction or other order adversely affecting the ability of the parties to consummate the AHD transactions, including defending any lawsuits or other legal proceedings challenging the transaction agreement or the consummation of the AHD transactions, effecting all necessary registrations, filings and responses to requests for additional information from a governmental entity and fulfilling all conditions to the transaction agreement.

Financing

AHD has agreed to use its commercially reasonable efforts to obtain the debt financing contemplated by its commitment letter from Citibank, N.A. to finance the cash portion of the aggregate consideration payable pursuant to the asset acquisition and the repayment of the AHD promissory note, including using commercially reasonable efforts to negotiate definitive agreements consistent with the terms and conditions contained in the commitment letter and satisfy on a timely basis all conditions in any such definitive agreements and the commitment letter. AHD must keep Atlas Energy reasonably apprised of the status of the debt financing. Atlas

Energy has agreed to use its commercially reasonable efforts to provide to AHD all cooperation reasonably requested by AHD that is reasonably necessary and customary in connection with the debt financing, but only if such cooperation does not unreasonably interfere with Atlas Energy’s operation of the transferred business or its other businesses. AHD must reimburse Atlas Energy for all reasonable out-of-pocket costs and expenses incurred in connection with its cooperation with regard to the debt financing and must indemnify Atlas Energy against all losses in connection with the arrangement of the debt financing and any information utilized in connection with the debt financing.

Intercompany Agreements

AHD and Atlas Energy have agreed that at the closing of the AHD transactions and subject to certain exceptions, all contracts between the purchased entities and Atlas Energy or its subsidiaries (other than the purchased entities) will be terminated and all intercompany receivables and payables existing between the purchased entities and Atlas Energy or its subsidiaries (other than the purchased entities) will be settled.

License to Atlas Name and Trademarks

AHD has agreed to grant to Atlas Energy a royalty-free, non-exclusive license to use the name and marks of Atlas Energy and certain of its subsidiaries for certain purposes for limited periods.

Written Consent Information Statement

AHD and AHD GP have agreed to comply with Delaware law, the federal securities laws, the AHD limited partnership agreement and the rules and regulations of the New York Stock Exchange in connection with the LPA amendment and the adoption of the new equity plan, including preparing and filing with the SEC an information statement on Schedule 14C, providing Atlas Energy a reasonable opportunity to review the information statement, responding to any comments made by the SEC, and using reasonable best efforts to cause the information statement to be mailed to holders of AHD common units as promptly as practicable after confirmation from the SEC that it has no further comments on the information statement. Atlas Energy has agreed to cooperate with AHD in connection with the preparation of the information statement.

Oil and Gas Matters

Atlas Energy has agreed to use commercially reasonable efforts prior to the closing of the AHD transactions to ensure that the title to the oil and gas leases transferred to the investment partnerships are distinctly discernable from oil and gas leases of Atlas Energy and its subsidiaries at the closing. AHD and Atlas Energy have agreed to, upon the reasonable request of the other, use commercially reasonable efforts after the closing of the AHD transactions to ensure that title to the oil and gas leases of Atlas Energy and its subsidiaries are distinctly discernable from the oil and gas leases of AHD and the purchased entities. AHD and Atlas Energy have agreed to provide each other with reasonable access to easements, rights of way or surface rights necessary or convenient for the operation of their oil and gas leases, subject to compliance by each party with written safety policies and procedures of the other party, applicable laws and the terms of the relevant oil and gas lease while on site.

Atlas Energy Non-Hire and Non-Interference

Atlas Energy has agreed that it will not, for a period of two years following the closing of the AHD transactions:

•

solicit or knowingly encourage lessors, sublessors, licensors in connection with oil and gas leases in states other than Pennsylvania, New York, Ohio, Michigan or West Virginia to terminate or materially diminish their relationship with, or negotiate new or different contracts or terms of business with (in each case, the effect of which would be material to such relationship, contract or terms of business), AHD or its subsidiaries, or solicit any such lessor, sublessor or licensor or other person with the purpose of adversely affecting any oil and gas lease in such states;

•

solicit or knowingly encourage any person who is at such time a customer, supplier or contractor of AHD’s business following the closing of the AHD transactions to terminate or materially diminish its relationship with, or negotiate new or different contracts or terms of business with (in each case, the effect of which would be material to such relationship, contract or terms of business), AHD or its subsidiaries, or solicit any such customer, supplier or contractor for the purpose of adversely affecting any contract primarily related to operations in a state other than Pennsylvania, New York, Ohio, Michigan or West Virginia that is a purchased asset; or

•

solicit for employment (other than through general non-directed solicitations for employment) or hire certain employees of AHD or its subsidiaries during their employment, or for a period of six months following their employment (except that this six-month period will not apply to any employee of AHD or its subsidiaries following a termination of their employment).

AHD Non-Hire and Non-Interference

AHD has agreed that it will not, for a period of two years following the closing of the AHD transactions:

•

solicit or knowingly encourage lessors, sublessors, licensors in connection with oil and gas leases retained by Atlas Energy or any of its subsidiaries following the closing of the AHD transactions to terminate or materially diminish their relationship with, or negotiate new or different contracts or terms of business with (in each case, the effect of which would be material to such relationship, contract or terms of business), Atlas Energy or its subsidiaries, or solicit any such lessor, sublessor or licensor or other person with the purpose of adversely affecting any such oil and gas lease;

•

solicit or knowingly encourage any person who is at such time a customer, supplier or contractor of Atlas Energy’s business following the closing of the AHD transactions to terminate or materially diminish its relationship with, or negotiate new or different contracts or terms of business with (in each case, the effect of which would be material to such relationship, contract or terms of business), Atlas Energy or its subsidiaries, or solicit any such customer, supplier or contractor for the purpose of adversely affecting any contract retained by Atlas Energy following the AHD transactions; or

•

solicit for employment (other than through general non-directed solicitations for employment) or hire certain employees of Chevron, Atlas Energy or their subsidiaries during their employment, or for a period of six months following their employment (except that this six-month period will not apply to any employee of Atlas Energy, Chevron or their subsidiaries following a termination of their employment).

Indemnification and Insurance

Prior to the effective time of the Chevron merger, Atlas Energy will obtain and fully pay for “tail” prepaid insurance policies with a claims period of six years from and after the effective time of the Chevron merger from an insurance carrier believed to be sound and reputable with respect to D&O insurance for current and former directors and officers of AHD and AHD GP (collectively referred to in the transaction agreement as the “indemnified parties”), but only for facts and events that occurred at or prior to the effective time of the Chevron merger. The insurance policies must have terms, conditions, retentions and limits of coverage at least as favorable as Atlas Energy’s existing D&O insurance with respect to matters existing or occurring prior to the effective time of the Chevron merger (including with respect to acts or omissions occurring in connection with the AHD transactions), subject to the following sentence. The annual premium for the “tail” prepaid insurance policies must not exceed 250% of the last annual premium paid by Atlas Energy for its D&O insurance prior to the execution of the transaction agreement. Atlas Energy must, after the effective time of the Chevron merger, maintain such policies in full force and effect, for their full term, and continue to honor its obligations thereunder. Atlas Energy is not required to expend annually in excess of 250% of the last annual premium paid by Atlas Energy for its D&O insurance prior to the execution of the transaction agreement, and, to the extent that the annual premiums of such coverage exceed that amount, the surviving corporation is required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to 250% of such annual premium.

All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring prior to the effective time of the closing of the AHD transactions existing in favor of the current or former directors, officers or employees of AHD GP, AHD or any purchased entity, as provided in the certificate of incorporation or bylaws of Atlas Energy or in any agreement, will survive the AHD transactions and will continue in full force and effect in accordance with their terms. From and after the closing of the AHD transactions, Atlas Energy will pay, perform and discharge, in accordance with their respective terms, the obligations of Atlas Energy with respect to such rights to exculpation, indemnification and advancement of expenses. The rights of the indemnified parties under the transaction agreement are in addition to any rights such indemnified parties may have under the certificate of incorporation or bylaws, or equivalent documents, of Atlas Energy or any of its subsidiaries, or under any applicable contracts or laws. The rights of the indemnified parties under the transaction agreement are intended to be for the benefit of, and may be enforced by, the indemnified parties.

Hedging

Prior to the closing of the AHD transactions, Atlas Energy has agreed to unwind all of the hedges intended to benefit from or reduce the risk of price fluctuations of hydrocarbons or other commodities that Atlas Energy or its subsidiaries have entered into, in whole or in part, on behalf of the investment partnerships, allocate the applicable portion of any cash generated by such unwind to the applicable investment partnerships and transfer to AHD at closing the portion of such cash attributable to third-party limited partner interests in such investment partnerships.

In addition, Atlas Energy has agreed to use its reasonable best efforts to enter into a new hedge contract prior to the closing of the AHD transactions which will be assumed by AHD at the closing of the AHD transactions. This new hedging arrangement will be intended to benefit from or reduce the risk of fluctuations in the price of natural gas and oil or other commodities produced by the transferred business, including the investment partnership business.

Ongoing Production Reporting

AHD has agreed that, if it decides to abandon or permanently shut in a well in Pennsylvania, West Virginia, Michigan, Ohio or New York associated with a lease in which AHD, its subsidiaries or the purchased entities, on one hand, and Atlas Energy or its subsidiaries, on the other hand, have an interest, but which lease is held by production only from a well in which Atlas Energy or its subsidiaries do not have an interest, then AHD will provide Atlas Energy with written notice and Atlas Energy will have the right to take over such well, in which case it will acquire the rights, responsibilities, assets and liabilities of AHD arising from such well. AHD has agreed to provide Atlas Energy with certain ongoing reporting regarding such wells.

Drilling Arrangements

AHD and Atlas Energy have agreed, prior to the closing of the AHD transactions, to ensure that AHD has the capabilities of certain drilling rigs and related services necessary to complete planned drilling programs that AHD has identified prior to the date of the transaction agreement.

Access to Information

Atlas Energy has agreed that it and its subsidiaries will grant AHD reasonable access to its and its subsidiaries’ facilities, properties, employees, books and records with respect to the transferred business until the closing of the AHD transactions. Atlas Energy and AHD have agreed to provide each other access to certain information related to each other’s businesses following the closing of the AHD transactions for a period of five years, including information necessary to comply with government reporting obligations, carry out human resources functions or satisfy audit or other similar requirements.

Conditions to the AHD Transactions

The obligations of Atlas Energy, AHD and AHD GP to consummate the AHD transactions are subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	the AHD transactions must not have been enjoined or otherwise made illegal;

•	this information statement must have been mailed to AHD limited partners and 20 days must have elapsed from its mailing;

•	the AHD common units to be distributed in the AHD distribution must continue to be accepted for listing on the New York Stock Exchange, subject to official notice of issuance; and

•

if a registration statement is filed with the SEC with respect to the AHD distribution, the registration statement must have been declared effective by the SEC under the Securities Act. AHD does not currently intend to file a registration statement with the SEC with respect to the AHD distribution.

The obligations of AHD and AHD GP to consummate the AHD transactions are further subject to the satisfaction or waiver of the following conditions:

•

Atlas Energy’s representations and warranties regarding capitalization, title to the investment partnership equity interests and broker’s fees must be true and correct in all material respects as of November 8, 2010 and as of the closing date of the AHD transactions (except to the extent they specifically speak as to a different date);

•

Atlas Energy’s other representations and warranties must be true and correct as of November 8, 2010 and as of the closing date of the AHD transactions (except to the extent they specifically speak as to a different date), other than any failure to be true and correct (without giving effect to any qualification as to materiality or material adverse effect), individually or in the aggregate, which has not had, and would not reasonably be expected to have, a material adverse effect; and

•	Atlas Energy must have performed in all material respects its obligations, and complied in all material respects with all of its covenants, under the transaction agreement.

The obligations of Atlas Energy to consummate the AHD transactions are further subject to the satisfaction or waiver of the following conditions:

•

AHD’s representations and warranties regarding broker’s fees and the status of the newly issued AHD common units to be paid as part of the aggregate consideration for the asset acquisition must be true and correct in all material respects as of November 8, 2010 and as of the closing date of the AHD transactions (except to the extent they specifically speak as to a different date);

•

AHD’s other representations and warranties must be true and correct as of November 8, 2010 and as of the closing date of the AHD transactions (except to the extent they specifically speak as to a different date), other than any failure to be true and correct (without giving effect to any qualification as to materiality or material adverse effect), individually or in the aggregate, which has not had, and would not reasonably be expected to have, a material adverse effect;

•	AHD and AHD GP must have performed in all material respects their obligations, and complied in all material respects with all of their covenants, under the transaction agreement;

•

all of the conditions to the Chevron merger, subject to certain exceptions, must have been satisfied or waived in accordance with their terms, and Atlas Energy, Chevron and Merger Sub must otherwise be ready, willing and able to consummate the Chevron merger promptly after the consummation of the AHD distribution and the asset acquisition; and

•

all of the conditions to the Laurel Mountain acquisition, subject to certain exceptions, must have been satisfied or waived in accordance with their terms, and Atlas Energy, ATN and APL must otherwise be ready, willing and able to consummate the Laurel Mountain acquisition simultaneously with the consummation of the asset acquisition.

Termination

The transaction agreement may be terminated prior to the closing of the AHD transactions under any of the following circumstances:

•	by mutual written consent of Atlas Energy and AHD GP;

•

by Atlas Energy or AHD GP if the AHD transactions are not consummated on or before September 30, 2011 (with a possible extension to November 30, 2011 if the merger agreement has been terminated and Atlas Energy has entered into an agreement to consummate an alternative business combination);

•	by Atlas Energy or AHD GP if there is a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the AHD transactions;

•	by Atlas Energy if the merger agreement is terminated; or

•

by Atlas Energy or AHD GP if the other party has breached any of its representations, warranties, covenants or other agreements in the transaction agreement and such breach or failure would result in the failure of a closing condition that cannot be cured by the outside date for the AHD transactions.

Indemnification

After the closing of the AHD transactions, Atlas Energy must indemnify AHD and its subsidiaries, including the purchased entities and investment partnerships, and each of their respective directors, officers, employees and agents against losses to the extent they result from any breach of any representation or warranty or covenant of Atlas Energy or any liability retained by Atlas Energy and the post-merger subsidiaries in the asset acquisition.

After the closing of the AHD transactions, AHD must indemnify Atlas Energy and its subsidiaries and each of their respective directors, officers, employees and agents against losses to the extent they result from any breach of any representation or warranty or covenant of AHD or any liability assumed by AHD in the asset acquisition.

Indemnities for most breaches of representations and warranties are subject to an aggregate deductible of $5 million and a maximum indemnity of $25 million.

The representations and warranties of each of the parties to the transaction agreement, and each of the pre-closing covenants in the transaction agreement, will generally expire twelve months after the closing date of the AHD transactions, except that the representations and warranties of Atlas Energy with respect to capitalization, title to the equity interests of the investment partnerships and broker’s fees and the representations and warranties of AHD and AHD GP with respect to the AHD common units to be issued as part of the aggregate consideration in the asset acquisition will survive indefinitely, and the representations and warranties of Atlas Energy with respect to breaches of certain contracts or creation of liens resulting from the AHD transactions, permits, sufficiency of assets, tax matters, financial statements, environmental matters and compliance with and enforceability of oil and gas leases will terminate as of the closing of the AHD transactions. Notwithstanding the foregoing, any representation, warranty, covenant or other agreement in the transaction agreement will survive the time at which it would otherwise terminate if notice of the inaccuracy or breach thereof or other matter giving rise to a right of indemnity has been given to the party against whom such indemnity may be sought prior to such time.

Expenses

Prior to the closing of the AHD transactions, upon request of AHD or AHD GP, Atlas Energy must pay, or loan to AHD or AHD GP sufficient funds to pay, the costs and other expenses incurred by AHD and AHD GP in connection with the negotiation and execution of the transaction agreement (which we refer to as the “expense payment”) up to a maximum of $5 million. If the AHD transactions are consummated and the closing of the AHD transactions occurs, AHD will repay the expense payment. If the transaction agreement is terminated prior to the consummation of the AHD transactions (other than as a result of a breach by AHD), AHD will have no obligation to repay the expense payment.

Except as noted above, all expenses incurred in connection with the transaction agreement and the transactions contemplated by the transaction agreement will be paid by the party incurring those expenses.

Third-Party Beneficiary Rights

Prior to the Chevron merger, the provisions of the transaction agreement giving Atlas Energy and/or ATN the right to specifically enforce the terms of the transaction agreement are enforceable by Chevron.

Amendment and Waiver

The transaction agreement may be amended by a written agreement signed by each of the parties to the transaction agreement. The parties may, to the extent permissible by law, extend the time of performance of any of the obligations under the transaction agreement, waive any inaccuracies in the representations and warranties of the transaction agreement or waive another party’s compliance with any of the agreements or conditions of the transaction agreement.

The LPA Amendment

The following discussion is a summary of the current rights of holders of AHD common units under the current limited partnership agreement of AHD and the rights that holders of AHD common units will have immediately following the LPA amendment. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you, and does not include a discussion of rights of holders of AHD common units which will not be altered by the LPA amendment. In addition, the rights of holders of AHD common units are, and will continue to be, subject to the Delaware Revised Uniform Limited Partnership Act.

Additional information about AHD and the rights of holders of AHD common units can be found in the documents that AHD files with the SEC. See “Where You Can Find More Information.” AHD has filed its current limited partnership agreement with the SEC. This summary is subject to, and qualified in its entirety by reference to, the form of limited partnership agreement that will be adopted in the LPA amendment, which is attached to this document as Exhibit A to the transaction agreement, which is attached to this document as Annex A.

The limited partnership agreement of AHD and the limited liability company agreement of AHD GP, the general partner of AHD, currently provide for the sole member of AHD GP, which is Atlas Energy, to elect the members of the board of directors of AHD GP (which board we refer to as the “AHD board of directors”). In connection with the AHD GP contribution and AHD GP becoming AHD’s wholly owned subsidiary, the LPA amendment provides that the common unitholders of AHD, voting together as a single class, will elect the members of the AHD board of directors at an annual meeting. To be eligible to stand for election or reelection as a director, a candidate must deliver, among other things, a written agreement that he or she is not a party to, and will not enter into, any undisclosed agreement regarding how the candidate will vote as a director and regarding any direct or indirect compensation that the candidate will receive in connection with service as a director.

The LPA amendment provides for the AHD board of directors to be divided into three classes, with the term of the first class to expire at AHD’s 2012 annual meeting and the terms of the second and third classes to expire at each of the annual meetings following thereafter, respectively. Commencing with AHD’s 2012 annual meeting, directors will be elected to terms of three years. The AHD board of directors will have the power to set the number of members of the board, and directors may be removed only for cause and only upon a vote of the majority of the directors then in office. A majority of the directors then in office will also have the power to fill any vacancy on the board until AHD’s next annual meeting.

As amended by the LPA amendment, AHD’s limited partnership agreement will provide that special meetings may be called only by the general partner (or, if there is no general partner at such time, by limited partners owning 25% of the outstanding voting units of the class or classes for which the meeting is proposed) or the board of directors of the general partner. In order for a limited partner to request any business to be brought before a special meeting, the limited partner must provide timely notice to the general partner, and the business must otherwise be a proper matter for action by the limited partners. To be timely, such notice must generally be submitted no earlier than the 120th day prior to the date of the meeting and no later than the 90th day prior to the date of the meeting.

AHD’s limited partnership agreement currently grants AHD’s general partner the right to call all of the limited partner interests in AHD for redemption if less than 12.5% of the limited partner interests are held by persons other than AHD’s general partner and its affiliates. After the LPA amendment, AHD’s general partner will no longer have this right.

The LPA amendment also modifies other provisions of the limited partnership agreement to accommodate AHD’s general partner becoming its wholly owned subsidiary. After the LPA amendment:

•	AHD’s general partner may not transfer its management interest in AHD to any entity other than a wholly owned subsidiary of AHD;

•	AHD’s general partner will no longer be allocated a share of any net losses incurred by AHD;

•	provisions governing the resolution of conflicts of interests between AHD’s general partner and AHD will be removed;

•

AHD’s general partner may no longer withdraw or be removed from the partnership, and a successor general partner may be elected only if AHD’s general partner withdraws in violation of the limited partnership agreement; and

•	AHD will dissolve upon the withdrawal of its general partner, unless a successor general partner is elected and admitted.

The following table sets forth a comparison of the rights of holders of AHD common units before and after the LPA amendment:

	Rights of holders of AHD common units before the LPA amendment	Rights of holders of AHD common units after the LPA amendment
Ownership of the General Partner of AHD	Atlas Energy owns 100% of the equity of AHD GP, the general partner of AHD.	AHD will own 100% of the equity of AHD GP, the general partner of AHD.

Election of Directors	Atlas Energy, as the sole member of AHD GP, may elect or approve the members of the AHD board of directors. AHD unitholders do not have any right to elect the member of the AHD board of directors.	The AHD unitholders will elect the members of the AHD board of directors.

Classes of Directors	The AHD board of directors is not classified. Directors serve for life until they are removed by Atlas Energy, as the sole member of AHD GP, or resign.	The AHD board of directors will be divided into three classes of as close to equal size as possible, with the term of the first class to expire at the 2012 annual meeting and the terms of the second and third classes to expire at each of the following annual meetings, respectively. Commencing with the 2012 annual meeting, directors will be elected to a term of three years. At each annual meeting, the AHD unitholders, voting together as a single class, will elect by a plurality vote those members of the AHD board of directors whose terms expire at that meeting.

Removal of Directors	Atlas Energy, as the sole member of AHD GP, may remove directors at any time, with or without cause.	Directors may be removed only for cause and only with a majority vote of the AHD board of directors. A majority of directors may choose a replacement director to fill any vacancy until the next annual meeting.

Nominations for Candidates for Election to the AHD Board of Directors	The limited partnership agreement of AHD and the limited liability company agreement of AHD GP provide for Atlas Energy, as the sole member of AHD GP, to elect the members of the AHD board of directors.	In order for an AHD unitholder to nominate a candidate for election to the AHD board of directors, the AHD unitholder must provide notice between 90 and 120 days prior to the annual meeting, and the notice must include certain required information regarding the AHD unitholder and the proposed nominee.

Number of Directors	There must be between five and eight directors on the AHD board of directors; the number of directors may otherwise be set by a resolution of Atlas Energy, as the sole member of AHD GP.	The number of directors will be fixed by resolution of the AHD board of directors. No decrease in the number of directors will shorten any director’s term of office.

	Rights of holders of AHD common units before the LPA amendment		Rights of holders of AHD common units after the LPA amendment
AHD Unitholder Special Meetings	Special meetings of the AHD unitholders may be called by AHD GP or by AHD unitholders owning 20% or more of the outstanding securities of the class or classes for which a meeting is proposed.		Special meetings may be called by AHD GP (or, if there is no general partner of AHD at the time, by AHD unitholders owning 25% of the outstanding voting units of the class or classes for which the meeting is proposed) or the board of directors of the general partner.

AHD Unitholder Proposals	When calling a special meeting, AHD unitholders must indicate the general or specific purposes for which the special meeting is to be called.		In order for an AHD unitholder to request any business to be brought before a special meeting, (1) the AHD unitholder must provide notice to the general partner of AHD between 90 and 120 days prior to the meeting (subject to certain adjustments); (2) the notice must include certain required information regarding the AHD unitholder and the proposed business to be brought before the meeting; and (3) the business must otherwise be a proper matter for action by the AHD unitholders.

Transactions with Related Parties

The AHD board of directors must maintain a conflicts committee comprised of at least three independent directors. Whenever a potential conflict of interest arises between the general partner or its affiliates, on the one hand, and AHD or its affiliates, on the other, the conflict of interest will be permitted and deemed not to be a violation of the limited partnership agreement or any other agreement or any duty under law or equity (including fiduciary duties) if the resolution or course of action is:

These provisions will be eliminated because AHD GP, the general partner of AHD, will be a wholly owned subsidiary of AHD.

	•	approved by the conflicts committee;

	•	approved by a majority vote of AHD common units (other than those held by the general partner of AHD or its affiliates);

	•	on terms no less favorable to AHD than those generally being provided to or available from unrelated third parties; or

	•	fair and reasonable to AHD, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to AHD).

	Rights of holders of AHD common units before the LPA amendment	Rights of holders of AHD common units after the LPA amendment
Removal of the General Partner	The general partner of AHD may be removed by the holders of two-thirds of the outstanding AHD common units.	Because the general partner of AHD will be a wholly owned subsidiary of AHD, the general partner of AHD cannot be removed.

Redemptions	The general partner of AHD may acquire (i.e., call) all of the AHD common units for redemption if less than 12.5% of such AHD common units are held by persons other than the general partner of AHD and its affiliates.	The general partner of AHD will not have such a call or redemption right.

2010 AHD Long-Term Incentive Plan

On November 8, 2010, Atlas Energy, the majority unitholder of AHD, delivered a written consent approving the adoption of the new equity plan. This action by Atlas Energy is sufficient for the unitholders of AHD to approve the adoption of the new equity plan without the vote of any other unitholder of AHD. The new equity plan will become effective upon the closing of the AHD transactions.

The new equity plan is intended to promote the interests of AHD by providing to officers, employees and directors of AHD GP, and employees of its affiliates, consultants and joint venture partners who perform services for AHD GP or AHD, incentive awards for superior performance that are based on AHD common units. The new equity plan is intended to enhance the ability of AHD GP and its affiliates to attract and retain the services of individuals who are essential for the growth and profitability of AHD GP and AHD and to encourage them to devote their best efforts to the businesses of AHD GP and AHD and advancing the interests of AHD GP and AHD.

The following is a brief description of the principal features of the new equity plan. This summary is subject to, and qualified in its entirety by reference to, the new equity plan, which is attached to this document as Exhibit B to the transaction agreement, which is attached to this document as Annex A.

Grants made under the new equity plan will be determined by the AHD board of directors or a committee of the AHD board of directors, or the board (or a committee of the board) of an affiliate of AHD that is appointed by the AHD board of directors to administer the new equity plan. We refer to the AHD board of directors, the board of an affiliate, or any respective committee thereof that administers the new equity plan as the “committee.”

Subject to the provisions of the new equity plan, the committee is authorized to administer and interpret the new equity plan, to make factual determinations and to adopt or amend its rules, regulations, agreements and instruments for implementing the new equity plan. The committee will also have the full power and authority to determine the recipients of grants under the new equity plan as well as the terms and provisions of restrictions relating to grants.

Subject to any applicable law, the committee, in its sole discretion, may delegate any or all of its powers and duties under the new equity plan, including the power to award grants under the new equity plan, to the Chief Executive Officer of AHD GP, subject to such limitations as the committee may impose, if any. However, the Chief Executive Officer many not make awards to, or take any action with respect to any grant previously awarded to, himself or a person who is subject to Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Persons eligible to receive grants under the new equity plan are (i) officers and employees of AHD GP, its affiliates, consultants or joint venture partners who perform services for AHD GP, AHD or an affiliate or in furtherance of AHD GP’s or AHD’s business (we refer to each such officer and employee as an “eligible employee”) and (ii) non-employee directors of AHD GP within the meaning of Rule 16b-3 under the Exchange Act.

Awards in respect of up to 5.3 million AHD common units (approximately 10% of the fully diluted issued and outstanding number of AHD common units on a pro forma basis after giving effect to the AHD transactions) may be issued under the new equity plan. This amount is subject to adjustment as provided in the new equity plan for events such as distributions (in AHD common units or other securities or property, including cash), unit splits (including reverse splits), recapitalizations, mergers, consolidations, reorganizations, reclassifications and other extraordinary events affecting the outstanding AHD common units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the new equity plan. AHD common units issued under the new equity plan may consist of AHD common units newly issued by AHD, AHD common units acquired in the open market or from any affiliate of AHD GP or AHD or any other person or any combination of the foregoing. If any award granted under the new equity plan is forfeited or otherwise terminates or is canceled or paid without the delivery of AHD common units, then the AHD common units covered by the award will (to the extent of the forfeiture, termination or cancellation, as the case may be) again be AHD common units available for grants of awards under the new equity plan. AHD common units surrendered in payment of the exercise price of an option, and AHD common units withheld or surrendered for payment of taxes, will not be available for re-issuance under the new equity plan.

Awards granted under the new equity plan may consist of options to purchase AHD common units, phantom units and restricted units. All grants are subject to such terms and conditions as the committee deems appropriate, including but not limited to vesting conditions.

An option is the right to purchase an AHD common unit in the future at a predetermined price (which we refer to as the “exercise price”). The exercise price of each option is determined by the committee and may be equal to or greater than the fair market value of an AHD common unit on the date the option is granted. The committee will determine the vesting and exercise restrictions applicable to an award of options, if any, and the method or methods by which payment of the exercise price may be made, which may include, without limitation, cash, check acceptable to the AHD board of directors, a tender of AHD common units having a fair market value equal to the exercise price, a “cashless” broker-assisted exercise, a recourse note in a form acceptable to the AHD board of directors and that does not violate the Sarbanes-Oxley Act of 2002, a “net exercise” that permits AHD to withhold a number of AHD common units that otherwise would be issued to the holder of the option pursuant to the exercise of the option having a fair market value equal to the exercise price or any combination of the methods described above.

Phantom units represent rights to receive an AHD common unit, an amount of cash or other securities or property based on the value of an AHD common unit, or a combination of AHD common units and cash or other securities or property. Phantom units are subject to terms and conditions determined by the committee, which may include vesting restrictions. In addition, the committee may grant distribution equivalent rights in connection with a grant of phantom units. Distribution equivalent rights represent the right to receive an amount in cash, securities, or other property equal to, and at the same time as, the cash distributions or other distributions of securities or other property made by AHD with respect to an AHD common unit during the period that the underlying phantom unit is outstanding. Distribution equivalents may (i) be paid currently by AHD or may be deferred and, if deferred, may accrue interest, (ii) accrue as a cash obligation or may convert into additional phantom units for the holder of the underlying phantom units, (iii) be payable based on the achievement of specific goals and (iv) be payable in cash or AHD common units or in a combination of cash and AHD common units, in each case as determined by the committee.

Restricted units are actual AHD common units issued to a participant that are subject to vesting restrictions and evidenced in such manner as the committee may deem appropriate, including book-entry registration or issuance of one or more unit certificates. Prior to or upon the grant of an award of restricted units, the committee will condition the vesting or transferability of the restricted units upon continued service, the attainment of performance goals or both. A holder of restricted units will have certain rights of holders of AHD common units in general, including the right to vote the restricted units. However, during the period during which the restricted units are subject to vesting restrictions, the holder will not be permitted to sell, assign, transfer, pledge or otherwise encumber the restricted units. As determined by the committee, cash dividends on restricted units may be automatically deferred or reinvested in additional restricted units and held subject to the vesting of the underlying restricted units, and dividends payable in AHD common units may be paid in the form of restricted units of the same class as the restricted units with respect to which the dividend is paid and may be subject to vesting of the underlying restricted units.

Upon a “change in control” (as defined in the new equity plan), all unvested awards granted under the new equity plan held by directors will immediately vest in full. In the case of awards granted under the new equity plan held by eligible employees, upon the eligible employee’s termination of employment without “cause” (as defined in the new equity plan) or upon any other type of termination specified in the eligible employee’s applicable award agreement(s), in any case following a change in control, any unvested award will immediately vest in full and, in the case of options, become exercisable for the one-year period following the date of termination of employment, but in any case not later than the end of the original term of the option.

In connection with a change in control, the committee, in its sole and absolute discretion and without obtaining the approval or consent of the unitholders or any participant, but subject to the terms of any award agreements and employment agreements to which AHD GP (or any affiliate) and any participant are party, may take one or more of the following actions (with discretion to differentiate between individual participants and awards for any reason):

•	cause awards to be assumed or substituted by the surviving entity (or affiliate of such surviving entity);

•

accelerate the vesting of awards as of immediately prior to the consummation of the transaction that constitutes the change in control so that awards will vest (and, with respect to options, become exercisable) as to the AHD common units that otherwise would have been unvested so that participants (as holders of awards granted under the new equity plan) may participate in the transaction;

•	provide for the payment of cash or other consideration to participants in exchange for the cancellation of outstanding awards (in an amount equal to the fair market value of such cancelled awards);

•

terminate all or some awards upon the consummation of the change-in-control transaction, but only if the committee provides for full vesting of awards immediately prior to the consummation of such transaction; and

•	make such other modifications, adjustments or amendments to outstanding awards or the new equity plan as the committee deems necessary or appropriate.

Except as otherwise determined by the committee, no award granted under the new equity plan will be assignable or transferable except by will or the laws of descent and distribution. When a participant dies, the personal representative or other person entitled to succeed to the rights of the participant may exercise the participant’s rights under his or her awards.

All awards granted under the new equity plan will be subject to applicable federal (including FICA), state and local tax withholding requirements. If AHD GP so permits, AHD common units may be withheld to satisfy tax withholding obligations with respect to awards paid in AHD common units at the time such awards become subject to employment taxes and tax withholding, as applicable, up to an amount that does not exceed the minimum required withholding for federal (including FICA), state and local tax liabilities. AHD GP may require forfeiture of any award for which the participant does not timely pay the applicable withholding taxes.

Subject to the limitations described below, the committee may amend, alter, suspend, discontinue or terminate the new equity plan at any time without the consent of participants, except that the committee may not amend the new equity plan without approval of the unitholders if such approval is required in order to comply with applicable stock exchange requirements. No amendment or termination of the new equity plan may materially impair any rights or obligations of participants under any previously granted awards, unless the participant has consented or such amendment or termination was reserved in the new equity plan or the applicable award agreements. The committee may not reprice options, nor may the new equity plan be amended to permit option repricing, unless the unitholders approve such repricing or amendment.

The new equity plan will continue until the date terminated by the AHD board of directors or the date upon which AHD common units are no longer available for the grant of awards, whichever occurs first.

U.S. Federal Income Tax Consequences

The following is a general description of the U.S. federal income tax consequences of options, phantom units and restricted unit awards granted under the new equity plan. It provides only a general description of the application of federal income tax laws with respect to grants under the new equity plan. This discussion is intended for the information of AHD unitholders and not as tax guidance to participants in the new equity plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws and does not purport to be complete.

Options granted under the new equity plan are not eligible for treatment as “incentive stock options” under the Internal Revenue Code. Therefore, all options granted under the new equity plan will be non-qualified options. A grantee of options will not recognize income at the time of grant. Upon exercise of an option, (i) the grantee will recognize ordinary compensation income equal to the amount, if any, by which the fair market value (as determined on the date of exercise of the options) of the AHD common units issuable with respect to the option exceeds the exercise price of the option (such amount, the “spread”), and (ii) AHD will receive a deduction in an amount equal to the spread. The tax basis of AHD common units obtained pursuant to the exercise of an option equals the option exercise price paid by the grantee plus the ordinary compensation income recognized by the grantee. The grantee’s holding period for the AHD common units acquired pursuant to the exercise of an option for purposes of determining eligibility for capital gains treatment upon the disposition of the AHD common units begins on the option exercise date.

The recipient of a phantom unit or restricted unit award will not recognize income at the time of the grant of his or her award. Rather, the participant will have taxable compensation in an amount equal to the fair market value of the AHD common units or, in the case of phantom units, the AHD common units or other securities or property (as the case may be), actually received by the participant in connection with the vesting of the award, and AHD will receive a deduction equal to such amount. Upon the sale of AHD common units, a participant generally will have gain or loss (which may consist of both ordinary and capital gain and loss elements depending upon AHD’s taxable income and loss during the period in which the AHD common units were held). Since AHD is currently not a taxable entity for federal income tax purposes, the amount of taxable compensation to the participant will be treated as deductions allocated among the partners of AHD in accordance with AHD’s partnership agreement.

Transition Services Agreement

Upon the closing of the AHD transactions, Atlas Energy and AHD will enter into a Transition Services Agreement pursuant to which (1) Atlas Energy will provide AHD a limited license to use certain of its facilities and (2) Atlas Energy and AHD will provide each other certain services on a transitional basis including, among others, services related to operations, accounting, supply chain management, finance, human resources and information technology. The recipient of each service listed in the transition services agreement will be obligated to pay a fee specified in the transition services agreement. Each service will be provided until the earlier of

(1) the term specified for that service in the transition services agreement, (2) two years from the closing of the AHD transactions, (3) the termination of the transition services agreement by Atlas Energy or AHD following an uncured material breach by the other party or (4) the termination of the service by the recipient of the service (except that a recipient of any terminated service must continue to pay the relevant fee for that service for the remainder of the term specified in the transition services agreement). Atlas Energy and AHD may request that the other party provide additional or different services, and the parties may negotiate the terms of the new service, although neither party has an obligation to provide any additional or different service.

The recipient of each service will generally assume the risks and liability arising in connection with its use of the service. The provider and recipient of each service will indemnify each other for any losses incurred in connection with the use of the service by the recipient, unless the loss is due to the provider’s gross negligence or willful misconduct.

Michigan Operating Agreement

Upon the closing of the AHD transactions, Atlas Energy, AHD and Atlas Resources, LLC (which we refer to as “Resources”) will enter into an Operating Services Agreement (which we refer to as the “Michigan operating agreement”) pursuant to which Atlas Energy will provide AHD and Resources and their respective subsidiaries certain operational services including, among others, the superintendence and maintenance of wells in certain counties in Michigan and Indiana and the marketing and gathering of gas produced from those wells (which we refer to as the “Michigan operational services”). Atlas Energy will also provide certain environmental project management services to AHD on a transitional basis (which we refer to as the “Michigan environmental services”). AHD, Resources or their subsidiaries will be obligated to pay the fees specified in the Michigan operating agreement for the Michigan operational services and the Michigan environmental services. AHD may request that Atlas Energy provide additional services under the Michigan operating agreement on a transitional basis, and AHD must negotiate in good faith regarding any such additional service, except that Atlas Energy will not be obligated to provide any additional services if the provision of such service would be impracticable or would not be commercially reasonable, or if it is not of a type being provided by Atlas Energy or its affiliates as of immediately prior to the closing of the AHD transactions.

AHD will indemnify Atlas Energy against all claims and liabilities arising out of its provision of services under the Michigan operating agreement.

Atlas Energy will provide the Michigan operational services for three years from the closing date of the AHD transactions and from month-to-month thereafter until cancelled by either Atlas Energy, AHD or Resources. Atlas Energy will provide the Michigan environmental services for six months from the closing of the AHD transactions and from month-to-month thereafter for an additional eighteen months. AHD may terminate any part of the Michigan operational services and the Michigan environmental services at any time. Atlas Energy, AHD and Resources may agree to terminate the Michigan operating agreement at any time, and each of Atlas Energy, on the one hand, or AHD or Resources, on the other hand, may terminate the Michigan operating agreement following an uncured material breach by such other party.

Pennsylvania Operating Agreement

Upon the closing of the AHD transactions, Atlas Energy, AHD and Resources will enter into an Operating Services Agreement (which we refer to as the “Pennsylvania operating agreement”) pursuant to which Atlas Energy will provide AHD and Resources and their respective subsidiaries certain operational services including, among others, gas volumetric control, measurement and balancing services and water disposal services with respect to certain wells in Pennsylvania (which we refer to as the “Pennsylvania services”). AHD, Resources or their subsidiaries will be obligated to pay the fees specified in the Pennsylvania operating agreement for the Pennsylvania services.

AHD will indemnify Atlas Energy against all claims and liabilities arising out of its provision of services under the Pennsylvania operating agreement.

Atlas Energy will provide the Pennsylvania services for three years from the closing date of the AHD transactions and from month-to-month thereafter until cancelled by either Atlas Energy, AHD or Resources. AHD may terminate any part of the Pennsylvania services or terminate the Pennsylvania operating agreement at any time. Atlas Energy, AHD and Resources may agree to terminate the Pennsylvania operating services agreement at any time, and each of Atlas Energy, on the one hand, or AHD or Resources, on the other hand, may terminate the Pennsylvania operating agreement following an uncured material breach by such other party.

Petro-Technical Services Agreement

Upon the closing of the AHD transactions, Atlas Energy and AHD will enter into a Petro-Technical Services Agreement pursuant to which Atlas Energy will perform for AHD certain consulting activities including, among others, planning, designing, drilling, stimulating, completing and equipping wells (which we refer to as the “petro-technical services”). AHD will be obligated to pay the actual costs incurred by Atlas Energy in the performance of the petro-technical services, up to a maximum of the market rate for the same or similar services in Pittsburgh, Pennsylvania and Traverse City, Michigan.

AHD will indemnify Atlas Energy against all claims and liabilities arising out of its provision of services under the petro-technical services agreement.

Atlas Energy will provide the petro-technical services for one year from the closing date of the AHD transactions and from month-to-month thereafter until the earlier of (1) cancellation by Atlas Energy, AHD or Resources or (2) eighteen months after the closing date of the AHD transactions. AHD may terminate any part of the petro-technical services or terminate the petro-technical services agreement at any time. Atlas Energy, AHD and Resources may agree to terminate the petro-technical services agreement at any time, and each of Atlas Energy, on the one hand, or AHD or Resources, on the other hand, may terminate the petro-technical services agreement following an uncured material breach by such other party.

Gas Marketing Agreement

In connection with the transaction agreement, certain purchased entities entered into a base contract for the sale and purchase of natural gas with a subsidiary of Chevron (which we refer to as the “gas marketing agreement”) pursuant to which, following the closing of the AHD transactions and the Chevron merger, the purchased entities will sell gas to the subsidiary of Chevron. Under the gas marketing agreement, the subsidiaries of Atlas Energy are responsible for transporting the gas to specified delivery points, at which points the subsidiary of Chevron will assume responsibility for the purchased gas. The gas marketing agreement will terminate upon the expiration of the latest period for which the parties have agreed to make deliveries or upon 30 days’ written notice of any party to the gas marketing agreement.

Employee Matters Agreement

In connection with the transaction agreement, Atlas Energy, AHD and AHD GP entered into an Employee Matters Agreement. Under the employee matters agreement, certain current employees of Atlas Energy will be transferred to AHD in connection with the AHD transactions, and certain pre-closing liabilities attributable to such transferred employees will generally be assumed by AHD and its post-closing affiliates. AHD will be required to establish benefit plans for such transferred employees, including a 401(k) plan and health and welfare benefit plans, as of the closing date for the AHD transactions. Effective as of the closing date for the AHD transactions, AHD will adopt the new equity plan, under which awards of options to purchase AHD common units, restricted units and phantom units may be granted to AHD employees, directors and other service providers (see “The Transaction Agreement — 2010 AHD Long-Term Incentive Plan”). Pursuant to the employee matters agreement, AHD will also amend the Atlas Pipeline Holdings, L.P. Long-Term Incentive Plan to provide that outstanding awards granted under the plan will not vest in connection with the Chevron merger and the AHD transactions pursuant to the terms and conditions of the plan.

The foregoing summary of the employee matters agreement is subject to, and qualified in its entirety by reference to, the employee matters agreement filed by Atlas Energy on a current report on Form 8-K on November 12, 2010.

Allocation Agreement

In connection with entering into the Laurel Mountain purchase agreement, AHD entered into the allocation agreement, which provides for the allocation of expenses of general and administrative services provided by AHD to APL. Under the allocation agreement, during the twelve months immediately following the consummation of the AHD transactions, AHD will allocate expenses for such services to APL in a manner consistent with allocations by Atlas Energy to APL prior to such date, subject to a maximum of $1.8 million (excluding salaries and expenses of officers and employees whose primary responsibility is the management and operation of APL).

MATTERS RELATED TO THE CHEVRON MERGER AND THE LAUREL MOUNTAIN ACQUISITION

The Laurel Mountain Purchase Agreement

The following summary describes material provisions of the Laurel Mountain purchase agreement. This summary is subject to, and qualified in its entirety by reference to, the Laurel Mountain purchase agreement, which has been filed by Atlas Energy on a current report on Form 8-K on November 12, 2010.

The following summary has been included to provide you with information regarding the terms of the Laurel Mountain purchase agreement and the transactions described in this document. The representations and warranties contained in the Laurel Mountain purchase agreement are not intended to be a source of business or operational information about Atlas Energy or APL or their respective subsidiaries, as such representations and warranties are made as of a specified date or dates, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality and are modified or qualified by information contained in the disclosure schedules exchanged by the parties. Business and operational information regarding Atlas Energy and APL can be found elsewhere in this document and in the other public documents that Atlas Energy and APL file with the SEC. See “Where You Can Find More Information.”

Laurel Mountain Acquisition

Concurrently with the merger agreement and the transaction agreement, APL, APL Sub, Atlas Energy and ATN entered into the Laurel Mountain purchase agreement, pursuant to which ATN will acquire the 49% ownership interest in Laurel Mountain owned by APL Sub. The purchase price for the Laurel Mountain acquisition is $403 million, subject to adjustment based on, among other things, capital contributions to and distributions from Laurel Mountain after January 1, 2011 and prior to closing. APL Sub will retain preferred distribution rights under the limited liability company agreement of Laurel Mountain entitling APL Sub to receive all payments made under a note issued to Laurel Mountain by Williams Laurel Mountain, LLC in connection with the formation of Laurel Mountain.

Representations and Warranties

In the Laurel Mountain purchase agreement, Atlas Energy, on the one hand, and APL and APL Sub, on the other hand, has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•

corporate, limited partnership or limited liability company authority to enter into and perform the obligations under the Laurel Mountain purchase agreement, enforceability of the Laurel Mountain purchase agreement and approval of the Laurel Mountain purchase agreement by the parties’ boards of directors or similar governing bodies;

•	required governmental filings and consents;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, in each case, as a result of the Laurel Mountain acquisition; and

•	broker’s fees payable in connection with the Laurel Mountain acquisition.

APL and APL Sub have made additional representations and warranties about themselves to Atlas Energy and ATN as to the following:

•	in the case of APL, a recommendation by the APL special committee that the APL managing board approve the Laurel Mountain purchase agreement;

•	capitalization of Laurel Mountain, including as to APL’s indirect 49% ownership interest in Laurel Mountain;

•	receipt by the APL special committee of an opinion from its financial advisor;

•	absence of a default by APL Sub or Laurel Mountain under the limited liability company agreement of Laurel Mountain;

•	provision by APL of certain financial information related to Laurel Mountain;

•	provision by APL of a list of agreements (1) by APL or its subsidiaries with certain affiliates related to Laurel Mountain and (2) by Laurel Mountain or its subsidiaries with APL or its affiliates;

•	certain financial statements of Laurel Mountain and the preparation thereof;

•	absence of certain legal proceedings (pending or threatened) and orders;

•	absence of certain specified actions or occurrences since December 31, 2009; and

•	tax matters.

Atlas Energy has also made representations and warranties to APL as to ATN’s investment intent with respect to the interest in Laurel Mountain to be acquired pursuant to the Laurel Mountain purchase agreement.

Many of APL’s representations and warranties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). Certain of APL’s representations and warranties are also qualified by a general materiality standard. “Material adverse effect” for purposes of the Laurel Mountain purchase agreement means any change, event, occurrence or development that has a material adverse effect on the assets, business, financial condition or results of operations of Laurel Mountain and its subsidiaries, taken as a whole, except that none of the following will constitute a “material adverse effect” or will be considered in determining whether there has been a “material adverse effect”:

•

changes generally affecting the economy or the financial, credit or securities markets, to the extent such changes do not have a material and disproportionate effect on Laurel Mountain and its subsidiaries, taken as a whole, relative to the other participants in the industry or industries in which Laurel Mountain and its subsidiaries operate;

•

changes generally affecting the natural gas or shale industry or natural gas companies operating in the region containing the Marcellus shale, to the extent such changes do not have a material and disproportionate effect on Laurel Mountain and its subsidiaries, taken as a whole, relative to the other participants in the industry or industries in which Laurel Mountain and its subsidiaries operate;

•

changes (or proposed changes) in law or the interpretation thereof or generally accepted accounting principles or the interpretation thereof, to the extent such changes do not have a material and disproportionate effect on Laurel Mountain and its subsidiaries, taken as a whole, relative to the other participants in the industry or industries in which Laurel Mountain and its subsidiaries operate;

•

any acts of war, armed hostility or terrorism, to the extent such changes do not have a material and disproportionate effect on Laurel Mountain and its subsidiaries, taken as a whole, relative to the other participants in the industry or industries in which Laurel Mountain and its subsidiaries operate;

•

changes in the market price of oil or natural gas, to the extent such changes do not have a material and disproportionate effect on Laurel Mountain and its subsidiaries, taken as a whole, relative to the other participants in the industry or industries in which Laurel Mountain and its subsidiaries operate;

•

changes attributable to the execution, announcement or pendency of the Chevron merger, the AHD transactions, the Laurel Mountain purchase agreement, the merger agreement, the transaction agreement, related agreements or the transactions contemplated by these agreements, including any adverse change in customer, supplier, employee, financing source, joint venture partner or similar relationships resulting therefrom, including in each case as a result of the identity of Chevron,

Atlas Energy or ATN (except that this exception will not apply to any portion of a representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Laurel Mountain purchase agreement or the performance of obligations or satisfaction of conditions under the Laurel Mountain purchase agreement);

•

any failure by Laurel Mountain to meet internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (although facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

•	changes attributable to any action required by the Laurel Mountain purchase agreement or taken or made at the request of Atlas Energy.

Conduct of the Laurel Mountain Business Pending the Laurel Mountain Acquisition

In the Laurel Mountain purchase agreement, APL Sub has agreed that, subject to certain exceptions, between November 8, 2010 and the earlier of the closing of the Laurel Mountain acquisition and the termination of the Laurel Mountain purchase agreement, except as expressly contemplated or permitted by the Laurel Mountain purchase agreement, required by the limited liability company agreement of Laurel Mountain, or with Atlas Energy’s prior written consent (which is not to be unreasonably withheld, conditioned or delayed), or as required by applicable law, APL Sub will not take any action under the limited liability company agreement of Laurel Mountain or, to the extent of APL Sub’s authority under the limited liability company agreement of Laurel Mountain, refuse to take any action under the limited liability company agreement of Laurel Mountain that would cause Laurel Mountain to conduct its business other than in all material respects in the ordinary course consistent with past practice, or, to the extent consistent with this standard, cause Laurel Mountain to fail to take certain specified actions.

APL Sub has further agreed that, subject to certain exceptions, between November 8, 2010 and the earlier of the closing of the Laurel Mountain acquisition and the termination of the Laurel Mountain purchase agreement, except as expressly contemplated or permitted by the Laurel Mountain purchase agreement, required by the limited liability company agreement of Laurel Mountain, or with Atlas Energy’s prior written consent (which is not to be unreasonably withheld, conditioned or delayed), or except as required by applicable law, APL Sub will, solely to the extent of its authority under the limited liability company agreement of Laurel Mountain, refrain from taking certain specified actions with respect to Laurel Mountain.

Conditions to the Laurel Mountain Acquisition

The obligations of APL, Atlas Energy and ATN to consummate the Laurel Mountain acquisition are subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	the Laurel Mountain acquisition must not have been enjoined or otherwise made illegal; and

•

certain lenders under APL’s credit agreement, dated as of July 27, 2007, must have consented to the Laurel Mountain acquisition and the release of the lien on the Laurel Mountain interest to be transferred in the Laurel Mountain acquisition.

The obligations of Atlas Energy and ATN to consummate the Laurel Mountain acquisition are further subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of APL and APL Sub relating to capitalization of Laurel Mountain, title to APL Sub’s interest in Laurel Mountain and broker’s fees must be true and correct except for any de minimis inaccuracy as of November 8, 2010 and as of the closing date of the Laurel Mountain acquisition (except to the extent they specifically speak as to a different date);

•

the other representations and warranties of APL and APL Sub must be true and correct as of November 8, 2010 and as of the closing date of the Laurel Mountain acquisition (except to the extent they specifically speak as to a different date), other than any failure to be true and correct (without giving effect to any qualification as to materiality or material adverse effect), individually or in the aggregate, which has not had, and would not reasonably be expected to have, a material adverse effect;

•	APL and APL Sub must have performed in all material respects their obligations, and complied in all material respects with all of their covenants, under the Laurel Mountain purchase agreement;

•

all of the conditions to the Chevron merger, subject to certain exceptions, must have been satisfied or waived in accordance with their terms, and Atlas Energy, Chevron and Merger Sub must otherwise be ready, willing and able to consummate the Chevron merger promptly after the consummation of the AHD distribution and the Laurel Mountain acquisition; and

•

all of the conditions to the AHD transactions, subject to certain exceptions, must have been satisfied or waived in accordance with their terms, and AHD, AHD GP and Atlas Energy must otherwise be ready, willing and able to consummate the AHD distribution promptly after the consummation of the Laurel Mountain acquisition.

The obligations of APL and APL Sub to consummate the Laurel Mountain acquisition are further subject to the satisfaction or waiver of the following conditions:

•

Atlas Energy’s representations and warranties relating to broker’s fees must be true and correct in all material respects as of November 8, 2010 and as of the closing date of the Laurel Mountain acquisition (except to the extent they specifically speak as to a different date);

•

Atlas Energy’s other representations and warranties must be true and correct as of November 8, 2010 and as of the closing date of the Laurel Mountain acquisition (except to the extent they specifically speak as to a different date), other than any failure to be true and correct (without giving effect to any qualification as to materiality or material adverse effect), individually or in the aggregate, which has not had, or would not reasonably be expected to have, a material adverse effect on ATN’s ability to timely consummate the Laurel Mountain acquisition; and

•	Atlas Energy and ATN must have performed in all material respects their obligations, and complied in all material respects with all of their covenants, under the Laurel Mountain purchase agreement.

If Atlas Energy waives the closing condition in the Laurel Mountain purchase agreement that the conditions to the consummation of the Chevron merger be satisfied or waived, and the Laurel Mountain acquisition occurs but the Chevron merger does not, and Atlas Energy subsequently sells all or a portion of the interest acquired in the Laurel Mountain acquisition within one year of the closing of the Laurel Mountain acquisition for an amount in excess of the purchase price (or in the case of the sale of a portion of such interest, for an amount in excess of the portion of the purchase price allocable to such portion of such interest), then it must pay 50% of such excess to APL.

Termination

The Laurel Mountain purchase agreement may be terminated prior to the closing of the Laurel Mountain acquisition under any of the following circumstances:

•	by mutual written consent of APL and Atlas Energy;

•

by APL or Atlas Energy if the Laurel Mountain acquisition is not consummated on or before September 30, 2011 (with a possible extension to November 30, 2011 if the merger agreement has been terminated and Atlas Energy has entered into an agreement to consummate an alternative business combination) (we refer to such date as it may be extended as the “outside date for the Laurel Mountain acquisition”);

•	by APL or Atlas Energy if there is a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the Laurel Mountain acquisition;

•	by Atlas Energy if the merger agreement is terminated, but only if Atlas Energy exercises this right within thirty days of the termination of the merger agreement; and

•

by APL or Atlas Energy if the other party has breached any of its representations, warranties, covenants or other agreements in the Laurel Mountain purchase agreement and such breach or failure would result in the failure of a closing condition that cannot be cured by the outside date for the Laurel Mountain acquisition.

Subject to certain exceptions, no party to the Laurel Mountain purchase agreement will be obligated to pay any fees to any other party in connection with a termination of the Laurel Mountain purchase agreement.

Amendment and Waiver

The Laurel Mountain purchase agreement may be amended by a written agreement signed by each of the parties to the Laurel Mountain purchase agreement. The parties may, to the extent permissible by law, extend the time of performance of any of the obligations under the Laurel Mountain purchase agreement, waive any inaccuracies in the representations and warranties of the Laurel Mountain purchase agreement or waive the other parties’ compliance with any of the agreements or conditions of the Laurel Mountain purchase agreement.

The Merger Agreement

The following summary describes material provisions of the merger agreement. This summary is subject to, and qualified in its entirety by reference to, the merger agreement and Amendment No. 1 thereto, which have been filed by Atlas Energy on current reports on Form 8-K on November 12, 2010 and December 8, 2010, respectively.

The following summary has been included to provide you with information regarding the terms of the merger agreement and the transactions described in this document. The representations and warranties contained in the merger agreement are not intended to be a source of business or operational information about Atlas Energy or Chevron, as such representations and warranties are made as of a specified date or dates, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality and are modified or qualified by information contained in the parties’ public filings and in the disclosure schedules exchanged by the parties. Business and operational information regarding Atlas Energy can be found elsewhere in this document and in the other public documents that Atlas Energy files with the SEC. See “Where You Can Find More Information.”

Structure; Effective Time

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into Atlas Energy, with Atlas Energy surviving as an indirect wholly owned subsidiary of Chevron but renamed as “Arkhan Corporation.”

The effective time of the Chevron merger will occur at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware on the closing date of the Chevron merger (or such later time as is agreed by Chevron and Atlas Energy and specified in the certificate of merger).

What Atlas Energy Stockholders Will Receive if the Chevron Merger is Completed

If the Chevron merger, the AHD transactions and the Laurel Mountain acquisition are completed, holders of outstanding shares of Atlas Energy common stock will be entitled to receive for each share of Atlas Energy common stock owned by them as of immediately prior to the Chevron merger (subject to any applicable tax withholding) $38.25 in cash, without interest (which we refer to as the “cash merger consideration”), and a pro-rata share of all common units of AHD that will be held by Atlas Energy as of such time (which Atlas Energy estimates to be approximately 0.523 of an AHD common unit per share of Atlas Energy common stock). The $38.25 per share in cash will be distributed to Atlas Energy stockholders as of immediately prior to the Chevron merger in the form of the cash merger consideration. The AHD common units will be distributed to the Atlas Energy stockholders as of immediately prior to the Chevron merger through a distribution declared by the Atlas Energy board of directors.

Representations and Warranties

In the merger agreement, Atlas Energy has made representations and warranties to Chevron and Merger Sub regarding, among other things:

•	corporate matters, including due organization, good standing and qualification, of Atlas Energy and its subsidiaries;

•	capitalization;

•

corporate authority and authorization of Atlas Energy, AHD GP, AHD, APL GP, APL and ATN to enter into the merger agreement, the transaction agreement and the Laurel Mountain purchase agreement and to consummate the transactions contemplated by the merger agreement, the transaction agreement and the Laurel Mountain purchase agreement, and the enforceability of those agreements against the parties thereto, as applicable;

•

approval of the merger agreement, the transaction agreement and the Laurel Mountain purchase agreement and the transactions contemplated thereby, by the respective boards of directors or similar governing bodies of Atlas Energy, AHD GP and APL GP, among others, as applicable;

•

the absence of conflicts with, defaults under or breaches of the governing documents of Atlas Energy or any subsidiary of Atlas Energy, applicable laws or certain agreements as a result of Atlas Energy, AHD GP, AHD, APL GP, APL or ATN entering into the merger agreement, the transaction agreement or the Laurel Mountain purchase agreement and consummating the transactions contemplated by those agreements, as applicable;

•	required governmental filings and consents;

•	the timely filing and accuracy of periodic reports and other filings with the SEC of Atlas Energy, AHD and APL since January 1, 2008, as well as with respect to financial statements contained therein;

•	reporting obligations of Atlas Energy’s subsidiaries under the Exchange Act;

•

compliance of Atlas Energy, AHD and APL with the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the Nasdaq or the New York Stock Exchange, as applicable;

•	the absence of outstanding extensions of credit to directors or executive officers of Atlas Energy or any subsidiary of Atlas Energy;

•	preparation of financial statements of Atlas Energy, AHD and APL in accordance with generally accepted accounting principles;

•	the absence of material changes in financial accounting methods by Atlas Energy, AHD or APL since December 31, 2007;

•	off-balance sheet arrangements;

•	internal controls and disclosure controls;

•	undisclosed liabilities of Atlas Energy or any of the post-merger subsidiaries;

•	Atlas Energy’s proxy statement and certain other filings to be made in connection with the Chevron merger, the AHD transactions and the Laurel Mountain acquisition;

•

conduct of Atlas Energy’s business in the ordinary course since December 31, 2009, and absence of any circumstance, change, event, occurrence or development that has resulted in or would reasonably be expected to result in a material adverse effect (as defined below);

•	absence of certain legal proceedings (pending or threatened) and orders;

•	applicability of certain regulations;

•	information relating to, and the preparation methodology of, certain oil and gas reserve reports;

•	title to real and personal property;

•	certain matters relating to certain oil and gas wells, leases, contracts and other interests;

•	accuracy of the representations and warranties of APL contained in the Laurel Mountain purchase agreement;

•	derivatives positions;

•	employee benefit plans and ERISA matters;

•	compliance with applicable laws, and possession of and compliance with permits;

•	tax matters;

•	intellectual property matters;

•	environmental matters;

•	labor matters;

•	board of director approval and stockholder approval;

•	matters with respect to certain material contracts;

•	insurance matters;

•	interested party transactions since December 31, 2009;

•	broker’s fees payable in connection with the Chevron merger;

•	receipt by Atlas Energy, the AHD special committee and the APL special committee of certain opinions from financial advisors; and

•	certain conflicts of interest with Chevron.

Many of Atlas Energy’s representations and warranties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). Certain of Atlas Energy’s representations and warranties are also qualified by a general materiality standard. “Material adverse effect” for purposes of the merger agreement means any circumstance, change, event, occurrence, development or effect that has a material adverse effect on the assets or business of Atlas Energy and the post-merger subsidiaries, after giving effect to the transactions contemplated by the transaction agreement and the Laurel Mountain purchase agreement, taken as a whole, except that none of the following will constitute a “material adverse effect” or will be considered in determining whether there has been a “material adverse effect”:

•

changes generally affecting the economy or the financial, credit or securities markets, to the extent such changes do not have a material and disproportionate effect on Atlas Energy and the post-merger subsidiaries, after giving effect to the AHD transactions and the Laurel Mountain acquisition, taken as a whole, relative to the other participants in the industry or industries in which Atlas Energy and the post-merger subsidiaries operate;

•

changes generally affecting the natural gas or shale industry or natural gas companies operating in the region containing the Marcellus shale, to the extent such changes do not have a material and disproportionate effect on Atlas Energy and the post-merger subsidiaries, after giving effect to the AHD transactions and the Laurel Mountain acquisition, taken as a whole, relative to the other participants in the industry or industries in which Atlas Energy and the post-merger subsidiaries operate, and other than changes in applicable laws relating to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes;

•

changes (or proposed changes) in law or the interpretation thereof or generally accepted accounting principles or the interpretation thereof, to the extent such changes do not have a material and disproportionate effect on Atlas Energy and the post-merger subsidiaries, after giving effect to the AHD transactions and the Laurel Mountain acquisition, taken as a whole, relative to the other participants in the industry or industries in which Atlas Energy and the post-merger subsidiaries operate, and other than changes in applicable laws relating to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes;

•

any acts of war, armed hostility or terrorism, to the extent such changes do not have a material and disproportionate effect on Atlas Energy and the post-merger subsidiaries, after giving effect to the AHD transactions and the Laurel Mountain acquisition, taken as a whole, relative to the other participants in the industry or industries in which Atlas Energy and the post-merger subsidiaries operate;

•

changes in the market price of oil or natural gas, to the extent such changes do not have a material and disproportionate effect on Atlas Energy and the post-merger subsidiaries, after giving effect to the AHD transactions and the Laurel Mountain acquisition, taken as a whole, relative to the other participants in the industry or industries in which Atlas Energy and the post-merger subsidiaries operate;

•

changes attributable to the execution, announcement or pendency of the Chevron merger, the AHD transactions, the Laurel Mountain acquisition, the merger agreement, the transaction agreement, the Laurel Mountain purchase agreement or the transactions contemplated by these agreements, including any adverse change in customer, distributor, supplier, employee, financing source, stockholder, partnership or joint venture partner or similar relationship resulting therefrom, including in each case as a result of the identity of Chevron (except that this exception will not apply to any portion of a representation or warranty by Atlas Energy relating to required consents and approvals, certain change of control or severance obligations, intellectual property or insurance to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the transactions contemplated by the transaction agreement and the Laurel Mountain purchase agreement or the performance of obligations or satisfaction of conditions under the merger agreement or the transactions contemplated by the transaction agreement and the Laurel Mountain purchase agreement);

•

any failure by Atlas Energy or any subsidiary of Atlas Energy to meet internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period (although facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•

changes in the price or trading volume of Atlas Energy common stock (although facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

•	changes attributable to any action required by the merger agreement or taken or made at the request of Chevron.

Chevron and Merger Sub have made representations and warranties to Atlas Energy regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	enforceability of the merger agreement against Chevron and Merger Sub;

•

the absence of conflicts with or defaults under their governing documents, applicable laws or certain agreements, as a result of entering into the merger agreement and the consummation of the Chevron merger;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•

the information supplied by Chevron and Merger Sub to Atlas Energy for use in Atlas Energy’s proxy statement and certain other filings to be made in connection with the Chevron merger, the AHD transactions and the Laurel Mountain acquisition, including this information statement;

•	matters with respect to the availability of funds for payment of the cash merger consideration;

•	the ownership and activities of Merger Sub; and

•	broker’s fees payable in connection with the Chevron merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the Chevron merger.

Conduct of Atlas Energy’s Business Pending the Chevron Merger

In the merger agreement, Atlas Energy has agreed that, subject to certain exceptions, between November 8, 2010 and the earlier of the effective time of the Chevron merger and the termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, the transaction agreement, the Laurel Mountain purchase agreement or the employee matters agreement, or with Chevron’s prior written consent, or except as required by applicable law, Atlas Energy, each of the post-merger subsidiaries and each of the purchased entities will conduct its business in all material respects in the ordinary course consistent with past practice, and, to the extent consistent with this standard, use its reasonable best efforts to take certain specified actions.

Atlas Energy has also agreed that, subject to certain exceptions, between November 8, 2010 and the earlier of the effective time of the Chevron merger and the termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, the transaction agreement, the Laurel Mountain purchase agreement or the employee matters agreement, or with Chevron’s prior written consent (which is not to be unreasonably withheld), or except as required by applicable law, Atlas Energy will not, and will not permit any post-merger subsidiary or purchased entity to, take certain specified actions.

Provisions in the Merger Agreement Regarding the AHD Transactions and the Laurel Mountain Acquisition

In the merger agreement, Atlas Energy agreed to certain obligations relating to the AHD transactions and the Laurel Mountain acquisition, including the following:

•

prior to the effective time of the Chevron merger, Atlas Energy will use its reasonable best efforts to promptly take all actions necessary, proper or advisable under applicable laws to consummate and make effective the AHD transactions and the Laurel Mountain acquisition, in coordination with the closing of the Chevron merger;

•

Chevron will have the opportunity to consult with Atlas Energy regarding (1) a statement estimating the cash adjustment amount owed by Atlas Energy to AHD for certain current liabilities transferred to AHD in the asset acquisition as contemplated by the transaction agreement (see “The Transaction Agreement — The Asset Acquisition”), (2) certain actions related to the restructuring of the assets and liabilities of the purchased entities contemplated by the transaction agreement and (3) certain actions related to oil and gas lease curative matters as contemplated by the transaction agreement; and

•

Atlas Energy will provide written notice to Chevron at least five business days prior to exercising its right under the transaction agreement to either require AHD to substitute newly issued AHD common units for the cash portion of the aggregate consideration payable by AHD in the asset acquisition or to accept financing from Chevron, as described above under “The Transaction Agreement — The Asset Acquisition.” Chevron may, within three business days of receiving this notice, notify Atlas Energy that it elects to require Atlas Energy to exercise its right under the transaction agreement to require AHD to accept financing from Chevron, in which case Atlas Energy will make such election. If Chevron does not provide written notice to Atlas Energy in accordance with the preceding sentence or provides written notice that Chevron will not provide the financing, then Atlas Energy may not make such election. Atlas Energy may instead elect to require AHD to substitute AHD common units for the cash portion of the aggregate consideration payable in the asset acquisition (which we refer to as a “unit substitution”), in which case the cash merger consideration will be reduced to $37.94 per share of Atlas Energy common stock, and the total number of AHD common units to be distributed to all Atlas Energy stockholders in the AHD distribution will increase by 3,188,098.

Atlas Energy may not, without Chevron’s prior written consent:

•

waive any breach of any representation or warranty contained in the transaction agreement or the Laurel Mountain purchase agreement if the breach of such representation or warranty has had or would reasonably be expected to have, individually or in the aggregate, with all other breaches of representations and warranties contained in such agreement, a material adverse effect; or

•	amend or waive any other provision of the transaction agreement or the Laurel Mountain purchase agreement in any way materially adverse to Atlas Energy.

In the event Atlas Energy or any subsidiary of Atlas Energy is requested to amend or waive any provision of the transaction agreement or the Laurel Mountain purchase agreement, Atlas Energy must promptly provide Chevron with written notice of such request.

Immediately prior to the closing date of the Chevron merger, Chevron must lend to Atlas Energy or its designated subsidiary:

•

an amount in cash equal to $623 million (of which $403 million will be used to complete the Laurel Mountain acquisition and $220 million will be used by Atlas Energy to purchase the AHD common units received by ATN in the asset acquisition); or

•

in the event that certain outstanding notes have been satisfied and discharged, defeased or otherwise retired and cease to exist, an amount of cash equal to $403 million, all of which will be used to complete the Laurel Mountain acquisition.

Indemnification and Insurance

Prior to the effective time of the Chevron merger, Atlas Energy will, and if Atlas Energy is unable to, Chevron will cause the surviving corporation to, obtain and fully pay for “tail” prepaid insurance policies with a claims period of six years from and after the effective time of the Chevron merger from an insurance carrier believed to be sound and reputable with respect to D&O insurance for current and former directors and officers of Atlas Energy and its subsidiaries, which would include AHD and AHD GP (other than any current or former director of APL or its subsidiaries) (collectively referred to in the merger agreement as the “indemnified parties”), but only with respect to each indemnified party’s status as a director or officer of Atlas Energy or an Atlas Energy subsidiary (other than APL or its subsidiaries), and only for facts and events that occurred at or prior to the effective time of the Chevron merger. The insurance policies must have terms, conditions, retentions and limits of coverage at least as favorable as Atlas Energy’s existing D&O insurance with respect to matters existing or occurring prior to the effective time of the Chevron merger (including with respect to acts or omissions occurring in connection with the merger agreement, the transaction agreement, the Laurel Mountain purchase agreement and the consummation of the transactions contemplated thereby). The annual premium for the “tail” prepaid insurance policies must not exceed 250% of the last annual premium paid by Atlas Energy for its D&O insurance prior to the execution of the merger agreement. If such “tail” prepaid insurance policies have been obtained, Chevron will, and will cause the surviving corporation after the effective time of the Chevron merger to, maintain such policies in full force and effect, for their full term, and continue to honor its obligations thereunder.

If Atlas Energy and the surviving corporation for any reason fail to obtain such “tail” prepaid insurance policies as of the effective time of the Chevron merger, the surviving corporation will, and Chevron will cause the surviving corporation to, maintain in effect, at no expense to the beneficiaries, for the benefit of the indemnified parties, for a period of six years from and after the effective time of the Chevron merger, D&O insurance with terms, conditions, retentions and limits of coverage at least as favorable as Atlas Energy’s existing D&O insurance with respect to matters existing or occurring prior to the effective time of the Chevron merger (including with respect to acts or omissions occurring in connection with the merger agreement, the transaction agreement, the Laurel Mountain purchase agreement and the consummation of the transactions contemplated thereby), from an insurance carrier believed to be sound and reputable with respect to D&O insurance. However, neither Chevron nor the surviving corporation is required to expend annually in excess of 250% of the last annual premium paid by Atlas Energy for its D&O insurance prior to the execution of the merger agreement, and, to the extent that the annual premiums of such coverage exceed that amount, the surviving corporation is required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to 250% of such annual premium.

Additionally, all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring prior to the effective time of the Chevron merger existing in favor of the current or former directors, officers or employees of Atlas Energy or any subsidiary of Atlas Energy, as provided in the formation and governing documents of such entities, will survive the Chevron merger and will continue in full force and effect in accordance with their terms. From and after the effective time of the Chevron merger, the surviving corporation will pay, perform and discharge, in accordance with their respective terms, the obligations of Atlas Energy or any subsidiary of Atlas Energy (including subsidiaries being acquired by AHD in the asset acquisition) with respect to such rights to exculpation, indemnification and advancement of expenses. The rights of the indemnified parties under the merger agreement are in addition to any rights such indemnified parties may have under the certificate of incorporation or bylaws, or equivalent documents, of Atlas Energy or any of its subsidiaries, or under any applicable contracts or laws. The rights of the indemnified parties under the merger agreement are intended to be for the benefit of, and may be enforced by, the indemnified parties.

The obligations of Chevron and the surviving corporation to the indemnified parties under the merger agreement may not be terminated, amended or modified in any manner so as to materially and adversely affect any person entitled to indemnification or insurance coverage pursuant to the provisions described above (including their successors, heirs and legal representatives) without the consent of such affected person.

Other Covenants and Agreements

The merger agreement contains additional covenants and agreements among Atlas Energy, Chevron and Merger Sub relating to, among other things, the following matters.

Reasonable Best Efforts. Each of Atlas Energy, Chevron and Merger Sub has agreed to use its reasonable best efforts to do, and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate the Chevron merger, the AHD transactions, the Laurel Mountain acquisition and the other transactions contemplated by the merger agreement, the transaction agreement and the Laurel Mountain purchase agreement, including obtaining all necessary actions or nonactions, waivers, expirations or terminations of waiting periods, consents and other approvals from governmental entities and third parties, defending any lawsuits or other legal proceedings challenging the merger agreement, the transaction agreement, the Laurel Mountain purchase agreement or the consummation of the transactions contemplated by these agreements and executing any additional instruments required to consummate the transactions contemplated by these agreements.

No Solicitation of Transactions. Atlas Energy agreed that it will not solicit competing acquisition proposals and that it will immediately cease and cause to be terminated all existing solicitation, discussions or negotiations with respect to any takeover proposal. Atlas Energy also agreed to not release any third party from the standstill provisions of any agreement to which Atlas Energy is or may become a party and to enforce the provisions of any such agreement, except if the Atlas Energy board of directors has determined in good faith that taking such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law.

Atlas Energy may, however, provide information to, and negotiate with, a third party that makes an unsolicited acquisition proposal if the Atlas Energy board of directors determines that such acquisition proposal is or would reasonably be expected to lead to a proposal which the Atlas Energy board of directors reasonably determines in good faith to be more favorable to the stockholders of Atlas Energy than the Chevron merger (we refer to such a proposal as a “superior takeover proposal”). The Atlas Energy board of directors will not withdraw or modify its recommendation that the Atlas Energy stockholders adopt the merger agreement unless, among other things, in response to a superior takeover proposal that was not provided as a result of any violation by Atlas Energy of its obligations under the non-solicitation provisions of the merger agreement.

Transaction Litigation. Atlas Energy has agreed to consult with Chevron in Atlas Energy’s defense or settlement of any stockholder litigation against Atlas Energy and/or its directors or executive officers relating to the transactions contemplated by the merger agreement, the transaction agreement or the Laurel Mountain purchase agreement, subject to any fiduciary duties of the Atlas Energy board of directors or the board of directors of any subsidiary of Atlas Energy, and other than with respect to any litigation or settlement where the interests of Atlas Energy or any of its affiliates are adverse to those of Chevron, Merger Sub or any of their respective affiliates.

Takeover Statutes. Atlas Energy, Chevron and Merger Sub have agreed that, if any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation should become applicable to the transactions contemplated by the merger agreement, each such party and the members of their respective board of directors will grant all approvals and take all actions necessary to permit the consummation of the transactions contemplated by the merger agreement as promptly as practicable on the terms of the merger agreement, and will otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the merger agreement.

Oil and Gas Curative Matters. Atlas Energy has agreed that, upon reasonable request by Chevron, it will use commercially reasonable efforts to take, or cause to be taken, curative action in order to help ensure that title to certain designated oil and gas leases to be interests of Atlas Energy or a post-merger subsidiary following the asset acquisition are distinctly discernable between Atlas Energy or a post-merger subsidiary, on the one hand, and any interest of any investment partnership, on the other hand.

Pennsylvania Operating Matters. Atlas Energy has agreed to ensure that at least one post-merger subsidiary holds all permits issued by the Pennsylvania Bureau of Oil and Gas Management and any other applicable governmental authority, and all material performance, surety and road bonds that, in each case, are necessary for

Atlas Energy and the post-merger subsidiaries to continue their business in Pennsylvania after the closing of the Chevron merger in substantially the same manner as such business was conducted at the time of execution of the merger agreement.

Conditions to the Chevron Merger

The obligations of each of Atlas Energy, Chevron and Merger Sub to complete the Chevron merger are subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	the adoption of the merger agreement by holders of a majority of the outstanding shares of Atlas Energy common stock;

•	the expiration or termination of any applicable waiting period under the HSR Act, which termination was granted by the FTC on December 10, 2010;

•	the Chevron merger must not have been enjoined or otherwise made illegal;

•

the consummation of the asset acquisition, the AHD distribution, the Laurel Mountain acquisition and the AHD GP contribution, in each case in compliance in all material respects with the terms of the transaction agreement and the Laurel Mountain purchase agreement, subject to any permitted waivers thereof (for a description of the conditions to the AHD transactions and the Laurel Mountain acquisition, see “The Transaction Agreement — Conditions to the AHD Transactions” and “Matters Related to the Chevron Merger and the Laurel Mountain Acquisition — The Laurel Mountain Purchase Agreement — Conditions to the Laurel Mountain Acquisition”); and

•	the repayment by AHD to Atlas Energy of all amounts outstanding under the AHD promissory note, the balance of which was $35.4 million at December 31, 2010.

The obligations of Atlas Energy to complete the Chevron merger are further subject to the satisfaction or waiver of the following conditions:

•

Chevron’s and Merger Sub’s representations and warranties must be true and correct as of November 8, 2010, and as of the closing date of the Chevron merger (except to the extent they specifically speak as to a different date), other than any failure of the representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect), individually or in the aggregate, which has not prevented, materially impeded or materially delayed the consummation of the transactions contemplated by the merger agreement, and that would not be reasonably likely to do so; and

•	Chevron and Merger Sub must have performed in all material respects their obligations, and complied in all material respects with all of their covenants, under the merger agreement.

The obligations of Chevron and Merger Sub to complete the Chevron merger are further subject to the satisfaction or waiver of the following conditions:

•	Atlas Energy’s representations and warranties with respect to the absence of a material adverse effect must be true and correct as of the closing date of the Chevron merger;

•

Atlas Energy’s representations and warranties with respect to equity issued and outstanding or issuable pursuant to equity plans must be true and correct except for de minimis inaccuracies as of November 8, 2010, and as of the closing date of the Chevron merger (except to the extent they specifically speak as to a different date);

•

Atlas Energy’s other representations and warranties must be true and correct in all respects as of November 8, 2010, and as of the closing date of the Chevron merger (except to the extent they specifically speak as to a different date), other than any failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect), individually or in the aggregate, which has not had, and would not reasonably be expected to have, a material adverse effect;

•	Atlas Energy must have performed in all material respects its obligations, and complied in all material respects with all of its covenants, under the merger agreement; and

•

there must not have been a “Specified Change of Control” under the participation and development agreement executed between certain affiliates of Atlas Energy and an affiliate of Reliance Industries Limited, which generally means that there must not have been an occurrence where both of the following have occurred:

•

more than half of the Atlas Energy directors who served as directors as of April 20, 2010 are replaced without the consent of the incumbent directors (with directors who take office with the consent of the incumbent directors themselves considered incumbent directors); and

•	neither Jonathan Cohen nor Edward Cohen continue to serve on the Atlas Energy board of directors or are employed by Atlas Energy, Atlas America, LLC, Atlas Resources, LLC or Viking Resources, LLC.

Termination

Atlas Energy and Chevron may agree in writing to terminate the merger agreement at any time before the effective time of the Chevron merger (including after Atlas Energy stockholders have adopted the merger agreement). In addition, with certain exceptions, either Atlas Energy or Chevron may terminate the merger agreement at any time before the effective time of the Chevron merger by action of their respective board of directors:

•

if the Chevron merger has not been consummated by September 30, 2011, unless the AHD transactions have not occurred by such date due to the failure of AHD to obtain financing, in which case such date may be extended once by 90 days by either Atlas Energy or Chevron (we refer to such date as it may be extended as the “outside date for the Chevron merger”);

•	if there is a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting consummation of the Chevron merger;

•

if the approval of the proposal to adopt the merger agreement by Atlas Energy stockholders is not obtained at the special meeting of Atlas Energy stockholders (including any adjournment or postponement of such meeting); or

•

at any time before the effective time of the Chevron merger if the other party has breached any of its representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured by the outside date for the Chevron merger or, if such breach of a covenant or agreement is curable, the breaching party has not begun to diligently pursue such a cure in good faith within 10 days following written notice of such breach from the non-breaching party.

In addition, Atlas Energy may terminate the merger agreement if, prior to the adoption of the merger agreement by Atlas Energy stockholders, the Atlas Energy board of directors authorizes it to enter into an agreement with respect to a superior proposal and, concurrently with such termination, Atlas Energy pays the termination fee described below under “Matters Related to the Chevron Merger and the Laurel Mountain Acquisition — The Merger Agreement — Fees and Expenses.”

Chevron may also terminate the merger agreement at any time before the effective time of the Chevron merger if the Atlas Energy board of directors or a committee of the Atlas Energy board of directors effects a change in recommendation.

Fees and Expenses

Atlas Energy will have to pay Chevron a termination fee of $97 million if:

•

(1) a takeover proposal has been made to the Atlas Energy board of directors or management or has been announced publicly, and such takeover proposal has not been withdrawn; (2) the merger agreement is subsequently terminated due to (A) the consummation of the Chevron merger not having occurred prior to the outside date for the Chevron merger, (B) Atlas Energy’s failure to obtain stockholder approval, or (C) a breach by Atlas Energy of its covenant to call a stockholder meeting which would cause a failure of a closing condition; and (3) within 12 months of the termination of the merger agreement, Atlas Energy consummates or enters into a definitive agreement with respect to the same takeover proposal (or, if the takeover proposal was announced publicly, with respect to any takeover proposal that meets the 50% threshold);

•	Chevron terminates the merger agreement in response to the Atlas Energy board of directors making a change in recommendation; or

•	Atlas Energy terminates the merger agreement because its board has determined to pursue a superior proposal.

In addition, if Atlas Energy fails to pay any termination fee when due, it will be obligated to pay the costs and expenses (including legal fees) incurred in connection with any action to collect payment of the fee, plus interest on the termination fee from the date upon which it was due at a rate equal to the prime rate of the Bank of New York in effect on such date plus 1%.

Amendment and Waiver

The merger agreement may be amended by a written agreement signed by Atlas Energy, Chevron and Merger Sub at any time prior to the effective time of the Chevron merger. At any time prior to the effective time of the Chevron merger, the parties may, to the extent permissible by law, extend the time of performance of any of the obligations under the merger agreement, waive any inaccuracies in the representations and warranties of the merger agreement or waive the other parties’ compliance with any of the agreements or conditions of the merger agreement. If the merger agreement has been adopted by Atlas Energy stockholders, any subsequent amendment or waiver of a provision of the merger agreement that by law requires further stockholder approval must also be approved by Atlas Energy stockholders.

Non-Competition Agreements

In connection with entering into the merger agreement, Chevron entered into a Non-Competition and Non-Solicitation Agreement with each of Edward Cohen and Jonathan Cohen. Subject to certain limited exceptions (including exceptions permitting them in certain circumstances to engage in the businesses that AHD will acquire from Atlas Energy in the asset acquisition and in the businesses conducted by AHD and APL), the non-competition agreements require Edward Cohen and Jonathan Cohen to refrain from taking any of the following actions for three years after the closing date of the Chevron merger:

•

engaging in any capacity (whether as officer, director, owner, partner, stockholder, investor, consultant, principal, agent, employee, co-venturer or otherwise) in a business engaged in the exploration, development or production of hydrocarbons in certain designated counties within the States of Pennsylvania, West Virginia and New York;

•

soliciting any lessor, sublessor or licensor in connection with any oil and gas lease that is retained by Atlas Energy or a post-merger subsidiary in the asset acquisition to terminate or diminish its relationship with Atlas Energy or Chevron, or soliciting (including entering into any “top lease” with) any such lessor, sublessor or licensor or any other person or entity for the purpose of engaging in a business described above or adversely affecting any such oil and gas lease; and

•

soliciting any person or entity that is or was at any point in the prior one-year period a customer, supplier or contractor, including title attorneys, abstractors and land brokers, of the business retained by Atlas Energy in the asset acquisition, to terminate or diminish its relationship with Atlas Energy or Chevron or for the purpose of engaging in a business described above or adversely affecting any contract that is retained by Atlas Energy or a post-merger subsidiary in the asset acquisition.

The non-competition agreements also prohibit Edward Cohen and Jonathan Cohen, for two years after the closing date of the Chevron merger, from soliciting for employment, or hiring, any person who was employed by Atlas Energy before the Chevron merger and became an employee of Atlas Energy or Chevron after the Chevron merger, subject to certain limited exceptions.

The foregoing summary of the non-competition agreements is subject to, and qualified in its entirety by reference to, the non-competition agreement with Edward Cohen and the non-competition agreement with Jonathan Cohen, each of which has been filed by Atlas Energy on a current report on Form 8-K on November 12, 2010.

Voting Agreement

In connection with entering into the merger agreement, Chevron entered into a Voting Agreement with Edward Cohen and Jonathan Cohen and various entities related to them. As of January 7, 2011, the record date for the special meeting of Atlas Energy stockholders to consider and vote on the proposal to adopt the merger agreement, the stockholders that are party to the voting agreement beneficially owned an aggregate of approximately 3.6% of the shares of Atlas Energy common stock entitled to vote at the special meeting, and 3,895,406 shares of Atlas Energy common stock underlying equity awards. The voting agreement generally requires that the stockholders party thereto vote all of their shares of Atlas Energy common stock in favor of the Chevron merger and against alternative transactions, and generally prohibits them from transferring their shares. The voting agreement automatically terminates upon the earliest of (1) the termination of the merger agreement, (2) in the event the merger agreement is amended such that any stockholder would receive in respect of such stockholder’s shares of Atlas Energy common stock merger consideration that is different from the consideration to be received by holders of Atlas Energy common stock generally, the date of such amendment and (3) the effective time of the Chevron merger.

The foregoing summary of the voting agreement is subject to, and qualified in its entirety by reference to, the voting agreement filed by Atlas Energy on a current report on Form 8-K on November 12, 2010.

Litigation Concerning the Chevron Merger and the Laurel Mountain Acquisition

Following the announcement of the transaction agreement, the merger agreement and the Laurel Mountain purchase agreement on November 9, 2010, the following actions were filed in the Delaware Court of Chancery, the Court of Common Pleas of Allegheny County, Pennsylvania and the U.S. District Court for the Western District of Pennsylvania, challenging the Chevron merger (other than Ussach, which challenges the Laurel Mountain acquisition, as described below): Muir v. Atlas Energy, Inc. et al., C.N. G.D. 10-20988 (Pa. Ct. Com. Pl. filed 11/9/10); Hansz v. Atlas Energy, Inc. et al., C.N. G.D. 10-21055 (Pa. Ct. Com. Pl. filed 11/10/10); Katsman v. Atlas Energy, Inc. et al., C.N. 5990-VCL (Del. Ch. filed 11/15/10); Nishihara v. Atlas Energy, Inc. et al., Case No. 2:10-cv-01526 (W.D. Pa. filed 11/15/10); Jacobs v. Cohen, et al., C.N. G.D. 10-21370 (Pa. Ct. Com. Pl. filed 11/16/10); Ussach v. Atlas Energy, Inc. et al., Case No. 2:10-cv-01533 (W.D. Pa. filed 11/16/10); Weber v. Atlas Energy, Inc. et al., C.N. 6006-VCL (Del. Ch. filed 11/19/10). The Pennsylvania state court actions were consolidated as In re Atlas Energy, Inc. Shareholders Class Action Litigation, Case No. G.D. 10-20988. The Delaware actions were consolidated as In re Atlas Energy, Inc. Shareholders Litigation, C.A. No. 5990-VCL (which we refer to as the “Consolidated Delaware Action”).

The complaints in the Pennsylvania and Delaware state courts and in the Nishihara action in federal court all raise substantially the same claims. All are purported class actions filed on behalf of all Atlas Energy public stockholders (other than those affiliated in any way with Atlas Energy) and assert claims of breaches of fiduciary duty in connection with the merger agreement by the various directors and officers of Atlas Energy and aiding and abetting of those breaches by Atlas Energy. Several of these actions additionally assert aiding and abetting claims against Chevron and Merger Sub and/or affiliates of Atlas Energy, including, in the Katsman action, AHD. The Ussach complaint is a purported derivative action on behalf of APL challenging the Laurel Mountain acquisition and claiming unjust enrichment by Atlas Energy and breaches of fiduciary duty by APL GP, the members of its managing board and Atlas Energy. All of the actions seek injunctive relief against the Chevron merger (other than Ussach, where the plaintiff is seeking damages, disgorgement and rescission) and rescission of any portion thereof already consummated. Some of the actions seek monetary damages as well. On December 10, 2010, the Pennsylvania state court stayed the actions before it in favor of the Delaware actions. On December 28, 2010, the plaintiffs in the Consolidated Delaware Action filed an amended complaint (which we refer to as the “Amended Complaint”). The Amended Complaint names as defendants Atlas Energy, Chevron, Merger Sub and the directors of Atlas Energy and alleges breaches of fiduciary duties in connection with the Chevron merger by the individual defendants and aiding and abetting of those breaches by Atlas Energy, Chevron and Merger Sub. It also claims that the proxy statement filed by Atlas Energy contains material misstatements and omissions. Among other things, the Amended Complaint alleges that the proxy statement fails to disclose material information concerning the discussions and negotiations between Atlas Energy and Chevron as well as material information the Atlas Energy board of directors relied upon in recommending the Chevron merger, and that the proxy statement omits material information regarding the financial analyses performed by Atlas Energy’s financial advisors and the advisory fees received by those investment banks. AHD is not named as a defendant in the Amended Complaint. The Amended Complaint seeks, among other things, declaratory and injunctive relief enjoining the Chevron merger. On January 18, 2011, the Delaware court granted the parties’ proposed order for expedited proceedings and set a preliminary injunction hearing date of February 7, 2011.

On December 21, 2010, the plaintiff in the Nishihara action filed an amended complaint (which we refer to as the “Amended Federal Complaint”). The Amended Federal Complaint names as defendants Atlas Energy, Chevron, Merger Sub and various directors and officers and alleges breaches of fiduciary duties in connection with the Chevron merger by the individual defendants and aiding and abetting of those breaches by Atlas Energy, Chevron and Merger Sub. It also alleges violations of the Exchange Act arising out of Atlas Energy’s disclosures in its proxy statement, which it claims, among other things, omits and/or misrepresents information about the merger process and omits material information regarding the financial analyses provided by Atlas Energy’s financial advisors and the advisory fees received by those financial advisors. It seeks, among other things, declaratory and injunctive relief enjoining the Chevron merger. On January 18, 2011, the defendants moved to dismiss the Amended Federal Complaint and to stay the action.

Predicting the outcome of these lawsuits is difficult. A preliminary injunction or an adverse judgment granting permanent injunctive relief could delay, jeopardize or indefinitely enjoin completion of the Chevron merger or the Laurel Mountain acquisition, which could in turn delay, jeopardize or indefinitely prevent the consummation of the AHD transactions, because Atlas Energy’s obligation to consummate the AHD transactions is subject to the satisfaction or waiver of the conditions to the consummation of the Chevron merger and the satisfaction or waiver of the conditions to the consummation of the Laurel Mountain acquisition. AHD has been informed that the defendants in these cases believe that the claims asserted against them in these lawsuits are without merit, and intend to defend themselves vigorously against the claims.

UNAUDITED PRO FORMA FINANCIAL INFORMATION OF AHD

The following unaudited pro forma condensed consolidated financial data reflects AHD’s historical results as adjusted on a pro forma basis to give effect to (a) the asset acquisition and related transactions and (b) the Laurel Mountain acquisition. The estimated adjustments to effect the asset acquisition and the Laurel Mountain acquisition are described in the notes to the unaudited pro forma financial data.

The unaudited pro forma condensed consolidated balance sheet information reflects the following transactions as if they occurred as of September 30, 2010, and the unaudited pro forma condensed consolidated statements of operations information for the nine months ended September 30, 2010 and the twelve months ended December 31, 2009 reflect the following transactions as if they occurred as of the beginning of the respective period:

•

the asset acquisition for aggregate consideration consisting of 23,379,384 AHD common units and $30.0 million in cash and the repayment of the AHD promissory note with an outstanding principal balance of $34.4 million at September 30, 2010 to Atlas Energy. The cash payments are assumed to have been funded through borrowings under a new AHD senior secured credit facility entered into in connection with the consummation of these transactions; and

•	the Laurel Mountain acquisition for consideration of $403.0 million in cash.

The unaudited pro forma condensed consolidated balance sheet and the pro forma condensed consolidated statements of operations were derived by adjusting AHD’s historical consolidated financial statements. However, AHD’s management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial data presented is for informational purposes only and is based upon available information and assumptions that the management of AHD believes are reasonable under the circumstances. This unaudited pro forma financial information is not necessarily indicative of what the financial position or results of operations of AHD and its subsidiaries would have been had the transactions been consummated on the dates assumed, nor are they necessarily indicative of any future operating results or financial position. AHD and its subsidiaries may have performed differently had the transactions actually occurred on the dates assumed.

The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations include AHD’s historical consolidated financial statements, which have been adjusted to reflect APL’s sale of Elk City Oklahoma GP, LLC and Elk City Oklahoma Pipeline, L.P. (which we refer to collectively as “Elk City”) in September 2010. As such, AHD has retrospectively adjusted its prior period consolidated financial statements to reflect the amounts related to the operations of Elk City as discontinued operations in accordance with prevailing accounting literature.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

SEPTEMBER 30, 2010

(in thousands)

	Historical	Asset Acquisition	Asset Acquisition Adjustments		Laurel Mountain Acquisition	Laurel Mountain Acquisition Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$215	$—	$69,768	(a)	$—	$397,775	(e)	$597,646
			(34,383	)(a)		(12,000	)(f)
			(30,000	)(b)
			(5,385	)(b)
			188,080	(b)
			97,732	(c)
			(74,156	)(d)
Accounts receivable	59,421	26,812	—		—	—		86,233
Current portion of derivative asset	3,611	51,730	(51,730	)(c)	—	—		3,611
Current portion of derivative receivable from investment partnerships	—	55	(55	)(d)	—	—		—
Prepaid expenses and other	14,883	8,477	—		—	—		23,360

Total current assets	78,130	87,074	159,871		—	385,775		710,850
PROPERTY, PLANT AND EQUIPMENT, NET	1,339,730	510,488	—		—	—		1,850,218
INTANGIBLE ASSETS, NET	132,154	2,341	—		—	—		134,495
GOODWILL, NET	—	31,784	—		—	—		31,784
INVESTMENT IN JOINT VENTURE	135,765	—	—		(135,765)	—		—
LONG-TERM PORTION OF DERIVATIVE ASSET	—	55,288	(55,288	)(c)	—	—		—
LONG-TERM DERIVATIVE RECEIVABLE FROM INVESTMENT PARTNERSHIPS	—	5,481	(5,481	)(d)	—	—		—
OTHER ASSETS, NET	23,564	21,039	—		—	—		44,603

	$1,709,343	$713,495	$99,102		$(135,765)	$385,775		$2,771,950

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$34,589	$—	$69,768	(a)	$—	$—		$69,974
			(34,383	)(a)
Accounts payable — affiliates	10,708	—	—		—	—		10,708
Accounts payable	9,919	56,226	—		—	—		66,145
Liabilities associated with drilling contracts	—	95,189	—		—	—		95,189
Accrued producer liabilities	58,143	—	—		—	—		58,143
Current portion of derivative payable to investment partnerships	—	36,637	(36,637	)(d)	—	—		—
Current portion of derivative liability	1,511	245	(245)		—	—		1,511
Accrued interest payable	12,340	—	—		—	—		12,340
Accrued well drilling and completion costs	—	49,494	—		—	—		49,494
Accrued liabilities	32,516	11,814	—		—	—		44,330

Total current liabilities	159,726	249,605	(1,497)		—	—		407,834
LONG-TERM DEBT, LESS CURRENT PORTION	507,676	—	—		—	(12,000	)(f)	495,676
LONG-TERM PORTION OF DERIVATIVE PAYABLE TO INVESTMENT PARTNERSHIPS	—	43,055	(43,055	)(d)	—	—		—
LONG-TERM PORTION OF DERIVATIVE LIABILITY	5,770	9,041	(9,041	)(c)	—	—		5,770
OTHER LONG-TERM LIABILITIES	266	33,465	—		—	—		33,731

EQUITY:
Common limited partners’ interests	22,840	—	341,339	(b)	—	33,493	(e)	587,357
			(5,385	)(b)
			195,070	(b)
Equity	—	378,329	(378,329	)(b)	(135,765)	135,765	(e)	—
Accumulated other comprehensive loss	(1,693)	—	—		—	—		(1,693)

	21,147	378,329	152,695		(135,765)	169,258		585,664
Non-controlling interests	(31,712)	—	—		—	—		(31,712)
Non-controlling interest in Atlas Pipeline Partners, L.P.	1,046,470	—	—		—	228,517	(e)	1,274,987

Total equity	1,035,905	378,329	152,695		(135,765)	397,775		1,828,939

	$1,709,343	$713,495	$99,102		$(135,765)	$385,775		$2,771,950

See accompanying notes to unaudited pro forma consolidated financial statements.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(in thousands, except per unit data)

	Historical	Asset Acquisition	Asset Acquisition Adjustments		Laurel Mountain Acquisition	Laurel Mountain Acquisition Adjustments		Pro Forma
REVENUE:
Natural gas and liquids sales	$641,978	$—	$—		$—	$—		$641,978
Gas and oil production	—	82,017	—		—	—		82,017
Well construction and completion	—	176,685	—		—	—		176,685
Transportation, gathering, processing and other fees	29,944	12,275	—		—	—		42,219
Administration and oversight	—	7,489	—		—	—		7,489
Well services	—	16,931	—		—	—		16,931
Other, net	10,551	(3,266)	—		—	—		7,285

Total revenue and other, net	682,473	292,131	—		—	—		974,604

COSTS AND EXPENSES:
Natural gas and liquids sales	521,495	—	—		—	—		521,495
Gas and oil production	—	19,154	—		—	—		19,154
Well construction and completion	—	149,724	—		—	—		149,724
Plant operating	36,492	—	—		—	—		36,492
Transportation, gathering and processing	721	12,816	—		—	—		13,537
Well services	—	7,691	—		—	—		7,691
General and administrative	25,350	—	5,385	(g)	—	—		30,735
Depreciation, depletion and amortization	55,647	30,726	—	(h)	—	—		86,373

Total costs and expenses	639,705	220,111	5,385		—	—		865,201

OPERATING INCOME	42,768	72,020	(5,385)		—	—		109,403
Equity income in joint venture	4,137	—	—		(4,137)	—		—
Interest expense	(80,588)	—	(1,727	)(i)	—	675	(k)	(79,660)
			1,980	(j)

Income (loss) from continuing operations	(33,683)	72,020	(5,132)		(4,137)	675		29,743
Discontinued operations	320,684	—	—		—	—		320,684

Net income (loss)	287,001	72,020	(5,132)		(4,137)	675		350,427
Income attributable to non-controlling interests	(3,338)	—	—		—	—		(3,338)
Income (loss) attributable to non-controlling interest in Atlas Pipeline Partners, L.P.	(251,721)	—	—		—	3,019	(l)	(248,702)

Net income (loss) attributable to common limited partners	$31,942	$72,020	$(5,132)		$(4,137)	$3,694		$98,387

Income attributable to common limited partners:
Income (loss) from continuing operations	$(7,918)							$58,527
Income from discontinued operations	39,860							39,860

Net income attributable to common limited partners	$31,942							$98,387

Net income attributable to common limited partners per unit — basic:
Income (loss) from continuing operations attributable to common limited partners	$(0.29)							$1.15
Income from discontinued operations attributable to common limited partners	1.44							0.78

Net income attributable to common limited partners	$1.15							$1.93

Net income attributable to common limited partners per unit — diluted:
Income (loss) from continuing operations attributable to common limited partners	$(0.29)							$1.15
Income from discontinued operations attributable to common limited partners	1.44							0.78

Net income attributable to common limited partners	$1.15							$1.93

Weighted average common limited partner units outstanding:
Basic	27,704							51,083 (m)

Diluted	27,704							51,083 (m)

See accompanying notes to unaudited pro forma consolidated financial statements.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2009

(in thousands, except per unit data)

	Historical	Asset Acquisition	Asset Acquisition Adjustments		Laurel Mountain Acquisition	Laurel Mountain Acquisition Adjustments		Pro Forma
REVENUE:
Natural gas and liquids sales	$636,338	$—	$—		$(585)	$—		$635,753
Gas and oil production	—	108,821	—		—	—		108,821
Well construction and completion	—	372,045	—		—	—		372,045
Transportation, gathering, processing and other fees	57,869	17,432	—		(16,635)	—		58,666
Administration and oversight	—	15,554	—		—	—		15,554
Well services	—	19,016	—		—	—		19,016
Other, net	(21,962)	(1,502)	—		—	—		(23,464)

Total revenue and other, net	672,245	531,366	—		(17,220)	—		1,186,391

COSTS AND EXPENSES:
Natural gas and liquids sales	527,730	—	—		(270)	—		527,460
Gas and oil production	—	22,107	—		—	—		22,107
Well construction and completion	—	315,546	—		—	—		315,546
Plant operating	45,566	—	—		—	—		45,566
Transportation, gathering and processing	6,657	19,245	—		(5,662)	—		20,240
Well services	—	8,745	—		—	—		8,745
General and administrative	38,932	—	5,385	(g)	—	—		44,317
Depreciation, depletion and amortization	75,684	37,509	—	(h)	(3,016)	—		110,177
Goodwill and asset impairment loss	10,325	156,359	—		—	—		166,684

Total costs and expenses	704,894	559,511	5,385		(8,948)	—		1,260,842

OPERATING INCOME	(32,649)	(28,145)	(5,385)		(8,272)	—		(74,451)
Equity income in joint venture	4,043	—	—		(4,043)	—		—
Gain on asset sales	108,947	—	—		(108,947)	—		—
Interest expense	(106,531)	—	(2,302	)(i)	—	768	(k)	(106,802)
			1,263	(j)

Income (loss) from continuing operations	(26,190)	(28,145)	(6,424)		(121,262)	768		(181,253)
Discontinued operations	84,148	—	—		—	—		84,148

Net income (loss)	57,958	(28,145)	(6,424)		(121,262)	768		(97,105)
Income attributable to non-controlling interests	(3,176)	—	—		—	—		(3,176)
Income (loss) attributable to non-controlling interest in Atlas Pipeline Partners, L.P.	(50,748)	—	—		—	104,623	(l)	53,875

Net income (loss) attributable to common limited partners	$4,034	$(28,145)	$(6,424)		$(121,262)	$105,391		$(46,406)

Income attributable to common limited partners:
Income (loss) from continuing operations	$(7,839)							$(58,279)
Income from discontinued operations	11,873							11,873

Net income attributable to common limited partners	$4,034							$(46,406)

Net income attributable to common limited partners per unit — basic:
Income (loss) from continuing operations attributable to common limited partners	$(0.28)							$(1.14)
Income from discontinued operations attributable to common limited partners	0.43							0.23

Net income attributable to common limited partners	$0.15							$(0.91)

Net income attributable to common limited partners per unit — diluted:
Income (loss) from continuing operations attributable to common limited partners	$(0.28)							$(1.14)
Income from discontinued operations attributable to common limited partners	0.43							0.23

Net income attributable to common limited partners	$0.15							$(0.91)

Weighted average common limited partner units outstanding:
Basic	27,663							51,042 (m)

Diluted	27,663							51,042 (m)

See accompanying notes to unaudited pro forma consolidated financial statements.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a)	To reflect $70.0 million of borrowings under a new $70.0 million senior secured revolving credit facility of AHD, of which $34.4 million is assumed to have been used to repay the remaining balance outstanding on a promissory note held by Atlas Energy at September 30, 2010 and $30.0 million is assumed to have been used to pay the cash portion of the aggregate consideration as described in note (b).

(b)	To reflect the consummation of the asset acquisition, including adjustments for (1) the payment of the aggregate consideration to the seller, including (i) the issuance of 23,379,384 AHD common units to the seller at an estimated fair value of $341.3 million as of January 6, 2011 (the estimated fair value on November 8, 2010, the date of the transaction agreement, was approximately $220.0 million) and (ii) $30.0 million in cash, (2) the cash adjustment amount, which is estimated to be a $188.1 million cash payment from the seller to AHD utilizing the financial data available at September 30, 2010, and (3) the payment of estimated transaction expenses of approximately $5.4 million. In addition, the entry reflects an adjustment of $216.0 million to common limited partners’ interests for the remaining difference between the value of the aggregate consideration and the book value of the assets acquired and liabilities assumed due to the related-party relationship between the parties. AHD management anticipates that the cash adjustment amount at closing will be substantially less than the estimate as of September 30, 2010 of $188.1 million.

(c)	To reflect the monetization of derivative contracts associated with the transferred business, pursuant to the transaction agreement.

(d)	To reflect the payment of the net proceeds attributable to third-party limited partners in the investment partnerships from the monetization of the derivative contracts associated with the transferred business, noted in (c) above, to the third-party limited partners of the investment partnerships.

(e)	To reflect the consummation of the Laurel Mountain acquisition for $403.0 million in cash, less estimated transaction costs of approximately $5.2 million. AHD adjusted common limited partners’ interests within equity on the pro forma condensed consolidated balance sheet to reflect its equity ownership interest in APL’s estimated $262.0 million gain upon its disposition of its indirect 49% ownership interest in Laurel Mountain, which was based upon its historical cost basis in the asset at September 30, 2010, with the remaining balance of the gain reflected within non-controlling interest in Atlas Pipeline Partners, L.P. within equity.

(f)	To reflect the $12.0 million repayment of outstanding borrowings at September 30, 2010 under APL’s senior secured credit facility with a portion of the net proceeds received from APL’s disposition of its indirect 49% ownership interest in Laurel Mountain.

(g)	To reflect the payment of AHD’s estimated transaction costs for the acquisition of assets in the asset acquisition of approximately $5.4 million, which are included within general and administrative expense on the pro forma condensed consolidated statements of operations.

(h)	Depreciation, depletion and amortization expense for the assets acquired in the asset acquisition has not been adjusted as the difference between the value of the aggregate consideration and the book value of the assets acquired and liabilities assumed was recorded as an adjustment to common limited partners’ interests due to the related-party relationship between the parties.

(i)	To reflect the adjustments to interest expense resulting from AHD’s borrowings of $70.0 million under a new senior secured credit facility, which are assumed to have been used to partially finance the acquisition of the transferred business and the related transaction costs, at a current interest rate of 3.3%.

(j)	To reflect the elimination of the historical interest expense associated with the repayment of the AHD promissory note owed to Atlas Energy in the amount of $34.4 million with a portion of the borrowings under AHD’s new senior secured credit facility.

(k)	To reflect the adjustment of interest expense for APL’s repayment of the $12.0 million outstanding balance under its senior secured credit facility at September 30, 2010 with a portion of the net proceeds received from its disposition of its indirect 49% ownership interest in Laurel Mountain, at an interest rate of 7.5% for the nine months ended September 30, 2010 and 6.4% for the twelve months ended December 31, 2009.

(l)	To reflect the adjustment of income allocated to APL’s non-controlling minority interests resulting from APL’s disposition of its indirect 49% ownership interest in Laurel Mountain.

(m)	To reflect the adjustment of AHD’s weighted average common limited partner units outstanding for the issuance of 23,379,384 AHD common units as part of the aggregate consideration for the assets to be acquired in the asset acquisition.

RISK FACTORS

The risk factors set forth below are in addition to the risk factors detailed in AHD’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 5, 2010, as modified by subsequent Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this information statement. You are urged to carefully consider all of the risks described in AHD’s Annual Report on Form 10-K, as modified by subsequent reports on Form 10-Q, the risks described below and the other information contained in this information statement. If any of these risks actually occur, AHD’s business, financial condition and results of operations could be materially adversely affected.

AHD’s historical and pro forma financial data are not necessarily representative of the results that AHD would have achieved without Atlas Energy as its majority unitholder, as the owner of the transferred business or otherwise as an operating entity and may not be a reliable indicator of its future results.

AHD’s historical and pro forma financial results do not reflect the financial condition, results of operations or cash flows that AHD would have achieved without Atlas Energy as its majority unitholder, if AHD was the owner and operator of the transferred business on a stand-alone basis or otherwise as an operating entity during the periods presented or those that AHD will achieve in the future, primarily due to the following factors:

•	AHD’s historical financial results do not reflect the AHD transactions or the disposition by APL of its indirect 49% ownership interest in Laurel Mountain;

•

Since AHD’s formation, Atlas Energy has been the majority unitholder of AHD, has provided AHD with management and other services, and has managed or performed certain of AHD’s corporate functions at no cost to AHD. In addition, following the AHD transactions, AHD’s financial results will reflect certain corporate expenses for which AHD will become solely responsible and certain additional corporate expenses which were previously inapplicable to AHD, including management compensation, financial reporting, tax administration, human resources administration, information technology, legal and other services;

•

AHD will incur significant increases in its cost structure following the AHD transactions. AHD does not currently have any significant operations. Following the AHD transactions, AHD’s operations may require a significant number of additional operational, technical and other personnel whose costs are not reflected in the historical or pro forma financial data of AHD. AHD’s operations following the AHD transactions will also require AHD to newly implement or expand its current capabilities in areas including operations, maintenance, geophysical, geotechnical, land acquisition and management, sales and marketing, legal and regulatory compliance, treasury, accounting, auditing, risk management, information technology, human resources, corporate affairs, tax administration, governance and external reporting. AHD will also become responsible for the significant field-related capital and operating expenditures required in connection with the exploration for and production of hydrocarbons, and all of the attendant risks associated with such activities. These requirements, among others, will materially increase the cost of operating AHD and its businesses above current and historical levels;

•

AHD’s cost of funds is likely to change following the AHD transactions, including due to the fact that Atlas Energy will no longer be willing to guarantee any indebtedness of AHD or provide any financing to AHD; and

•

the AHD transactions and the fact that AHD will no longer be controlled by Atlas Energy may adversely affect client and other business relationships of AHD and of the transferred business, which effects may be material, and may result in the loss of certain preferred pricing previously available to AHD or to the transferred business by virtue of its relationship with Atlas Energy.

AHD’s financial condition and future results of operations, after giving effect to the AHD transactions and the Laurel Mountain acquisition, will be materially different from the amounts reflected in its historical financial information and in the pro forma financial statements which appear under “Unaudited Pro Forma Financial

Information of AHD.” As a result of the AHD transactions and the disposition of APL’s indirect 49% ownership interest in Laurel Mountain, it may be difficult for investors to compare AHD’s future results to historical results or to evaluate its relative performance or trends in its business, which may adversely affect the trading market for, and price of, AHD common units.

Following the AHD transactions, AHD may not be successful in transitioning to a company not controlled by Atlas Energy and may be unable to obtain all of the services and resources it needs to operate independently of Atlas Energy and to operate the transferred business.

Historically, Atlas Energy has provided certain services essential to AHD’s business, including managing the business of APL, the direct and indirect interests in which currently are AHD’s only significant cash-generating assets. Following the consummation of the AHD transactions, other than as provided in the transition services agreement, the Michigan operating agreement, the Pennsylvania operating agreement, the petro-technical services agreement and the gas marketing agreement, Atlas Energy and Chevron will have no obligation to provide financial, operational or organizational assistance to AHD. Furthermore, the services to be provided by Atlas Energy and Chevron under such agreements are limited in scope and duration. AHD may need to develop its own capabilities or otherwise supplement the services contemplated by these agreements, and the other services historically provided to AHD by Atlas Energy, and may need to hire and train personnel to undertake some or all of the services following the termination or expiration of these agreements or to otherwise provide certain services currently provided by Atlas Energy or currently inapplicable to AHD, any of which could adversely affect the operation of AHD’s business and financial results. AHD may need to hire additional personnel, upgrade its systems and infrastructure and make other changes necessary to operate independently and to conduct the transferred business. AHD cannot guarantee that the services historically provided by Atlas Energy will continue or be replaced without disruption or at a cost comparable to that provided by Atlas Energy or that AHD will be able to implement successfully the changes necessary to operate independently.

AHD’s costs to operate the transferred business may be significantly higher than Atlas Energy’s historical costs.

The costs to AHD of operating the transferred business cannot be estimated with certainty, and may be materially higher than historical costs to Atlas Energy for such operations, primarily due to the following factors:

•	the loss of certain economies of scope and scale;

•	the need to replace certain contracts associated with the transferred business that are being retained by Atlas Energy in the AHD transactions;

•	AHD’s lack of experience in operating assets of this type;

•

the likely increase in hedging costs associated with the transferred business, including hedging relating to the oil, gas and liquids production of the transferred business, relative to the analogous hedging costs incurred by Atlas Energy’s historical hedging activities;

•

the need to rely on Atlas Energy for certain transitional and operating services for some period of time following closing (see “The Transaction Agreement — Transition Services Agreement,” “The Transaction Agreement — Michigan Operating Agreement,” “The Transaction Agreement — Pennsylvania Operating Agreement” and “The Transaction Agreement — Petro-Technical Services Agreement”), and the need to hire and train personnel to undertake some or all of those services following the termination or expiration of those transition and operating services agreements; and

•

potential increases in regulatory, compliance, severance and tax liabilities associated with the operations of the transferred business (see “Risk Factors — Following the AHD transactions, changes in tax laws may impair AHD’s ability to obtain capital funds through investment partnerships,” “Risk Factors — Potential introduction of severance taxes in Pennsylvania could materially increase AHD’s liabilities,” and “Risk Factors — AHD will be subject to comprehensive federal, state, local and other laws and regulations that could increase the cost and alter the manner or feasibility of doing business”).

Any increase in the operational costs of conducting the transferred business could adversely affect AHD’s results of operations and financial condition, which could limit the amount of cash available for distribution to holders of AHD common units and could adversely affect the trading market for AHD common units.

AHD’s business will be substantially different following the consummation of the AHD transactions and the Laurel Mountain acquisition, and AHD cannot guarantee that management will be able to operate the transferred business to achieve the anticipated results.

As a result of the AHD transactions and the Laurel Mountain acquisition, AHD will own Atlas Energy’s investment partnership business and certain producing oil and gas assets and assume all of the historical and future liabilities associated with such businesses, and AHD will no longer derive revenue from the gas gathering business of Laurel Mountain. AHD’s business will be substantially different following the AHD transactions, and AHD’s results of operations and the market price of AHD common units following the AHD transactions may be affected by factors different from those currently affecting AHD’s results of operations and the market price of AHD common units. Although AHD’s management immediately following the AHD transactions will include individuals that have historically managed the transferred business, AHD cannot guarantee that AHD will be able to operate the transferred business in a profitable manner or will be able to achieve the projected benefits from the AHD transactions.

After the AHD distribution, AHD will not be able to obtain financing from Atlas Energy.

AHD’s plans to operate, expand and improve AHD’s business may require funds in excess of AHD’s cash flow and may require AHD to seek financing from third parties. In the past, Atlas Energy has provided capital to AHD. After the AHD distribution, however, Atlas Energy will not provide funds to AHD. Without the opportunity to obtain financing from Atlas Energy, AHD will in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. AHD cannot give assurances at this time that AHD will be able to obtain such funding. In addition, the terms, interest rates, costs and fees of new credit facilities may not be as favorable as those historically provided by Atlas Energy. If financing is not available when needed, or is available on unfavorable terms, AHD may be unable to meet its capital needs, maintain its existing businesses, develop new businesses or enhance its existing businesses, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on AHD’s business, financial condition and results of operations.

APL’s ability to make distributions to its partners, including AHD, and the amount of any such distributions will be affected by APL’s sale of its indirect 49% ownership interest in Laurel Mountain, by APL’s use of proceeds from such sale, and by APL’s conduct of its business following the closing of the disposition of APL’s indirect 49% ownership interest in Laurel Mountain. The amount and timing of such distributions by APL, if any, will have a significant impact on AHD’s ability to make distributions on the AHD common units and the amount of any such distributions.

AHD’s direct and indirect ownership interests in APL currently represent AHD’s only cash-generating asset and will continue to represent a significant source of operating cash for AHD following the completion of the AHD transactions. APL’s ability to make distributions to its partners, including AHD, will be significantly affected by APL’s sale of its indirect 49% ownership interest in Laurel Mountain and APL’s use of the proceeds from such sale. APL’s use of proceeds from the sale of its indirect 49% ownership interest in Laurel Mountain may be different from the use that holders of AHD common units would prefer, and may be limited in whole or in part by the terms of APL’s outstanding indebtedness. For example, holders of AHD common units might prefer for APL to distribute all or a portion of such proceeds to APL’s partners, or to use such proceeds to make one or more acquisitions, but APL may, subject to the terms of its outstanding indebtedness, use such proceeds for the repayment of debt or for acquisitions or capital investments or for other purposes. In addition, cash flows from APL to AHD will continue to be subject to the various regulatory, commercial, operating and other risks arising in connection with APL’s conduct of its business, some of which may differ from the risks associated with the assets and liabilities acquired in the AHD transactions.

The fact that the AHD transactions are pending could adversely affect the transferred business, its revenue and its results of operations.

While the AHD transactions are pending, there may be uncertainty about the future of the transferred business. As a result of this uncertainty, potential investment partnership investors and others may decide to defer or avoid doing business with the transferred business pending completion of the AHD transactions or termination of the transaction agreement. If these decisions represent a significant portion of the transferred business’s anticipated revenue, the transferred business’s results of operations and financial condition could be substantially below AHD’s expectations. In addition, while the AHD transactions are pending, the transferred business is subject to a number of other risks that may harm the transferred business, its revenue and its results of operations, including:

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the diversion of management and employee attention and resources and the disruption to the transferred business’s relationships with investment partnership investors and other key business constituents may detract from the transferred business’s ability to grow revenues and minimize costs; and

•	the transferred business may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

Failure to complete the AHD transactions or delays in completing the AHD transactions could negatively affect the price of AHD’s common units and AHD’s future business and operations.

If the AHD transactions are not completed for any reason, AHD may be subject to a number of material risks, including the following:

•	AHD will not realize the benefits expected from the AHD transactions, including a potentially enhanced financial and competitive position;

•	the price of AHD’s common units may decline to the extent that the current market price reflects a market assumption that the AHD transactions will be completed; and

•	AHD may not recoup all of the costs incurred in connection with pursuing the AHD transactions.

The consideration payable by AHD in the asset acquisition is fixed and will not be adjusted in the event of any change in the price of AHD common units.

If the asset acquisition is completed, AHD will pay $30 million in cash and issue 23,379,384 new AHD common units to Atlas Energy. In certain circumstances, AHD may be required to issue an additional 3,188,098 AHD common units in lieu of the cash portion of the aggregate consideration. This consideration was fixed in the transaction agreement and will not be adjusted for changes in the market price of AHD common units. Changes in the price of AHD common units prior to the closing of the asset acquisition will affect the market value of the AHD common units to be issued by AHD in the asset acquisition, and may be unrelated to any change in value of the transferred business. For example, based on the range of closing prices of AHD common units during the period from November 8, 2010, the last trading day before public announcement of the execution of the transaction agreement, through January 18, 2011, the latest practicable date before the date of this document, the aggregate consideration to be paid by AHD represented a market value ranging from a low of $256.5 million to a high of $384.9 million. Changes in the price of AHD common units may result from a variety of factors, including those which are discussed below in “Risk Factors — If the market price of AHD common units declines, AHD common unitholders could lose a significant part of their investment.”

AHD’s revenue, profitability and cash flow substantially depend upon the prices and demand for natural gas and oil, and will continue to do so following the acquisition of the transferred business and the consummation of the other AHD transactions. The natural gas and oil markets are very volatile, and a drop in prices can significantly affect AHD’s financial results and impede its growth. Changes in natural gas and oil prices will have a significant impact on the value of AHD’s reserves, on APL’s business and on each of AHD’s and APL’s cash flow. Prices for natural gas and oil may fluctuate widely in response to relatively minor changes in the supply of and demand for natural gas or oil, market uncertainty and a variety of additional factors that are beyond AHD’s control, such as:

•	the level of the domestic and foreign supply and demand;

•	the price and level of foreign imports;

•	the level of consumer product demand;

•	weather conditions and fluctuating and seasonal demand;

•	overall domestic and global economic conditions;

•	political and economic conditions in natural gas and oil producing countries, including those in the Middle East and South America;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the impact of the U.S. dollar exchange rates on natural gas and oil prices;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental relations, regulations and taxation;

•	the impact of energy conservation efforts;

•	the cost, proximity and capacity of natural gas pipelines and other transportation facilities; and

•	the price and availability of alternative fuels.

In the past, the prices of natural gas and oil have been extremely volatile, and AHD expects this volatility to continue. For example, during the year ended December 31, 2009, the NYMEX Henry Hub natural gas index price ranged from a high of $6.10 per MMBtu to a low of $1.83 per MMBtu, and West Texas Intermediate oil prices ranged from a high of $81.04 per Bbl to a low of $33.98 per Bbl.

Unless AHD replaces the oil and gas reserves that it will acquire in the AHD transactions, AHD’s reserves and production will decline, which would reduce its cash flow from operations and income.

Producing natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Following the AHD transactions, AHD’s future natural gas reserves and production and, therefore, its cash flow and income are highly dependent on its success in efficiently developing and exploiting the reserves that it will acquire in the AHD transactions and economically finding or acquiring additional recoverable reserves. AHD’s ability to find and acquire additional recoverable reserves to replace current and future production at acceptable costs depends on AHD generating sufficient cash flow from operations and other sources of capital, principally from the sponsorship of new investment partnerships, all of which are subject to the risks discussed elsewhere in this section.

Estimates of the reserves that AHD will acquire in the AHD transactions are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of AHD’s reserves following the AHD transactions.

Underground accumulations of natural gas and oil cannot be measured in an exact way. Natural gas and oil reserve engineering requires subjective estimates of underground accumulations of natural gas and oil and assumptions concerning future natural gas prices, production levels and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Atlas Energy’s independent petroleum engineers prepare estimates of its proved reserves. Over time, its internal engineers may make material changes to reserve estimates taking into account the results of actual drilling and production. Some of Atlas Energy’s reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. Also, Atlas Energy makes certain assumptions regarding future natural gas prices, production levels and operating and development costs that may prove incorrect. Any significant variance from these assumptions by actual figures could greatly affect estimates of reserves, the economically recoverable quantities of natural gas and oil attributable to any particular group of properties, the classifications of reserves based on risk of recovery and estimates of the future net cash flows. Atlas Energy’s PV-10 and standardized measure are calculated using natural gas prices that include Atlas Energy’s physical hedges but not its financial hedges. Numerous changes over time to the assumptions on which Atlas Energy’s reserve estimates are based, as described above, often result in the actual quantities of natural gas and oil Atlas Energy ultimately recovers being different from its reserve estimates.

The present value of future net cash flows from Atlas Energy’s proved reserves is not necessarily the same as the current market value of its estimated natural gas reserves. Atlas Energy bases the estimated discounted future net cash flows from its proved reserves on historical prices and costs. However, the actual future net cash flows derived by AHD from such properties also will be affected by factors such as:

•	actual prices AHD receives for natural gas;

•	the amount and timing of actual production;

•	the amount and timing of AHD’s capital expenditures;

•	supply of and demand for natural gas; and

•	changes in governmental regulations or taxation.

The timing of both AHD’s production and incurrence of expenses in connection with the development and production of natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor Atlas Energy uses when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Atlas Energy, AHD or the natural gas and oil industry in general.

Any significant variance in Atlas Energy’s assumptions could materially affect the quantity and value of reserves that AHD acquires in the AHD transactions, the amount of PV-10 and standardized measure, and AHD’s financial condition and results of operations following the AHD transactions. In addition, following the AHD transactions, AHD’s reserves or PV-10 and standardized measure may be revised downward or upward based upon production history, results of future exploitation and development activities, prevailing natural gas and oil prices and other factors. A material decline in prices paid for AHD’s production can reduce the estimated volumes of its reserves because the economic life of its wells could end sooner. Similarly, a decline in market prices for natural gas or oil may reduce AHD’s PV-10 and standardized measure.

Following the AHD transactions, a decrease in natural gas prices could subject AHD’s oil and gas properties to a non-cash impairment loss under generally accepted accounting principles.

Generally accepted accounting principles require oil and gas properties and other long-lived assets to be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Long-lived assets are reviewed for potential impairments at the lowest levels for which there are identifiable cash flows that are largely independent of other groups of assets. Atlas Energy tests its oil and gas properties on a field-by-field basis, by determining if the historical cost of proved properties less the applicable depletion, depreciation and amortization and abandonment is less than the estimated expected undiscounted future cash flows. The expected future cash flows are estimated based on Atlas Energy’s own economic interests and its plans to continue to produce and develop proved reserves. Expected future cash flow from the sale of production of reserves is calculated based on estimated future prices. Atlas Energy estimates prices based on current contracts in place at the impairment testing date, adjusted for basis differentials and market-related information, including published future prices. The estimated future level of production is based on assumptions surrounding future levels of prices and costs, field decline rates, market demand and supply and the economic and regulatory climates. Accordingly, following the AHD transactions, further declines in the price of natural gas may cause the carrying value of AHD’s oil and gas properties to exceed the expected future cash flows, and a non-cash impairment loss would be required to be recognized in the financial statements for the difference between the estimated fair market value (as determined by discounted future cash flows) and the carrying value of the assets.

Hedging transactions may limit AHD’s potential gains or cause it to lose money.

Pursuant to the terms of the transaction agreement, Atlas Energy has agreed to unwind all of the hedges intended to benefit from or reduce the risk of price fluctuations of hydrocarbons or other commodities that Atlas Energy or its subsidiaries have entered into, in whole or in part, on behalf of the investment partnerships, allocate the applicable portion of any cash generated by such unwind to the applicable investment partnerships and transfer to AHD at closing the portion of such cash attributable to third-party limited partner interests in such investment partnerships.

In addition, Atlas Energy has agreed to use its reasonable best efforts to enter into a new hedge contract prior to the closing of the AHD transactions that relates only to the transferred business and that will be assumed by AHD at the closing of the AHD transactions. This new hedging arrangement will be intended to benefit from or reduce the risk of fluctuations in the price of natural gas and oil or other commodities produced by the transferred business, including the investment partnership business.

If this new hedging arrangement is entered into and is assumed by AHD, AHD will have reduced, but not eliminated, the potential effects of changing commodity prices on AHD’s cash flow from operations for the periods covered by this hedging arrangement. Furthermore, while intended to help reduce the effects of volatile commodity prices, such transactions, depending on the hedging instrument used, may limit AHD’s potential gains if commodity prices were to rise substantially over the price established by the hedge. Under circumstances in which, among other things, production is substantially less than expected, the counterparties to AHD’s futures contracts fail to perform under the contracts or a sudden, unexpected event materially impacts commodity prices, AHD may be exposed to the risk of financial loss. In addition, it is not always possible for AHD to engage in a derivative transaction that completely mitigates AHD’s exposure to commodity prices and interest rates. AHD’s financial statements may reflect a gain or loss arising from an exposure to commodity prices and interest rates for which AHD is unable to enter into a completely effective hedge transaction.

Due to the accounting treatment for derivative contracts, increases in prices for natural gas and crude oil could result in non-cash balance sheet reductions.

The accounting standards regarding hedge accounting are complex, and even when AHD engages in hedging transactions that are effective economically, these transactions may not be considered effective for accounting purposes. Accordingly, following the AHD transactions, AHD’s financial statements may reflect volatility due to these derivatives, even at times when there is no underlying economic impact. Due to the mark-to-market accounting treatment for these contracts, AHD could recognize incremental hedge liabilities between reporting periods resulting from increases in reference prices for natural gas and crude oil, which could result in AHD recognizing a non-cash loss in its accumulated other comprehensive income and a consequently non-cash decrease in its shareholders’ equity between reporting periods. Any such decrease could be substantial.

AHD’s operations will require substantial capital expenditures to increase its asset base. If AHD is unable to obtain needed capital or financing on satisfactory terms, its revenues may decline.

The natural gas and oil industry is capital intensive. If AHD is unable to obtain sufficient capital funds with capital raised through equity and debt offerings, cash flow from operations, bank borrowings and the investment partnerships on satisfactory terms, it may be unable to increase or maintain its inventory of properties and reserve base, or be forced to curtail drilling or other activities. As a result, AHD’s revenues will decline and its ability to service debt may be diminished. If AHD does not make sufficient or effective expansion capital expenditures, including with funds from third-party sources, it will be unable to expand its business operations.

The scope and costs of the risks involved in making acquisitions, including the AHD transactions, may prove greater than estimated at the time of the acquisition.

Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about revenues and costs, including synergies;

•	significant increases in AHD’s indebtedness and working capital requirements;

•	an inability to integrate successfully or timely the businesses AHD acquires;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	the diversion of management’s attention from other business concerns;

•	increased demands on existing personnel;

•	customer or key employee losses at the acquired businesses; and

•	the failure to realize expected growth or profitability.

The scope and cost of these risks may ultimately be materially greater than estimated at the time of the acquisition. Further, AHD’s future acquisition costs may be higher than those it has achieved historically, or in connection with the AHD transactions. Any of these factors could adversely affect AHD’s growth.

AHD may be unsuccessful in integrating the operations from the AHD transactions or any future acquisitions with its operations.

The integration of previously independent operations can be a complex, costly and time-consuming process. The difficulties of combining these systems, as well as any operations AHD may acquire in the future, include, among other things:

•	operating a significantly larger combined entity;

•	the necessity of coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	consolidating operational and administrative functions;

•	integrating internal controls, compliance under Sarbanes-Oxley Act of 2002 and other corporate governance matters;

•	the diversion of management’s attention from other business concerns;

•	customer or key employee loss from the acquired businesses;

•	a significant increase in its indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

Costs incurred and liabilities assumed in connection with an acquisition and increased capital expenditures and overhead costs incurred to operate, maintain or expand AHD operations could harm AHD’s business or future prospects, and result in significant decreases in AHD’s gross margin and cash flows.

AHD will issue additional common units in the course of the AHD transactions, which will dilute its common unitholders’ existing ownership interests and could depress the market price of its common units.

AHD will issue 23,379,384 AHD common units in connection with the AHD transactions, and Atlas Energy will distribute all of such AHD common units, together with all of the AHD common units that it then holds to the Atlas Energy stockholders (Atlas Energy currently holds 17,808,109 AHD common units). Under certain circumstances, AHD may also be required by the transaction agreement to issue an additional 3,188,098 AHD common units to Atlas Energy in lieu of the $30 million cash portion of the aggregate consideration. The issuance of additional AHD common units will have the following effects, among others:

•	the proportionate ownership in AHD of existing common unitholders will decrease;

•	the amount of cash available for distribution in any period on the AHD common units will be required to be divided among an increased number of AHD common units; and

•	the relative voting power of each previously outstanding AHD common unit will be diminished.

As a result of these and other effects, the market price of AHD common units may decline, and holders of AHD common units may be adversely affected.

Existing AHD unitholders (other than Atlas Energy) currently own approximately 36% of the outstanding AHD common units. Following the asset acquisition, AHD expects that these existing unitholders will own approximately 20% of the outstanding AHD common units. If AHD is required by the transaction agreement to issue an additional 3,188,098 AHD common units to Atlas Energy, AHD expects that these existing unitholders will own approximately 18% of outstanding AHD common units following the asset acquisition. As a result of the asset acquisition, existing AHD unitholders (other than Atlas Energy) may have less influence on the management and policies of AHD than they now have.

Substantial sales of AHD common units may occur in connection with the AHD distribution, which could cause the market price of AHD common units to decline.

Some Atlas Energy stockholders may sell AHD common units that they receive in the AHD distribution for various reasons, including because AHD’s business profile or market capitalization does not fit their investment objectives or guidelines. Sales of a substantial amount of AHD common units in the public market, or the perception that such sales might occur, whether as a result of the AHD distribution or otherwise, could cause declines in the market price of AHD common units or could make it more difficult to sell AHD common units at any given time. Any such decline could impair AHD’s ability to raise capital through future sales of securities.

Following the AHD transactions, changes in tax laws may impair AHD’s ability to obtain capital funds through investment partnerships.

Under current federal tax laws, there are tax benefits to investing in investment partnerships such as those AHD will sponsor following the AHD transactions, including deductions for intangible drilling costs and depletion deductions. However, President Obama’s administration has proposed, among other tax changes, the repeal of certain oil and gas tax benefits, including the repeal of the percentage depletion allowance, the election to expense intangible drilling costs, the passive activity exception for working interests and the marginal production tax credit. These proposals may or may not be adopted. The repeal of these oil and gas tax benefits, if it happens, would result in a substantial decrease in tax benefits associated with an investment in AHD’s investment partnerships. These or other changes to federal tax law may make investment in AHD’s investment partnerships less attractive and, thus, reduce its ability to obtain funding from this significant source of capital funds.

Drilling and production operations that AHD will acquire in the AHD transactions require adequate sources of water to facilitate the fracturing process and the disposal of that water. If AHD is unable to dispose of the water it uses or removes from the strata at a reasonable cost and within applicable environmental rules, its ability to produce gas commercially and in commercial quantities could be impaired.

Following the AHD transactions, a significant portion of AHD’s natural gas extraction activity will utilize a process called hydraulic fracturing, which results in water discharges that must be treated and disposed of in accordance with applicable regulatory requirements. Environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing may increase operating costs and cause delays, interruptions or termination of operations, the extent of which cannot be predicted, all of which could have an adverse affect on AHD’s operations and financial performance. AHD’s ability to remove and dispose of water will affect its production, and the cost of water treatment and disposal may affect its profitability. The imposition of new environmental initiatives and regulations could include restrictions on AHD’s ability to conduct hydraulic fracturing or disposal of produced water, drilling fluids and other substances associated with the exploration, development and production of gas and oil.

Potential introduction of severance taxes in Pennsylvania could materially increase AHD’s liabilities.

In 2009, charges for severance taxes (relating to the extraction of natural gas) incurred by Atlas Energy in the states in which Atlas Energy operates, other than Pennsylvania, were approximately $5.8 million. While Pennsylvania has historically not imposed a severance tax, with a focus on its budget deficit and the increasing exploration of the Marcellus shale, various legislation has been proposed since 2008 to implement such a tax, the most recent of which would have imposed a tax of 5% of the value of natural gas at the wellhead plus $0.047 per Mcf. Although that proposal was not adopted, lawmakers may propose similar taxes in the future. If adopted, these taxes may materially increase AHD’s operating costs in Pennsylvania following the AHD transactions relative to historical operating costs for the assets acquired in the AHD transactions located in Pennsylvania.

Following the AHD transactions, AHD may not be able to continue to raise funds through the investment partnerships at the levels Atlas Energy has recently experienced, which may in turn restrict AHD’s ability to maintain drilling activity at recent levels.

Atlas Energy has sponsored partnerships to raise funds from investors to finance certain of its development drilling activities. AHD expects that, after the AHD transactions, it will continue this practice. Accordingly, the amount of development activities that AHD will undertake following the AHD transactions depends in large part upon its ability to obtain investor subscriptions to invest in these partnerships. Atlas Energy has raised $351.9 million, $438.4 million and $363.3 million for such partnerships in calendar years 2009, 2008 and 2007, respectively. In the future, AHD may not be successful in raising funds through these investment partnerships at the same levels that Atlas Energy has recently experienced, and AHD also may not be successful in increasing the amount of funds it raises. AHD’s ability to raise funds through investment partnerships depends in large part upon the perception of investors of their potential return on their investment and their tax benefits from investing in them, which perception is influenced significantly by Atlas Energy’s historical track record of generating returns and tax benefits to the investors in Atlas Energy’s existing investment partnerships.

Investors may be less willing to rely on Atlas Energy’s historical results in light of the AHD transactions, in which case AHD may have difficulty in maintaining or increasing the level of funds Atlas Energy has recently raised through investment partnerships. In this event, AHD may need to obtain financing for its drilling activities on a less attractive basis than the financing Atlas Energy realized through these investment partnerships or AHD may determine to reduce drilling activity.

Fee-based revenues may decline if AHD is unsuccessful in sponsoring new investment partnerships following the AHD transactions.

Following the AHD transactions, AHD’s fee-based revenues will be based on the number of investment partnerships it sponsors and the number of partnerships and wells it manages or operates. If AHD is unsuccessful in sponsoring future investment partnerships, its fee-based revenues may decline.

Revenues from the investment partnerships may decrease if investors in the investment partnerships do not receive a minimum return.

Atlas Energy has agreed to subordinate up to 50% of its share of production revenues, net of corresponding production costs, to specified returns to the investor partners in its investment partnerships, typically 10% per year for the first five years of distributions, and AHD will be bound by this agreement following the AHD transactions. AHD’s revenues from a particular investment partnership will therefore decrease if the investment partnership does not achieve the specified minimum return.

Competition in the natural gas and oil industry is intense, which may hinder AHD’s ability to acquire gas and oil properties and companies and to obtain capital, contract for drilling equipment and secure trained personnel.

AHD will operate in a highly competitive environment for acquiring properties and other natural gas and oil companies, attracting capital through the investment partnership business that it will acquire in the AHD transactions, contracting for drilling equipment and securing trained personnel. AHD will also compete with the exploration and production divisions of public utility companies for natural gas and oil property acquisitions. AHD’s competitors may be able to pay more for natural gas and oil properties and drilling equipment and to evaluate, bid for and purchase a greater number of properties than its financial or personnel resources permit. Moreover, AHD’s competitors for investment capital may have better track records in their programs, lower costs or better connections in the securities industry segment that markets oil and gas investment partnerships than AHD will have. All of these challenges could make it more difficult for AHD to execute its growth strategy. AHD may not be able to compete successfully in the future in acquiring leasehold acreage or prospective reserves or in raising additional capital.

Furthermore, competition arises not only from numerous domestic and foreign sources of natural gas and oil but also from other industries that supply alternative sources of energy. Competition is intense for the acquisition of leases considered favorable for the development of natural gas and oil in commercial quantities. Product availability and price are the principal means of competition in selling natural gas and oil. Many of AHD’s competitors possess greater financial and other resources than it does, which may enable them to identify and acquire desirable properties and market their natural gas and oil production more effectively than AHD.

AHD may depend on certain key customers for sales of its natural gas. To the extent these customers reduce the volumes of natural gas they purchase following the AHD transactions, AHD’s revenues could be negatively affected.

In Appalachia, Atlas Energy’s natural gas is sold under contracts with various purchasers. During the year ended December 31, 2009, natural gas sales to Hess Corporation and Equitable Gas Company accounted for approximately 15% and 11% of its total Appalachian oil and gas revenues, respectively. Following the closing of the AHD transactions and the Chevron merger, certain purchased entities will sell gas produced in four key counties in southwest Pennsylvania to a subsidiary of Chevron pursuant to the gas marketing agreement, which has a term of three years. In Michigan, during the year ended December 31, 2009, gas under contracts to a former affiliate of Atlas Gas & Oil Company, LLC, which expire at various dates through 2012, accounted for approximately 42% of its total Michigan oil and gas revenues. Following the closing of the AHD transactions and the Chevron merger, all of the gas produced by the wells in Michigan indirectly owned by AHD through its ownership of the investment partnership business will be marketed by a subsidiary of Chevron pursuant to the Michigan operating agreement. To the extent these and other key customers are less willing to purchase natural gas from AHD, the gas marketing agreement terminates or the gas marketing services provided under the Michigan operating agreement are no longer provided, AHD’s revenues could be harmed in the event AHD is unable to sell to additional purchasers at similar prices.

Shortages of drilling rigs, equipment and crews, or the costs required to obtain the foregoing in a highly competitive environment, could impair AHD’s operations and results.

Higher natural gas and oil prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, drilling equipment, services and personnel. Over the past three years, Atlas Energy and other natural gas and oil companies have experienced higher drilling and operating costs. After the AHD transactions, shortages of, or increasing costs for, experienced drilling crews and oil field equipment and services could restrict AHD’s ability to drill the wells and conduct the operations which are currently planned. Any delay in the drilling of new wells or significant increase in drilling costs could reduce AHD’s revenues.

Because AHD will handle natural gas and oil following the AHD transactions, it may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

The operations of wells and other facilities that will be acquired by AHD following the AHD transactions are subject to stringent and complex federal, state and local environmental laws and regulations. These include, for example:

•	the federal Clean Air Act and comparable state laws and regulations that impose obligations related to air emissions;

•	the federal Clean Water Act and comparable state laws and regulations that impose obligations related to discharges of pollutants into regulated bodies of water;

•

Resource Conservation and Recovery Act (which we refer to as “RCRA”) and comparable state laws that impose requirements for the handling and disposal of waste, including produced waters, from facilities that AHD will acquire in the AHD transactions; and

•

Comprehensive Environmental Response, Compensation, and Liability Act (which we refer to as “CERCLA”) and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by Atlas Energy, or at locations to which Atlas Energy has sent waste for disposal, in each case that relate to assets that will be acquired by AHD in connection with the AHD transactions.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements and the issuance of orders enjoining future operations. Certain environmental statutes, including the RCRA, CERCLA, the federal Oil Pollution Act and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed of or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

Following the AHD transactions, there is an inherent risk that AHD may incur environmental costs and liabilities due to the nature of its business and the substances it will handle. For example, an accidental release from one of its wells could subject it to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies may be enacted or adopted and could significantly increase its compliance costs and the cost of any remediation that may become necessary. AHD may not be able to recover remediation costs under its insurance policies.

Many of the leases that AHD will acquire in the AHD transactions are in areas that have been partially depleted or drained by offset wells.

Atlas Energy’s key project areas are located in active drilling areas in the Appalachian Basin, and many of the leases that AHD will acquire in the AHD transactions are in areas that have already been partially depleted or drained by earlier offset drilling. This may inhibit AHD’s ability to find economically recoverable quantities of natural gas in these areas.

Drilling for and producing natural gas are high-risk activities with many uncertainties.

Following the AHD transactions, AHD’s drilling activities will be subject to many risks, including the risk that AHD will not discover commercially productive reservoirs. Drilling for natural gas can be uneconomic, not only from dry holes, but also from productive wells that do not produce sufficient revenues to be commercially viable. In addition, AHD’s drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

•	the high cost, shortages or delivery delays of equipment and services;

•	unexpected operational events and drilling conditions;

•	adverse weather conditions;

•	facility or equipment malfunctions;

•	title problems;

•	pipeline ruptures or spills;

•	compliance with environmental and other governmental requirements;

•	unusual or unexpected geological formations;

•	formations with abnormal pressures;

•	injury or loss of life;

•	unavailability or costs of gathering, processing and/or transportation services;

•	environmental accidents such as gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment or oil leaks, including groundwater contamination;

•	fires, blowouts, craterings and explosions; and

•	uncontrollable flows of natural gas or well fluids.

Any one or more of the factors discussed above could reduce or delay AHD’s receipt of drilling and production revenues, thereby reducing its earnings, and could reduce revenues in one or more of its investment partnerships, which may make it more difficult to finance its drilling operations through sponsorship of future partnerships. In addition, any of these events can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination, loss of wells and regulatory penalties.

Although AHD will maintain insurance against various losses and liabilities arising from its operations, insurance against all operational risks will not be available to it. Additionally, AHD may elect not to obtain insurance if it believes that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could reduce AHD’s results of operations.

Properties that AHD acquires in the AHD transactions or afterward may not produce as projected and AHD may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.

Following the AHD transactions, one of AHD’s growth strategies may be to capitalize on opportunistic acquisitions of natural gas reserves. However, reviews of acquired properties are necessarily incomplete, because it generally is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well AHD acquires. Potential problems, such as deficiencies in the mechanical integrity of equipment or environmental conditions that may require significant remedial expenditures, are not necessarily observable even when AHD inspects a well. Any unidentified problems could result in material liabilities and costs that negatively affect AHD’s financial condition and results of operations.

Even if AHD is able to identify problems with an acquisition, the seller may be unwilling or unable to provide effective contractual protection or indemnity against all or part of these problems. Even if a seller agrees to provide indemnity, the indemnity may not be fully enforceable and may be limited by floors and caps on such indemnity.

Following the AHD transactions, AHD or one of its subsidiaries may be exposed to financial and other liabilities as the managing general partner in investment partnerships.

Following the AHD transactions, AHD or one of its subsidiaries will serve as the managing general partner of the investment partnerships and will be the managing general partner of new investment partnerships that it sponsors. As a general partner, AHD or one of its subsidiaries will be contingently liable for the obligations of the partnerships to the extent that partnership assets or insurance proceeds are insufficient. Atlas Energy has agreed to indemnify each investor partner in the investment partnerships from any liability that exceeds such partner’s share of the investment partnership’s assets, and AHD or one of its subsidiaries will be bound by this agreement after the AHD transactions.

AHD will be subject to comprehensive federal, state, local and other laws and regulations that could increase the cost and alter the manner or feasibility of doing business.

Following the AHD transactions, AHD’s operations will be regulated extensively at the federal, state and local levels. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon natural gas and oil wells. Under these laws and regulations, following the AHD transactions, AHD could also be liable for personal injuries, property damage and other damages. Failure to comply with these laws and regulations may result in the suspension or termination of AHD’s operations and subject it to administrative, civil and criminal penalties. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects.

Part of the regulatory environment in which AHD will operate following the AHD transactions includes, in some cases, legal requirements for obtaining environmental assessments, environmental impact studies and/or plans of development before commencing drilling and production activities. In addition, AHD’s activities will be subject to regulations regarding conservation practices and protection of correlative rights. These regulations will affect AHD’s operations and limit the quantity of natural gas it may produce and sell. A major risk inherent in AHD’s drilling plans will be the need to obtain drilling permits from state and local authorities. Delays in obtaining regulatory approvals or drilling permits, the failure to obtain a drilling permit for a well or the receipt of a permit with unreasonable conditions or costs could inhibit AHD’s ability to develop its properties. Additionally, the natural gas and oil regulatory environment could change in ways that might substantially increase the financial and managerial costs of compliance with these laws and regulations and, consequently, reduce AHD’s profitability following the AHD transactions. Furthermore, AHD may be put at a competitive disadvantage to larger companies in its industry who can spread these additional costs over a greater number of wells and larger operating staff.

If the market price of AHD common units declines, AHD common unitholders could lose a significant part of their investment.

The market price of AHD common units could be subject to wide fluctuations in response to a number of factors, most of which AHD cannot control, including:

•	changes in securities analysts’ recommendations and their estimates of AHD’s financial performance;

•	the public’s reaction to the press releases, announcements and filings with the SEC of Atlas Energy, AHD or APL;

•

fluctuations in broader securities market prices and volumes, particularly among securities of natural gas and oil companies and securities of publicly traded limited partnerships and limited liability companies;

•	changes in market valuations of similar companies;

•	departures of key personnel;

•	commencement of or involvement in litigation;

•	variations in AHD’s quarterly results of operations or those of other natural gas and oil companies;

•	variations in the amount of AHD’s quarterly cash distributions;

•	future issuances and sales of AHD common units; and

•	changes in general conditions in the United States economy, financial markets or the natural gas and oil industry.

In recent years the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of AHD common units.

Even after AHD ceases to be a controlled company, certain provisions of AHD’s limited partnership agreement and Delaware law could deter acquisition proposals and make it difficult for a third party to acquire control of AHD. This could have a negative effect on the price of the AHD common units.

AHD’s limited partnership agreement following the LPA amendment will contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the AHD board of directors rather than to attempt a hostile takeover. These provisions will include:

•	a board of directors that is divided into three classes with staggered terms;

•	rules regarding how AHD common unitholders may present proposals or nominate directors for election;

•	rules regarding how AHD common unitholders may call special meetings; and

•	limitations on the right of AHD common unitholders to remove directors.

These provisions are intended to protect AHD common unitholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the AHD board of directors and by providing the AHD board of directors with more time to assess any acquisition proposal. These provisions are not intended to make AHD immune from takeovers. However, these provisions will apply even if an offer may be considered beneficial by some AHD unitholders and could delay or prevent an acquisition that the AHD board of directors determines is in the best interests of AHD and that of the AHD unitholders. Any of the foregoing provisions could limit the price that some investors might be willing to pay for AHD common units.

The LPA amendment will change the rights of holders of AHD common units under the limited partnership agreement of AHD.

In connection with the consummation of the AHD transactions, the LPA amendment will be effected, and the rights of AHD unitholders will be governed by the limited partnership agreement of AHD as amended and restated by the LPA amendment. This will change the rights and privileges of holders of AHD common units and may affect the market for AHD common units or the operations and governance of AHD. See “The Transaction Agreement — The LPA Amendment” for a discussion of the rights associated with AHD common units that are being changed by the LPA amendment.

Atlas Energy’s obligations to consummate the AHD transactions are subject to the satisfaction or waiver of the conditions to the closing of the Chevron merger.

Atlas Energy’s obligations to consummate the AHD transactions are subject to, among other things, the consummation of the Chevron merger, and the obligations of the parties to the merger agreement are subject to certain conditions, including the adoption of the merger agreement by Atlas Energy stockholders and the receipt of regulatory approvals. Consequently, if the merger agreement is not adopted, Atlas Energy is not obligated to proceed with the AHD transactions unless it waives this condition.

MARKET PRICE AND DIVIDEND DATA

AHD common units are traded on the New York Stock Exchange under the symbol “AHD.” The following table sets forth the high and low sales prices of AHD common units for the periods indicated as reported by the New York Stock Exchange, and the quarterly cash dividends per common unit.

	Common Unit Price		Dividend
Fiscal Period	High	Low
Fiscal 2008
First Quarter	$33.97	$25.71	$0.43
Second Quarter	$36.32	$27.08	$0.51
Third Quarter	$36.99	$22.18	$0.51
Fourth Quarter	$24.12	$3.28	$0.06
Fiscal 2009
First Quarter	$7.05	$0.77	$—
Second Quarter	$5.64	$1.45	$—
Third Quarter	$4.79	$2.88	$—
Fourth Quarter	$7.00	$3.11	$—
Fiscal 2010
First Quarter	$7.45	$5.14	$—
Second Quarter	$6.80	$3.67	$—
Third Quarter	$9.88	$3.76	$—
Fourth Quarter	$15.44	$8.86	$0.05
Fiscal 2011
First Quarter (through January 18, 2011)	$15.25	$13.11	$—

The closing price of AHD common units on the New York Stock Exchange on November 8, 2010, the last trading day prior to the announcement of the transaction agreement, was $9.69 per common unit.

On January 18, 2011, the closing price of AHD common units on the New York Stock Exchange was $14.05 per common unit.

As of January 14, 2011, there were 27,835,254 AHD common units outstanding, held by approximately five holders of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (i) as of January 7, 2011, the number and percentage of AHD common units owned by AHD’s directors and executive officers and beneficial owners known to AHD of 5% or more of AHD’s outstanding common units and (ii) the estimated number and percentage of AHD common units to be owned by such persons, and other beneficial owners of Atlas Energy common stock known to AHD that AHD estimates would hold 5% or more of the outstanding AHD common units, immediately after the AHD distribution. Unless provided otherwise in the notes to the table below, all common units held by a director or officer are held directly by the director or officer.

Beneficial owner	Amount and nature of beneficial ownership		Percent of class	Amount and nature of beneficial ownership (pro forma for the AHD distribution)(1)		Percent of class (pro forma for the AHD distribution)
Directors
Edward E. Cohen	590,000	(2)	2.08%	3,063,056	(3)	4.41%
Jonathan Z. Cohen	246,000	(4)	Less than 1%	1,694,483	(5)	2.45%
Eugene N. Dubay	800		Less than 1%	9,802	(6)	Less than 1%
William R. Bagnell	125		Less than 1%	125		Less than 1%
Matthew A. Jones	120,000	(7)	Less than 1%	364,627	(8)	Less than 1%
Jeffrey C. Key	1,175		Less than 1%	1,175		Less than 1%
William G. Karis	1,175		Less than 1%	1,175		Less than 1%
Harvey G. Magarick	1,175		Less than 1%	1,478	(9)	Less than 1%

Non-Director Executive Officers
Eric. T. Kalamaras (Chief Financial Officer)	0		Less than 1%	0		Less than 1%
Gerald R. Shrader (Chief Legal Officer and Secretary)	0		Less than 1%	0		Less than 1%
Robert W. Karlovich, III (Chief Accounting Officer)	0		Less than 1%	0		Less than 1%
All Executive Officers and Directors as a Group (11 persons)	960,450		3.35%	4,417,536		6.33%

Other 5% owners
Atlas Energy	17,808,109	(10)	64.0%	0		Less than 1%
FMR LLC	2,808,927	(11)	10.1%	2,808,927		4.07%
Leon G. Cooperman/Omega Advisors, Inc.	1,554,856	(12)	5.59%	5,266,261	(13)	7.57%
T. Rowe Price Associates Inc.	0		Less than 1%	4,235,811	(14)	6.14%

(1)	Includes AHD common units beneficially owned on January 7, 2011 plus AHD common units expected to be received in the AHD distribution, assuming that each Atlas Energy stockholder receives 0.523 AHD common units in respect of each share of Atlas Energy common stock beneficially owned by such stockholder on January 7, 2011 (including shares underlying stock options and other equity awards that have vested or are expected to vest within 60 days of January 7, 2011).

(2)	Represents (i) 90,000 common units held by the Solomon Investment Partnership (Edward Cohen and Mrs. Betsy Cohen, the wife of Edward Cohen, are the sole limited partners of the Solomon Investment Partnership) and (ii) 500,000 vested unit options. Each unit option represents the right to purchase, upon vesting, one common unit. Edward Cohen disclaims beneficial ownership of any units described above in (i).

(3)	Represents (i) 90,000 common units held by the Solomon Investment Partnership (as described in note 2), (ii) 500,000 vested unit options and (iii) 2,473,056 common units to be distributed to Edward Cohen in connection with the AHD distribution by reason of Edward Cohen’s holding of Atlas Energy common stock. Each unit option represents the right to purchase, upon vesting, one common unit. Edward Cohen disclaims beneficial ownership of any units described above in (i).

Edward Cohen’s beneficial ownership of Atlas Energy common stock includes (i) 437,449 shares held as follows: 58,000 shares held by Edward Cohen, 110,713 shares held in an IRA for Edward Cohen, 219,128 shares held in an employee stock ownership account held by Edward Cohen and 49,608 shares held in a 401(k) account by Edward Cohen; (ii) 50,454 shares held in an IRA account of Mrs. Cohen; (iii) vested options owned by Edward Cohen to acquire 1,307,500 shares; (iv) 643,000 shares owned by the Solomon Investment Partnership (as described in note 2); (v) 1,244,169 shares owned by the Arete Foundation (the trustees of the Arete Foundation are Edward Cohen, Mrs. Cohen, Daniel G. Cohen (the son of Edward Cohen and Mrs. Cohen) and Jonathan Cohen); (vi) 141,377 shares owned by the Edward E. Cohen Trust U/A/O October 7, 1999 (Edward Cohen is the settlor of the trust, Mrs. Cohen is a trustee of the trust and Mrs. Cohen is the beneficiary of the trust); (vii) 129,295 shares owned by the Betsy Z. Cohen Trust U/A/O October 7, 1999 (Mrs. Cohen is the settlor of the trust and Daniel Cohen and Jonathan Cohen are each trustees and beneficiaries of the trust); (viii) 14,422 shares owned by the 2010 Cohen Family Trust (Edward Cohen is the settlor of the trust, Mrs. Cohen is a contingent trustee and each of Mrs. Cohen, Daniel Cohen and Jonathan Cohen are beneficiaries of the trust); (ix) options to acquire 565,000 shares granted under Atlas Energy’s equity plans that will vest within 60 days of January 7, 2011; (x) phantom units to be converted into 174,000 shares granted under Atlas Energy’s equity plans that will vest within 60 days of January 7, 2011; and (xi) 21,514 shares issuable upon conversion of restricted stock units granted under Atlas Energy’s equity plans that will vest within 60 days of January 7, 2011. Edward Cohen disclaims beneficial ownership of any shares described above in (ii), (iv), (v), (vi), (vii) and (viii).

(4)	Represents 46,000 common units jointly owned by Jonathan Cohen and Julia Pershan Cohen (the wife of Jonathan Cohen) and 200,000 vested unit options. Each unit option represents the right to purchase, upon vesting, one common unit.

(5)	Represents (i) 46,000 common units jointly owned by Jonathan Cohen and Julia Pershan Cohen, (ii) 200,000 vested unit options and (iii) 1,448,483 common units to be distributed to Jonathan Cohen in connection with the AHD distribution by reason of Jonathan Cohen’s holding of Atlas Energy common stock. Each unit option represents the right to purchase, upon vesting, one common unit.

Jonathan Cohen’s beneficial ownership of Atlas Energy common stock includes (i) 107,812 shares held as follows: 80,690 shares held by Jonathan Cohen, 26,863 shares held in a 401(k) account by Jonathan Cohen and 259 shares held in an employee stock ownership account by Jonathan Cohen; (ii) 41,836 shares jointly owned by Jonathan Cohen and Julia Pershan Cohen; (iii) vested options owned by Jonathan Cohen to acquire 808,000 shares; (iv) 1,244,169 shares owned by the Arete Foundation (as described in note 3); (v) 129,295 shares owned by the Betsy Z. Cohen Trust U/A/O October 7, 1999 (as described in note 3); (vi) options to acquire 289,000 shares granted under Atlas Energy’s equity plans that will vest within 60 days of January 7, 2011; (vii) phantom units to be converted into 87,000 shares granted under Atlas Energy’s equity plans that will vest within 60 days of January 7, 2011; and (viii) 17,211 shares issuable upon conversion of restricted stock units granted under Atlas Energy’s equity plans that will vest within 60 days of January 7, 2011. Jonathan Cohen disclaims beneficial ownership of any shares described above in (iv) and (v).

(6)	Represents (i) 300 common units held directly by Mr. Dubay, (ii) 500 common units held by a trust for Mr. Dubay’s spouse and (iii) 9,039 common units to be distributed to Mr. Dubay in connection with the AHD distribution by reason of Mr. Dubay’s beneficial ownership of 17,212 shares of Atlas Energy common stock acquired pursuant to the settlement of restricted stock units that would vest within 60 days of January 7, 2011.

(7)	Represents 20,000 common units held by Mr. Jones and 100,000 vested unit options. Each unit option represents the right to purchase, upon vesting, one common unit.

(8)	Represents (i) 20,000 common units held by Mr. Jones, (ii) 100,000 vested unit options and (iii) 244,627 common units to be distributed to Mr. Jones in connection with the AHD distribution by reason of Mr. Jones’s holding of Atlas Energy common stock. Each unit option represents the right to purchase, upon vesting, one common unit.

Mr. Jones’s beneficial ownership of Atlas Energy common stock includes (i) 7,076 shares held by Mr. Jones, (ii) 838 shares held in an employee stock ownership account, (iii) 344,500 shares issuable upon the exercise of vested options granted under Atlas Energy’s equity plans, (iv) 64,900 shares issuable upon the exercise of options granted under Atlas Energy’s equity plans that will vest within 60 days of January 7, 2011, (v) 43,500 shares issuable upon the conversion of phantom units granted under Atlas Energy’s equity plans that will vest within 60 days of January 7, 2011 and (vi) 6,884 shares issuable upon conversion of restricted stock units granted under Atlas Energy’s equity plans that will vest within 60 days of January 7, 2011.

(9)	Represents 1,175 common units held directly by Mr. Magarick and 303 common units to be distributed to Mr. Magarick in connection with the AHD distribution by reason of Mr. Magarick’s beneficial ownership of 580 shares of Atlas Energy common stock.

(10)

This information is based on a Schedule 13D/A filed with the SEC on November 17, 2010. The address for Atlas Energy is Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108.

(11)	This information is based on a Schedule 13G filed with the SEC on December 10, 2010. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(12)	This information is based on a Schedule 13G/A filed with the SEC on February 4, 2010. The address for Leon Cooperman and Omega Advisors is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, New York 10005.

(13)	Represents 1,554,856 common units held directly by Leon Cooperman and Omega Advisors and 3,671,405 common units to be distributed to Leon Cooperman and Omega Advisors in connection with the AHD distribution by reason of Leon Cooperman and Omega Advisors’ beneficial ownership of 7,019,275 shares of Atlas Energy common stock. This information is based on a Schedule 13G/A filed with the SEC on February 4, 2010.

(14)	Represents 4,235,811 common units to be distributed to T. Rowe Price Associates Inc. in connection with the AHD distribution by reason of T. Rowe Price Associates Inc.’s beneficial ownership of 8,098,350 Atlas Energy common shares. This information is based on a Schedule 13G filed with the SEC on October 8, 2010. The address for T. Rowe Price Associates Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

WHERE YOU CAN FIND MORE INFORMATION

Atlas Pipeline Holdings, L.P.

AHD files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document AHD files at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AHD’s SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents AHD files with the SEC, including this document, by going to the “SEC Filings” section of AHD’s corporate website at http://phx.corporate-ir.net/phoenix.zhtml?c=197317&p=irol-irhome. AHD’s website address is provided as an inactive textual reference only. The information provided on AHD’s website is not part of this document, and is not incorporated herein by reference.

Statements contained in this document, or in any document incorporated by reference in this document regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows AHD to “incorporate by reference” into this document other documents AHD files with the SEC. This means that AHD can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that AHD files with the SEC will update and supersede that information. AHD incorporates by reference the documents listed below and any documents filed by AHD pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date on which the AHD transactions are consummated:

•	Annual Reports on Form 10-K for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 (filed on March 3, 2008, March 2, 2009 and March 5, 2010, respectively);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 (filed on May 7, 2010, August 5, 2010 and November 9, 2010, respectively); and

•	Current Reports on Form 8-K filed on July 23, 2010, July 29, 2010, September 17, 2010 and November 12, 2010 and on Form 8-K/A filed on September 22, 2010.

Information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this document.

Any person, including any beneficial owner, to whom this document is delivered may request copies of any of the documents incorporated by reference in this document or other information concerning AHD, without charge, by telephonic or written request directed to (215) 546-5005 or 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, Attention: Investor Relations, at AHD’s corporate website at http://phx.corporate-ir.net/phoenix.zhtml?c=197317&p=irol-irhome or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Atlas Energy, Inc. and Atlas Pipeline Partners, L.P.

Each of Atlas Energy and APL files annual, quarterly and current reports and other information with the SEC. You may read and copy any document either of Atlas Energy or APL files at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Atlas Energy’s and APL’s SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents Atlas Energy files with the SEC by going to the “Investor Relations” section of Atlas Energy’s corporate website at www.atlasenergy.com, and of the documents APL files with the SEC by going to the

“Investor Relations” section of APL’s corporate website at www.atlaspipeline.com. Each of Atlas Energy’s and APL’s website address is provided as an inactive textual reference only. The information provided on Atlas Energy’s and APL’s websites is not part of this document, and is not incorporated herein by reference.

No persons have been authorized to give any information or to make any representations other than those contained in this document and, if given or made, such information or representations must not be relied upon as having been authorized by AHD or any other person. This document is dated January 19, 2011. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to AHD unitholders will not create any implication to the contrary.

ANNEX A

TRANSACTION AGREEMENT

by and among

ATLAS ENERGY, INC.,

ATLAS ENERGY RESOURCES, LLC,

ATLAS PIPELINE HOLDINGS, L.P.

and

ATLAS PIPELINE HOLDINGS GP, LLC

Dated as of November 8, 2010

A-i

A-ii

A-iii

Exhibit A	Form of Second Amended and Restated AHD LPA
Exhibit B	Form of New AHD Equity Plan
Exhibit C	Form of Second Amended and Restated Limited Liability Company Agreement of AHD GP
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Pennsylvania Operating Services Agreement
Exhibit F	Form of Michigan Operating Services Agreement
Exhibit G	Form of Petro-Technical Operating Services Agreement

A-iv

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of November 8, 2010, is by and among Atlas Energy, Inc., a Delaware corporation (“Atlas”), Atlas Energy Resources, LLC, a Delaware limited liability company (“ATN”), Atlas Pipeline Holdings, L.P., a Delaware limited partnership (“AHD”), and Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company and the general partner of AHD (“AHD GP”). Atlas, ATN, AHD and AHD GP are referred to individually as a “Party” and collectively, as the “Parties.”

Unless otherwise indicated, capitalized terms used herein have the respective meanings set forth in Sections 1.1 and 1.2.

RECITALS

WHEREAS, Atlas and certain of its Subsidiaries (Subsidiaries of Atlas, other than the Pipeline Subsidiaries, the “Atlas Subsidiaries”) are engaged in, among other things, the Transferred Business (as defined below);

WHEREAS, subject to the terms and conditions hereof, the Parties desire that Atlas and the applicable Atlas Subsidiaries sell, assign and transfer to AHD, and that AHD purchase and acquire from Atlas and such Atlas Subsidiaries, all of the right, title and interest of Atlas and such Atlas Subsidiaries in, to and under the Purchased Equity Interests and the Purchased Assets, and that AHD assume the Assumed Liabilities (the “Sale”);

WHEREAS, Atlas currently owns all of the equity interests in AHD GP and a majority of the AHD Common Units;

WHEREAS, subject to the terms and conditions hereof, (a) concurrently with the Sale, Atlas will contribute all of its equity interest in AHD GP to AHD (the “AHD GP Contribution”) and (b) immediately thereafter, distribute all of the AHD Common Units held by Atlas, including the New AHD Common Units issued to Atlas pursuant to this Agreement, to the Atlas stockholders pursuant to a special distribution (the “AHD Distribution”);

WHEREAS, subject to the terms and conditions hereof, concurrently with the execution and delivery hereof, Atlas, as the holder of a majority of the outstanding AHD Common Units, is providing its approval by written consent for the AHD LPA Amendment and the New AHD Equity Plan Adoption, each to be effective concurrently with the Sale (the “Written Consent”);

WHEREAS, subject to the terms and conditions hereof, concurrently with the Sale, AHD will repay all amounts outstanding under the Amended, Restated and Consolidated Promissory Note, dated July 19, 2010 (the “AHD Promissory Note”), issued by AHD to Atlas (the “AHD Note Repayment”);

WHEREAS, subject to the terms and conditions hereof, each of the Sale, the AHD GP Contribution, the AHD LPA Amendment, the New AHD Equity Plan Adoption, the AHD Distribution and the AHD Note Repayment (collectively, the “Transactions”) are to occur prior to the Merger (as defined below) contemplated by an Agreement and Plan of Merger (as it may be amended, supplemented or restated and in effect from time to time, the “Merger Agreement”), executed and delivered concurrently with the execution and delivery of this Agreement, by and among Atlas, Chevron Corporation (“Chevron”) and Arkhan Corporation (“Merger Sub”), pursuant to which, among other things, California shall, subject to the terms and conditions thereof, acquire Atlas by means of a merger of Merger Sub with and into Atlas (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) ATN, AHD and AHD GP are entering into an employee matters agreement (the “Employee Matters Agreement”) and (ii) certain of the Purchased Entities and a Subsidiary of Chevron are entering into a gas marketing agreement (the “Gas Marketing Agreement”);

WHEREAS, the AHD Special Committee has considered this Agreement and the transactions contemplated by this Agreement and, at a meeting duly called and held, has, by unanimous vote of all of its members, determined that this Agreement and the transactions contemplated hereby are fair and reasonable to AHD, and in the best interests of AHD and the Unaffiliated Unitholders, and recommended that the board of directors of AHD GP approve AHD’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of AHD GP (the “AHD Board”) has considered this Agreement and the transactions contemplated hereby and, at a meeting duly called and held, after considering the recommendations of the AHD Special Committee, has determined that this Agreement and the transactions contemplated hereby are fair and reasonable to AHD, and in the best interests of AHD and the Unaffiliated Unitholders, and has approved AHD’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Acquired LMM Interest” shall have the meaning set forth in the Laurel Mountain Purchase Agreement.

“Action” shall mean any action, claim, suit, arbitration, litigation, proceeding or investigation by or before any Governmental Entity.

“Additional Costs” shall mean the sum of the New Hedge Contract Costs (if any) and the AHD Expense Payments (if any).

“Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. The Parties agree that, for purposes of this Agreement, from and after the date hereof, no member of the Atlas Group shall be deemed to be an Affiliate of any member of the AHD Group, and no member of the AHD Group shall be deemed to be an Affiliate of any member of the Atlas Group.

“AHD Common Units” shall mean “Common Units” (as defined in the AHD LPA).

“AHD Group” shall mean the Pipeline Subsidiaries, the Purchased Entities and the Drilling Partnerships.

“AHD Limited Partners” shall mean “Limited Partners” (as defined in the AHD LPA).

“AHD LPA” shall mean the limited partnership agreement of AHD, as it may be amended, supplemented or restated and in effect from time to time.

“AHD Post-Closing Business” shall mean (i) the Transferred Business and (ii) all other businesses and operations conducted by or on behalf of any Pipeline Subsidiary prior to the Closing.

“AHD Special Committee” shall mean the Special Conflicts Committee of the AHD Board, which is comprised solely of members of the AHD GP Board who meet the requirements of the definition of “Conflicts Committee” in the AHD LPA, formed to consider the transactions contemplated by this Agreement.

“AHD Transfer Agent” shall mean the transfer agent for the AHD Common Units.

“APL” shall mean Atlas Pipeline Partners, L.P., a Delaware limited partnership.

“APL GP” shall mean Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of APL.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third-party Person, including any Governmental Entity.

“Atlas Common Stock” shall mean the common stock, par value $0.01 per share, of Atlas.

“Atlas Disclosure Letter” shall mean the disclosure letter delivered by Atlas to AHD and AHD GP as of the date hereof.

“Atlas Group” shall mean Atlas and the Atlas Subsidiaries (other than any member of the AHD Group).

“Atlas Name and Atlas Marks” shall mean the names or marks of Atlas or any of the Atlas Subsidiaries as of the date hereof, including “Atlas,” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Atlas Name Materials” shall mean all materials bearing any of the Atlas Name and Atlas Marks, including all products, inventory, advertising and promotional materials and other publicly disseminated information.

“Atlas Post-Closing Business” shall mean all businesses and operations conducted by the Atlas Group prior to the Closing, other than the AHD Post-Closing Business.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Cash Adjustment Items” shall mean, without duplication, (i) all Liabilities in respect of funds raised from Third Party Drilling Partnership Limited Partners to drill Wells of the Drilling Partnerships of the type described as “Liabilities associated with drilling contracts on the referenced balance sheet” on the Reference Cash Amount Statement, (ii) all undistributed production profits (including suspense payments) included within accounts payable that are attributable to Third Party Drilling Partnership Limited Partners of the type described as “Undistributed production profits (including suspense amounts) included within accounts payable on the referenced balance sheet” on the Reference Cash Amount Statement, (iii) all accrued Well drilling costs that are attributable to Third Party Drilling Partnership Limited Partners of the type described as “Accrued well drilling costs included on the referenced balance sheet associated with third party limited partners of the drilling partnerships” on the Reference Cash Amount Statement and (iv) all accrued Well drilling costs that are attributable to Third Party Drilling Partnership Limited Partners that are included within accounts payable of the type described as “Accrued well drilling costs associated with third party limited partners of the drilling partnerships included within accounts payable on the referenced balance sheet” on the Reference Cash Amount Statement (it being understood that (x) the Cash Adjustment Items shall not include any amounts attributable to

Hedges and (y) in the event of a conflict between the foregoing descriptions of the items in clauses (i) through (iv) and the amounts shown on the Reference Cash Amount Statement in respect of such items, the foregoing descriptions shall control).

“Cash Amount” shall mean an amount in cash equal to the absolute value of the sum, without duplication, of all Cash Adjustment Items as of the open of business on the Closing Date.

“Change” shall have the meaning set forth in the definition of “Material Adverse Effect”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall mean that certain commitment letter, dated as of the date hereof, between Citibank, N.A. and AHD.

“Constituent Documents” shall mean, with respect to any Person, its certificate or articles of incorporation, bylaws, partnership or limited liability company agreement and any equivalent other organizational documents of such Person as currently in effect.

“Contract” shall mean any contract, agreement, license, note, bond, mortgage, indenture, commitment or other instrument or obligation.

“Control” shall have the meaning set forth in the definition of “Subsidiary.”

“Crown JV” shall mean Crown Drilling of Pennsylvania, LLC, a Pennsylvania limited liability company.

“Delaware Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., as amended.

“Drilling Partnership” shall mean any Drilling Partnership Entity or Drilling Partnership Arrangement.

“Drilling Partnership Arrangement” shall mean any arrangement that is listed in Section 1.1(a)(1)(y) of the Atlas Disclosure Letter.

“Drilling Partnership Business” shall mean the business of (i) forming, selling interests in, investing in, and managing the Drilling Partnerships and any other partnerships or arrangements similar in nature to the Drilling Partnerships (but specifically excluding Atlas America, LLC’s participation and development agreement with Reliance Marcellus, LLC and any other partnerships or arrangements similar in nature thereto), created with the purpose of funding and undertaking the drilling and operation of Wells and selling Hydrocarbons extracted therefrom, and (ii) undertaking the drilling of Wells of such partnerships and matters related thereto, the subsequent ownership, operation and disposition of such Wells, and the production, gathering, processing, storage, disposition and transportation of such Hydrocarbons and matters related thereto, in each of cases (i) and (ii), as conducted by Atlas or any Atlas Subsidiary (including any Purchased Entity) with respect to the Drilling Partnerships and any other partnerships or arrangements similar in nature to the Drilling Partnerships (but specifically excluding Atlas America, LLC’s participation and development agreement with Reliance Marcellus, LLC and any other partnerships or arrangements similar in nature thereto).

“Drilling Partnership Entity” shall mean any partnership that is listed in Section 1.1(a)(1)(x) of the Atlas Disclosure Letter.

“Environmental Laws” shall mean all applicable and legally enforceable federal, State, local, foreign and common laws and regulations relating to pollution or protection of human health or the environment, including laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equipment” shall mean all apparatus, materials, computers and other electronic data processing and communications equipment, furniture, automobiles, trucks, tractors, trailers, motor vehicles, tools and other tangible personal property and fixtures.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” shall mean (i) any Taxes of or relating to the Purchased Entities, the Purchased Assets or the Assumed Liabilities for or attributable to the Pre-Closing Tax Period, including any Property Taxes (but not any income Taxes of Atlas or any member of the Atlas Group (other than the Purchased Entities)), and (ii) any Transfer Taxes to the extent such Taxes are the responsibility of Atlas pursuant to Section 9.1. For purposes of this Agreement, in the case of any Straddle Period, (A) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (B) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Exclusively Related to the Transferred Business” shall mean exclusively related to or used exclusively in the Transferred Business, as conducted by Atlas and the Atlas Subsidiaries (including any Purchased Entity).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entity” shall mean any supranational, national, State, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC, any State attorney general or other governmental or regulatory authority or instrumentality, self-regulatory authority or arbitral or similar forum.

“GP Drilling Obligations” shall mean all Liabilities of Atlas or any of the Atlas Subsidiaries to make capital contributions for drilling and completion expenditures related to Drilling Partnerships.

“Group” shall mean the Atlas Group or the AHD Group, as the context requires.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, or any other hazardous or toxic materials subject to investigation or remediation, or that could give liability under, any Environmental Law.

“Hedges” shall mean interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, including any such agreements or arrangements intended to benefit from or reduce or eliminate the risk of fluctuations in the price of Hydrocarbons or other commodities.

“Hydrocarbons” shall mean crude oil, natural gas condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced, processed or associated therewith.

“Indebtedness” means any liability of Atlas or any Atlas Subsidiary (including any Purchased Entity), whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by a note, bond, debenture or other similar security, (iii) in respect of any lease that has been accounted for as a capital lease on the balance sheet of Atlas or any Atlas Subsidiary (including any Purchased Entity), as applicable, prepared in accordance with GAAP, (iv) representing the deferred and unpaid purchase price of any property or services, but excluding ordinary course current trade payables, (v) relating to any accrued interest, fees, expenses, premiums or penalties in respect of any of the foregoing that may become payable as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement, assuming the full repayment of all such Indebtedness and (vi) any obligations referred to in clauses (i) through (v) above of any Person which is either guaranteed by, or secured by an encumbrance upon any property or asset owned by, Atlas or any Atlas Subsidiary (including any Purchased Entity).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intellectual Property” shall mean (i) all trade secrets and confidential processes, know how and information; (ii) patents, patent applications, and statutory invention registrations, including any continuations, divisionals, continuations-in-part, renewals, substitutions, extensions, re-examinations and reissues for any of the foregoing; (iii) copyrights and copyrightable subject matter, and registrations and applications for any of the foregoing; (iv) trademarks, service marks, trade names, service names, trade dress, logos, slogans, and other similar designations of source or origin, together with the goodwill associated with any of the foregoing, and registrations and applications for any of the foregoing; (v) internet domain names; (vi) other similar intangible assets; and (vii) any and all rights arising under Law, or common law rights in and to, any of the foregoing.

“Joint HBP Interests” shall mean an Oil and Gas Lease outside of the Specified States in which both any member of the AHD Group and any member of the Atlas Group have an Oil and Gas Interest and that is held by production only from a Well in which no member of the Atlas Group has an Oil and Gas Interest.

“knowledge of Atlas,” “to Atlas’s knowledge” and similar formulations shall mean the actual knowledge of the people set forth in Section 1.1(a)(3) of the Atlas Disclosure Letter.

“Laurel Mountain Acquisition” shall mean the purchase and sale of the Acquired LMM Interest pursuant to the Laurel Mountain Purchase Agreement.

“Laurel Mountain Purchase Agreement” shall mean the Purchase and Sale Agreement, dated as of the date hereof, by and among Atlas, ATN, APL and APL Laurel Mountain LLC as it may be amended, supplemented or restated and in effect from time to time, pursuant to which, among other things, Atlas shall, subject to the terms and conditions thereof, acquire the Acquired LMM Interest.

“Law” (and with the correlative meaning “Laws”) shall mean any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any common law, State and federal law, securities law and law of any foreign jurisdictions.

“Liabilities” shall mean any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether or not due or to become due or asserted or unasserted), including guarantees of the foregoing.

“Liens” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, however, that, with respect to equity interests in any Person, “Liens” shall not include (a) any of the foregoing relating to the Indebtedness described in Section 2.5(b), provided, that the same are released no later than immediately after the closing of the Merger and (b) any restrictions set forth in the Constituent Documents of such Person or any restrictions on transfer of such equity interests arising under applicable securities Laws.

“Losses” shall mean all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and other professional fees and expenses in connection with any Action whether involving a third-party claim or any claim solely between the Parties hereto), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies.

“Material Adverse Effect” shall mean a circumstance, change, event, occurrence, development or effect (a “Change”) that has a material adverse effect on the business, assets, financial condition or results of operations of the Purchased Assets, the Purchased Entities (after giving effect to the Purchased Entity Restructuring) and the Transferred Business, taken as a whole; provided, however, that none of the following shall constitute or shall be considered in determining whether there has been a Material Adverse Effect: (i) Changes generally affecting the economy or the financial, credit or securities markets, (ii) Changes generally affecting the natural gas or shale industry or natural gas companies operating in the regions in which the Transferred Business operates, (iii) Changes (or proposed Changes) in applicable Law or the interpretation thereof or Changes in GAAP or in the interpretation thereof, (iv) any acts of war, armed hostility or terrorism, (v) Changes in the market price of oil or natural gas, (vi) Changes attributable to the execution or announcement or pendency of the Merger, the Transactions, the Laurel Mountain Acquisition, this Agreement or any other Specified Agreement or the transactions contemplated hereby or thereby, including any adverse change in customer, distributor, supplier, employee, financing source, stockholder, partnership or joint venture partner or similar relationships resulting therefrom, including in each case as a result of the identity of AHD (provided that the exceptions in this clause (vi) shall not apply to any representation or warranty contained in Section 5.4 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (vii) any failure by the Transferred Business or any Purchased Entity to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect) and (viii) Changes attributable to any action required by this Agreement or taken or made at the request of AHD or AHD GP, except to the extent such Changes, in the cases of the foregoing clauses (i) through (v), have a material and disproportionate effect on the Purchased Assets, the Purchased Entities (after giving effect to the Purchased Entity Restructuring) and the Transferred Business, taken as a whole, relative to other participants in the industry or industries in which the Transferred Business operates (in which event the extent of such material and disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that notwithstanding anything to the contrary in clauses (ii) and (iii) above, Changes in applicable Laws relating to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes may be taken into account in determining whether there has been a Material Adverse Effect.

“New Hedge Contract Costs” shall mean an amount equal to all out-of-pocket costs, expenses, interest, fees or other charges relating to the negotiation, execution and delivery of the New Hedge Contract, including with respect to any letter of credit required to be posted as collateral with respect thereto, incremental borrowing necessary to fund any cash collateral requirements with respect thereto or other collateral requirements with respect thereto.

“Oil and Gas Contracts” shall mean any of the following Contracts to which Atlas or any of the Atlas Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, area of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization and pooling agreements and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder).

“Oil and Gas Interests” shall mean (i) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (ii) Hydrocarbons or revenues therefrom; (iii) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or unitized; (iv) all Oil and Gas Contracts; (v) surface interests, fee interests, reversionary interests, reservations and concessions, (vi) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (vii) all rights and interests in, under, or derived from unitization and pooling agreements in effect with respect to clauses (i) and (iii) above and the units created thereby which accrue or are attributable to the interests of the holder thereof, (viii) all interests in machinery, equipment (including Wells, well equipment and machinery), inventory, oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, platforms, processing plants, separation plants, refineries, testing and monitoring equipment in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (ix) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Oil and Gas Lease” shall mean all leases, subleases, licenses or other occupancy or similar agreements under which Atlas or any of the Atlas Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of the Oil and Gas Interests.

“Order” shall mean any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Permanently Shut In” shall mean the shutting in of a well on an Oil and Gas Lease other than on a temporary basis and which is reasonably intended by AHD to, or is reasonably likely to, result in the termination, expiration or abandonment of the Oil and Gas Lease or the Oil and Gas Interest therein.

“Permits” shall mean all permits, licenses, certificates, variances, exemptions, registrations, orders, franchises, grants, easements, exceptions, clearances and other authorizations, consents and approvals of all Governmental Entities.

“Permitted Liens” shall mean (i) any Liens for Taxes not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (ii) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to property or assets, including zoning, building, or similar restrictions, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens created under joint operating agreements, participation agreements or development agreements, (vi) Liens relating to intercompany borrowings provided that such intercompany borrowings are limited to those between Purchased Entities that are Assumed Liabilities or will be discharged pursuant to Section 7.5(b), (vii) any Lien that is discharged by the Purchased Entities at or prior to Closing, (viii) easements (including conservation easements and similar commitments to forego development), covenants, conditions, restrictions, reservations, rights, claims, rights-of-way and other similar Liens that would not reasonably be expected to, individually or in the aggregate, materially interfere with the present or intended use or materially detract from the value of the property encumbered thereby and (ix) other non-monetary Liens that would not reasonably be expected to, individually or in the aggregate, materially interfere with the present or intended use or materially detract from the value of the property encumbered thereby.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pipeline Employee” shall mean any individual who is an employee of Atlas or any of its Affiliates prior to the Closing but who will be employed by AHD GP, AHD, APL GP, APL or any of their respective Subsidiaries following the Closing.

“Pipeline Subsidiaries” shall mean each of AHD GP, AHD, APL GP, APL and their respective Subsidiaries.

“Pre-Closing Tax Period” shall mean any taxable period that ends on or before the Closing Date and, in the case of a Straddle Period, the portion of such period ending on and including the Closing Date.

“Property Taxes” shall mean real, personal, and intangible ad valorem property Taxes.

“Purchased Entities” shall mean (i) Anthem Securities, Inc., a Pennsylvania corporation, (ii) Atlas Resources, LLC, a Pennsylvania limited liability company, (iii) Viking Resources, LLC, a Pennsylvania limited liability company, (iv) Resource Energy, LLC, a Delaware limited liability company, (v) Atlas Energy Indiana, LLC, an Indiana limited liability company, (vi) Atlas Energy Tennessee, LLC, a Pennsylvania limited liability company, (vii) Atlas Energy Ohio, LLC, an Ohio limited liability company, (viii) Atlas Noble, LLC, a Delaware limited liability company, (ix) Atlas Lightfoot, LLC, a Delaware limited liability company, (x) AED Investments, Inc., a Delaware corporation, (xi) Atlas America Mid-Continent, Inc., a Delaware corporation, (xii) Resource Well Services, LLC, a Delaware limited liability company, (xiii) REI-NY, LLC, a Delaware limited liability company and (xiv) the New Payroll Entity.

“Purchased Entity Restructuring” shall mean the transactions contemplated by Section 2.6.

“Purchased Equity Interests” shall mean all of the equity interests in the Purchased Entities (other than equity interests of any Purchased Entity that are held by another Purchased Entity).

“Reference Cash Amount Statement” shall mean the unaudited calculation of the Cash Amount as of September 30, 2010 included in Section 1.1(a)(2) of the Atlas Disclosure Letter.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Related to the Transferred Business” shall mean primarily related to or used primarily in the Transferred Business, as conducted by Atlas and the Atlas Subsidiaries (including any Purchased Entity).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Restricted Data” shall mean all books and records to the extent relating to (i) lease files relating to Oil and Gas Leases in any Specified State, seismic data relating to any Oil and Gas Leases in any Specified State or GIS data related to Specified States or (ii) fundraising in connection with Drilling Partnerships, including all information related to syndication.

“Retained Employee” shall mean any individual who is an employee of Atlas or any of the Atlas Subsidiaries (other than the Purchased Entities) as of the effective time of the Merger and whose employment will continue with Atlas or any of the Atlas Subsidiaries (other than the Purchased Entities) immediately following the effective time of the Merger.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Agreements” shall mean this Agreement, the Ancillary Agreements, the Merger Agreement and the Laurel Mountain Purchase Agreement and any agreement contemplated to be executed by such agreements.

“Specified Current Assets” shall mean, without duplication, (i) all accounts receivable to the extent related to the Transferred Business (including (x) all receivables in respect of Hydrocarbons sold on behalf of any Drilling Partnership, (y) all receivables due from any Drilling Partnership and (z) all receivables in respect of Hydrocarbons sold with respect to the Transferred Direct Oil and Gas Interests) and (ii) all prepaid expenses to the extent related to the Transferred Business (it being understood that Specified Current Assets shall not include any Cash or any amounts attributable to Hedges).

“Specified Current Liabilities” shall mean, without duplication, (i) all accounts payable to the extent related to the Transferred Business, (ii) all accrued liabilities to the extent related to the Transferred Business and (iii) all Cash Adjustment Items (it being understood that the Specified Current Liabilities shall not include any amounts attributable to Hedges).

“Specified State” shall mean any State other than Pennsylvania, West Virginia, Michigan, Ohio and New York.

“State” shall mean a State that is part of the United States of America.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person Controls directly or indirectly through one or more intermediaries, where “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. The Parties agree that, for purposes of this Agreement, no Drilling Partnership shall be deemed to be a Subsidiary of any Person.

“Tax” or “Taxes” shall mean (i) all taxes, however denominated, including U.S. federal, State, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments (including obligations under any Law relating to escheat or unclaimed property) of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of Law including under Section 1.1502-6 of the Regulations or any similar provision of Law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement (whether or not written) to indemnify any other Person.

“Tax Benefit” shall mean any decrease in Taxes paid or increase in a refund due, including any interest with respect thereto.

“Tax Detriment” shall mean any increase in Taxes due or decrease in refund owed, including any interest with respect thereto.

“Tax Return” shall mean a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Parties or any Subsidiary of any of the Parties.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party Drilling Partnership Limited Partner” shall mean any limited partner of a Drilling Partnership other than Atlas or any Atlas Subsidiary.

“Transferred Business” shall mean each of the following businesses, as conducted by Atlas or any Atlas Subsidiary (including any Purchased Entity) as of the date hereof: (i) the Drilling Partnership Business, (ii) exploration, development and production activities conducted (x) in any Specified State or (y) elsewhere to the extent relating to the Transferred Direct Oil and Gas Interests, in each case including the business of leasing, subleasing, licensing, owning or otherwise acquiring or obtaining rights in and to Oil and Gas Interests and Hydrocarbons, undertaking the drilling of Wells and matters related thereto, the subsequent ownership, operation and disposition of such Wells, and the production, gathering, processing, storage, disposition, transportation and sale of Hydrocarbons therefrom and (iii) the ownership and management of investments in Lightfoot Capital Partners, L.P., Lightfoot Capital Partners GP, LLC and Magnetar MLP Investment, LP.

“Unaffiliated Unitholders” shall mean the holders of AHD Common Units, other than Atlas, the Atlas Subsidiaries and AHD GP and their respective directors and officers.

“Wells” shall mean oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on any real property associated with an Oil and Gas Interest, together with all Hydrocarbons from such wells.

1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Abandoned Well	Section 7.15(b)
Accounting Firm	Section 2.13
Agreement	Preamble
AHD	Preamble
AHD Board	Recitals
AHD Confidential Information	Section 7.8(a)
AHD Distribution	Recitals
AHD Distribution Agent	Section 3.5(a)
AHD Distribution Ratio	Section 3.5(b)(ii)
AHD Expense Payments	Section 13.13(b)
AHD GP	Preamble
AHD GP Contribution	Recitals
AHD Indemnified Parties	Section 12.2
AHD LPA Amendment	Section 3.1
AHD Note Repayment	Recitals
AHD Prohibited Individual	Section 7.12(c)
AHD Promissory Note	Recitals
AHD Unit Sale	Section 2.11
Ancillary Agreements	Section 7.11
Assets of Drilling Partnerships	Section 2.2
Assignment Effective Date	Section 7.15(b)
Assumed Liabilities	Section 2.4
Atlas	Preamble
Atlas Confidential Information	Section 7.8(b)
Atlas Indemnified Parties	Section 12.3
Atlas Prohibited Individual	Section 7.13(c)
Atlas Subsidiaries	Recitals
ATN	Preamble
Cash Consideration	Section 2.10(c)
Chevron	Recitals
Citi	Section 6.2(c)
Closing	Section 4.1
Closing Date	Section 4.1
Consideration	Section 2.10(c)
D&O Insurance	Section 7.14(a)
Drilling Arrangements	Section 7.16
Drilling Partnership Equity Interests	Section 2.2(a)
Employee Matters Agreement	Recitals
Estimated Cash Amount	Section 2.12(a)
Estimated Cash Amount Statement	Section 2.12(a)
Final Allocation	Section 2.13
Final Cash Amount	Section 2.12(e)
Financial Statements	Section 5.13
Financing	Section 7.1(b)
Gas Marketing Agreement	Recitals
Hedging Cash	Section 2.8(b)
Indemnified Parties	Section 12.3
Indemnifying Party	Section 12.4
Maximum Premium	Section 7.14(a)
Merger	Recitals

Merger Agreement	Recitals
Merger Sub	Recitals
Michigan Operating Services Agreement	Section 7.11
Neutral Auditors	Section 2.12(e)
New AHD Common Units	Section 2.10(c)
New AHD Equity Plan	Section 3.2
New AHD Equity Plan Adoption	Section 3.2
New Buyer	Section 8.10
New Hedge Contract	Section 2.8(c)
New Merger	Section 8.10
New Merger Agreement	Section 8.10
New Payroll Entity	Section 2.6(d)
Outside Date	Section 11.1(b)(i)
Parties	Preamble
Party	Preamble
Pennsylvania Operating Services Agreement	Section 7.11
Petro-Technical Services Agreement	Section 7.11
Pre-Closing Insurance Policies	Section 7.10(a)
Proposed Allocation	Section 2.13
Purchased Assets	Section 2.2
Purchased Entity Retained Assets	Section 2.6(a)
Purchased Entity Retained Liabilities	Section 2.6(b)
Record Time	Section 4.4(d)
Representatives	Section 7.8(a)
Resolution Period	Section 2.12(d)
Retained Assets	Section 2.3
Retained Liabilities	Section 2.5
Revised Cash Amount	Section 2.12(c)
Revised Cash Amount Statement	Section 2.12(c)
Sale	Recitals
Second Amended and Restated AHD LPA	Section 3.1
Transactions	Recitals
Transfer Taxes	Section 9.1
Transferred Business Contracts	Section 2.2(c)
Transferred Direct Oil and Gas Interests	Section 2.2(b)(i)
Transferred Owned Real Property	Section 2.2(d)
Transferred Partnership Oil and Gas Interests	Section 2.2(b)(ii)
Transferred Permits	Section 2.2(i)
Transferred Real Property Leases	Section 2.2(d)
Transition Services Agreement	Section 7.11
Unassigned Assets of Drilling Partnerships	Section 2.2
Written Consent	Recitals
Written Consent Information Statement	Section 7.7(a)

ARTICLE II

THE SALE

2.1 Purchase and Sale of the Purchased Equity Interests. Upon the terms and subject to the conditions set forth herein, at the Closing, Atlas shall (and shall cause the applicable Atlas Subsidiaries to) sell, transfer, convey, assign and deliver to AHD, free and clear of all Liens, and AHD shall purchase and acquire from Atlas and the applicable Atlas Subsidiaries, all of Atlas’s and the applicable Atlas Subsidiaries’ right, title and interest in, to and under the Purchased Equity Interests.

2.2 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, except as otherwise set forth in the Employee Matters Agreement, Atlas shall (and shall cause the applicable Atlas Subsidiaries to) sell, transfer, convey, assign and deliver to AHD, free and clear of all Liens to the extent related to Retained Liabilities, and AHD shall purchase and acquire from Atlas and the applicable Atlas Subsidiaries, all of Atlas’s and the applicable Atlas Subsidiaries’ right, title and interest in, to and under all of the following assets, properties, rights, Contracts and claims of Atlas or such Atlas Subsidiaries (including the Purchased Entities) as of the Closing, wherever located, whether tangible or intangible, real, personal or mixed (collectively, the “Purchased Assets”):

(a) (i) all general partner, limited partner and other equity interests in any Drilling Partnership Entity (“Drilling Partnership Equity Interests”), (ii) all contractual rights primarily related to the operation of any Drilling Partnership Arrangement and all working interests in any Drilling Partnership Arrangement, (iii) all equity interests in any Purchased Entity that are not Purchased Equity Interests and (iv) all equity interests in any Person directly or indirectly held by Atlas Lightfoot, LLC;

(b) (A) all Oil and Gas Interests (other than Oil and Gas Contracts) in any Specified State, (B) all Oil and Gas Contracts primarily related to the Transferred Business’ operations in any Specified State and (C) all of the following Oil and Gas Interests:

(i) (x) all interests in Oil and Gas Leases and Wells to the extent described on Section 2.2(b)(i) of the Atlas Disclosure Letter, (y) all Oil and Gas Interests exclusively related to the interests described in clause (x), and (z) all other Oil and Gas Interests listed on Section 2.2(b)(i) of the Atlas Disclosure Letter, in each case except for geophysical Contracts included in such Oil and Gas Interests (collectively, the “Transferred Direct Oil and Gas Interests”); and

(ii) (x) all Oil and Gas Interests exclusively related to the Assets of Drilling Partnerships and other Oil and Gas Interests that are listed on Section 2.2(b)(ii) of the Atlas Disclosure Letter, in each case except for geophysical Contracts included in such Oil and Gas Interests (collectively, the “Transferred Partnership Oil and Gas Interests”);

(c) (i) all Contracts Exclusively Related to the Transferred Business, other than geophysical Contracts, (ii) all Contracts solely between or among one or more a Purchased Entities, on the one hand, and one or more Drilling Partnerships or investors therein, on the other hand, (iii) all Constituent Documents of any Drilling Partnership, (iv) all Contracts that are listed on Section 2.2(c)(iv) of the Atlas Disclosure Letter and (v) the New Hedge Contract (collectively, the “Transferred Business Contracts”);

(d) (i) the real property listed on Section 2.2(d)(i) of the Atlas Disclosure Letter together with any and all buildings, structures, improvements and fixtures located thereon (together with any of the foregoing owned by the Purchased Entities, the “Transferred Owned Real Property”) and (ii) the real property leases listed on Section 2.2(d)(ii) of the Atlas Disclosure Letter and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon (together with any of the foregoing leased by the Purchased Entities, the “Transferred Real Property Leases”);

(e) all assets, properties and rights directly or indirectly acquired by ATN pursuant to that certain Asset and Membership Purchase Agreement by and among Laurel Mountain Midstream, LLC, Laurel Mountain Midstream Operating LLC and ATN dated effective as of January 1, 2010, including the items listed on Section 2.2(e) of the Atlas Disclosure Letter;

(f) (i) all Specified Current Assets, (ii) all dividends, distributions or other payments received after the date hereof and prior to the Closing Date from Lightfoot Capital Partners, L.P., Lightfoot Capital Partners GP, LLC, Magnetar MLP Investment, LP or any of their respective Affiliates, (iii) the Cash Amount, if any (as determined in accordance with Section 2.12) and (iv) any Tax refunds or credits of or attributable to the Transferred Business, the Purchased Assets, the Purchased Equity Interests or the Assumed Liabilities (other than any refunds or credits of or against income Taxes of Atlas or any other member of the Atlas Group (other than any income Taxes of the Purchased Entities));

(g) all insurance proceeds received or receivable under any insurance policy written prior to the Closing to the extent in connection with (i) the damage or complete destruction of any assets or properties prior to the Closing that would have been included in the Purchased Assets but for such damage or complete destruction, or (ii) subject to Section 7.10, any Assumed Liability;

(h) (i) all Equipment (other than equipment included in any of the Oil and Gas Interests) Exclusively Related to the Transferred Business, (ii) all Equipment in any Specified State, (iii) all Equipment historically located in or primarily associated with the offices or other buildings or facilities that are part of the Transferred Owned Real Property or the Transferred Real Property Leases, (iv) all Equipment primarily associated with any Pipeline Employee and (iv) all Equipment listed on Section 2.2(h) of the Atlas Disclosure Letter;

(i) all Permits (A) Exclusively Related to the Transferred Business’ operations in Pennsylvania, Michigan or West Virginia, (B) issued by any Governmental Entity in Ohio or New York, (C) related to the Transferred Business’ operations in any Specified State or (D) set forth on Section 2.2(i) of the Atlas Disclosure Letter (collectively, the “Transferred Permits”);

(j) all Intellectual Property set forth on Section 2.2(j) of the Atlas Disclosure Letter;

(k) all Software and Technology Exclusively Related to the Transferred Business and all Software and Technology listed on Section 2.2(k) of the Atlas Disclosure Letter;

(l) all performance, surety and road bonds and all cash held in escrow to secure obligations, in each case to the extent related to an Oil and Gas Contract (A) included as a Purchased Asset, (B) listed on Section 2.2(l)(ii)(B) of the Atlas Disclosure Letter or (C) to which one or more Purchased Entities are parties (unless such cash in escrow is in respect of an obligation related to an Oil and Gas Interest that is part of the Retained Assets);

(m) (i) all Restricted Data and (ii) all books and records (including all computerized books and records, and all files, papers, tapes, disks, keys, correspondence, reports, plans, drawings and specifications, invoices, forms, cost information, sales and pricing data, customer records, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, investor records, catalogs, sales, promotional and advertising materials, technical data, operating records, operating manuals, instructional documents, materials and analyses prepared by consultants and other third Persons, quality records and reports and other printed or written materials, land and title records (including abstracts of title, title opinions, and title curative documents), operations, environmental, production, accounting and regulatory compliance records, facility and well records), in each case in this clause (ii), to the extent related to the AHD Post-Closing Business (it being agreed that Atlas and the Atlas Subsidiaries shall have a joint interest in any such books and records described in this clause (ii) to the extent related to the Atlas Post-Closing Business);

(n) all rights under or pursuant to all warranties, representations and guarantees, whether express or implied, made by suppliers, manufacturers, contractors and other third parties to the extent related to the Transferred Business, any of the Purchased Assets or any of the Assumed Liabilities;

(o) all rights to indemnities and releases from third parties to the extent related to the Transferred Business, any of the Purchased Assets or any of the Assumed Liabilities;

(p) all claims, defenses, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment to the extent related to the Transferred Business, the Purchased Assets or the Assumed Liabilities, including the items listed on Section 2.2(p) of the Atlas Disclosure Letter;

(q) the Atlas Name and Atlas Marks;

(r) the Transferred Business as carried on and conducted by Atlas and the Atlas Subsidiaries as a going concern, including any and all goodwill; and

(s) all assets Exclusively Related to the Transferred Business.

Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that (x) (1) the assets, properties and rights held by Atlas or any Atlas Subsidiary set forth on Section 2.2(x) of the Atlas Disclosure Letter, which are intended to be, but have not yet been, transferred to the Drilling Partnerships (the “Unassigned Assets of Drilling Partnerships”) and (2) all assets, properties and rights held by any Drilling Partnership (including any rights of Drilling Partnerships to Hedging Cash) (together with the Unassigned Assets of Drilling Partnerships, the “Assets of Drilling Partnerships”) shall, in the case of clauses (1) and (2), be neither Purchased Assets nor Retained Assets and (y) the Unassigned Assets of Drilling Partnerships and the Hedging Cash shall be handled in accordance with the provisions set forth in Section 2.8.

2.3 Retained Assets. Notwithstanding anything to the contrary contained in this Agreement, except as otherwise set forth in the Employee Matters Agreement, the Parties understand and agree that the Purchased Assets shall not include, and neither Atlas nor any of the Atlas Subsidiaries is selling, assigning, transferring or conveying to AHD pursuant to this Agreement any of Atlas’ or the Atlas Subsidiaries’ (including the Purchased Entities’) right, title or interest in, to or under (i) all of the items listed in any subsection of this Section 2.3, and (ii) any other assets not described in Section 2.2 (collectively, the “Retained Assets”):

(a) other than the Purchased Assets described in clauses (a) through (s) of Section 2.2, all assets, business lines, properties, rights, Contracts and claims of Atlas or any Atlas Subsidiary, wherever located, whether tangible, real, personal or mixed, related to the Atlas Post-Closing Business or not related to the Transferred Business;

(b) other than (i) any Purchased Equity Interests, any equity interests in any Purchased Entity that are not Purchased Equity Interests, (ii) any Drilling Partnership Equity Interests, and (iii) any equity interests in any Person directly or indirectly held by Atlas Lightfoot, LLC, all equity interests in any Person;

(c) other than (i) any Assets of Drilling Partnerships (including any right, title and interest in any Oil and Gas Lease assigned to any Drilling Partnership) and (ii) any Oil and Gas Interests described in any of clauses (a) through (r) of Section 2.2, all Oil and Gas Interests, including the Wells listed on Section 2.3(c) of the Atlas Disclosure Letter;

(d) other than the Purchased Assets described in clauses (a)(ii), (b), (d) and (e) of Section 2.2, (i) all real property together with any and all buildings, structures, improvements and fixtures located thereon, including the real property listed on Section 2.3(d)(i) of the Atlas Disclosure Letter and (ii) all real property leases and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon, including the real property leases listed on Section 2.3(d)(ii) of the Atlas Disclosure Letter;

(e) other than (i) the Purchased Assets described in clauses (f), (g) or (l) of Section 2.2 and (ii) the Hedging Cash, all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items (“Cash”), of Atlas or any of the Atlas Subsidiaries that are not Purchased Entities;

(f) other than the Transferred Permits, all Permits;

(g) other than the Purchased Assets described in clauses (j), (k) or (m) of Section 2.2, all Software and Technology;

(h) other than the Purchased Assets described in clauses (j), (k) or (m) of Section 2.2, all Intellectual Property;

(i) other than the Purchased Assets described in clause (b) or (h) of Section 2.2, all Equipment;

(j) other than the Purchased Assets described in Section 2.2(l), all performance, surety and road bonds and cash held in escrow;

(k) other than the Purchased Assets described in clauses (j), (k) or (m) of Section 2.2, all books and records (including all computerized books and records, and all files, papers, tapes, disks, keys, correspondence, reports, plans, drawings and specifications, invoices, forms, cost information, sales and pricing data, customer records, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, investor records, catalogs, sales, promotional and advertising materials, technical data, operating records, operating manuals, instructional documents, materials and analyses prepared by consultants and other third Persons, quality records and reports and other printed or written materials, land and title records (including abstracts of title, title opinions, and title curative documents), operations, environmental, production, accounting and regulatory compliance records, facility and well records);

(l) other than the Purchased Assets described in clauses (n) or (o) of Section 2.2, all rights under or pursuant to warranties, representations and guarantees, and all rights to indemnities and releases from third parties;

(m) other than the Purchased Assets described in clauses (g), (n), (o) or (p) of Section 2.2 all claims, defenses, causes of action, choses in action or claims of any kind that are available to or being pursued by Atlas or any of the Atlas Subsidiaries whether as plaintiff, claimant, counterclaimant or otherwise;

(n) all rights under this Agreement or any Specified Agreement;

(o) other than the Transferred Business Contracts and any contractual rights described in Section 2.2(a)(ii), all Contracts, including the Contracts listed on Section 2.3(o) of the Atlas Disclosure Letter; and

(p) any interests in Atlas America, LLC’s participation and development agreement with Reliance Marcellus, LLC.

2.4 Assumed Liabilities. At the Closing, on the terms and subject to the conditions set forth herein, except as otherwise set forth in the Employee Matters Agreement, AHD shall assume and be liable for, and shall pay, perform and discharge when due, all of the following Liabilities of Atlas and the Atlas Subsidiaries (including the Purchased Entities) as of the Closing Date (collectively, the “Assumed Liabilities”):

(a) all monetary and non-monetary Liabilities of Atlas or any of the Atlas Subsidiaries under Transferred Business Contracts or Transferred Real Property Leases, including all Liabilities that arise out of or relate to any breach of any such Transferred Business Contracts or Transferred Real Property Leases, whether such breach currently exists or occurs before or after Closing;

(b) all Specified Current Liabilities;

(c) [Reserved]

(d) all Liabilities of Atlas or any of the Atlas Subsidiaries to the extent related to the Transferred Business or the Purchased Assets and (1) arising from or related to the Release or threatened Release of any Hazardous Materials (or allegation of same) (i) on, from or adjacent to any of the Purchased Assets or any other property currently or formerly owned, operated or leased by or used in the Transferred Business, or (ii) on or from any other property where Hazardous Materials are or were (or are or were alleged to be) Released, threatened to be Released, discharged or disposed of in connection with the Purchased Assets, the Transferred Business or any other property currently or formerly owned, operated, or leased by or used in the Transferred Business, whether or not, in any case, such Release, threatened Release, discharge or disposal was in compliance with Environmental Law, (2) arising from or related to the violation of any Environmental Law (or allegation of same), by Atlas or any other Person in connection with the Purchased Assets or the Transferred Business, or any property currently or formerly owned, operated or leased by or used in the Transferred Business, (3) arising under any Environmental Law or (4) for claims relating to employee heath and safety, including claims for injury, sickness, disease or death of any person;

(e) all Liabilities of Atlas or any of the Atlas Subsidiaries to the extent related to the Purchased Assets or to the extent related to the Transferred Business (i) arising out of or resulting from non-compliance with any Law or Order of any Governmental Entity (whether such non-compliance occurred before or after the Closing) or (ii) arising out of any Action, whether pending or commenced before or after the Closing;

(f) all Liabilities, whether occurring or accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, to the extent arising out of or resulting from the Purchased Assets or to the extent related to the Transferred Business, or to the extent arising under or related to the ownership and operation of the Transferred Business or the ownership, control or use of the Purchased Assets, including any such Liabilities of Atlas or any Atlas Subsidiary as a control person, member of an affiliated group or a parent entity under applicable Law;

(g) all Liabilities to the extent arising under or related to the organization, promotion, marketing, securities offerings, management, operations or supervision of the Drilling Partnerships, including any such liabilities as a “control person” under Section 15 of the Securities Act or other provision of applicable Laws;

(h) other than any Indebtedness under or in respect of (i) the Indenture, dated as of January 23, 2008, among Atlas Energy Operating Company, LLC, Atlas Energy Finance Corp., ATN, the subsidiaries named therein and U.S. Bank National Association, as trustee (as it may be amended, supplemented or restated and in effect from time to time), (ii) the Senior Indenture, dated as of July 16, 2009, among Atlas Energy Operating Company, LLC, Atlas Energy Finance Corp., ATN, the subsidiaries named therein and U.S. Bank National Association, as trustee (as supplemented by the First Supplemental Indenture dated July 16, 2009 and as it may be amended, supplemented or restated and in effect from time to time) and (iii) the Revolving Credit Agreement, dated as of June 29, 2007, among Atlas Energy Operating Company, LLC, ATN, J.P. Morgan Chase Bank, N.A., as administrative agent, Wachovia Bank, N.A., as syndication agent and the other lenders signatory thereto (as it may be amended, supplemented or restated and in effect from time to time), any and all Indebtedness to the extent relating to the Transferred Business; and

(i) all Liabilities for which AHD is expressly responsible pursuant hereto or pursuant to any Ancillary Agreement.

2.5 Retained Liabilities. Notwithstanding anything to the contrary contained in this Agreement, except as otherwise set forth in the Employee Matters Agreement, it is expressly understood and agreed that there shall be excluded from the Liabilities being assumed by AHD pursuant to Section 2.4 all Liabilities of Atlas or any of the Atlas Subsidiaries (including the Purchased Entities) that are not described in Section 2.4 and the following Liabilities of Atlas or any of the Atlas Subsidiaries (including the Purchased Entities) (collectively, the “Retained Liabilities”):

(a) all Liabilities to the extent arising out of or resulting from the Retained Assets;

(b) other than Indebtedness described in Section 2.4(h), all Indebtedness;

(c) all Liabilities for which Atlas or any of the Atlas Subsidiaries is expressly responsible pursuant hereto or pursuant to any Ancillary Agreement;

(d) all Liabilities relating to Hedges (other than the New Hedge Contract);

(e) fees, expenses, indemnification obligations and other Liabilities owed by Atlas or the Atlas Subsidiaries to their respective advisors, including Jefferies & Co., Incorporated and its Affiliates and Deutsche Bank Securities Inc., on account of the acquisition advisory services provided to Atlas and the Atlas Subsidiaries by such advisors, and any other costs or expenses incurred by Atlas or any of the Atlas Subsidiaries in connection with the transactions contemplated hereby, the Merger and/or the Laurel Mountain Acquisition; and

(f) Excluded Taxes.

2.6 Purchased Entity Restructuring.

(a) Transfer to Atlas of the Purchased Entity Retained Assets. Upon the terms and subject to the conditions set forth herein, at or prior to the Closing, Atlas shall cause the Purchased Entities to transfer, convey, assign and deliver to Atlas or one or more Atlas Subsidiaries (other than the Purchased Entities), and Atlas or such Atlas Subsidiary (other than a Purchased Entity) shall acquire from the Purchased Entities, all of the Purchased Entities’ right, title and interest in and to the Retained Assets (the “Purchased Entity Retained Assets”).

(b) Assumption by Atlas of the Purchased Entity Retained Liabilities. Upon the terms and subject to the conditions set forth herein, at or prior to the Closing, Atlas shall, or shall cause one or more Atlas Subsidiaries (other than the Purchased Entities) to, assume and be liable for, and to pay, perform and discharge when due, the Retained Liabilities that are Liabilities of the Purchased Entities (the “Purchased Entity Retained Liabilities”).

(c) Conversion of Certain Entities. Upon the terms and subject to the conditions set forth herein, prior to the consummation of the Sale, Atlas shall cause Atlas Energy Management, Inc. to convert to a limited liability company, and may cause each of AED Investments, Inc. and Atlas America Mid-Continent, Inc. to convert to a limited liability company or limited partnership.

(d) Creation of New Payroll Entity. Prior to the Closing, Atlas may create a new entity as a direct or indirect Subsidiary of ATN for purposes of administering payroll for certain of the AHD Group Employees (as defined in the Employee Matters Agreement) (the “New Payroll Entity”).

(e) Contribution to ATN of Purchased Assets held by Atlas. Upon the terms and subject to the conditions set forth herein, prior to the consummation of the Sale, Atlas shall contribute to ATN (i) all of its equity interest in Atlas Lightfoot, LLC, AED Investments, Inc. and Atlas America Mid-Continent, Inc. and (ii)  all other Purchased Assets held by Atlas.

2.7 Consents and Approvals; Benefits and Burdens. Notwithstanding anything to the contrary contained in this Agreement, including Sections 2.2 through 2.6:

(a) To the extent that the transfer or assignment of any Purchased Asset, the assumption of any Assumed Liability or any part of the Purchased Entity Restructuring requires any Approvals or Notifications, the Parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except as contemplated by Section 2.7(e) or Section 2.7(f), no Party shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) If and to the extent that the valid, complete and perfected transfer or assignment to AHD of any Purchased Assets (or transfer or assignment to Atlas or an Atlas Subsidiary of any Purchased Entity Retained Asset) or assumption by AHD of any Assumed Liability (or assumption by Atlas or an Atlas Subsidiary of a Purchased Entity Retained Liability), as contemplated by this Agreement, would be a violation of applicable Law or require any Approvals or Notifications in connection with the Transactions or the Purchased Entity Restructuring that have not been obtained or made by the Closing, then, unless the Parties mutually shall otherwise determine, such transfer or assignment to AHD of any Purchased Assets (or transfer or assignment to Atlas or an Atlas Subsidiary of any Purchased Entity Retained Asset) or assumption by AHD of any Assumed Liability (or assumption by Atlas or an Atlas Subsidiary of a Purchased Entity Retained Liability), as the case may be, shall be automatically deferred until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. The failure of any such transfer, assignment or assumption by the Closing shall not constitute a breach of any representation, warranty, covenant or agreement set forth in this Agreement, a failure of any condition under this Agreement or be treated as any Change that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) If any transfer or assignment of any Purchased Assets to AHD (or transfer or assignment of any Purchased Entity Retained Asset to Atlas or any Atlas Subsidiary), or assumption by AHD of any Assumed Liability (or assumption by Atlas or any Atlas Subsidiary of any Purchased Entity Retained Liability) is not consummated on or prior to the Closing, whether as a result of the provisions of Section 2.7(b) or for any other reason, then, insofar as reasonably possible, (i) the member of the Atlas Group retaining such Purchased Asset or such Assumed Liability, as the case may be, shall thereafter hold such Purchased Asset or Assumed Liability, as the case may be, for the use, benefit and burden of the member of the AHD Group entitled thereto (at the expense of the member of the AHD Group entitled (or subject) thereto); and (ii) the member of the AHD Group retaining such Purchased Entity Retained Asset or such Purchased Entity Retained Liability, as the case may be, shall thereafter hold such Purchased Entity Retained Asset or such Purchased Entity Retained Liability, as the case may be, for the use, benefit and burden of the member of the Atlas Group entitled thereto (at the expense of the member of the Atlas Group entitled (or subject) thereto). In addition, (i) the member of the Atlas Group retaining such Purchased Asset or such Assumed Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Purchased Asset or Assumed Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the AHD Group to whom such Purchased Asset is to be transferred or assigned, or which will assume such Assumed Liability, as the case may be, in order to place such member of the AHD Group in a substantially similar position as if such Purchased Asset or Assumed Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Purchased Asset or Assumed Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Purchased Asset or Assumed Liability, as the case may be, is to inure from and after the Closing to the AHD Group; and (ii) the member of the AHD Group retaining such Purchased Entity Retained Asset or such Purchased Entity Retained Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Purchased Entity Retained Asset or such Purchased Entity Retained Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Atlas Group to whom such Purchased Entity Retained Asset is to be transferred or assigned, or which will assume such Purchased Entity Retained Liability, as the case may be, in order to place such member of the Atlas Group in a substantially similar position as if such Purchased Entity Retained Asset or such Purchased Entity Retained Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Purchased Entity Retained Asset or such Purchased Entity Retained Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Purchased Entity Retained Asset or such Purchased Entity Retained Liability, as the case may be, is to inure from and after the Closing to the Atlas Group.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Purchased Asset or Purchased Entity Retained Asset or the deferral of assumption of any Assumed Liability or Purchased Entity Retained Liability pursuant to Section 2.7(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Purchased Asset or Purchased Entity Retained Asset or the assumption of any Assumed Liability or Purchased Entity Retained Liability have been removed, the transfer or assignment of the applicable Purchased Asset or Purchased Entity Retained Asset or the assumption of the applicable Assumed Liability or Purchased Entity Retained Liability, as the case may be, shall be effected in accordance with the terms of this Agreement.

(e) Any member of the Atlas Group retaining a Purchased Asset or Assumed Liability due to the deferral of the transfer or assignment of such Purchased Asset or the deferral of the assumption of such Assumed Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by AHD or the member of the AHD Group entitled to the Purchased Asset or Assumed Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by AHD or the member of the AHD Group entitled to such Purchased Asset or Assumed Liability.

(f) Any member of the AHD Group retaining a Purchased Entity Retained Asset or a Purchased Entity Retained Liability due to the deferral of the transfer or assignment of such Purchased Entity Retained Asset or the deferral of the assumption of such Purchased Entity Retained Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Atlas or the member of the Atlas Group entitled to the Purchased Entity Retained Asset or Purchased Entity Retained Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Atlas or the member of the Atlas Group entitled to such Purchased Entity Retained Asset or Purchased Entity Retained Liability.

2.8 Unassigned Assets of Drilling Partnerships; Hedging Cash.

(a) Atlas shall, and shall cause the applicable Atlas Subsidiaries to, as promptly as practicable after the date hereof, transfer all Unassigned Assets of Drilling Partnerships to the applicable Drilling Partnerships (or, at the election of the Purchased Entity that is the general partner of any such Drilling Partnership, to such Purchased Entity). It is understood and agreed that the obligations in the preceding sentence shall continue to apply after the Closing in respect of any Unassigned Assets of Drilling Partnerships that are not so transferred prior to the Closing.

(b) At or prior to the Closing, (i) Atlas shall unwind all Hedges entered into by Atlas or any Atlas Subsidiary, in whole or in part, on behalf of any Drilling Partnership and transfer to AHD at Closing on behalf of such Drilling Partnership that portion of the cash resulting from such unwind that is allocable to such Drilling Partnership, such allocation to be made using the same policies and practices historically used by Atlas and the Atlas Subsidiaries to allocate the benefits and burdens of Hedges amongst Drilling Partnerships and other businesses of Atlas and the Atlas Subsidiaries; provided, however, that only the cash attributable to limited partner interests of Third Party Drilling Partnership Limited Partners will be transferred to AHD (the cash required to be so transferred to AHD, the “Hedging Cash”).

(c) As promptly as practicable after the date hereof, Atlas or ATN shall use its reasonable best efforts to enter into a new Hedge Contract (the “New Hedge Contract”) in reasonable consultation with AHD that is intended to benefit from or reduce the risk of fluctuations in the price of Hydrocarbons or other commodities produced by the Transferred Business consistent with its historical policies and practices and that has the terms described in the next sentence. Any such New Hedge Contract must, if entered into pursuant to the preceding sentence, by its terms provide that it shall be assumed by AHD if the Closing occurs (and that Atlas or ATN, as applicable, shall be released from all of its obligations thereunder and that all collateral posted by Atlas or ATN, as applicable, in connection therewith shall be released or otherwise returned, in each case upon such assumption by AHD) or shall remain a Contract of Atlas if this Agreement is terminated prior to the Closing.

2.9 Amount and Form of Consideration. Subject to Section 2.10, the consideration to be paid by AHD to ATN at the Closing in full consideration of the Purchased Equity Interests and the Purchased Assets shall consist of:

(a) 23,379,384 newly issued AHD Common Units;

(b) $30,000,000 in cash; and

(c) the assumption by AHD on and as of the Closing Date of the Assumed Liabilities.

2.10 Substitution of AHD Common Units for Cash Consideration; Parent Option to Provide Financing.

(a) [Reserved]

(b) If the Financing pursuant to the Commitment Letter becomes reasonably likely to be unavailable for any reason, then Atlas may elect, at any time on or prior to the date that is five Business Days before the anticipated Closing Date, to require AHD to (i) substitute 3,188,098 newly issued AHD Common Units for the cash payable pursuant to Section 2.9(b) or (ii) accept Financing from Chevron on the terms set forth in the Commitment Letter.

(c) The AHD Common Units issuable pursuant to Section 2.9(a), together with the AHD Common Units, if any, issuable pursuant to this Section 2.10 in lieu of the cash payable pursuant to Section 2.9(b), are collectively referred to herein as the “New AHD Common Units.” The aggregate amount, if any, of cash payable pursuant to Section 2.9(b), which may be eliminated pursuant to this Section 2.10, is referred to herein as the “Cash Consideration.” The New AHD Common Units and the Cash Consideration, if any, are collectively referred to herein as the “Consideration.”

2.11 Sale of New AHD Common Units by ATN to Atlas. Upon the terms and subject to the conditions set forth herein, immediately after the New AHD Common Units are issued to ATN, ATN shall sell, transfer, convey, assign and deliver to Atlas, free and clear of all Liens, and Atlas shall purchase and acquire from ATN, all of ATN’s right, title and interest in, to and under the New AHD Common Units (the “AHD Unit Sale”). The consideration to be paid by Atlas to ATN at the Closing in full consideration of the New AHD Common Units shall be an amount in cash equal to the number of New AHD Common Units multiplied by $9.41.

2.12 Determination of Cash Amount.

(a) At least four Business Days prior to the anticipated Closing Date, Atlas shall prepare, or cause to be prepared, and deliver to AHD a good-faith estimated statement of the Cash Amount (the “Estimated Cash Amount Statement”), including a calculation of a good-faith estimate of Cash Amount (the “Estimated Cash Amount”). The Estimated Cash Amount Statement shall be prepared using the same accounting methods, policies, practices and procedures as were used in calculating such amounts as set forth on the Reference Cash Amount Statement to the extent consistent with GAAP, but otherwise in accordance with GAAP. To the extent that AHD disagrees with Atlas’s determination of the Estimated Cash Amount as set forth in the Estimated Cash Amount Statement, AHD may deliver written notice of its disagreement to Atlas at least two Business Day prior to the anticipated Closing Date, and AHD and Atlas shall negotiate in good faith to resolve such differences prior to the Closing; provided, that no disagreement with respect to the Estimated Cash Amount shall delay the Closing. Any such estimate subject to such negotiation shall be revised by Atlas (i) with respect to any resolved differences, to reflect any such resolution, and (ii) with respect to any unresolved differences, to reflect Atlas’s applicable estimates.

(b) If the Estimated Cash Amount is not zero, then Atlas shall pay to AHD at the Closing an amount equal to the Estimated Cash Amount.

(c) Within 90 calendar days following the Closing Date, AHD shall prepare, or cause to be prepared, and deliver to Atlas a revised statement of the Cash Amount (as such may be adjusted following resolution of disputes in accordance with Section 2.12(d), the “Revised Cash Amount Statement”), including a revised calculation of the Cash Amount (“Revised Cash Amount”). The Revised Cash Amount Statement shall be prepared using the same accounting methods, policies, practices and procedures as were used in calculating such amounts as set forth on the Reference Cash Amount Statement to the extent consistent with GAAP, but otherwise in accordance with GAAP.

(d) After receipt of the Revised Cash Amount Statement, Atlas shall have 60 calendar days to review the Revised Cash Amount. During the review of the Revised Cash Amount, and the period of any dispute within the contemplation of this Section 2.12, each of Atlas and AHD shall, and shall cause the other members of its applicable Group to: (i) provide the other Party and its authorized representatives with reasonable access to all relevant books, records, facilities and employees of its Group to the extent reasonably necessary to complete their review of the Revised Cash Amount; and (ii) reasonably cooperate with the other Party and its authorized representatives, including by providing on a timely basis all information reasonably requested by such other Party to the extent reasonably necessary in reviewing the Revised Cash Amount. Unless Atlas delivers written notice to AHD on or prior to the 60th calendar day after Atlas’s receipt of the Revised Cash Amount Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Atlas shall be deemed to have accepted and agreed to the calculation of Revised Cash Amount. If Atlas so notifies AHD of its objection to the calculation of Revised Cash

Amount, AHD and Atlas shall, within 30 calendar days following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(e) If, at the conclusion of the Resolution Period, any amounts remain in dispute with respect to Revised Cash Amount, then all amounts remaining in dispute shall be submitted to KPMG LLP or, if KPMG LLP is unable or unwilling to serve in such role, another nationally recognized independent accounting firm mutually agreed upon by Atlas and AHD, the retention of which would not give rise to present or potential future auditor independence issues for Atlas or AHD or any of their respective Affiliates as determined by Atlas and AHD in their reasonable discretion (the “Neutral Auditors”). Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities in favor of the Neutral Auditors. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Atlas, on the one hand, and AHD, on the other, in proportion to the allocation of the dollar value of the amounts remaining in dispute between Atlas and AHD made by the Neutral Auditors such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.12 and the presentations by Atlas and AHD, and not by independent review, only those issues still in dispute. Atlas and AHD agree that (i) they shall request the Neutral Auditors to make their determination within 30 calendar days of their selection, in a written statement delivered to Atlas and AHD and (ii) such determination shall be final, binding and conclusive. The term “Final Cash Amount” shall mean the definitive Cash Amount agreed to (or deemed to be agreed to) by AHD and Atlas in accordance with the terms of Section 2.12(d) or the definitive Cash Amount resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.12(e) (in addition to those items theretofore agreed to by Atlas and AHD).

(f) If:

(i) the Final Cash Amount exceeds the Estimated Cash Amount, then Atlas shall pay to AHD the amount of such excess; or

(ii) the Estimated Cash Amount exceeds the Final Cash Amount, then AHD shall pay to Atlas the amount of such excess.

(g) Any payment required to be made pursuant to Section 2.12(f) shall be made within five Business Days after the Final Cash Amount are agreed to by AHD and Atlas or any remaining disputed items are ultimately determined by the Neutral Auditors, by wire transfer of immediately available funds in U.S. Dollars to an account or accounts designated by the Party receiving such payment.

2.13 Purchase Price Allocation. No later than sixty (60) days after the Closing Date, AHD shall prepare and deliver to Atlas the proposed allocation of the total consideration paid by AHD to Atlas pursuant to this Agreement among the Purchased Assets, the Purchased Equity Interests and the AHD GP Contribution (the “Proposed Allocation”) for purposes of Section 1060 of the Code. If within thirty (30) days after Atlas’s receipt of the Proposed Allocation, Atlas consents in writing to the Proposed Allocation, then the Proposed Allocation shall become the Final Allocation, as defined below. In the event that Atlas does not consent in writing within such thirty (30) day period, AHD and Atlas shall negotiate in good faith to resolve the dispute. If AHD and Atlas fail to agree on such allocation within thirty (30) days, such allocation shall be determined, within a reasonable time, by an independent, nationally recognized accounting firm mutually selected by the parties (the “Accounting Firm”). The allocation of the total consideration, as agreed upon by AHD and Atlas (as a result of either Atlas’s failure to object to the Proposed Allocation or good faith negotiations between AHD and Atlas) or determined by the Accounting Firm under this Section 2.13 (the “Final Allocation”), shall be final and binding upon the parties. Each of AHD and Atlas shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm. Each of AHD and Atlas agrees to timely file, or cause to be timely filed, Internal Revenue Service Form 8594 (or any comparable form under state or local Tax Law) and any required attachment thereto in accordance with the Final Allocation. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local Law), neither AHD nor Atlas shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation.

2.14 MLP Status. Notwithstanding anything to the contrary set forth herein, AHD may, with the prior written consent of Atlas, purchase at Closing any Purchased Assets or Purchased Entities through one or more wholly owned entities treated as corporations for federal income tax purposes to the extent determined necessary by AHD to satisfy the requirements of Section 7704(c) of the Code.

ARTICLE III

THE AHD REORGANIZATION

3.1 AHD LPA Amendment. AHD GP, in its capacity as general partner of AHD, has approved, and Atlas, in its capacity as holder of a majority of AHD Common Units, has executed and delivered, concurrently with the execution of this Agreement, the Written Consent approving, the amendment and restatement of the AHD LPA substantially in the form of Exhibit A (the “Second Amended and Restated AHD LPA”), with the Second Amended and Restated AHD LPA to be effective as of the Closing (the “AHD LPA Amendment”).

3.2 New AHD Equity Plan Adoption. AHD GP, in its capacity as general partner of AHD, has adopted on behalf of AHD, and Atlas, in its capacity as holder of a majority of AHD Common Units, has executed and delivered, concurrently with the execution of this Agreement, the Written Consent approving the adoption by AHD of, a new equity plan substantially in the form of Exhibit B (the “New AHD Equity Plan”), with the New AHD Equity Plan to be effective as of Closing (the “New AHD Equity Plan Adoption”).

3.3 AHD GP Contribution. At the Closing, concurrently with the consummation of the Sale, Atlas shall effect the AHD GP Contribution, pursuant to which Atlas shall contribute, transfer, convey, assign and deliver to AHD, and AHD shall acquire from Atlas, all of the equity interests in AHD GP. Effective as of the Closing, the limited liability company agreement of AHD GP shall be amended and restated substantially in the form of Exhibit C.

3.4 AHD Distribution. Atlas shall effect the AHD Distribution prior to the Merger. In the AHD Distribution, Atlas shall distribute, to stockholders of record of Atlas (including record holders of restricted stock of Atlas) as of the Record Time, all AHD Common Units held by Atlas and its Subsidiaries held as of the Record Time, including any New AHD Common Units issued to Atlas and its Subsidiaries at the Closing pursuant to Sections 2.9 and 2.10. It is understood that no stock options, deferred units, restricted stock units or phantom stock or units, in each case, granted pursuant to equity plans of Atlas and existing as of the Record Time, shall entitle the holder thereof to receive any AHD Common Units in the AHD Distribution.

3.5 Certain Shareholder Matters.

(a) On the Closing Date, Atlas will deliver to a distribution agent to be appointed by Atlas, which may or may not be the AHD Transfer Agent (the “AHD Distribution Agent”), for the benefit of holders of record of Atlas Common Stock as of the Record Time, all of the outstanding AHD Common Units (including the New AHD Common Units) to be distributed in the AHD Distribution (including, in the event that all or a portion of such AHD Common Units are represented by certificates, such certificates, endorsed by Atlas in blank), and Atlas will instruct the AHD Distribution Agent to deliver to the AHD Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Atlas Common Stock entitled to receive AHD Common Units in connection with the AHD Distribution. Atlas will cause its transfer agent to instruct the AHD Distribution Agent to distribute on the Closing Date or as soon as reasonably practicable thereafter the appropriate number of AHD Common Units to each such holder or designated transferee(s) of such holder and to credit the appropriate number of such AHD Common Units to book entry accounts for each such holder or designated transferee. For stockholders who hold Atlas Common Stock through a broker or other nominee, such broker or nominee will be instructed to credit their AHD Common Units to their respective accounts. Atlas will cooperate, and will instruct the AHD Distribution Agent to cooperate, with AHD and the AHD Transfer Agent, and AHD will cooperate, and will instruct the AHD Transfer Agent to cooperate, with Atlas and the AHD Distribution Agent, in connection with all aspects of the AHD Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the AHD Common Units to be distributed to the holders of Atlas Common Stock in the AHD Distribution.

(b) Each holder of Atlas Common Stock as of the Record Time (or such holder’s designated transferee(s)) will be entitled to receive in the AHD Distribution a number of AHD Common Units equal to the number of shares of Atlas Common Stock held by such holder as of the Record Time, multiplied by a fraction, (i) the numerator of which is the number of AHD Common Units owned by Atlas as of the Record Time (including the New AHD Common Units received by AHD in the Sale), and (ii) the denominator of which is the number of shares of Atlas Common Stock outstanding as of the Record Time (the “AHD Distribution Ratio”).

(c) From and after the AHD Distribution, until such AHD Common Units are duly transferred in accordance with applicable Law, AHD will regard the Persons entitled to receive such AHD Common Units as record holders of AHD Common Units in accordance with the terms of the AHD Distribution without requiring any action on the part of such Persons. AHD agrees that, subject to any transfers of such AHD Common Units, (i) each such holder will be entitled to receive all dividends or distributions payable on, and exercise voting rights and all other rights and privileges with respect to, the AHD Common Units then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the AHD Common Units then held by such holder.

(d) No fractional AHD Common Units will be distributed in the AHD Distribution. Instead, on the Closing Date, Atlas shall direct the AHD Distribution Agent (i) to determine, based on the AHD Distribution Ratio, the amount of the fractional AHD Common Units allocable to each holder of record or beneficial owner of Atlas Common Stock and to aggregate all such fractional shares into whole AHD Common Units; (ii) to sell the resulting number of whole AHD Common Units in open market transactions or otherwise, at the then prevailing trading prices and (iii) to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional AHD Common Unit shall be allocable such holder’s or beneficial owner’s ratable share of the proceeds of such sale, after making appropriate deduction for any amount required to be withheld under the Code, or under any provision of State, local or foreign Tax law. Atlas shall pay all expenses reasonably incurred by the AHD Distribution Agent, including all brokerage charges, commissions and transfer taxes, in connection with such sale. The AHD Distribution Agent shall use its commercially reasonable efforts to aggregate the AHD Common Units that may be held by any beneficial owner thereof through more than one account in determining the fractional AHD Common Unit allocable to such beneficial owner.

ARTICLE IV

THE CLOSING

4.1 Closing. The closing (the “Closing”) of the Transactions will take place at (i) 9:00 a.m., New York City time, on a date to be agreed by the Parties, which shall be no later than two Business Days (or such shorter period of time as remains before 11:59 p.m., New York time, on the Outside Date) after the satisfaction or waiver of all of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York or (ii) such other date, time, and/or place as agreed to in writing by the Parties hereto. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

4.2 Deliveries by Atlas to AHD. At the Closing, Atlas and ATN shall deliver, or shall cause to be delivered, to AHD the following:

(a) all of the Purchased Equity Interests, free and clear of all Liens, together with stock certificates or appropriate certificates of ownership of the Purchased Equity Interests and of all of the equity interests of each Purchased Entity whose equity interests are not Purchased Equity Interests (other than those that are in book-entry form or not certificated) and accompanied by stock powers duly executed in blank or other duly executed instruments of transfer and requisite transfer tax stamps, if any, as may be necessary to effect the transactions contemplated in Section 2.1;

(b) (i) one or more duly executed bills of sale or local transfer agreements as may be necessary or desirable under applicable Law, or comparable instruments of transfer transferring, free and clear of all Liens related to Retained Liabilities, all of Atlas’s and the applicable Atlas Subsidiaries’ right, title and interest in, to, and under all of the Purchased Assets (other than Purchased Assets held by Purchased Entities) to AHD and (ii) evidence of the transfer of all of the Purchased Entities’ right, title and interest in, to, and under all of the Purchased Entity Retained Assets to Atlas or the applicable Atlas Subsidiaries, in each case subject to Section 2.7;

(c) special warranty deeds, or comparable instruments of transfer and assignment in recordable form, with respect to the transfer, free and clear of all Liens related to Retained Liabilities, all of Atlas’s and the applicable Atlas Subsidiaries’ right, title and interest in, to, and under all of the Transferred Owned Real Properties owned by Atlas or any of the Atlas Subsidiaries (other than Purchased Entities) to AHD, subject to Section 2.7;

(d) duly executed instruments of assignment of or licenses to assign to AHD, free and clear of all Liens related to Retained Liabilities, the Transferred Real Property Leases to which Atlas or any of the Atlas Subsidiaries (other than Purchased Entities) is a party, subject to Section 2.7;

(e) the certificate referred to in Section 10.2(c) signed by a duly authorized officer of Atlas;

(f) the Transition Services Agreement, the Michigan Operating Services Agreement, the Pennsylvania Operating Services Agreement and the Petro-Technical Services Agreement, in each case duly executed by Atlas (and, if applicable, ATN);

(g) a duly executed assignment and assumption agreement or other comparable instrument of assignment and assumption evidencing assumption by AHD of the Assumed Liabilities (other than Assumed Liabilities that are Liabilities of the Purchased Entities) and the assumption by Atlas or the applicable Atlas Subsidiaries (other than the Purchased Entities) of the Purchased Entity Retained Liabilities and all other instruments or documents as shall be necessary in the reasonable judgment of AHD to evidence the assignment to AHD by Atlas or the applicable Atlas Subsidiaries (other than the Purchased Entities) of the Purchased Assets, free and clear of all Liens related to Retained Liabilities, and the assumption by AHD of the Assumed Liabilities (other than Assumed Liabilities that are Liabilities of the Purchased Entities), and the assignment to Atlas or the applicable Atlas Subsidiaries (other than the Purchased Entities) of the Purchased Entity Retained Assets and the assumption by Atlas or the applicable Atlas Subsidiaries (other than the Purchased Entities) of the Purchased Entity Retained Liabilities, in each case subject to Section 2.7;

(h) a receipt, duly executed by Atlas, acknowledging on behalf of Atlas and the Atlas Subsidiaries (other than the Purchased Entities), payment by AHD of (i) the Consideration pursuant to Section 2.9 and 2.10 and (ii) an amount in cash equal to the Additional Costs;

(i) to the extent obtained at or prior to Closing, consents to transfer the Transferred Business Contracts, Transferred Real Property Leases and Transferred Permits to AHD;

(j) all minute books, stock record books (or similar registries) and corporate records and seals of each Purchased Entity in the possession of Atlas or the Atlas Subsidiaries (other than the Purchased Entities), and all other books, documents, records, data and information that are part of the Purchased Assets (or, in the case of any such items other than Restricted Data, copies thereof), it being understood that Atlas and the Atlas Subsidiaries may retain originals of any Oil and Gas Leases that are Retained Assets; provided that such materials may be delivered to a mutually agreeable location other than the Closing;

(k) where required, copies of the resolutions (or equivalent) of the board of directors (or equivalent) and the stockholders, members or other equityholders, of Atlas and the Atlas Subsidiaries, authorizing and approving the transactions contemplated by this Agreement, to the extent applicable to such Atlas Subsidiary, certified by the respective corporate secretary (or equivalent) or a director (or equivalent) to be true and complete and in full force and effect and unmodified as of the Closing; provided, however, that any portion of such resolutions (or equivalent) relating solely to the Merger Agreement, the Laurel Mountain Purchase Agreement, any agreement contemplated to be executed by such agreements or any of the transactions contemplated thereby (other than the transactions contemplated hereby) may be redacted;

(l) (i) if the Estimated Cash Amount is not zero, then an amount in cash equal to the Estimated Cash Amount (subject to offset for any Additional Costs, as described in Section 4.3(b)(i)(B)), by wire transfer of immediately available funds in U.S. Dollars to an account or accounts designated by AHD and (ii) the Hedging Cash, by wire transfer of immediately available funds in U.S. Dollars to an account or accounts designated by AHD to be held on account of the applicable Third Party Drilling Partnership Limited Partners;

(m) an affidavit of non-foreign status from Atlas that complies with Section 1445 of the Code and the Regulations thereunder; and

(n) such other documents and instruments as AHD GP and Atlas shall mutually agree to be reasonably necessary to consummate the transactions described herein.

4.3 Deliveries by AHD to Atlas or ATN. At the Closing, AHD shall deliver, or cause to be delivered, to Atlas or ATN the following:

(a) to ATN, the New AHD Common Units, free and clear of all Liens, and accompanied by duly executed instruments of transfer as may be necessary to vest in ATN good title to such New AHD Common Units;

(b) (i) to ATN, (A) an amount in cash equal to the Cash Consideration (if any), and (B) an amount of cash equal to the Additional Costs (provided that to the extent that the Additional Costs are less than the Estimated Cash Amount, then, at the request of AHD, the Additional Costs may be paid by AHD to ATN as an offset to the cash payable by ATN to AHD in respect of the Estimated Cash Amount pursuant to Section 4.2(l)(i)) and (ii) to Atlas, the amount outstanding as of the Closing under the AHD Promissory Note, in each case, by wire transfer of immediately available funds in U.S. Dollars to an account or accounts designated by Atlas;

(c) a duly executed assignment and assumption agreement or other comparable instrument of assignment and assumption evidencing assumption by AHD of the Assumed Liabilities (other than Assumed Liabilities that are Liabilities of the Purchased Entities) and the assumption by Atlas or the applicable Atlas Subsidiaries (other than the Purchased Entities) of the Purchased Entity Retained Liabilities and all other instruments or documents as shall be necessary in the reasonable judgment of Atlas to evidence the assignment to AHD by Atlas or the applicable Atlas Subsidiaries (other than the Purchased Entities) of the Purchased Assets, and the assumption by AHD of the Assumed Liabilities (other than Assumed Liabilities that are Liabilities of the Purchased Entities), and the assignment to Atlas or the applicable Atlas Subsidiaries (other than the Purchased Entities) of the Purchased Entity Retained Assets and the assumption by Atlas or the applicable Atlas Subsidiaries (other than the Purchased Entities) of the Purchased Entity Retained Liabilities, in each case subject to Section 2.7;

(d) the certificate referred to in Section 10.3(c) signed by a duly authorized officer of AHD GP;

(e) the Transition Services Agreement, the Michigan Operating Services Agreement, the Pennsylvania Operating Services Agreement and the Petro-Technical Services Agreement, in each case duly executed by AHD;

(f) a receipt, duly executed by AHD, acknowledging on behalf of AHD, (i) the sale, assignment, transfer, conveyance and delivery of the Purchased Equity Interests and the Purchased Assets by Atlas and the Atlas Subsidiaries (other than the Purchased Entities) pursuant to the terms of Sections 2.1 and 2.2 and (ii) the payment by Atlas of an amount in cash equal to the Estimated Cash Amount pursuant to Section 2.12(b) (if any);

(g) where required, copies of the resolutions (or equivalent) of the board of managers (or equivalent) of AHD and AHD GP, authorizing and approving the transactions contemplated by this Agreement, certified by the respective secretary (or equivalent) to be true and complete and in full force and effect and unmodified as of the Closing; and

(h) such other documents and instruments as AHD GP and Atlas shall mutually agree to be reasonably necessary to consummate the transactions described herein.

4.4 Proceedings at Closing. All acts and proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered; provided, however, that, if the Closing occurs, the Closing, and the transactions contemplated by this Agreement to occur at the Closing, shall be deemed to occur as follows:

(a) the Purchased Entity Restructuring (to the extent not completed prior to the Closing) shall be deemed to occur before the Sale;

(b) the Sale (including the payment of the Consideration), the AHD LPA Amendment, the New AHD Equity Plan Adoption, the AHD GP Contribution and the AHD Note Repayment shall be deemed to occur simultaneously;

(c) the AHD Unit Sale shall be deemed to occur immediately after the Sale;

(d) the record time for purposes of determining the shareholders of record of Atlas entitled to receive AHD Common Units in the AHD Distribution shall be immediately after the AHD Unit Sale (the “Record Time”); and

(e) the AHD Distribution shall be deemed to occur immediately after the Record Time and immediately before the effective time of the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ATLAS

Except as disclosed in the Atlas Disclosure Letter (which Atlas Disclosure Letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such Atlas Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent from the face of the disclosure), Atlas represents and warrants to AHD and AHD GP as follows:

5.1 Organization and Qualification. Each of Atlas and each of the Atlas Subsidiaries is (a) a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and carry on its businesses as now being conducted and (b) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in the case of clause (b), where the failure to be so qualified or in good standing, would not, individually or in the aggregate, reasonably be expected to have an Material Adverse Effect.

5.2 Capitalization.

(a) The Purchased Equity Interests are duly authorized, validly issued, fully paid and nonassessable and owned by Atlas or Atlas Subsidiaries (other than the Purchased Entities), free and clear of all Liens, and have not been issued in violation of any preemptive or similar rights, and, immediately after the Sale, AHD will have good and valid title to all of such Purchased Equity Interests, free and clear of all Liens.

(b) Except for equity interests that are Purchased Equity Interests or are held by another Purchased Entity, there are no shares of capital stock or other equity interests of any Purchased Entities authorized, reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in any of the Purchased Entities or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities or other equity interests of any Purchased Entity, and no securities other equity interests evidencing such rights are authorized, issued or outstanding. None of the Purchased Entities has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders or holders of equity interests of such Purchased Entity on any matter.

(c) There are no voting trusts or other agreements or understandings to which any Purchased Entity is a party with respect to the voting of any equity interests in any Purchased Entity.

(d) All Purchased Entities and their respective jurisdictions of organization are identified in Section 5.2(d) of the Atlas Disclosure Letter.

(e) None of the Purchased Entities has any written or oral understanding or agreement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than a Drilling Partnership.

5.3 Authority Relative to This Agreement. Atlas has all necessary corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Atlas and, assuming the due authorization, execution and delivery of this Agreement by AHD and AHD GP, constitutes a valid, legal and binding agreement of Atlas, enforceable against Atlas in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii)  general principles of equity.

5.4 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Atlas or any Atlas Subsidiary for the execution, delivery and performance by Atlas of this Agreement or the consummation by Atlas or any Atlas Subsidiary of the transactions contemplated by this Agreement, except (a) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the mailing to the stockholders of Atlas of an information statement with respect to the AHD Distribution, (b) such filings with and approvals as may be necessary to comply with the rules and regulations of NASDAQ and (c) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement by Atlas nor the consummation by Atlas or any Atlas Subsidiary of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Constituent Documents of Atlas or any Atlas Subsidiary, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens), or any right of termination, amendment, modification, cancellation or acceleration) or require the consent of or other action by any Person under, any of the terms, conditions or provisions of any Contract (including any Transferred Business Contract) to which Atlas or any Atlas Subsidiary is a party or by which any of them or any of their respective properties or assets are bound, or (iii) violate or infringe any Law or Order applicable to Atlas or any Atlas Subsidiary or any of their respective properties or assets, except in the case of (ii) or (iii) for breaches, violations, infringements, defaults, Liens or other rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 No Default. No Purchased Entity is (and Atlas and the Atlas Subsidiaries are not, with respect to the Transferred Business) in default in the performance of any obligation under, or in violation of any term, condition, covenant or provision of, (i) its Constituent Documents or (ii) any Law or Order applicable to any Purchased Entity or any of its properties, rights or assets, except, in the case of (iii), for defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6 Title to Drilling Partnership Equity Interests. The Purchased Entities have good and valid title to all of the Drilling Partnership Equity Interests set forth on Section 5.6 of the Atlas Disclosure Letter, free and clear of all Liens, and, immediately after the Sale, the Purchased Entities will have good and valid title to all of such Drilling Partnership Equity Interests, free and clear of all Liens.

5.7 Absence of Certain Changes or Events. Since December 31, 2009, Atlas has conducted the Transferred Business, and the Purchased Entities have conducted their respective businesses, in the ordinary course consistent with past practice, and there has not occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect.

5.8 Litigation. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Atlas, threatened against Atlas or any of the Atlas Subsidiaries with respect to the Transferred Business or against any of the Purchased Entities, and (b) none of the Purchased Entities is subject to any Order.

5.9 Permits. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (a) the Purchased Entities hold and, with respect to the Transferred Business, each of Atlas and the Atlas Subsidiaries hold all Permits necessary for the conduct of their respective businesses as presently conducted and (b) the Purchased Entities are and, with respect to the Transferred Business, each of Atlas and the Atlas Subsidiaries are in compliance with the terms of such Permits.

5.10 Brokers. Except for Jefferies & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Atlas. Atlas shall be solely responsible for the fees of Jefferies & Co., Inc. under any arrangement made by or on behalf of Atlas.

5.11 Sufficiency of Assets. Except for (a) those assets, properties, rights and services to be provided to the Transferred Business following the Closing pursuant to the terms of the Ancillary Agreements and (b) the assets, properties, rights, Contracts and claims of which Atlas or the Atlas Subsidiaries (other than the Purchased Entities) transfers the benefits and burdens to AHD as of the Closing Date on the terms described in Section 2.7, the assets, properties, rights, Contracts and claims to be transferred to AHD on the Closing Date and the assets, properties, rights, Contracts and claims held by the Purchased Entities (other than the Purchased Entity Retained Assets), taken together, are in all material respects sufficient for the conduct of the Transferred Business immediately following the Closing in substantially the same manner as currently conducted.

5.12 Tax Representations and Warranties. All material Tax Returns required to have been filed by or with respect to the Purchased Entities, the Purchased Assets or the Assumed Liabilities have been filed (taking into account extensions), and all such Tax Returns were correct and complete in all material respects. All material Taxes shown to be due on such Tax Returns have been paid or will be paid by the due date thereof. There is no action, suit, proceeding, investigation, audit or claim pending or threatened in writing with respect to any material Taxes of the Purchased Entities, the Purchased Assets or the Assumed Liabilities. None of the Purchased Entities has granted any extension or waiver of the statute of limitations applicable to any material Tax Return, which period (after giving effect to any extension or waiver) has not yet expired. Each of the Purchased Entities has complied with all applicable Laws relating to the payment and withholding of material Taxes and has duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over.

5.13 Financial Information. Section 5.13 of the Atlas Disclosure Letter sets forth (a) an estimated unaudited consolidated balance sheet of the Transferred Business as of September 30, 2010 and (b) the estimated unaudited statement of results of operations of the Transferred Business for (i) the six months ended June 30, 2010 and (ii) the year ended December 31, 2009 (collectively, the “Financial Statements”). To the knowledge of Atlas, the Financial Statements have been prepared for internal purposes only and from the accounting books and records of Atlas and the Atlas Subsidiaries. Having regard for the purpose for which they were prepared, and without making any representation or warranty as to the conformity of the Financial Statements with GAAP, to the knowledge of Atlas, the Financial Statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations of the Transferred Business as of the dates and for the periods covered thereby.

5.14 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (a) each of the Purchased Entities and, with respect to the Transferred Business, each of Atlas and the Atlas Subsidiaries are in compliance with all applicable Environmental Laws; (b) none of the Purchased Entities or Atlas or the Atlas Subsidiaries with respect to the Transferred Business has received, in writing, any notice, claim, request for information, complaint or Order and there is no pending or, to the knowledge of Atlas, threatened civil or criminal litigation, claim, notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity or any person, in each case relating to any Environmental Law involving any Purchased Entities or the Transferred Business; and (c) each of the Purchased Entities and Atlas and the Atlas Subsidiaries with respect to the Transferred Business has provided to AHD and AHD GP all reports and studies within their possession or control prepared during the past two years pertaining to Hazardous Materials and compliance with or liability under any Environmental Law relating to any real property or facilities currently or formerly owned, operated, leased or used by any of them.

5.15 Oil and Gas Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of Atlas, all of the Oil and Gas Leases described in Section 2.2(b) which are being developed and operated are being developed, operated and maintained in substantive compliance with such Oil and Gas Leases and applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of Atlas, all of the Oil and Gas Leases described in Section 2.2(b) are in full force and effect and enforceable against Atlas, the applicable Atlas Subsidiary or the applicable Purchased Entity and each other party thereto, in accordance with their terms.

5.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or any other Specified Agreement, none of Atlas or any member of the Atlas Group nor any of their respective agents, Affiliates, officers, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to any member of the AHD Group, express or implied, at law or in equity, on behalf of Atlas or any member of the Atlas Group, and Atlas, each member of the Atlas Group and each of their respective Affiliates by this Agreement disclaim any such representation or warranty, whether by Atlas, a member of the Atlas Group, or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to any member of the AHD Group, or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Atlas, any member of the Atlas Group or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF AHD

AHD represents and warrants to Atlas as follows:

6.1 Organization and Qualification. Each of AHD and AHD GP is (a) a limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited partnership or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in the case of clause (b), where the failure to be so qualified or in good standing, would not reasonably be expected to have a material adverse effect on the ability of AHD or AHD GP ability to timely consummate the transactions contemplated by this Agreement.

6.2 Authority Relative to This Agreement; Approval; Opinion of Financial Advisor.

(a) Each of AHD and AHD GP has all necessary limited partnership or limited liability company power and authority, and has taken all limited partnership or limited liability company action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by each of AHD and AHD GP and, assuming the due authorization, execution and delivery of this Agreement by Atlas, constitutes a valid, legal and binding agreement of AHD and AHD GP, enforceable against AHD and AHD GP in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity.

(b) At a meeting duly called and held, the AHD Special Committee determined by unanimous vote of all of its members that this Agreement and the transactions contemplated hereby are fair and reasonable to AHD, and in the best interests of AHD and the Unaffiliated Unitholders, and recommended that the AHD Board approve AHD’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. At a meeting duly called and held, the AHD Board (by unanimous vote of all of its members present (other than Edward Cohen, Jonathan Cohen and Eugene Dubay, who abstained), after considering the recommendations of the AHD Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby are fair and reasonable to AHD, and in the best interests of AHD and the Unaffiliated Unitholders and (ii) approved AHD’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The approval of the members of the AHD Special Committee constitutes “Special Approval” as defined in the AHD LPA.

(c) The AHD Special Committee has received the opinion of Citigroup Global Markets, Inc. (“Citi”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the aggregate consideration to be paid by AHD in the Sale is fair, from a financial point of view, to AHD.

6.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of AHD or AHD GP for the execution, delivery and performance by AHD or AHD GP of this Agreement or the consummation by AHD or AHD GP of the transactions contemplated by this Agreement, except (a) State or federal licenses or permits relating to the Transferred Business, (b) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the filing with the SEC of the Written Consent Information Statement, (c) such filings with and approvals as may be necessary to comply with the rules and regulations of the New York Stock Exchange and (d) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of AHD or AHD GP to timely consummate the transactions contemplated by this Agreement. Assuming compliance with the items described in clauses (a) through (d) of the preceding sentence, neither the execution, delivery and performance of this Agreement by AHD and AHD GP nor the consummation by AHD and AHD GP of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Constituent Documents of AHD or AHD GP, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien (except for any Liens that could not reasonably be expected to, individually or in the aggregate, materially interfere with the present or intended use by the Atlas Post-Closing Business, or materially detract from the value of the property encumbered thereby)), or any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which AHD or AHD GP is a party or by which any of them or any of their respective properties or assets are bound or (iii) violate or infringe any Law or Order applicable to AHD or AHD GP or any of their respective properties or assets, except in the cases of clauses (ii) and (iii), for such breaches, violations, infringements or Liens that would not, individually or in the aggregate, have a material adverse effect on AHD or AHD GP’s ability to timely consummate the transactions contemplated by this Agreement.

6.4 Broker’s Fees. Except for Citi, which served as financial advisor to the AHD Special Committee, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AHD or AHD GP. AHD shall be solely responsible for the fees of Citi under any arrangement made by or on behalf of AHD or AHD GP.

6.5 Capitalization. As of November  2, 2010, there were 27,703,704 AHD Common Units issued and outstanding.

6.6 New AHD Common Units. Upon the issuance of the New AHD Common Units pursuant to this Agreement, the New AHD Common Units will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any pre-emptive or similar rights and Atlas will have good and valid title to the New AHD Common Units, free and clear of all Liens, it being understood that the New AHD Common Units will be distributed by Atlas in the AHD Distribution.

6.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or any other Specified Agreement, none of AHD GP, AHD or any member of the AHD Group nor any of their respective agents, Affiliates, officers, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to any member of the Atlas Group, express or implied, at law or in equity, on behalf of AHD GP, AHD or any member of the AHD Group, and AHD, GP, AHD and each member of the AHD Group and each of their respective Affiliates by this Agreement disclaim any such representation or warranty, whether by AHD GP, AHD, a member of the AHD Group, or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to any member of the Atlas Group, or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by AHD GP, AHD, any member of the AHD Group or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VII

COVENANTS

7.1 Efforts.

(a) Each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the others in connection with the foregoing, including using its commercially reasonable efforts (i) to make promptly any filings that may be required by any Governmental Entity, and to supply promptly any additional information or documentary material that may be requested by a Governmental Entity, if any, (ii) to obtain all other consents, approvals and authorizations that are required to be obtained under any federal, State, local or foreign Law or regulation, including all necessary consents, approvals or waivers from equityholders, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to this Agreement to consummate the transactions contemplated by this Agreement, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Governmental Entity, if any, and (v) to fulfill all conditions to this Agreement.

(b) AHD shall use its commercially reasonable efforts to obtain on terms reasonably acceptable to AHD the debt financing contemplated by the Commitment Letter (collectively, the “Financing”), including using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Financing consistent with the terms and conditions contained in the Commitment Letter, and (ii) satisfy on a timely basis all conditions in such Commitment Letter and definitive agreements. AHD will keep Atlas reasonably apprised on a reasonably current basis of the status of the Financing.

(c) Prior to Closing, Atlas shall, and shall cause the Purchased Entities to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of Atlas and the Purchased Entities to, provide to AHD all cooperation reasonably requested by AHD that is reasonably necessary and customary in connection with the Financing (including (i) participation in meetings, drafting sessions, presentations, road shows and due diligence, (ii) using commercially reasonable efforts to furnish AHD and its financing sources with financial statements and other financial and customary pertinent information regarding the Transferred Business, the Purchased Assets, the Purchased Entities and the Assumed Liabilities as may be reasonably requested by AHD to consummate the Financing, (iii) assisting AHD and the financing sources in the preparation of (A) offering documents and other informational and marketing materials and documents for any portion of the Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of AHD and the financing sources for any portion of the Financing, (v) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables, and (vi) using commercially reasonable efforts to obtain accountants’ comfort letters, accountants’ consent letters, legal opinions, surveys, title insurance and other customary documents for a secured financing, as reasonably requested by AHD); provided that such requested cooperation shall not unreasonably interfere with the operation of the Transferred Business or Atlas’s other businesses. AHD shall, promptly upon request by Atlas, reimburse Atlas for all reasonable out-of-pocket costs and expenses incurred by Atlas in connection with the cooperation set forth in this Section 7.1(c) and shall indemnify and hold harmless Atlas from and against any and all Losses resulting from or arising out of the arrangement of the Financing and any information utilized in connection therewith.

(d) Subject to applicable legal limitations, Atlas and AHD shall promptly notify the other of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Atlas or AHD (or their respective Representatives), as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Atlas shall have the right to reasonably direct the strategy of the Parties in a manner consistent with the terms of this Agreement with respect to any communications, meetings or proceedings with any Governmental Entity in connection with obtaining all consents, approvals or actions of any Governmental Entity to consummate and make effective the transactions contemplated by this Agreement.

7.2 Further Assurances. The Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

7.3 Conduct of Transferred Business.

(a) From the date hereof until the earlier of the Closing and the termination of this Agreement, except as expressly contemplated by or permitted by this Agreement or any other Specified Agreement, except as set forth in Section 7.3 of the Atlas Disclosure Letter or as consented to in writing by AHD GP (which consent shall not be unreasonably withheld, conditioned or delayed) or except as required by applicable Law, Atlas shall, and shall cause each of the Atlas Subsidiaries to, in each case solely with respect to the operation of the Transferred Business or otherwise Related to the Transferred Business, conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material licenses and permits required under applicable Law, and (iii) maintain its key relationships with its material lessors, customers, lenders, suppliers, contractors, joint venture parties, working interest parties and others having material business relationships with it and with Governmental Entities with jurisdiction over oil and gas-related matters; provided, however, that no action with respect to matters specifically addressed by any provision of Section 7.3(b) shall be deemed a breach of this Section 7.3(a) unless such action would constitute a breach of such other provision.

(b) From the date hereof until the earlier of the Closing and the termination of this Agreement, except as (A) expressly contemplated or permitted by this Agreement or any other Specified Agreement, (B) set forth in Section 7.3 of the Atlas Disclosure Letter, (C) consented to in writing by AHD GP (which consent shall not be unreasonably withheld, conditioned or delayed), or (D) required by applicable Law, Atlas shall not, nor shall it permit any of the Atlas Subsidiaries to, in each case solely with respect to the operation of the Transferred Business, directly or indirectly:

(i) amend or propose to amend the Constituent Documents of any of the Purchased Entities;

(ii) issue, sell, transfer, pledge, dispose of, encumber or agree to issue, sell, transfer, pledge, dispose of, or encumber, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, the capital stock of any class of any Purchased Entity or any debt or equity securities which are convertible into or exchangeable for such capital stock;

(iii) except as would not result in an Assumed Liability hereunder, (A) incur, assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) with respect to any indebtedness for borrowed money or issue any debt securities, other than in the ordinary course of business or (B) make any loan, advance or capital contribution to or investment in any Person other than a Purchased Entity or a Drilling Partnership;

(iv) except with respect to Retained Assets, sell, lease, license, pledge, dispose of or encumber any assets, properties (whether real, personal, tangible or intangible, including Permits), rights or businesses, other than sales or dispositions of assets (i) in the ordinary course of business or (ii) contracted by Atlas or any Atlas Subsidiary in the ordinary course of business prior to the date hereof;

(v) enter into any transaction for, or make, any acquisition of any business, material assets, product lines, business units, business operations, stock or other properties, other than acquisitions in the ordinary course of business;

(vi) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of the Purchased Entities; or

(vii) authorize any of, or commit to do or enter into any binding Contract with respect to any of the foregoing actions in clauses (i)  through (vi).

7.4 Public Announcements. The Parties will consult with and provide each other the reasonable opportunity to review any press release or other public announcement prior to the issuance of such press release or other public announcement relating to this Agreement or the transactions contemplated herein, and shall not issue any such press release or other public announcement prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange and only after as much advance notice to the other as is practicable under the circumstances.

7.5 Termination of Intercompany Agreements; Intercompany Accounts.

(a) Effective at the Closing, all Contracts between Atlas or any of the Atlas Subsidiaries (other than the Purchased Entities), on the one hand, and any Purchased Entity, on the other hand, shall be terminated without any party having continuing obligation to the other, except as set forth on Section 7.5(a) of the Atlas Disclosure Letter.

(b) Effective at the Closing, except as otherwise contemplated hereby or by any Ancillary Agreement, all intercompany receivables and payables then existing between Atlas or any of the Atlas Subsidiaries (other than the Purchased Entities), on the one hand, and any Purchased Entity, on the other hand, shall be settled, including by way of capital contribution (with respect to intercompany payables due to Atlas or any of the Atlas Subsidiaries (other than the Purchased Entities)) or by way of dividend in kind (with respect to intercompany payables owed by Atlas or any of the Atlas Subsidiaries (other than the Purchased Entities) or investments by the Purchased Entities).

7.6 Use of Names, etc.

(a) At the Closing, AHD will grant, or will cause a member of the AHD Group to grant, to Atlas and the other members of the Atlas Group, a royalty-free, non-exclusive license to use the Atlas Name and Marks and Atlas Name Materials solely to the extent and for the time periods that Atlas and the other members of the Atlas Group are permitted to use Atlas Name and Marks and Atlas Name Materials pursuant to Sections 7.6(b) and 7.6(c).

(b) As promptly as practicable after the Closing Date, but in any event no later than 180 days after the Closing Date in the case of any Atlas Name Materials that are displayed or are available in electronic format and one (1) year after the Closing Date in the case of all other Atlas Name Materials, Atlas and the members of the Atlas Group shall re-label, destroy or exhaust all Atlas Name Materials.

(c) As promptly as practicable after the Closing Date, but in any event within 90 days of the Closing Date, Atlas shall, at Atlas’s sole cost and expense, make all filings required in the jurisdiction of organization of Atlas and each member of the Atlas Group to eliminate the name “Atlas” and any variants thereof from the name of Atlas and each member of the Atlas Group. As promptly as reasonably practicable after the Closing, but in any event no later than one (1) year after the Closing Date, Atlas shall, at Atlas’s sole cost and expense, make all other filings (including assumed name filings) required to reflect the change of name in all applicable records of Governmental Entities.

7.7 Information Statements.

(a) AHD and AHD GP shall comply with the Delaware Act, the AHD LPA, the Exchange Act (including Regulation 14C and Schedule 14C promulgated under the Exchange Act) and the rules and regulations of the New York Stock Exchange in connection with the AHD LPA Amendment and the New AHD Equity Plan Adoption, including (i) preparing and delivering an information statement (as amended or supplemented from time to time, the “Written Consent Information Statement”) to the AHD Limited Partners as required pursuant to the Exchange Act and Section 7.7(b) and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with the AHD LPA to all AHD Limited Partners other than Atlas, together with any additional information required by the Delaware Act.

(b) As promptly as reasonably practicable following the date of this Agreement, AHD shall prepare and file with the SEC the Written Consent Information Statement. AHD shall use commercially reasonable efforts as promptly as practicable (and after consultation with Atlas) to respond to any comments made by the SEC with respect to the Written Consent Information Statement. AHD will use reasonable best efforts to cause the Written Consent Information Statement to be mailed to the AHD Limited Partners as promptly as practicable after confirmation from the SEC that it has no further comments on the Written Consent Information Statement (or that the Written Consent Information Statement is otherwise not to be reviewed by the SEC). Atlas shall cooperate with AHD in the preparation of the Written Consent Information Statement. Without limiting the generality of the foregoing, (i) Atlas will furnish to AHD the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Written Consent Information Statement or that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement (including any required financial and other information and financial statements (audited and unaudited) regarding the Transferred Business, the Purchased Assets, the Purchased Entities and the Assumed Liabilities), and (ii) prior to the filing with the SEC, or the mailing to the AHD Limited Partners, of the Written Consent Information Statement, AHD shall provide Atlas with a reasonable opportunity to review and comment on, and AHD shall reasonably consider all comments reasonably proposed by Atlas with respect to, the Written Consent Information Statement. AHD shall notify Atlas promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the Written Consent Information Statement, and AHD shall provide Atlas with a reasonable opportunity to review and comment on any such comments or requests from the SEC or its staff and AHD shall reasonably consider all comments reasonably proposed by Atlas in connection with any filings with the SEC or its staff in response thereto, and if required, AHD shall mail to the AHD Limited Partners, as promptly as reasonably practicable, such amendment or supplement.

(c) The Parties will prepare and mail, and file with the SEC, prior to the Closing Date, to the holders of Atlas Common Stock, such documents and information concerning the AHD Distribution and such other matters as Atlas and AHD reasonably determine may be required by Law to be so mailed or filed, including any information statement or registration statement (and any prospectus included therein) pursuant to the Exchange Act or the Securities Act, in order to effect the AHD Distribution. The Parties will cooperate in the preparation, mailing and filing of any such documents or information.

7.8 Confidentiality.

(a) From and after the Closing, subject to Section 7.8(c) and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, Atlas shall not, and shall cause its Affiliates and its and their respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Atlas’s Affiliates or its or their respective Representatives who reasonably need to know such information in providing services to any member of the Atlas Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any AHD Confidential Information. If any disclosures are made in connection with providing services to any member of the Atlas Group under this Agreement or any Ancillary Agreement, then the AHD Confidential Information so disclosed shall be used only as required to perform such services. Atlas shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the AHD Confidential Information by any of its Affiliates or its or their respective Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 7.8(a), any Information, material or documents relating to the AHD Post-Closing Business furnished to, or in possession of, any member of the Atlas Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of the Atlas Group or its officers or directors, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “AHD Confidential Information.” AHD Confidential Information does not include, and there shall be no obligation under this Section 7.8(a) with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Atlas not otherwise permissible hereunder or under any Ancillary Agreement, (ii) Atlas can demonstrate was or became available to Atlas from a source other than any member of the AHD Group; provided, however, that, in the case of this clause (ii), the source of such information was not known by Atlas to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the AHD Group with respect to such information or (iii) is developed independently by Atlas without reference to the AHD Confidential Information.

(b) From and after the Closing, subject to Section 7.8(c) and except as contemplated by this Agreement or any Ancillary Agreement, AHD shall not, and shall cause its Affiliates and its and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than AHD’s Affiliates or its or their respective Representatives who reasonably need to know such information in providing services to AHD or any member of the AHD Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Atlas Confidential Information. If any disclosures are made in connection with providing services to any member of the AHD Group under this Agreement or any Ancillary Agreement, then the Atlas Confidential Information so disclosed shall be used only as required to perform such services. The AHD Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Atlas Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 7.8(b), any Information, material or documents relating to the Atlas Post-Closing Business furnished to, or in possession of, any member of the AHD Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of the AHD Group or its officers or directors, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Atlas Confidential Information.” Atlas Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the AHD Group not otherwise permissible hereunder or under any Ancillary Agreement, (ii) AHD can demonstrate was or became available to AHD from a source other than any member of the Atlas Group; provided, however, that, in the case of this clause (ii), the source of such information was not known by AHD to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Atlas Group with respect to such information or (iii) is developed independently by such member of the AHD Group without reference to the Atlas Confidential Information.

(c) From and after the Closing, if Atlas or any of its Affiliates, on the one hand, or AHD or any of its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law to disclose or provide any AHD Confidential Information or Atlas

Confidential Information, as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any AHD Confidential Information or Atlas Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Entity.

(d) Each of Atlas and AHD acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Closing Date. Atlas and AHD each agrees that, from and after the Closing, it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Closing Date between or among one or more members of the applicable Party’s Group and such third Persons.

7.9 Oil and Gas Matters.

(a) Prior to the Closing, Atlas shall use commercially reasonable efforts to take, or cause to be taken, curative action (including the preparation and execution of correction assignments and the filing and recording thereof) in order to help ensure that, at Closing, the title to the Oil and Gas Leases of Atlas and the Atlas Subsidiaries (other than Oil and Gas Leases that are Purchased Assets) is distinctly discernable in accordance with acceptable industry practice in the relevant jurisdiction between Atlas or an Atlas Subsidiary (other than a Purchased Entity) and the interests in such Oil and Gas Leases that are Assets of Drilling Partnerships. From and after the Closing, each of Atlas and AHD shall, upon reasonable request of the other, use commercially reasonable efforts to take, or cause to be taken, curative action (including the preparation and execution of correction assignments and the filing and recording thereof) in order to help ensure that the title to the Oil and Gas Leases of Atlas and the Atlas Subsidiaries (other than Oil and Gas Leases that are Purchased Assets) is distinctly discernable in accordance with acceptable industry practice in the relevant jurisdiction between Atlas or an Atlas Subsidiary and AHD and the Purchased Entities.

(b) AHD and Atlas will provide one another reasonable access to any easements, rights of way or surface rights (including (i) roads, or other routes of ingress or egress, and (ii) wellsites on which both AHD and Atlas wells are situated) necessary or convenient for the operation of AHD’s and Atlas’ Oil and Gas Leases; provided, however, that the foregoing right is conditioned upon and subject to compliance by Atlas or AHD, as applicable, while on site with the written safety policies and procedures of the other and applicable Laws and the terms of the relevant Oil and Gas Lease.

7.10 Insurance Matters.

(a) With respect to events or circumstances relating to the Purchased Assets, assets and liabilities of the Purchased Entities, Assumed Liabilities, the members of the AHD Group and the employees of the members of the AHD Group that occurred or existed prior to the Closing that are covered by the AHD Group’s or the Atlas Group’s occurrence-based liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, State or country programs that are in effect prior to the Closing (the “Pre-Closing Insurance Policies”), AHD may make claims under such policies and programs to the extent such policies and programs are available, and Atlas shall take such actions as may reasonably be requested by AHD in connection with the tendering of such claims to the applicable insurers under such Pre-Closing Insurance Policies and to provide AHD with the net proceeds (less any reasonable out-of-pocket costs of Atlas from making the claim on behalf of AHD) it realizes with respect to such claims; provided, however that (i) AHD shall be liable for all uninsured or uncovered amounts for such claims and (ii) AHD shall notify Atlas of all such coverage claims made. The rights of the members of the AHD Group pursuant to this Section 7.10 shall include any and all rights of an insured party with respect to such claims, including but not limited to the receipt of insurance proceeds, rights of indemnity and the right to be defended by or at the expense of the insurer. For the avoidance of doubt, Atlas shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities of AHD; provided that Atlas shall not take any action or omit to take any action for the purpose of limiting AHD’s ability to make claims and recover proceeds pursuant to this Section 7.10 (it being understood that actions undertaken by Atlas for other purposes may have such effect). Atlas agrees to cooperate with AHD in the administration and handling of insurance claims under this Section 7.10, and to keep AHD informed on a continuing basis of remaining aggregate limits of coverage, deductible payments, retrospective premium payments and other material matters relevant to continued dealings with insurers providing coverage for Liabilities of the members of the AHD Group. With respect to any open claims as of the Closing against the Pre-Closing Insurance Policies relating to the Purchased Assets, assets and liabilities of the Purchased Entities, Assumed Liabilities, the members of the AHD Group or the employees of the members of the AHD Group, Atlas shall, upon the request of AHD and at AHD’s sole expense, use its commercially reasonable efforts to pursue such claims and receive proceeds in respect thereof.

(b) Nothing in this Agreement is intended to relieve any insurer of any Liability under any insurance policy. Nothing in this Agreement shall be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Atlas Group in respect of any member of the Atlas Group’s insurance policies and programs or any other contract or policy of insurance.

7.11 Ancillary Agreements. Effective at the Closing, AHD and Atlas, or such of their respective Subsidiaries as appropriate, shall enter into (a) a transition services agreement with the financial terms set forth in Exhibit D and otherwise substantially in the form of Exhibit D (the “Transition Services Agreement”), (b) a Pennsylvania operating services agreement with the financial terms set forth in Exhibit E and otherwise substantially in the form of Exhibit E (the “Pennsylvania Operating Services Agreement”), (c) a Michigan operating services agreement with the financial terms set forth in Exhibit F and otherwise substantially in the form of Exhibit F (the “Michigan Operating Services Agreement”) and (d) a petro-technical operating services agreement with the financial terms set forth in Exhibit G and otherwise substantially in the form of Exhibit G (the “Petro-Technical Services Agreement” and, together with the Transition Services Agreement, the Pennsylvania Operating Services Agreement, the Michigan Operating Services Agreement, the Petro-Technical Services Agreement and the Employee Matters Agreement, the “Ancillary Agreements”).

7.12 AHD Non-hire/Non-interference.

(a) AHD agrees that, for a period of two (2) years following the Closing Date, it shall not, directly or indirectly, either alone or in association with any other Person:

(i) solicit or knowingly encourage any lessor, sublessor or licensor in connection with any Oil and Gas Lease that is a Retained Asset or any Person who is a party to any such Oil and Gas Lease, to terminate or materially diminish its relationship with, or negotiate new or different contracts or terms of business (in each case, the effect of which would be material to such relationship, contract or terms of business) with, Atlas and the Atlas Subsidiaries or solicit (including entering into any “top lease” with) any such lessor, sublessor, licensor or other Person with the purpose of adversely affecting any Oil and Gas Lease that is a Retained Asset; or

(ii) solicit or knowingly encourage any Person, who is at such time, a customer, supplier or contractor, including title attorneys, abstractors and land brokers, of the Atlas Post-Closing Business to terminate or materially diminish its relationship with, or negotiate new or different contracts or terms of business (in each case, the effect of which would be material to such relationship, contract or terms of business) with, the Atlas Group or solicit any such customer, supplier or contractor, including title attorneys, abstractors and land brokers, for the purpose of adversely affecting any Contract that is a Retained Asset.

(b) Notwithstanding the provisions of Section 7.12(a) and without implicitly agreeing that the following activities would be subject to the provisions of Section 7.12(a), nothing in Section 7.12(a) shall preclude, prohibit or restrict AHD from conducting the AHD Post-Closing Business in the ordinary course of business consistent with past practice, including, but not limited to, engaging in the exploration, development, production and sale of Hydrocarbons from the interests in the Oil and Gas Leases and Wells assigned to any Drilling Partnership, and the gathering, processing, storage, disposition and transportation of such Hydrocarbons and matters related thereto.

(c) AHD agrees that, for a period of two (2) years following the Closing Date, AHD will not solicit for employment or hire any Retained Employee who was at any time during the six (6)-month period immediately prior to such solicitation or hiring, or is at such time, an employee of Chevron, Atlas or their respective Subsidiaries (each, an “AHD Prohibited Individual”); provided that this Section 7.12(c) shall not prohibit AHD from, directly or indirectly, soliciting or hiring any AHD Prohibited Individual who was terminated by Chevron, Atlas or their respective Subsidiaries (it being agreed that a general non-directed solicitation for employment, in and of itself, shall not constitute a solicitation prohibited by this Section 7.12(c), provided that the foregoing general non-directed solicitation shall not permit any hiring otherwise prohibited by this Section  7.12(c)).

7.13 Atlas Non-hire/Non-interference.

(a) Atlas agrees that, for a period of two (2) years following the Closing Date, it shall not, and shall cause all of the Atlas Subsidiaries not to, directly or indirectly, either alone or in association with any other Person:

(i) solicit or knowingly encourage any lessor, sublessor or licensor in connection with any Oil and Gas Lease in a Specified State that is a Purchased Asset or any Person who is a party to any such Oil and Gas Lease, to terminate or materially diminish its relationship with, or negotiate new or different contracts or terms of business (in each case, the effect of which would be material to such relationship, contract or terms of business) with, AHD and the AHD Group or solicit (including entering into any “top lease” with) any such lessor, sublessor, licensor or other Person with the purpose of adversely affecting any Oil and Gas Lease in a Specified State that is a Purchased Asset; or

(ii) solicit or knowingly encourage any Person, who is at such time, a customer, supplier or contractor, including title attorneys, abstractors and land brokers, of the AHD Post-Closing Business to terminate or materially diminish its relationship with, or negotiate new or different contracts or terms of business (in each case, the effect of which would be material to such relationship, contract or terms of business) with, the AHD Group or solicit any such customer, supplier or contractor, including title attorneys, abstractors and land brokers, for the purpose of adversely affecting any Contract primarily related to operations in a Specified State that is a Purchased Asset.

(b) Notwithstanding the provisions of Section 7.13(a) and without implicitly agreeing that the following activities would be subject to the provisions of Section 7.13(a), nothing in Section 7.13(a) shall preclude, prohibit or restrict Atlas from conducting the Atlas Post-Closing Business in the ordinary course of business consistent with past practice, including, but not limited to, engaging in the exploration, development, production and sale of Hydrocarbons from the interests in the Oil and Gas Leases and Wells that are Retained Assets, and the gathering, processing, storage, disposition and transportation of such Hydrocarbons and matters related thereto.

(c) Atlas agrees that, for a period of two (2) years following the Closing Date, Atlas will not, and shall cause all of the Atlas Subsidiaries not to solicit for employment or hire any individual who was at any time during the six (6)-month period immediately prior to such solicitation or hiring, or is at such time, an employee of AHD or any member of the AHD Group or their respective Subsidiaries (each, an “Atlas Prohibited Individual”); provided that this Section 7.13(c) shall not prohibit Atlas from soliciting or hiring any Atlas Prohibited Individual who was terminated by AHD or any of its Subsidiaries (it being agreed that a general non-directed solicitation for employment, in and of itself, shall not constitute a solicitation prohibited by this Section 7.13(c), provided that the foregoing general non-directed solicitation shall not permit any hiring otherwise prohibited by this Section 7.13(c)).

7.14 Indemnification; Directors and Officers Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Closing now existing in favor of the current or former directors, officers or employees of AHD GP, AHD or any Purchased Entity, as provided in the certificate of incorporation or bylaws of Atlas or in any agreement, shall survive and shall continue in full force and effect in accordance with their terms. From and after the Closing, Atlas shall pay, perform and discharge, in accordance with their respective terms, Atlas’ obligations with respect to such rights to exculpation, indemnification and advancement of expenses.

(b) Prior to the Effective Time, Atlas shall obtain and fully pay for “tail” prepaid insurance policies with a claim period of six (6) years from and after the Effective Time (as defined in the Merger Agreement) from an insurance carrier believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively, “D&O Insurance”), for AHD GP’s and AHD’s current and former directors and officers, but only for facts or events that occurred at or prior to the Effective Time, which D&O Insurance (i) shall not have an annual premium in excess of 250% of the last annual premium paid by Atlas (the “Maximum Premium”) prior to the date hereof for its existing D&O Insurance, (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as Atlas’ existing D&O Insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the Maximum Premium, Atlas shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the Maximum Premium and (iii) Atlas shall maintain such policies in full force and effect, for its full six (6) year term, and to continue to honor its respective obligations thereunder. If Atlas for any reason fails to obtain such “tail” prepaid insurance as of the Effective Time, Atlas shall continue to maintain in effect, for a period of six (6) years from and after the effective time of the Merger for AHD GP’s and AHD’s current and former directors and officers, but only for facts or events that occurred at or prior to the Effective Time, the D&O Insurance, which D&O Insurance (i) shall not have an annual premium in excess of the Maximum Premium, (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as Atlas’ existing D&O Insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the Maximum Premium, Atlas shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the Maximum Premium and (iii) Atlas shall maintain such policies in full force and effect, for its full six (6) year term, and to continue to honor its respective obligations thereunder.

(c) The obligations of Atlas under this Section 7.14 shall not be terminated, amended or modified in any manner so as to materially adversely affect any Person (including such Person’s successors, heirs and legal representatives) entitled to exculpation, indemnification, advancement of expenses or insurance coverage as provided in this Section 7.14 without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 7.14 applies shall be third-party beneficiaries of this Section 7.14, and this Section 7.14 shall be enforceable by such Persons and their respective successors, heirs and legal representatives and shall be binding on all successors and permitted assigns of Atlas).

(d) In the case of any conflict between this Section 7.14 and Section 7.10, the provisions of this Section 7.14 shall control. Atlas shall not exercise any of the rights granted or reserved to it in Section 7.10 with respect to D&O Insurance in a manner that would reasonably be expected to impair the ability of AHD, AHD GP and the AHD Indemnitees to recover AHD Losses from D&O Insurance.

7.15 Certain Joint HBP Interests. Following the Closing:

(a) AHD shall provide to Atlas, no later than 10 days following the end of each month, a written report indicating each gas Well located on a Joint HBP Interest with average natural gas production in the prior month of less than 30 mcf/month, listing the relevant Joint HBP Interest, the Well name, and the average daily production for the prior month for each such Well.

(b) If AHD makes a determination to abandon or Permanently Shut In a Well on a Joint HBP Interest (each such well, an “Abandoned Well”), AHD shall provide Atlas with written notice of such determination no less than 45 days (to the extent reasonably possible) prior to such abandonment or such shut in. Within 45 days of such notice, Atlas shall have the right, to the extent permitted by the Joint HBP Interest, to take over such Abandoned Well and receive an assignment of the associated leasehold interest (or partial leasehold interest) by providing AHD with an irrevocable written notice of such election (the date of such written notice being the “Assignment Effective Date”). Within 10 days from the Assignment Effective Date, AHD shall deliver (and shall use its commercially reasonable efforts (without the obligation to pay any consideration or fee) to cause any other owner of leasehold interests to deliver) an assignment of all associated leasehold interest, including a bill of sale for the Abandoned Well, which assignment shall be made effective as of the Assignment Effective Date. Upon receipt of the assignment from AHD and assignments, if any, from any other owners of leasehold interests, Atlas will be deemed to have acquired the Abandoned Well, AHD’s associated leasehold interest and any such third party associated leasehold interest as of the Assignment Effective Date together with all rights, responsibilities, assets and liabilities of AHD and such other owners of leasehold interests, if any, that deliver an assignment, in each case associated with or arising from such Abandoned Well and the assignment of the interests therein, including associated plugging, abandonment, restoration, reclamation, environmental, lessee and other liabilities of any kind or character, and Atlas shall indemnify, defend and hold harmless the AHD Indemnified Parties from the same. Within 90 days after execution of this Agreement the parties will agree to a mutually satisfactory form of assignment and bill of sale to be used as the form for all conveyances made pursuant to this Section 7.15(b).

7.16 Drilling Arrangements. Prior to Closing, AHD and Atlas shall establish and implement with immediate effect at Closing mutually satisfactory arrangements (the “Drilling Arrangements”) to ensure AHD has the capabilities of identified drilling rigs and related services necessary to drill and/or complete the planned drilling program identified to Atlas by AHD prior to the date hereof, which reflected the planned wells set forth on Schedule 1.1 of the Petro-Technical Services Agreement. The Drilling Arrangements will be negotiated in good faith by AHD and Atlas within a reasonable period of time prior to the anticipated Closing Date and will reflect industry standard terms providing for the assignment to AHD and, following completion of applicable operations, the subsequent re-assignment to Atlas of those contracts available to Atlas or the Atlas Subsidiaries that are expected to be utilized in the planned drilling program. It is understood that industry standard terms include the consent of the various contractors to the assignment and re-assignment of the applicable contracts, effective novation of AHD for Atlas with respect to the applicable contracts to the extent relating to services provided to AHD during the period of assignment and full indemnification of Atlas by AHD from and against all Losses relating to the period of the assignment.

ARTICLE VIII

ACCESS TO INFORMATION

8.1 Access to Books and Records Prior to Closing. Until the Closing, Atlas shall, and shall cause each of the Atlas Subsidiaries and each of Atlas’s and the Atlas Subsidiaries’ officers, employees and agents to, afford to representatives of AHD reasonable access to the facilities, properties, employees, books and records of Atlas and the Atlas Subsidiaries, with respect to the Transferred Business and the Purchased Entities, during normal business hours consistent with applicable Law and in accordance with the reasonable procedures established by Atlas.

8.2 Agreement for Exchange of Information; Archives.

(a) After the Closing and until the fifth anniversary of the Closing Date, each of Atlas and AHD, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Entity having jurisdiction over the requesting Party, (ii) to carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) in order to satisfy audit, accounting or other similar requirements, or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any member of the AHD Group to provide any Restricted Data to any Person.

(b) After the Closing and until the fifth anniversary of the Closing Date, (i) AHD and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the AHD Post-Closing Business that are located in archives retained or maintained by any member of the Atlas Group, and (ii) AHD may obtain copies of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that AHD shall cause any such objects to be returned (a) promptly after the same are no longer being used by AHD or upon reasonable request of Atlas and (b) in the same condition in which they were delivered to AHD and AHD shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Atlas.

(c) After the Closing and until the fifth anniversary of the Closing Date, (i) Atlas and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Atlas Post-Closing Business that are located in archives retained or maintained by any member of the AHD Group and (ii) Atlas may obtain copies of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that Atlas shall cause any such objects to be returned (a) promptly after the same are no longer being used by Atlas or upon reasonable request of AHD and (b) in the same condition in which they were delivered to Atlas and Atlas shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to AHD.

8.3 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 8.2 shall be deemed to remain the property of the providing Party, except where such

Information is an asset of the requesting Party pursuant to the provisions of this Agreement or any Ancillary Agreement. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 8.2.

8.4 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred in connection with such other Party’s provision of Information in response to the requesting Party.

8.5 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article VIII and other provisions of this Agreement after the Closing, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control until the fifth anniversary (subject to such longer period as required by Tax Law) of the Closing Date (including any Information that is subject to a “Litigation Hold” issued by either AHD or Atlas prior to the Closing Date).

(b) Except in accordance with its policies and ordinary course practices, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such Party or its applicable Subsidiaries; provided, however, that (i) in the case of any Information relating to employee benefits, no Party will destroy, or permit any of its Subsidiaries to destroy, any such Information until the expiration of the applicable statute of limitations (giving effect to any extensions thereof), (ii) in the case of any Information relating to a pending or threatened Action (including any pending or threatened investigation by a Governmental Entity) that is known to the members of the Group in possession of such Information, the Parties shall comply with the requirements of the applicable “Litigation Hold” (provided, that, with respect to any pending or threatened Action arising after the Closing Date, the requirements of this clause (ii) shall apply only to the extent that whichever member of the Atlas Group or the AHD Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of such pending or threatened Action), (iii) no Party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law and (iv) the applicable Party that desires (or whose Subsidiary desires) to destroy such information shall give the other Party reasonable advance notice of such destruction in order to permit such other Party to access and copy such information in accordance with this Article VIII.

(c) In the event of any Party’s inadvertent failure to comply with this Section 8.5, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other Party by a Governmental Entity (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party’s inability to produce Information caused by such inadvertent failure and shall not otherwise be liable hereunder or under any Ancillary Agreement to such other Party for such inadvertent failure.

8.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b) Any Party that receives, pursuant to a request for Information in accordance with this Article VIII, Information that is not relevant to its request shall (i) either destroy such Information or return it to the providing Party and (ii) deliver to the providing Party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by an officer of the requesting Party holding the title of vice president or above.

(c) When any Information provided by one Group to the other (other than Information provided pursuant to Section 8.5) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party will promptly after request of the other Party either return to the other Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

8.7 Production of Witnesses; Records; Cooperation.

(a) After the Closing, except in the case of an adversarial Action by one Party against another Party, each Party hereto shall use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith.

(b) The obligation of the Parties to provide witnesses pursuant to this Section 8.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses the persons specified therein without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 8.7(a)).

(c) For the avoidance of doubt, the provisions of this Section 8.7 are in furtherance of the provisions of Section 8.2 and shall not be deemed to in any way limit or otherwise modify the Parties’ rights and obligations under Section 8.2.

8.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Closing have been and will be rendered for the collective benefit of each of the members of the Atlas Group and the AHD Group. The Parties recognize that legal and other professional services will be provided following the Closing, which services will be rendered solely for the benefit of the Atlas Group or the AHD Group, as the case may be.

(b) The Parties agree as follows:

(i) Atlas shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Atlas Post-Closing Business and not to the AHD Post-Closing Business, whether or not the privileged Information is in the possession or under the control of any member of the Atlas Group or any member of the AHD Group; and

(ii) AHD shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the AHD Post-Closing Business and not to the Atlas Post-Closing Business, whether or not the privileged Information is in the possession or under the control of any member of the AHD Group or any member of the Atlas Group.

(c) Subject to the restrictions set forth in this Section 8.8, the Parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 8.8(b) and all privileges relating to any Actions or other matters that involve both the Atlas Group and the AHD Group.

(d) Subject to Sections 8.8(e) and (f), no Party may waive any privilege that could be asserted under any applicable Law, and in which the other Party has a shared privilege, without the consent of the other Party, which consent shall (i) not be unreasonably withheld, conditioned or delayed, (ii) be in writing and (iii) be deemed to be granted unless written objection is made within 20 days after notice has been given to the other Party requesting such consent.

(e) In the event of any Actions between Atlas and AHD, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 8.8(d); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.

(f) If any dispute arises between Atlas and AHD, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the Atlas Group or the AHD Group, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. Further, each Party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged Information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Atlas and AHD set forth in this Section 8.8 and in Section 7.8 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

8.9 Joint Defense Agreements. In furtherance of the Parties’ agreements under Sections 8.7 and 8.8, Atlas and AHD shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges and immunities (including any applicable attorney-client privilege or work product immunity), including by executing joint defense and common interest agreements where necessary or useful for this purpose.

8.10 Modification of Definition of Merger Agreement and Merger. In the event that Atlas terminates the Merger Agreement pursuant to Section 8.1(d)(ii) of the Merger Agreement in order to enter into a definitive agreement (the “New Merger Agreement”) with a third party (the “New Buyer”) respect to a Superior Proposal (as defined in the Merger Agreement) (the “New Merger”), and Atlas does not terminate this Agreement pursuant to Section 11.1(d)(ii) of this Agreement within thirty days of such termination of the Merger Agreement, then, after such thirty-day period, (a) the New Merger Agreement shall be treated as the Merger Agreement for purposes of this Agreement; (b) the New Merger shall be treated as the Merger for purposes of this Agreement, and (c) the New Buyer and its designated subsidiary shall be treated as Chevron and Merger Sub for purposes of Section 10.3(d) of this Agreement.

ARTICLE IX

TAX MATTERS

9.1 Payment of Taxes. Notwithstanding any other provisions of this Agreement, from and after the Closing Date, AHD shall be liable on an after-tax basis to, and shall indemnify and hold harmless, Atlas and each other member of the Atlas Group, any successors or assigns against Taxes (including Excluded Taxes) imposed on or with respect to the Transferred Business, Purchased Equity Interests, the Purchased Assets and the Assumed Liabilities, with respect to any taxable years or periods; provided, however, that (x) AHD shall not be required to reimburse Atlas or any member of the Atlas Group for Taxes actually paid by Atlas or any member of the Atlas Group prior to the Closing Date and (y) AHD shall not be liable for and shall have no obligation to indemnify or hold harmless Atlas or any other member of the Atlas Group for any income Taxes of Atlas or any other member of the Atlas Group (other than any income Taxes of the Purchased Entities). AHD shall be responsible for and shall timely pay all excise, sales, transfer, real estate transfer, documentary, filing, recordation, conveyance, recording and other similar taxes, levies, fees and charges (collectively, “Transfer Taxes”), that may be imposed upon, or be payable or collectible or incurred in connection with, the transfer of the Purchased Assets, and Atlas shall be responsible for and shall timely pay all Transfer Taxes that may be imposed upon, or be payable or collectible or incurred in connection with, the transfer of the Purchased Entity Retained Assets, in each case pursuant to this Agreement. AHD and Atlas shall cooperate in the timely making and filing of all filings, Tax Returns, reports and forms as may be required by and consistent with applicable Laws with respect to any Transfer Taxes. Each party will reimburse the other party upon demand and proof of payment for any amounts paid by the other party for which such party is responsible under this Section  9.1.

9.2 Cooperation. Atlas and AHD shall provide each other with such assistance as reasonably may be requested by either of them in connection with (i) the preparation of any Tax Return, or (ii) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. The Party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance.

9.3 Tax Effect of Indemnification Payments Cooperation. All indemnification payments made pursuant to this Article IX or Article XII below shall be treated for all Tax purposes as adjustments to the Consideration.

9.4 Survival of Obligations. Notwithstanding any other provisions of the Agreement, the obligations of the parties set forth in this Article IX shall be unconditional and absolute, shall not be subject to any limitation contained in Article XII and shall remain in effect until ninety (90) days after the expiration of the applicable statutes of limitations (including extensions thereof).

9.5 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the Parties with respect to indemnification for Taxes shall be governed by this Article IX and shall not be governed by Article XII.

ARTICLE X

CONDITIONS TO OBLIGATIONS TO CLOSE

10.1 Conditions to Each Party’s Obligation to Effect the Transactions. The obligations of Atlas, on the one hand, and AHD and AHD GP, on the other hand, to consummate the Transactions are subject to the satisfaction (or waiver by Atlas and AHD GP, if permissible under applicable Law) of the following conditions:

(a) No Injunctions/No Illegality. No Governmental Entity of competent jurisdiction shall have issued or promulgated an Order or taken any other action enjoining or otherwise preventing the consummation of any of the Transactions. No applicable Law shall have been enacted, entered, enforced, issued or put in effect that prohibits or makes illegal the consummation of any of the Transactions.

(b) Written Consent Information Statement. The Written Consent Information Statement shall have been mailed to the AHD Limited Partners and 20 days shall have elapsed from such mailing.

(c) NYSE Listing of AHD Common Units. The AHD Common Units to be distributed in the AHD Distribution (including the New AHD Common Units) will continue to have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) Registration Statement. If, pursuant to Section 7.7(c), a registration statement is filed with the SEC with respect to the AHD Distribution, such registration statement shall have been declared effective by the SEC under the Securities Act and no stop orders suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

10.2 Conditions to the Obligations of AHD and AHD GP. The obligations of AHD and AHD GP to consummate the Transactions are subject to the satisfaction (or waiver by AHD GP, if permissible under applicable Law) of the following further conditions

(a) Representations and Warranties. (i) The representations and warranties of Atlas set forth in Section 5.2(a), (b) and (c), 5.6 and 5.10 shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date); and (ii) the other representations and warranties of Atlas in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date), unless, in the case of this clause (ii), the failure of the representations and warranties to be true and correct (without giving effect to any limitation or qualification in the representation or warranty as to “materiality” or “Material Adverse Effect”), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Performance of Obligations of Atlas. Atlas shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Officer’s Certificate. Atlas shall have delivered to AHD a certificate executed on behalf of Atlas by an executive officer of Atlas, certifying that each of the conditions specified in Sections 10.2(a) and 10.2(b) has been satisfied.

10.3 Conditions to the Obligations of Atlas. The obligations of Atlas to consummate the Transactions are subject to the satisfaction (or waiver by Atlas, if permissible under applicable Law) of the following further conditions:

(a) Representations and Warranties. (i) The representations and warranties of AHD set forth in Sections 6.4 and 6.6 shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date); and (ii) the other representations and warranties of AHD in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date), unless, in the case of this clause (ii), the failure of the representations and warranties to be true and correct (without giving effect to any limitation or qualification in the representation or warranty as to “materiality” or “material adverse effect”), individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Atlas’s ability to timely consummate the transactions contemplated by this Agreement.

(b) Performance of Obligations of AHD and AHD GP. AHD and AHD GP shall each have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Officer’s Certificate. AHD shall have delivered to Atlas a certificate executed on behalf of AHD and AHD GP by an executive officer of AHD GP, certifying that each of the conditions specified in Sections 10.3(a) and 10.3(b) has been satisfied.

(d) Closing of the Merger and the Laurel Mountain Acquisition.

(i) All of the conditions to the obligations of Chevron, Merger Sub and Atlas under Article VII of the Merger Agreement to consummate the Merger (except for any condition that any of the Transactions or the Laurel Mountain Transaction has been consummated and for any condition that can be satisfied only as of the closing of the Merger) shall have been satisfied or waived in accordance with the terms thereof, and Chevron, Merger Sub and Atlas shall otherwise be ready, willing and able (including with respect to access to financing) to consummate the Merger promptly after the consummation of the AHD Distribution and promptly after the consummation of the Sale.

(ii) All of the conditions to the obligations of Atlas, ATN and APL under Article VI of the Laurel Mountain Purchase Agreement to consummate the Laurel Mountain Acquisition (except for any condition that any of the Transactions has been consummated and for any condition that can be satisfied only as of the closing of the Laurel Mountain Acquisition) shall have been satisfied or waived in accordance with the terms thereof, and Atlas, ATN and APL shall otherwise be ready, willing and able (including with respect to access to financing) to consummate the Laurel Mountain Acquisition simultaneously with the consummation of the Sale.

10.4 Frustration of Closing Conditions. None of Atlas, AHD or AHD GP may rely on the failure of any condition set forth in Section 10.1, Section 10.2 or Section 10.3, as applicable, to be satisfied to excuse performance by such Party of its obligations under this Agreement to consummate the Transactions if such failure was caused by such Party’s failure to act in good faith and in compliance with its obligations under the terms of this Agreement.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing (with any termination by AHD GP also being an effective termination by AHD):

(a) by mutual written consent of Atlas and AHD GP, by action of each of their respective boards of directors; or

(b) by either Atlas or AHD GP:

(i) if (A) the Transactions shall not have been consummated on or before September 30, 2011 (the “Outside Date”); provided, however, that, if the Transactions shall not have occurred by September 30, 2011, and a New Merger Agreement shall have been executed, then, the Outside Date shall become

November 30, 2011; and (B) the Party seeking to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not have breached its obligations in any material respect under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Transactions to have been consummated by such date; or

(ii) if an Order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such Order shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall have complied with its obligations pursuant to Section 7.1 with respect to such Order; or

(c) by AHD GP, if (i) (A) any of the representations or warranties of Atlas herein shall be untrue or inaccurate on the date of this Agreement or shall thereafter become untrue or inaccurate, or (B) Atlas shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, in each case such that any condition set forth in Section 10.2(a) or 10.2(b) would not be satisfied; and (ii) such untruth, inaccuracy, breach or failure to perform is not curable by the Outside Date; or

(d) by Atlas:

(i) if (A) (x) any of the representations or warranties of AHD herein shall be untrue or inaccurate on the date of this Agreement or shall thereafter become untrue or inaccurate, or (y) AHD or AHD GP shall have breached or failed to perform any of their respective covenants or agreements set forth in this Agreement, in each case such that any condition set forth in Section 10.3(a) or 10.3(b) would not be satisfied, and (B) such untruth, inaccuracy, breach or failure to perform is not curable by the Outside Date; or

(ii) if the Merger Agreement is terminated.

The Party desiring to terminate this Agreement pursuant to this Section 11.1 shall give notice of such termination and the provisions of this Section 11.1 being relied on to terminate this Agreement to the other Parties.

11.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 11.1, the obligations of the Parties hereunder shall terminate (except for the provisions of this Section 11.2 and Article XIII hereof, each of which shall remain in full force and effect), and there shall be no liability on the part of any Party hereto except liability arising from fraud or a deliberate or willful breach of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.

ARTICLE XII

SURVIVAL AND INDEMNIFICATION

12.1 Survival Periods. All representations and warranties, and all covenants that contemplate or may involve actions to be taken or obligations in effect prior to the Closing, in each case contained in this Agreement or in any Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, and the right to commence any claim with respect thereto under Section 12.2(a) or 12.3(a), shall terminate and cease to be of further force and effect as of the date that is 12 months after the Closing Date; provided that (i) the representations and warranties set forth in Sections 5.2(a), (b) and (c), Section 5.6, 5.10, 6.4 and 6.6 shall survive indefinitely and (ii) the representations and warranties set forth in clause (ii) of the second sentence of Section 5.4, Sections 5.9, 5.11, 5.12, 5.13, 5.14 and 5.15 (the “Terminating Representations”) shall terminate as of the Closing. Those covenants that contemplate or may involve actions to be taken or obligations in effect at or after the Closing shall survive in accordance with their terms. Notwithstanding the foregoing, any covenant, agreement, representation, warranty or other matter in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 12.1 (other than with respect to the Terminating Representations, which will terminate as of the Closing), if notice of the inaccuracy or breach thereof or other matter giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

12.2 Indemnification by Atlas. Subject to Section 12.5, from and after the Closing Date, Atlas shall indemnify and hold harmless AHD and each other member of the AHD Group, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AHD Indemnified Parties”) from and against any and all Losses to the extent resulting from or arising out of:

(a) any breach or inaccuracy of any representation or warranty (other than the Terminating Representations) of Atlas contained in this Agreement or in any certificate delivered pursuant to this Agreement;

(b) any breach of any covenant or agreement contained in this Agreement to be performed by Atlas; or

(c) other than any Liability indemnifiable by AHD under Section 9.1 or 12.3, any Retained Liability.

12.3 Indemnification by AHD. Subject to Section 12.5, from and after the Closing Date, AHD shall indemnify and hold harmless Atlas and each other member of the Atlas Group, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Atlas Indemnified Parties” and together with AHD Indemnified Parties the “Indemnified Parties”) from and against any and all Losses resulting from or arising out of:

(a) any breach or inaccuracy of any representation or warranty of AHD contained in this Agreement or in any certificate delivered pursuant to this Agreement;

(b) any breach of any covenant or agreement contained in this Agreement to be performed by AHD; or

(c) other than any Liability indemnifiable by Atlas under Section 9.1 or 12.2, any Assumed Liabilities.

12.4 Third-Party Claims. If a claim by a third party is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article XII, such Indemnified Party, shall promptly notify AHD, if an Atlas Indemnified Party, or Atlas, if an AHD Indemnified Party (AHD or Atlas, as the case may be, the “Indemnifying Party”), of such claims. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party is actually materially prejudiced by such failure. The Indemnifying Party shall have 30 days after receipt of such notice to elect to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof (provided that the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in respect of such claim), and the Indemnified Party shall cooperate with it in connection therewith. Notwithstanding the foregoing, an Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense if the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable expenses of such counsel shall be at the expense of the Indemnifying Party). Notwithstanding the foregoing, in no event shall an Indemnifying Party be required to pay the expenses of more than one (1) separate counsel. The Indemnified Party shall not pay or settle any claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that, in such event, it shall waive any right to indemnity therefor by the Indemnifying Party. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of unconditional release from all liability with respect to such claim or consent to entry of any judgment or that imposes injunctive or equitable relief.

12.5 Limitations.

(a) No indemnity shall be payable to the AHD Indemnified Parties under Section 12.2(a) with respect to any claim resulting from any breach or inaccuracy of any representation or warranty, unless and until the aggregate of all Losses due from Atlas exceeds $5,000,000, in which event all Losses so due in excess of such amount shall be paid in full by Atlas; provided that the aggregate amount payable by Atlas under Section 12.2(a), with respect to claims resulting from any breach or inaccuracy of a representation or warranty, shall not exceed $25,000,000. Notwithstanding anything to the contrary contained in this Agreement, Atlas shall not be required to indemnify any AHD Indemnified Party with respect to any Loss (or series of related Losses) incurred by or asserted by reason of any breach of any representation, warranty or covenant contained in this Agreement if the Loss (or series of related Losses) from such breach is less than $50,000, nor shall any such Losses be included in the calculation of the amounts specified in this Section 12.5(a). The limitations set forth in this Section 12.5(a) shall not apply with respect to the representations and warranties set forth in Sections 5.2(a), (b) and (c), 5.6 and 5.10.

(b) No indemnity shall be payable to the Atlas Indemnified Parties under Section 12.3(a) with respect to any claim resulting from any breach or inaccuracy of any representation or warranty, unless and until the aggregate of all Losses due from AHD exceeds $5,000,000, in which event all Losses so due in excess of such amount shall be paid in full by AHD; provided that the aggregate amount payable by AHD under Section 12.3(a), with respect to claims resulting from any breach or inaccuracy of a representation or warranty, shall not exceed $25,000,000. Notwithstanding anything to the contrary contained in this Agreement, AHD shall not be required to indemnify any Atlas Indemnified Party with respect to any Loss (or series of related Losses) incurred by or asserted by reason of any breach of any representation, warranty or covenant contained in this Agreement if the Loss (or series of related Losses) from such breach is less than $50,000, nor shall any such Losses be included in the calculation of the amounts specified in this Section 12.5(b). The limitations set forth in this Section 12.5(b) shall not apply with respect to the representations and warranties set forth in Sections 6.4 and 6.6.

12.6 Mitigation; Additional Indemnification Provisions. Each Indemnified Party shall use commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts under this Article XII. For purposes of this Agreement, Losses shall be net of any Tax Benefit actually realized (either by cash refund or actual reduction of Taxes otherwise payable) net of any Tax Detriment actually realized (either by a reduction in cash refund or increase in Taxes otherwise payable) by the Indemnified Party or its Affiliates during or prior to the Tax period in which the indemnification payment is made arising in connection with the accrual, incurrence or payment of any such Losses. The Indemnified Party shall use commercially reasonable efforts (exercising its reasonable discretion in relation to the availability of such Tax Benefit and ability not to suffer such Tax Detriment) to claim such Tax Benefit and not suffer such Tax Detriment. For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts recovered from third parties, including amounts recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts. Any Indemnified Party having a claim under these indemnification provisions shall make a good-faith effort to recover all losses, costs, damages and expenses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of any Losses hereunder; provided that actual recovery of any insurance shall not be a condition to the Indemnifying Party’s obligation to make indemnification payments to the Indemnified Party in accordance with the terms of this Agreement. If the Indemnifying Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for Loss, after an indemnification payment by the Indemnifying Party has been made for such Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment up to the amount so received or realized by the Indemnified Party. No Indemnified Party will, in any event, be entitled to any incidental, indirect, consequential, special, exemplary or punitive damages, including damages for lost profits or opportunity costs or damages based upon a multiple of earnings or other financial measure (other than any such damages payable to third parties).

12.7 Exclusive Remedies. Except with respect to the matters covered by Article II and Section 13.12, the Parties acknowledge and agree that, following the Closing, the indemnification provisions of Sections 12.2 and

12.3 shall be the sole and exclusive monetary remedies of the Parties (other than in the case of fraud), respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by another Party or any failure by such other Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, by such other Party prior to the Closing. Without limiting the generality of the foregoing, the Parties to this Agreement hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission, addressed as follows:

(a) if to AHD or AHD GP, to:

Atlas Pipeline Holdings, L.P.

1845 Walnut Street

Philadelphia, PA

Facsimile: (918) 925-3851

Attention: Chief Legal Officer

(b) if to Atlas or ATN, to:

Atlas Energy, Inc.

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Moon Township, PA

Facsimile: (215) 761-0457

Attention: General Counsel

or to such other address or facsimile number for a Party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address pursuant to this Section 13.1 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 13.1.

13.2 Interpretation. When a reference is made in this Agreement to Sections, Articles, or Exhibits, such reference shall be to a Section or Article of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise specified. The words “hereby,” “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this

Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. References to a Person are also to its successors and permitted assigns. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

13.3 Amendment. Any provision of this Agreement may be amended or supplemented if such amendment or supplement is in writing and signed by the Parties hereto. This Agreement may not be amended or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

13.4 Extension; Waiver. The Parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein of the other Party or Parties contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Except as otherwise provided herein, the rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

13.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by confirmed facsimile transmission or electronic mail or otherwise) by the other Parties hereto.

13.6 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Exhibits and the Parties’ disclosure schedules hereto) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any right or remedy hereunder, other than with (i) respect to the provisions of Article XII, which shall inure to the benefit of the Persons benefiting therefrom, who are hereby intended to be third-party beneficiaries thereof and (ii) prior to the Merger, the provisions of Section 13.12 applicable to Atlas and/or ATN’s and/or ATN’s right to specific performance to require APL and APL Sub to comply with their obligations under this Agreement shall be enforceable by Chevron and its successors and assigns.

13.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of Law rules (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.10 Exclusive Jurisdiction for Disputes. The Parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall only be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware State court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party.

13.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.12 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties and, to the extent set forth in Section 13.6(b), Chevron, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

13.13 Expenses.

(a) Except as set forth in this Section 13.13, whether or not the Transactions are consummated, all costs and expenses incurred in connection with the Transactions, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

(b) Notwithstanding anything to the contrary in this Section 13.13, after the date hereof and prior to the Closing, upon request of AHD and AHD GP, Atlas shall pay, or loan AHD or AHD GP sufficient funds to pay, costs, fees and expenses incurred by AHD and AHD GP (including the reasonable fees and expenses of its counsel, financial advisor and financing sources) in connection with the investigation, negotiation and execution of this Agreement and the transactions contemplated hereby and to make any required payments under Section 7.7(b) of the AHD LPA; provided that in no event shall Atlas’ aggregate payment obligation under this sentence exceed $5 million (the aggregate amount paid or loaned by Atlas pursuant to this sentence, the “AHD Expense Payments”). If the Closing shall occur, then the aggregate amount of AHD

Expense Payments shall be repaid by AHD to Atlas, either as a cash payment at Closing or as an offset to the Estimated Cash Amount paid by Atlas to AHD at the Closing. Notwithstanding anything to the contrary in this Section 13.13, if this Agreement is terminated (other than pursuant to Section 11.1(d)(i)), neither AHD nor AHD GP shall be obligated to repay Atlas or any Atlas Subsidiary any AHD Expense Payments, and, if the aggregate AHD Expense Payments is less than $5 million, Atlas shall pay, or reimburse AHD and AHD GP for, all reasonable out-of-pocket fees and expenses that are in excess of the AHD Expense Payments that are incurred by AHD and AHD GP (including the reasonable fees and expenses of its counsel, financial advisor and financing sources) in connection with the investigation, negotiation and execution of this Agreement and the transactions contemplated hereby; provided that in no event shall the sum of the aggregate AHD Expense Payments and the aggregate payment obligation under this sentence exceed $5 million.

13.14 Obligations of Atlas. In the event Atlas or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Atlas assume the obligations set forth in this Agreement.

13.15 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Closing, if requested by Atlas, the Parties will cooperate in good faith to revise the structure of the Transactions or the Purchased Entity Restructuring or otherwise revise the method of effecting the Transactions or the Purchased Entity Restructuring; provided, however, that (1) such revision does not alter or change the kind or amount of consideration to be delivered to Atlas, (2) such revised structure or method does not materially delay consummation of the transactions contemplated by this Agreement in relation to the structure contemplated herein, (3) such revision does not, and is not reasonably likely to, otherwise cause any of the conditions set forth in Article X not to be capable of being fulfilled (unless duly waived by the Party entitled to the benefits thereof) and (4) such revision does not diminish or otherwise adversely affect any rights or benefits accruing, or expected to accrue, to, or expand or otherwise adversely affect any Liabilities, burdens or obligations of, AHD or the AHD Group under this Agreement or any of the Ancillary Agreements. The Parties agree to cooperate in good faith to appropriately amend this Agreement and any related documents in order to reflect any such revised structure or method.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

ATLAS ENERGY, INC.

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Vice Chairman

ATLAS ENERGY RESOURCES, LLC

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Vice Chairman

ATLAS PIPELINE HOLDINGS, L.P.
By:	Atlas Pipeline Holdings GP, LLC, its
General Partner

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	President

ATLAS PIPELINE HOLDINGS GP, LLC

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	President

[Signature Page to Transaction Agreement]

EXHIBIT A to

TRANSACTION AGREEMENT

FORM OF

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS PIPELINE HOLDINGS, L.P.

Page
ARTICLE I DEFINITIONS		EXA-1
Section 1.1	Definitions	EXA-1
Section 1.2	Construction	EXA-11

ARTICLE II ORGANIZATION		EXA-11
Section 2.1	Formation	EXA-11
Section 2.2	Name	EXA-12
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	EXA-12
Section 2.4	Purpose and Business	EXA-12
Section 2.5	Powers	EXA-12
Section 2.6	Power of Attorney	EXA-13
Section 2.7	Term	EXA-14
Section 2.8	Title to Partnership Assets	EXA-14

ARTICLE III RIGHTS OF LIMITED PARTNERS		EXA-14
Section 3.1	Limitation of Liability	EXA-14
Section 3.2	Management of Business	EXA-14
Section 3.3	Outside Activities of the Limited Partners	EXA-15
Section 3.4	Rights of Limited Partners	EXA-15

ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS		EXA-15
Section 4.1	Certificates	EXA-15
Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates	EXA-16
Section 4.3	Record Holders	EXA-16
Section 4.4	Transfer Generally	EXA-17
Section 4.5	Registration and Transfer of Limited Partner Interests	EXA-17
Section 4.6	Restrictions on Transfers	EXA-17
Section 4.7	Citizenship Certificates; Non-citizen Assignees	EXA-18
Section 4.8	Redemption of Partnership Interests of Non-citizen Assignees	EXA-19

ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS		EXA-20
Section 5.1	Contribution on the Date Hereof	EXA-20
Section 5.2	Interest and Withdrawal	EXA-20
Section 5.3	Capital Accounts	EXA-20
Section 5.4	Issuances of Additional Partnership Securities	EXA-22
Section 5.5	No Preemptive Right	EXA-23
Section 5.6	Splits and Combinations	EXA-23
Section 5.7	Fully Paid and Non-Assessable Nature of Limited Partner Interests	EXA-24

ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS		EXA-24
Section 6.1	Allocations for Capital Account Purposes	EXA-24
Section 6.2	Allocations for Tax Purposes	EXA-27
Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders	EXA-29
Section 6.4	Special Provisions Relating to Holders of Privately Placed Common Units.	EXA-29

ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS		EXA-30
Section 7.1	Management	EXA-30
Section 7.2	Certificate of Limited Partnership	EXA-32
Section 7.3	Restrictions on General Partner’s Authority	EXA-32
Section 7.4	Reimbursement of the General Partner	EXA-32

EXA-i

Page
Section 7.5	Outside Activities	EXA-33
Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner	EXA-33
Section 7.7	Indemnification	EXA-34
Section 7.8	Liability of Indemnitees	EXA-35
Section 7.9	Other Matters Concerning the General Partner	EXA-36
Section 7.10	Purchase or Sale of Partnership Securities	EXA-36
Section 7.11	Registration Rights of the General Partner and its Affiliates	EXA-36
Section 7.12	Reliance by Third Parties	EXA-39

ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS		EXA-39
Section 8.1	Records and Accounting	EXA-39
Section 8.2	Fiscal Year	EXA-40
Section 8.3	Reports	EXA-40

ARTICLE IX TAX MATTERS		EXA-40
Section 9.1	Tax Returns and Information	EXA-40
Section 9.2	Tax Elections	EXA-40
Section 9.3	Tax Controversies	EXA-41
Section 9.4	Withholding	EXA-41

ARTICLE X ADMISSION OF PARTNERS		EXA-41
Section 10.1	Admission of Limited Partner	EXA-41
Section 10.2	Amendment of Agreement and Certificate of Limited Partnership	EXA-42

ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS		EXA-42
Section 11.1	No Withdrawal or Removal of the General Partner	EXA-42
Section 11.2	Withdrawal of Limited Partners	EXA-42

ARTICLE XII DISSOLUTION AND LIQUIDATION		EXA-43
Section 12.1	Dissolution	EXA-43
Section 12.2	Liquidator	EXA-43
Section 12.3	Liquidation	EXA-43
Section 12.4	Cancellation of Certificate of Limited Partnership	EXA-44
Section 12.5	Return of Contributions	EXA-44
Section 12.6	Waiver of Partition	EXA-44
Section 12.7	Capital Account Restoration	EXA-44

ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE		EXA-44
Section 13.1	Amendments to be Adopted Solely by the General Partner	EXA-44
Section 13.2	Amendment Procedures	EXA-45
Section 13.3	Amendment Requirements	EXA-46
Section 13.4	Unitholder Meetings	EXA-46
Section 13.5	Notice of a Meeting	EXA-50
Section 13.6	Record Date	EXA-50
Section 13.7	Adjournment	EXA-51
Section 13.8	Waiver of Notice; Approval of Meeting; Approval of Minutes	EXA-51
Section 13.9	Quorum	EXA-51
Section 13.10	Conduct of a Meeting	EXA-51
Section 13.11	Action Without a Meeting	EXA-52
Section 13.12	Voting and Other Rights	EXA-52
Section 13.13	Submission of Questionnaire, Representation and Agreement	EXA-53

EXA-ii

Page
ARTICLE XIV MERGER, CONSOLIDATION OR CONVERSION		EXA-53
Section 14.1	Authority	EXA-53
Section 14.2	Procedure for Merger, Consolidation or Conversion	EXA-53
Section 14.3	Approval by Limited Partners	EXA-54
Section 14.4	Certificate of Merger	EXA-55
Section 14.5	Amendment of Partnership Agreement	EXA-56

ARTICLE XV GENERAL PROVISIONS		EXA-56
Section 15.1	Addresses and Notices	EXA-56
Section 15.2	Further Action	EXA-57
Section 15.3	Binding Effect	EXA-57
Section 15.4	Integration	EXA-57
Section 15.5	Creditors	EXA-57
Section 15.6	Waiver	EXA-57
Section 15.7	Counterparts	EXA-57
Section 15.8	Applicable Law	EXA-57
Section 15.9	Invalidity of Provisions	EXA-57
Section 15.10	Consent of Partners	EXA-58
Section 15.11	Facsimile Signatures	EXA-58

EXA-iii

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS PIPELINE HOLDINGS, L.P.

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS PIPELINE HOLDINGS, L.P., effective as of [—], 2011, is entered into by and among Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company, as the General Partner and as lawful agent and attorney-in-fact for the Limited Partners, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

WITNESSETH:

WHEREAS, the Partnership was formed under the Delaware Act on December 15, 2005;

WHEREAS, in connection with the initial public offering of Common Units of the Partnership in July 2006, the General Partner and the other parties thereto entered into the First Amended and Restated Agreement;

WHEREAS, on January 27, 2008, the General Partner executed Amendment No. 1 to the First Amended and Restated Agreement, with such Amendment No. 1 effective as of July 27, 2007;

WHEREAS, Atlas Energy, Atlas Energy Resources LLC, the General Partner and the Partnership have entered into a Transaction Agreement, dated as of November 8, 2011 (the “Transaction Agreement”), pursuant to which, among other things, the General Partner became a wholly owned subsidiary of the Partnership (the “Contribution”); and

WHEREAS, concurrently with the consummation of the Contribution, the General Partner and the other parties hereto now desire to amend and restate the limited partnership agreement of the Partnership in its entirety in the manner set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

EXA-1

(ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.5 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d)(i) or 5.3(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

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“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P., as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Atlas Energy” means Atlas Energy, Inc., a Delaware corporation and formerly named Atlas America, Inc.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a) the sum of all cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such Quarter, less

(b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) permit the general partner of the MLP to make capital contributions to the MLP to maintain its then current general partner interest in the MLP upon the issuance of additional partnership securities by the MLP or (iv) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

(c) Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the Board of Directors of the General Partner (or comparable governing body of any successor to the General Partner).

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.3(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be

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reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.3(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Pennsylvania shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.3. The “Capital Account” of a Partner in respect of a Common Unit or any other Partnership Interest shall be the amount that such Capital Account would be if such Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such Common Unit or other Partnership Interest was first issued.

“Capital Account True-Up Election” has the meaning assigned to such term in Section 6.1(d)(xi)(C).

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.3(d)(i) and 5.3(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units, or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” has the meaning assigned to such term in Section 7.11(d).

“Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

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“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution” has the meaning assigned to such term in the Recitals.

“Contribution Agreement” means the Contribution and Conveyance Agreement, dated as of the Closing Date, by and among Atlas Energy (formerly named Atlas America, Inc.), AIC, LLC, Viking Resources LLC, the General Partner and the Partnership.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(ix).

“Current Market Price” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date. For the purposes of this definition, “closing price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq National Market or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner. For the purposes of this definition, “trading day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Derivative Instrument” has the meaning assigned to such term in Section 13.4(d)(i).

“Directors” shall mean the members of the Board of Directors.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

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“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“First Amended and Restated Agreement” has the meaning assigned to such term in Section 2.1.

“General Partner” means Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management interest of the General Partner in the Partnership in its capacity as a general partner. The General Partner Interest does not have any rights to ownership, profit or any rights to receive distribution from operations or the liquidation of the Partnership.

“Group” means a Person that, with or through any of its Affiliates or Associates, has any contract, agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Holder” has the meaning assigned to such term in Section 7.11(a)(ii).

“Indemnified Persons” has the meaning assigned to such term in Section 7.11(d).

“Indemnitee” means (a) the General Partner, (b) any Person who is or was an Affiliate of the General Partner, (c) any Person who is or was a member, partner, officer, employee, agent, director, fiduciary or trustee of any Group Member, the General Partner or any Affiliate of any Group Member, (d) any Person who is or was serving at the request of the General Partner or any Affiliate of the General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Initial Common Unit” means the Common Units sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Issue Price” means the price at which a Unit is purchased from the Company, after taking into account any sales commission or underwriting discount charged to the Company and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Company. In the case of the Privately Placed Common Units, the Issue Price shall be deemed to be $27.00 per Unit.

“Limited Partner” means, unless the context otherwise requires, a holder of Common Units, except to the extent otherwise provided herein, and each Additional Limited Partner, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

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“Liquidation Date” means the date on which dissolution of the Partnership occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.2 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“MLP” means Atlas Pipeline Partners, L.P., a Delaware limited partnership, and any successors thereto.

“MLP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P., as it may be amended, supplemented or restated from time to time.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act or the Nasdaq National Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d) were not in this Agreement.

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.3(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.3(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

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“Non-Citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.7.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Omnibus Agreement” means the Omnibus Agreement, dated as of the Closing Date, among the Partnership, the General Partner and the MLP.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) in a form acceptable to the General Partner.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns 20% or more of any Outstanding Voting Units, all such Voting Units owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Atlas Pipeline Holdings, L.P., a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

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“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, as the case may be, underlying any Common Unit (other than a Privately Placed Common Unit) or Privately Placed Common Unit, as the case may be, held by a Person.

“Percentage Interest” means, as of any date of determination, (a) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of all Outstanding Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning set forth in Section 14.1.

“Private Placement Value” means with respect to the Privately Placed Common Units, $27.00 per Unit.

“Privately Placed Common Units” means the Common Units issued pursuant to the Unit Purchase Agreement.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, and (b) when modifying Partners or Record Holders, apportioned among all Partners or Record Holders, as the case may be, in accordance with their relative Percentage Interests.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.8.

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“Remaining Net Positive Adjustments” means as of the end of any taxable period, with respect to the Unitholders holding Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the Unitholders holding Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Short Instrument” has the meaning assigned to such term in Section 13.4(d)(i).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the partnership interests of such partnership or membership interests of such limited liability company (considering all of the partnership interests or membership interests as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation, a partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b)(ii).

“Transaction Agreement” has the meaning assigned to such term in the Recitals.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

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“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated July 20, 2006 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units.

“Unit Purchase Agreement” means the Common Unit Purchase Agreement dated as of June 1, 2007 between the Partnership and the purchasers named therein.

“Unitholders” means the holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Voting Commitment” has the meaning assigned to such term in Section 13.13.

“Voting Units” means all Units that are granted the right under this Agreement or under the Delaware Act to vote with respect to the relevant matter. The Limited Partner Interests constitute Voting Units, but the General Partner Interests or any Partnership Securities owned, directly or indirectly, by the Partnership do not constitute Voting Units.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes” or “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

The Partnership was formed on December 15, 2005 pursuant to the Certificate of Limited Partnership as filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. This Agreement hereby amends and restates the First Amended and Restated Agreement of Limited Partnership of the

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Partnership, dated as of July 26, 2006 (the “First Amended and Restated Agreement”), as amended by Amendment No. 1 thereto, dated January 27, 2008 and effective as of July 27, 2007. This Agreement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name.

The name of the Partnership shall be “Atlas Pipeline Holdings, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at [—] or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be [—] or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business, free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5 Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

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Section 2.6 Power of Attorney.

(a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.2, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

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Section 2.7 Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8 Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

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Section 3.3 Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership, (B) could damage the Partnership or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates.

Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board of

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Directors, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

(c) If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(d) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

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Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person who then becomes the General Partner, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Limited Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the issued and outstanding equity interests or other ownership interests in the General Partner, including through a merger or consolidation of the General Partner; provided, however, that the General Partner shall not dispose of any of its Partnership Interests.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.7, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.6, (iv) with respect to any series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (v) any contractual provisions binding on any Limited Partner and (vi) the provisions of applicable law including the Securities Act, Limited Partnership Interests shall be freely transferable.

Section 4.6 Restrictions on Transfers.

(a) Except as provided in Section 4.6(c), but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission

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or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted for trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Article IV or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading.

(d) The General Partner Interest shall not be transferred to any Person for any reason whatsoever. So long as the Partnership is a limited partnership, 100% of the General Partner Interests, if any, shall be owned, beneficially and of record, by one or more wholly owned subsidiaries of the Partnership.

(e) Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ATLAS PIPELINE HOLDINGS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ATLAS PIPELINE HOLDINGS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ATLAS PIPELINE HOLDINGS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). ATLAS PIPELINE HOLDINGS GP, LLC, THE GENERAL PARTNER OF ATLAS PIPELINE HOLDINGS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ATLAS PIPELINE HOLDINGS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.7 Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding

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for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.8. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.3 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.8, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.8 Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.7(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually

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and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.8 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.8 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Contribution on the Date Hereof.

On the date hereof, pursuant to the Transaction Agreement, the Partnership issued [—] Common Units to Atlas Energy and $30 million in cash and assumed certain liabilities in exchange for certain assets transferred from Atlas Energy to the Partnership, including the transfer of all of the equity interests in the General Partner to the Partnership. All of such Common Units issued to Atlas Energy, as well as all other Common Units held by Atlas Energy, were distributed to the Atlas Energy stockholders pursuant to a pro rata distribution pursuant to the Transaction Agreement.

Section 5.2 Interest and Withdrawal.

No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.3 Capital Accounts.

(a) The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership

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Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account balance in respect of each Privately Placed Common Unit shall be the Private Placement Value for such Privately Placed Common Unit, and the initial Capital Account balance of each holder of Privately Placed Common Units in respect of all Privately Placed Common Units held shall be the product of such initial balance for a Privately Placed Common Unit multiplied by the number of Privately Placed Common Units held by such holder. Immediately following the creation of a Capital Account balance in respect of each Privately Placed Common Unit, each Unitholder acquiring a Privately Placed Common Unit at original issuance shall be deemed to have received a cash distribution in respect of such Privately Placed Common Units in an amount equal to the product of (x) the total number of Privately Placed Common Units so acquired by such Unitholder multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Privately Placed Common Unit. The purpose of the two preceding sentences is to provide the initial purchasers of Privately Placed Common Units with a net Capital Account in the Privately Placed Common Units on the date of purchase equal to the Issue Price paid by those purchasers for the Privately Placed Common Units.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the MLP Agreement) of all property owned by the MLP or any other Subsidiary that is classified as a partnership for federal income tax purposes.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain, loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining

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useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the issuance of Partnership Interests as consideration for the provision of services, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties. Any adjustments that are made under this paragraph in connection with the issuance of the Privately Placed Common Units shall be based on the Private Placement Value of the Privately Placed Common Units. Any adjustments that are made under this paragraph in connection with the issuance of Common Units to Atlas Energy pursuant to the Transaction Agreement shall be based on the value of such Common Units on the date hereof.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.3 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.3, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.4 Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from

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time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Interest.

(c) The General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.4, (ii) the admission of additional Limited Partners and (iii) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted for trading.

(d) No fractional Partnership Securities shall be issued by the Partnership. If a distribution, subdivision or combination of Units pursuant to this Section 5.4 would result in the issuance of fractional Units, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.5 No Preemptive Right.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

Section 5.6 Splits and Combinations.

(a) Subject to Section 5.4(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing

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the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

Section 5.7 Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.3(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Securities, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Securities, Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); instead, any such Net Losses shall be allocated to Partners with positive Adjusted Capital Account balances in accordance with their Percentage Interests until such positive Adjusted Capital Accounts are reduced to zero.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.3.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.3(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

A.	First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners,

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until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

B.	Second, 100% to all Partners in accordance with their Percentage Interests;

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.3(d)), such Net Termination Loss shall be allocated 100% to all Partners holding Common Units, Pro Rata, until the Capital Account in respect of each Unit then Outstanding has been reduced to zero.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Charge back of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

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(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

A.	Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

B.	The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

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(x) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

A.	In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

B.	In making the allocations required under this Section 6.1(d)(x), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(x).

(xi) Allocations for Privately Placed Common Units.

A.	With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event, a Book-Down Event or a sale of all or substantially all of the assets of the Company occurring after the date of issuance of the Privately Placed Common Units, Partnership items of income or gain for such taxable period shall be allocated 100% to the Partners holding Privately Placed Common Units that are Outstanding as of the time of such event in proportion to the number of Privately Placed Common Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit).

B.	With respect to any taxable period of the Partnership ending upon, or after, the transfer of Privately Placed Common Units to a Person that is not an Affiliate of the holder, Partnership items of income or gain for such taxable period shall be allocated 100% to the Partners transferring such Privately Placed Common Units in proportion to the number of Privately Placed Common Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit).

C.	With respect to the first taxable period of the Company ending upon, or after, the date of issuance of the Privately Placed Common Units, at the election of a Partner holding Privately Placed Common Units (the “Capital Account True-Up Election”), items of income or gain for such taxable period shall be allocated 100% to the Partners making such Capital Account True-Up Election with respect to Privately Placed Common Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit).

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

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(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.3(d)(i) or 5.3(d)(ii); (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) third, any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except with respect to any goodwill in the Partnership.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

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(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Except as described in Section 6.3(b), within 50 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners in accordance with their respective Percentage Interests as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.3.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Special Provisions Relating to Holders of Privately Placed Common Units.

A holder of a Privately Placed Common Unit shall be required to provide notice to the General Partner of the number of Privately Placed Common Units transferred by such holder no later than the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xi)(B) to a prior transfer of the Common Unit or the application of Section 6.1(d)(xi)(A) or Section 6.1(d)(xi)(C), the General Partner has previously determined, based on advice of counsel, that the Privately Placed Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit; provided, that such holder may cure any failure to provide such notice by providing such notice within 20 days of the last Business Day of such calendar year.

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The sole and exclusive remedy for any holder’s failure to provide any such notice shall be the enforcement of the remedy of specific performance against such holder and there will be no monetary damages. In connection with the condition imposed by this Section 6.4, the General Partner shall take whatever steps are required to provide economic uniformity to the Privately Placed Common Units in preparation for a transfer thereof, including the application of Section 6.1(d)(xi)(B); provided, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Certificates.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership, its Subsidiaries and the MLP; subject to Section 7.6(a), the lending of funds to other Persons; the repayment or guarantee of obligations of the Partnership, its Subsidiaries and the MLP and the making of capital contributions to any member of the Partnership, its Subsidiaries and the MLP;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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(viii) the maintenance of insurance for the benefit of the Partnership, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the MLP and its Subsidiaries from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.6);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of the MLP through its ownership of the general partner of the MLP;

(xv) the registering for resale under the Securities Act and applicable state securities laws, the Partnership Securities held by the General Partner or any Affiliate of the General Partner; provided, however, that such registration for resale of any Partnership Security shall be subject to certain restrictions and limitations; and

(xvi) the approval and authorization of any action taken by the general partner of the MLP to limit or modify the incentive distribution rights held by the general partner of the MLP, if the General Partner of the Partnership determines that such limitation or modification does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

(b) Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Transaction Agreement and any agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement, shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

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Section 7.2 Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on General Partner’s Authority.

Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or, for so long as the general partner of the MLP constitutes all or substantially all of the Partnership’s assets, approve on behalf of the Partnership or its Subsidiaries the sale, exchange or other disposition of all or substantially all of the assets of the MLP Group without the approval of holders of a majority of the Outstanding Voting Units; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any one of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue to the employees any Partnership Securities that the General Partner is obligated to provide to such employees pursuant to any such employee

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benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder.

Section 7.5 Outside Activities.

(a) The General Partner (i) agrees that its sole business will be to act as the general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b) Except as specifically restricted by Section 7.5(a) and the Omnibus Agreement, each Group Member and Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the MLP Agreement or the partnership relationship established hereby or thereby in any business ventures of any Group Member or any Indemnitee.

(c) Subject to the terms of Sections 7.6(a) and 7.6(b) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Group Member or any Indemnitee in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duties or any other obligation of any type whatsoever of the General Partner for any Group Member or any Indemnitee to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) none of the General Partner, any Group Member nor any Indemnitee shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership, any other Group Member or any Indemnitee.

(d) The General Partner may acquire only the Partnership Interests.

(e) Anything in this Agreement to the contrary notwithstanding, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a) The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the

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borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees) all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General

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Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or any predecessor agreement thereto, including a transaction involving the General Partner, any Affiliate thereof and/or any member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Affiliate of any Group Member.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

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(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

Section 7.9 Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

Section 7.10 Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.

Section 7.11 Registration Rights of the General Partner and its Affiliates.

(a) If (i) any Affiliate of the General Partner (including for purposes of this Section 7.11, any Person that is an Affiliate of the General Partner as of the date of the First Amended and Restated Agreement notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.11(a) and Section 7.11(b); and provided, further, that if the Board of Directors determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership or the MLP, (y) require premature disclosure of material

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information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.11(a) or Section 7.11(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.11(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.11(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.11(a) and this Section 7.11(b); and provided, further, however, that if the Board of Directors determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership or the MLP, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.11(a) or this Section 7.11(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.11(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely

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as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.11(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.11(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.11(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(d) If underwriters are engaged in connection with any registration referred to in this Section 7.11, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.11(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e) The provisions of Sections 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to any of the General Partner’s Affiliates after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the

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Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.11(d) shall continue in effect thereafter.

(f) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.11 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities; provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.11.

(g) Any request to register Partnership Securities pursuant to this Section 7.11 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.12 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the

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record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.

The fiscal year of the Partnership shall be a calendar year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be furnished or made available to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be furnished or made available to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder (including making such election for the first taxable year of the Partnership ending after the date hereof and any other initial taxable year of the Partnership following a termination of the Partnership under Section 708(b)(1)(B) of the Code), subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any

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National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partner.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.1 or the issuance of any Limited Partner Interests in a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.7, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.7.

(b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner

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shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2 Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 No Withdrawal or Removal of the General Partner.

(a) The General Partner may not withdraw and may not be removed at any time for any reason whatsoever. Any attempt of withdrawal or removal of the General Partner shall be null and void.

(b) Notwithstanding Section 11.1(a), if the General Partner withdraws in violation of this Agreement pursuant to Section 17-602 of the Delaware Act:

(i) The withdrawing General Partner shall give 90 days’ prior notice of such withdrawal to the Limited Partners.

(ii) The successor General Partner shall be elected by a plurality of the votes of the Unitholders cast at a special meeting or an annual meeting where quorum is present.

(iii) A successor General Partner elected pursuant to Section 11.1(b)(ii) shall be admitted to the Partnership as the General Partner, effective as of the date immediately prior to the withdrawal of the predecessor General Partner; provided, however, that no such successor shall be admitted to the Partnership until such successor has executed and delivered this Agreement and such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

(iv) The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member.

(v) Upon the withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1(b)(ii), the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership.

Section 11.2 Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

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ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.

The Partnership shall not be dissolved by the admission of Additional Limited Partners in accordance with the terms of this Agreement. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) withdrawal of the General Partner in violation of this Agreement pursuant to Section 17-602 of the Delaware Act and the successor General Partner is not admitted to the Partnership pursuant to Section 11.1(b);

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a majority of the Outstanding Voting Units;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Liquidator.

Upon dissolution of the Partnership, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.3 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the

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Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.2) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.3(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.3(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.4 Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.3 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.5 Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.6 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.7 Capital Account Restoration.

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

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(b) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Voting Units into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.6 or to implement the tax-related provisions of this Agreement, or (iv) to be required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.4;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) an amendment effected, necessitated or contemplated by an amendment to the MLP Agreement that requires MLP unitholders to provide a statement, certificate or other proof of evidence to the MLP regarding whether such unitholder is subject to United States federal income tax on the income generated by the MLP;

(l) a merger or conveyance pursuant to Section 14.3(d); or

(m) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the

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General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a majority of the Outstanding Voting Units, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Voting Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Voting Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Voting Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Voting Units.

Section 13.4 Unitholder Meetings.

(a) All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.

(b) Special meetings of the Limited Partners may be called by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) or the Board of Directors. The special meeting shall be held at a time and place determined by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the

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meeting is proposed) or the Board of Directors on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. Without qualification or limitation, for any business to be properly requested to be brought before a special meeting by a Limited Partner pursuant to this Section 13.4(b), the Limited Partner must have given timely notice thereof and timely updates and supplements thereof in writing to the General Partner and such business must otherwise be a proper matter for Limited Partner action. To be timely, a Limited Partner’s notice must:

(i) be delivered to the General Partner pursuant to Section 15.1 not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of the special meeting is first made. In no event shall an adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period for the giving of a Limited Partner’s notice as described above.

(ii) further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such updates and supplements shall be delivered to the General Partner pursuant to Section 15.1 not later than five (5) Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof.

(c) Annual Meetings.

(i) An annual meeting of the Limited Partners holding Voting Units for the election of directors to the Board of Directors and such other matters as the Board of Directors shall submit to a vote of the Limited Partners holding Voting Units shall be held in [June] of each year or at such other date and time as may be fixed from time to time by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) at such place within or without the State of Delaware as may be fixed from time to time by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii) The Limited Partners holding Voting Units shall vote together as a single class. The Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting persons to serve on the Board of Directors who are nominated in accordance with the provisions of this Section 13.4(c). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(c) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii) Each Limited Partner holding Voting Units shall be entitled to one vote for each Outstanding Unit that is registered in the name of such Limited Partner on the Record Date for such meeting;

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provided, however, that the General Partner and the Partnership shall not be entitled to vote Units that are owned, directly or indirectly, by the General Partner or by the Partnership, and any such Units that are not entitled to be voted pursuant to this provision shall not be deemed to be Outstanding for purposes of determining a quorum under Section 13.9.

(iv) The number of Directors that shall constitute the whole Board of Directors of the General Partner shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

(v) The Directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2012 annual meeting of the Limited Partners, the term of office of the second class to expire at the 2013 annual meeting of the Limited Partners and the term of office of the third class to expire at the 2014 annual meeting of the Limited Partners, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of the Limited Partners, commencing with the 2012 annual meeting, (A) Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of the Limited Partners after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified, and (B) if authorized by a resolution of the Board of Directors, Directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

(vi) Each Director shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining Directors then in office. A Director may be removed only for cause and only upon a vote of the majority of the remaining Directors then in office.

(vii) This Section 13.4(c) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(viii) The General Partner and the Partnership shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(c), including, without limitation, amending the limited liability company agreement of the General Partner such that at all times the limited liability company agreement of the General Partner shall provide (i) that the Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 13.4(c).

(ix) This Article XIII may not be amended except upon the prior approval of Limited Partners that hold 80% of the Outstanding Voting Units.

(x) If the General Partner delegates to an existing or newly formed wholly-owned subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(c) shall be applicable with respect to the Board of Directors or other governing body of such Subsidiary.

(d) Notice Requirements. To be in proper form, a Unitholder’s notice given pursuant to this Section 13.4 to the General Partner must include the following, as applicable:

(i) As to the Unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a Unitholder’s notice must set forth: (A) the name and address of such

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Unitholder, as they appear on the Partnership’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (B) (I) the class or series and number of Partnership Securities which are, directly or indirectly, owned beneficially and of record by such Unitholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Partnership Security or with a value derived in whole or in part from the value of any Partnership Security, or any derivative or synthetic arrangement having the characteristics of a long position in any Partnership Security, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any Partnership Security, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any Partnership Security, whether or not such instrument, contract or right shall be subject to settlement in the underlying Partnership Security, through the delivery of cash or other property, or otherwise, and without regard to whether the Unitholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of Units or Partnership Securities (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such Unitholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (III) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Unitholder has a right to vote any Partnership Security, (IV) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such Unitholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any Partnership Security by, manage the risk of share price changes for, or increase or decrease the voting power of, such Unitholder with respect to any Partnership Security, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Partnership Security (any of the foregoing, a “Short Interest”), (V) any rights to dividends on any Partnership Security owned beneficially by such Unitholder that are separated or separable from the underlying Partnership Security, (VI) any proportionate interest in any Partnership Security or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Unitholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (VII) any performance-related fees (other than an asset-based fee) that such Unitholder is entitled to based on any increase or decrease in the value of any Partnership Security or Derivative Instruments, if any, including without limitation any such interests held by members of such Unitholder’s immediate family sharing the same household, (VIII) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Partnership held by such Unitholder, and (IX) any direct or indirect interest of such Unitholder in any contract with the Partnership, any affiliate of the Partnership or any principal competitor of the Partnership (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (C) any other information relating to such Unitholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(ii) If the notice relates to any business other than a nomination of a Director or Directors that the Unitholder proposes to bring before the meeting, a Unitholder’s notice must, in addition to the matters set forth in paragraph (i) above, also set forth: (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Unitholder and beneficial owner, if any, in such business, (B) the text of the proposal or

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business (including the text of any resolutions proposed for consideration), and (C) a description of all agreements, arrangements and understandings between such Unitholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Unitholder;

(iii) As to each person, if any, whom the Unitholder proposes to nominate for election or reelection to the Board of Directors, a Unitholder’s notice must, in addition to the matters set forth in paragraph (i) above, also: (A) set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (B) set forth a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Unitholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Unitholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (C) include a completed and signed questionnaire, representation and agreement required by Section 13.13. In addition, the Partnership may require any proposed nominee to furnish such other information as may reasonably be required by the Partnership to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Unitholder’s understanding of the independence, or lack thereof, of such nominee.

Section 13.5 Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed or which would have the right to vote on such action, as applicable) may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day immediately preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action) in accordance with Section 13.11.

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Section 13.7 Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum.

The holders of a majority of the Outstanding Voting Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Voting Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Voting Units that in the aggregate represent a majority of the Outstanding Voting Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Voting Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Voting Units specified in this Agreement. In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Voting Units entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting.

The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner (or, if

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there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting.

If authorized by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed), any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Voting Units Interests that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Voting Units are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed). If a ballot returned to the Partnership does not vote all of the Voting Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Voting Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 25% of the Outstanding Voting Units of the class or classes for which the meeting is proposed), the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

If action by written consent is not specifically authorized by the General Partner, any action required or permitted to be taken by the Limited Partners must be effected at an annual or special meeting of Limited Partners and may not be effected by any consent in writing by such Limited Partners.

Section 13.12 Voting and Other Rights.

(a) Only those Record Holders of the Voting Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at (in person or by proxy), a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Voting Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Voting Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Voting Units.

(b) With respect to Voting Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose

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name such Voting Units are registered, such other Person shall, in exercising the voting rights in respect of such Voting Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Voting Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 13.4) to the General Partner pursuant to Section 15.1 a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Partnership upon written request), and a written representation and agreement (in the form provided by the Partnership upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Partnership or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Partnership with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Partnership.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the maximum extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

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(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the Outstanding Voting Units.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

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(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, (ii) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Partnership Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4 Certificate of Merger.

(a) Upon the required approval, if any, by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

(b) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(c) At the effective time of the certificate of conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

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(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Partnership Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

(d) A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Section 14.5 Amendment of Partnership Agreement.

Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1 Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal

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Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely on and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

Section 15.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 15.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1(a) without execution hereof.

Section 15.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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Section 15.10 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 15.11 Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[Rest of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

ATLAS PIPELINE HOLDINGS GP, LLC

By:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.1(a).

By:	ATLAS PIPELINE HOLDINGS GP, LLC

General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:

EXA-59

EXHIBIT B to

TRANSACTION AGREEMENT

FORM OF

ATLAS PIPELINE HOLDINGS, L.P.

2010 LONG-TERM INCENTIVE PLAN

SECTION 1: PURPOSE OF THE PLAN.

The Atlas Pipeline Holdings, L.P. 2010 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Atlas Pipeline Holdings, L.P., a Delaware limited partnership (the “Partnership”), by providing to officers, employees and managing board members of Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company (the “Company”), and employees of its Affiliates, consultants and joint venture partners who perform services for the Company or the Partnership, incentive awards for superior performance that are based on common units of limited partner interest of the Partnership (“Units”). It is also contemplated that the Plan will enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company or the Partnership and to encourage them to devote their best efforts to the business of the Company or the Partnership, thereby advancing the interests of the Company and the Partnership.

SECTION 2: DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Phantom Unit, or Restricted Unit granted under the Plan, and shall include any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means a written agreement setting forth the terms and conditions of a specific Award.

“Board” means the board of directors of the Company.

“Cause” means Cause (or a term of similar import) as defined in the employment, consulting, or similar agreement to which a Participant is party, or, if there is no such agreement, “Cause” means the Participant’s: (i) commission of a felony or a crime of moral turpitude; (ii) commission of any act of malfeasance or wrongdoing against the Partnership, the Company or any Affiliate; (iii) a material breach of the Company’s or any Affiliate’s applicable policies or procedures; (iv) willful and continued failure to perform the Participant’s material duties; (v) willful misconduct that causes material harm to the Partnership, the Company or any Affiliate or their respective business reputations, including due to any adverse publicity; or (vi) material breach of the Participant’s obligations under any agreement (including any covenant not to compete) entered into between the Participant and the Company or any Affiliate. Notwithstanding Section 3(a) of the Plan, following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

“Change in Control” means the occurrence of any of the following:

(a) neither the Company nor any of its Affiliates is the general partner of the Partnership;

(b) a merger, consolidation, share exchange, division or other reorganization or transaction of the Partnership, the general partner of Atlas Pipeline Partners, L.P., Atlas Pipeline Partners, L.P. or the

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Company with any entity, other than such a transaction that would result in the voting securities of the Partnership, the general partner of Atlas Pipeline Partners, L.P., Atlas Pipeline Partners, L.P. or the Company, as appropriate, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity’s outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the equity holders of the Partnership, the Company, Atlas Pipeline Partners, L.P. or the general partner of Atlas Pipeline Partners, L.P. approve a plan of complete liquidation or winding-up of, as appropriate, the Partnership, the Company, Atlas Pipeline Partners, L.P. or the general partner of Atlas Pipeline Partners, L.P.;

(d) a sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Partnership, the Company, Atlas Pipeline Partners, L.P. or the general partner of Atlas Pipeline Partners, L.P.;

(e) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

(f) any other sale of assets or restructuring transaction that has the effect of the enumerated transactions or events described in any of clauses (a) through (e) above.

Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code, Change in Control shall mean a “change of control event,” as defined in the regulations and guidance issued under Section 409A of the Code. In addition, notwithstanding the foregoing, the Committee may specify a more limited definition of Change in Control for a particular Award, as the Committee deems appropriate.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, and the regulations promulgated thereunder.

“Committee” means the Board or such committee of the Board or the board (or committee of the board) of an Affiliate of the Partnership appointed by the Board to administer the Plan.

“DER” means a right, granted in tandem with a specific Phantom Unit, to receive an amount in cash, securities, or property equal to, and at the same time as, the cash distributions or other distributions of securities or property made by the Partnership with respect to a Unit during the period such Phantom Unit is outstanding.

“Disability” means, unless provided otherwise in an Award Agreement, (i) “Disability” as defined in any individual employment agreement to which the Participant is a party, or (ii) if there is no such individual employment agreement or it does not define “Disability,” “permanent and total disability” as defined in Section 22(e)(3) of the Code. Notwithstanding the above, with respect to any Award, to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A of the Code, Disability shall mean “disability” within the meaning of Section 409A of the Code.

“Employee” means any officer or employee of the Company, its Affiliates, consultants or joint venture partners who performs services for the Company, the Partnership, or an Affiliate of the Company or the Partnership or in furtherance of the Company’s or the Partnership’s business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, the closing sales price on the last date Units were traded). In the event Units are not

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publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee in manner which, if necessary to avoid accelerated taxation or tax penalties pursuant to Section 409A of the Code, meets the requirements of Section 409A of the Code.

“Director” means a “non-employee director” of the Company as defined in Rule 16b-3 under the Exchange Act.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee or Director granted an Award under the Plan.

“Partnership Agreement” means the Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P., as amended from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) unit granted under the Plan that, upon vesting, entitles the Participant to receive a Unit or its then-Fair Market Value in cash or other securities or property, as determined by the Committee.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Unit” means an Award granted under Section 6(c).

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

SECTION 3: ADMINISTRATION.

(a) General Authority and Determinations. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan, and the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, himself or a Person who is an Employee or Director subject to Rule 16b-3. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under the

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Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (vii) accelerate the vesting or lapse of restrictions of any outstanding Award, in each case based on such considerations as the Committee in its sole discretion determines; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee shall have full power and express discretionary authority to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award. All powers of the Committee shall be executed in the best interests of the Company, not as a fiduciary, in keeping with the objectives of the Plan, and need not be uniform as to similarly situated Participants.

(b) Award Agreements. All Awards under the Plan shall be made conditional on the Participant’s entering into an Award Agreement, and a Participant shall have no rights under the Plan until an Award Agreement is entered into by the Participant and the Company. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. All Awards under the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such Award. Awards made under a particular Section of the Plan need not be uniform as among Participants.

SECTION 4: UNITS.

(a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Phantom Units, Options, and Restricted Units may be granted under the Plan is [5,300,000].1 If any Option, Phantom Unit, or Restricted Unit is forfeited or otherwise terminates or is canceled or paid without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination, payment or cancellation, shall again be Units with respect to which Awards may be granted. Units surrendered in payment of the Exercise Price of an Option, and Units withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan.

(b) Sources of Units Deliverable under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units newly issued by the Partnership, Units acquired in the open market or from any Affiliate of the Partnership or the Company, or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Adjustments. In the event that any distribution (whether in the form of cash, Units, other securities or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property, including cash) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award; provided, however, that the number of Units subject to any Award shall always be a whole number. The Committee may make provision for a cash payment to the holder of an outstanding Award in connection with any event listed in this Section 4(c).

[1]	A number equal to approximately 10% of the fully-diluted issued and outstanding units on a pro forma basis.

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SECTION 5: ELIGIBILITY.

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6: AWARDS.

(a) Options. The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the exercise price therefor, the Restricted Period and the conditions and limitations applicable to the exercise of the Option, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and may not be less than Fair Market Value as of the date of grant.

(ii) Restrictions on Exercise and Method of Exercise. The Committee shall determine the Restricted Period and the method or methods by which payment of the exercise price may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Board, a tender of Units by the Participant having a Fair Market Value on the date of exercise equal to the exercise price, a “cashless-broker”–assisted exercise in accordance with procedures permitted by Regulation T of the Federal Reserve Board or through procedures approved by the Board, a recourse note from the Participant in a form acceptable to the Board and which does not violate the Sarbanes-Oxley Act of 2002, a “net exercise” that permits the Partnership to withhold a number of Units that otherwise would be issued to the Participant pursuant to the exercise of the Option having a Fair Market Value on the date of exercise equal to the exercise price, or any combination thereof.

(b) Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Units may become vested or forfeited, whether DERs are granted with respect to an Award of Phantom Units and such other terms and conditions, as the Committee may determine, that are not inconsistent with the provisions of the Plan.

(i) Payment With Respect to Phantom Units. Payment with respect to Phantom Units shall be made in cash, in Units, or in a combination of cash and Units, as determined by the Committee. The Award Agreement shall specify the maximum number of Units that can be issued pursuant to the Award of Phantom Units.

(ii) DERs. The Committee may grant DERs in connection with an Award of Phantom Units, under such terms and conditions as the Committee deems appropriate. DERs may be paid to Participants currently or may be deferred, as reflected in the applicable Award Agreement. All DERs that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. DERs may be accrued as a cash obligation or may converted to additional Phantom Units for the Participant, and deferred DERs may accrue interest, in each case as determined by the Committee. The Committee may provide that DERs shall be payable based on the achievement of specific performance goals. DERs may be payable in cash or Units or in a combination of cash and Units, as determined by the Committee.

(c) Restricted Units. Restricted Units are actual Units issued to a Participant that are subject to vesting restrictions and evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more unit certificates. Any certificate issued in respect of Restricted Units shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Units. The Committee may require that the certificates evidencing such Units be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Units, the applicable Participant shall have endorsed the certificates in blank, relating to the Units covered by such Award.

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(i) Terms and Conditions. Restricted Units shall be subject to the following terms and conditions:

(A) The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units shall be granted, the number of Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units may become vested or forfeited, and such other terms and conditions, as the Committee may determine, that are not inconsistent with the provisions of the Plan. The conditions for grant, vesting or transferability and the other provisions of Restricted Units (including without limitation any performance goals) need not be the same with respect to each Participant. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions.

(B) Subject to the provisions of the Plan and the applicable Award Agreement, during the Restricted Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Units.

(C) Except as provided in this Section 6 and in an applicable Award Agreement, the applicable Participant shall have, with respect to the Restricted Units, all of the rights of holders of Units, including the right to vote the Units. If so determined by the Committee in the applicable Award Agreement, (i) cash dividends on the Units that are the subject of the Restricted Unit Award shall be automatically deferred and/or reinvested in additional Restricted Units and held subject to the vesting of the underlying Restricted Units, and (ii) subject to any adjustment pursuant to the terms of Section 4(c) of the Plan, dividends payable in Units shall be paid in the form of Restricted Units of the same class as the Units with which such dividend was paid, held subject to the vesting of the underlying Restricted Units.

(D) If and when the applicable performance goals, if any, are determined by the Committee to be satisfied and the Restricted Period expires without a prior forfeiture of the Restricted Units for which legended certificates have been issued, unlegended certificates for such Units shall be delivered to the Participant upon surrender of the legended certificates.

(d) General.

(i) Forfeiture. Except as otherwise provided in the terms of an Award Agreement, upon termination of a Participant’s employment with the Company or its Affiliates or membership on the Board during the applicable Restricted Period, all unvested Options, Phantom Units, and Restricted Units shall be forfeited by the Participant; provided, however, that if the reason for the termination is the Participant’s death or Disability, all Options awarded to the Participant shall become exercisable and all Phantom Units and Restricted Units shall vest automatically. The Committee may, in its discretion, waive in whole or in part any forfeiture.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate.

(iii) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Partnership, the Company or any Affiliate thereof.

(C) To the extent specifically provided by the Committee with respect to an Option grant, an Option may be transferred by a Participant without consideration to immediate family members or

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related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish. In addition, Awards may be transferred by will and the laws of descent and distribution.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Delivery of Units or Other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Partnership is not reasonably able to obtain or issue Units pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Partnership. With respect to any Award that is subject to Section 409A of the Code, any delay under this paragraph is intended to apply only if no accelerated taxation or tax penalties under Section 409A of the Code would apply.

(vi) Rule 16b-3. It is intended that the Plan and any Award made to a Participant subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

(vii) Status of Original Issue Units. The Partnership intends, but shall not be obligated, to register for sale under the Securities Act the Units acquirable pursuant to Awards, and to keep such registration effective throughout the period any Awards are in effect. In the absence of such effective registration or an available exemption from registration under the Securities Act, delivery of Units acquirable pursuant to Awards shall be delayed until registration of such Units is effective or an exemption from registration under the Securities Act is available. In the event exemption from registration under the Securities Act is available, a Participant (or a Participant’s estate or personal representative in the event of the Participant’s death or incapacity), if requested by the Partnership to do so, will execute and deliver to the Partnership in writing an agreement containing such provisions as the Partnership may require to assure compliance with applicable securities laws. No sale or disposition of Units acquired pursuant to an Award by a Participant shall be made in the absence of an effective registration statement under the Securities Act with respect to such Units unless an opinion of counsel satisfactory to the Partnership that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained. With respect to any Award that is subject to Section 409A of the Code, any delay under this paragraph is intended to apply only if no accelerated taxation or tax penalties under Section 409A of the Code would apply.

(viii) Change in Control.

(A) General Authority. In connection with any Change in Control, the Committee may, in its sole and absolute discretion and authority and without obtaining the approval or consent of the Partnership’s unitholders or any Participant with respect to such Participant’s outstanding Awards, subject to the terms of any Award Agreements or employment agreements between the Company or any Affiliate and any Participant, take one or more of the following actions (with respect to any or all of the Awards, and with discretion to differentiate between individual Participants and Awards for any reason):

(1) Cause Awards to be assumed or a substantially equivalent award to be substituted by the surviving or successor entity or a parent, subsidiary, or affiliate of such successor entity;

(2) Accelerate the vesting of Awards as of immediately prior to the consummation of the transaction that constitutes such Change in Control so that Awards shall vest (and, to the extent applicable, become

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exercisable) as to the Units that otherwise would have been unvested, in a manner which allows the resulting Units to participate in such transaction;

(3) Arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the cancellation of outstanding Awards (with the Committee determining the amount payable to each Participant based on, in the case of an Award of Phantom Units or Restricted Units being cancelled, the Fair Market Value, on the date of the Change in Control, of the Units subject to such Award and, in the case of an Award of Options, the excess, if any, of the Fair Market Value on the date of the Change in Control of the Units issuable with respect to such Options less the aggregate exercise price of such Options);

(4) Terminate all or some Awards upon the consummation of the transaction that constitutes a Change in Control, provided that the Committee shall provide for vesting of such Awards in full as of immediately prior to the consummation of the transaction that constitutes such Change in Control (to the extent that, where applicable, an Award is not exercised prior to consummation of such a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation); and

(5) Make such other modifications, adjustments, or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

(B) Vesting in Connection With a Change in Control. Upon a Change in Control, all Awards held by Directors shall, to the extent previously unvested, immediately vest in full. In the case of Participants who are Employees, upon the Participant’s termination of employment by the Company without “Cause” (as defined herein), or upon any other type of termination specified in the applicable Award Agreement, in any case following a Change in Control, any unvested portion of an Award shall immediately vest in full and, in the case of Options, become exercisable for the one-year period following the date of termination of employment, but in any case not later than the end of the original term of the Option.

SECTION 7: AMENDMENT AND TERMINATION.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards. Subject to Sections 6(d)(viii) and 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Sections 6(d)(viii) or 7(c), to any Award shall materially reduce the benefit to a Participant without the consent of such Participant.

(c) Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

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SECTION 8: GENERAL PROVISIONS.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

(b) Withholding. All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Awards pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Awards. The Company may require forfeiture of any Award for which the Participant does not timely pay the applicable withholding taxes. If the Committee so permits, Units may be withheld to satisfy the Company’s tax withholding obligation with respect to Awards paid in Units, at the time such Awards become subject to employment taxes and tax withholding, as applicable, up to an amount that does not exceed the minimum required withholding for federal (including FICA), state and local tax liabilities.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware (without regard to any choice of law provision that might refer interpretation of the Plan to the substantive law of another jurisdiction) and applicable federal law.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Compliance with Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recovery of “short swing profits” under Section 16(b) of the Exchange Act, and any payment tendered to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award, shall be promptly refunded to the relevant Participant, holder or beneficiary. It is intended that, to the extent applicable, Awards made under the Plan comply with the requirements of section 409A of the Code and the regulations thereunder so as to avoid any accelerated income tax or tax penalty imposed under Section 409A of the Code, and the Plan and Award Agreements shall be interpreted consistently with this intent.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Partnership, the Company or any participating Affiliate and a Participant or any other Person.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

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(i) Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility of Payment. Any amounts payable hereunder to any Person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such Person, or may be applied for the benefit of such Person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

SECTION 9: TERM OF THE PLAN.

The Plan shall be effective on the date of its approval by the Unit holders and shall continue until the date terminated by the Board or Units are no longer available for the grant of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

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EXHIBIT C to

TRANSACTION AGREEMENT

FORM OF

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS PIPELINE HOLDINGS GP, LLC

ARTICLE I	DEFINITIONS	EXC-1
Section 1.1	Definitions	EXC-1
Section 1.2	Construction	EXC-3

ARTICLE II	ORGANIZATION	EXC-3
Section 2.1	Formation	EXC-3
Section 2.2	Name	EXC-3
Section 2.3	Registered Office; Registered Agent; Other Offices	EXC-3
Section 2.4	Purpose and Business	EXC-4
Section 2.5	Powers	EXC-4
Section 2.6	Term	EXC-4
Section 2.7	Title to Company Assets	EXC-4

ARTICLE III	RIGHTS OF MEMBERS	EXC-4
Section 3.1	Voting	EXC-4
Section 3.2	Distribution	EXC-4

ARTICLE IV	CAPITAL CONTRIBUTIONS; PRE EMPTIVE RIGHTS; NATURE OF MEMBERSHIP INTEREST	EXC-5
Section 4.1	Initial Capital Contributions	EXC-5
Section 4.2	Additional Capital Contributions	EXC-5
Section 4.3	Limited Preemptive Rights	EXC-5
Section 4.4	Fully Paid and Non-Assessable Nature of Membership Interests	EXC-5

ARTICLE V	MANAGEMENT AND OPERATION OF BUSINESS	EXC-5
Section 5.1	Establishment of the Board	EXC-5
Section 5.2	The Board; Delegation of Authority and Duties	EXC-6
Section 5.3	Term of Office	EXC-6
Section 5.4	Meetings of the Board and Committees	EXC-6
Section 5.5	Voting	EXC-7
Section 5.6	Responsibility and Authority of the Board	EXC-7
Section 5.7	Devotion of Time	EXC-7
Section 5.8	Benefit Plans	EXC-7
Section 5.9	Indemnification	EXC-8
Section 5.10	Liability of Indemnitees	EXC-9

ARTICLE VI	OFFICERS	EXC-9
Section 6.1	Officers	EXC-9
Section 6.2	Compensation	EXC-10

ARTICLE VII	BOOKS, RECORDS, ACCOUNTING AND REPORTS	EXC-11
Section 7.1	Records and Accounting	EXC-11
Section 7.2	Reports	EXC-11

ARTICLE VIII	DISSOLUTION AND LIQUIDATION	EXC-11
Section 8.1	Dissolution	EXC-11
Section 8.2	Effect of Dissolution	EXC-11
Section 8.3	Application of Proceeds	EXC-12

ARTICLE IX	GENERAL PROVISIONS	EXC-12
Section 9.1	Addresses and Notices	EXC-12
Section 9.2	Creditors	EXC-12
Section 9.3	Applicable Law	EXC-12
Section 9.4	Invalidity of Provisions	EXC-12

EXC-i

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS PIPELINE HOLDINGS GP, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of ATLAS PIPELINE HOLDINGS GP, LLC (the “Company”), effective as of [—], 2011, is entered into by Atlas Pipeline Holdings, L.P., a Delaware limited partnership, as sole member of the Company (“AHD”).

RECITALS:

WHEREAS, Atlas Energy, Inc. (formerly named Atlas America, Inc.) (“ATLS”) entered into a limited liability company agreement dated as of December 15, 2005 for the purpose of forming the Company as a limited liability company under the Act and filed a Certificate of Formation with the Secretary of State of the State of Delaware effective as of such date;

WHEREAS, in connection with the initial public offering of AHD and certain other matters, in July 2006, ATLS executed the Amended and Restated Limited Liability Company Agreement; and

WHEREAS, ATLS, Atlas Energy Resources, LLC, the Company and AHD have entered into a Transaction Agreement, dated as of November 8, 2010, pursuant to which, among other things, (a) ATLS transferred 100% of the equity interests in the Company to AHD and, as a result, AHD became the sole member of the Company and (b) the limited liability company agreement of the Company is being amended and restated in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby enter into this Agreement:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“ATLS” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“AHD” has the meaning set forth in the Recitals, and includes its successors.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, as such agreement may be amended, supplemented or restated from time to time. The Agreement shall constitute a “limited liability company agreement” as such term is defined in the Act.

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“Board” has the meaning assigned to such term in Section 5.1.

“Capital Contribution” means any cash, cash equivalents or the value of Contributed Property contributed to the Company pursuant to this Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Company” has the meaning set forth in the Recitals and includes its successors.

“Company Group” means the Company and any Subsidiary of the Company, treated as a single consolidated entity.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.

“Directors” has the meaning assigned to such term in Section 5.1.

“Group Member” means a member of the Company Group.

“Indemnitee” means (a) AHD; (b) any Person who is or was a member, partner, director, officer, employee, agent or trustee of the Company, any Group Member, AHD, or any of their respective Affiliates; and (c) any Person who is or was serving at the request of AHD as a member, partner, director, officer, employee, partner, agent, fiduciary or trustee of another Person, in each case, acting in such capacity; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Independent Director” shall mean Directors meeting the independence and experience requirements as set forth most recently by the National Securities Exchange.

“Limited Partner” means, unless the context otherwise requires, a holder of Common Units of AHD, except to the extent otherwise provided in the MLP Agreement, and each additional Person admitted to AHD as a Limited Partner pursuant to Section 4.5 of the MLP Agreement and who is shown as such on the books and records of AHD, in each case, in such Person’s capacity as a limited partner of AHD.

“Membership Interest” means all of the AHD’s rights and interest in the Company in the AHD’s capacity as the AHD, all as provided in the Certificate of Formation, this Agreement and the Act, including the AHD’s interest in the capital, income, gain, deductions, losses and credits of the Company.

“MLP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of AHD, as it may be amended, supplemented or restated from time to time.

“National Securities Exchange” means the principal national securities exchange on which the Common Units of AHD trade.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) or a limited liability company in which such Person or a Subsidiary of such Person is, at the date of

EXC-2

determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the partnership interests of such partnership or membership interests of such limited liability company (considering all of the partnership interests or membership interests as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership or a limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Underwriting Agreement” means the Underwriting Agreement, dated as of July 20, 2006, among the Company, the AHD, and the underwriters named therein, providing for the purchase of Common Units by such Underwriters.

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

Section 1.2 Construction

(a) Unless the context requires otherwise: (i) capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the MLP Agreement; (ii) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (iii) references to Articles and Sections refer to Articles and Sections of this Agreement; and (iv) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

ARTICLE II

ORGANIZATION

Section 2.1 Formation

On December 15, 2005, ATLS formed the Company as a limited liability company pursuant to the provisions of the Act by virtue of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

Section 2.2 Name

The name of the Company shall be “Atlas Pipeline Holdings GP, LLC”. The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Board in its sole discretion, including, if consented to by the Board, the name of AHD. The words “Limited Liability Company,” “L.L.C.” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board in its discretion may change the name of the Company at any time and from time to time and shall notify AHD of such change in the next regular communication to AHD.

Section 2.3 Registered Office; Registered Agent; Other Offices

Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The Company may maintain offices at such place or places within or outside the State of Delaware as the Board deems necessary or appropriate.

EXC-3

Section 2.4 Purpose and Business

The purpose and nature of the business to be conducted by the Company shall be to (a) serve as general partner of AHD and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of AHD pursuant to the MLP Agreement, or otherwise; (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Company is permitted to engage in, or any type of business or activity engaged in by the Company prior to the date hereof and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; or (c) do anything necessary or appropriate to the foregoing; provided that the Company shall have no authority to carry on any business or engage in any other activities or conduct that would cause the Company to be in violation of the MLP Agreement.

Section 2.5 Powers

The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term

The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Act and shall continue in existence in perpetuity or until the earlier dissolution of the Company in accordance with the provisions of Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.7 Title to Company Assets

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and AHD shall not have any ownership interest in such Company assets or any portion thereof.

ARTICLE III

RIGHTS OF MEMBERS

Section 3.1 Voting

Unless otherwise granted to the Board by this Agreement, AHD, as the sole member of the Company, shall possess the entire voting interest in all matters relating to the Company, including matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company. It is understood that the Company shall conduct, direct and manage all activities of AHD in accordance with the MLP Agreement, and that the business and affairs of the Company shall be managed under the direction of the Board in accordance with this Agreement.

Section 3.2 Distribution

Distributions by the Company of cash or other property shall be made to AHD at such times and in such amounts as decided by the Board; provided that the Company shall not make a distribution if such distribution would violate the Act or other applicable law.

EXC-4

ARTICLE IV

CAPITAL CONTRIBUTIONS; PRE EMPTIVE RIGHTS;

NATURE OF MEMBERSHIP INTEREST

Section 4.1 Initial Capital Contributions

On December 15, 2005, in connection with the formation of the Company, ATLS made a contribution to the capital of the Company in the amount of $1,000.00 in exchange for all of the Membership Interests.

Section 4.2 Additional Capital Contributions

AHD, as the sole member of the Company, shall not be obligated to make additional Capital Contributions to the Company.

Section 4.3 Limited Preemptive Rights

No Person shall have preemptive, preferential or other similar rights with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Membership Interests, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Membership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Membership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Company.

Section 4.4 Fully Paid and Non-Assessable Nature of Membership Interests

All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article IV shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Section 18-607 of the Act.

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1 Establishment of the Board

(a) AHD, as sole member of the Company, hereby delegates to the Limited Partners the right to elect all of the members (the “Directors”) of the board of directors of the Company (the “Board”), in accordance with the terms of the MLP Agreement. AHD and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(c) of the MLP Agreement as if such section were set forth in full herein. The delegation in the first sentence of this Section 5.1(a) shall not cause AHD to cease to be the sole member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of AHD with respect to the Company.

(b) The Limited Partners shall not, as a result of exercising the rights granted under Section 13.4(c) of the MLP Agreement and Section 5.1(a) of this Agreement, be deemed to be holders of Membership Interests as such terms are defined in this Agreement or to be “members,” “managers” or “holders of limited liability company interests” as such terms are defined in the Act. The exercise by a Limited Partner of the right to elect Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.4(c) of the MLP Agreement shall be in such Limited Partner’s capacity as a limited partner of the MLP, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

EXC-5

(c) The number of Directors constituting the Board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board; provided, however, that no decrease shall shorten the term of any incumbent Director. The Directors shall serve as Directors of the Company for their term of office in accordance with the terms of the MLP Agreement or until their earlier death or resignation. So long as the Company serves as the general partner of AHD, the Board shall at all times have such number of Independent Directors as is then required by the National Securities Exchange.

Section 5.2 The Board; Delegation of Authority and Duties

(a) Members and Board. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, which shall possess all rights and powers which are possessed by “managers” under the Act and otherwise by applicable law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement. Except as otherwise expressly provided for herein, AHD, as the sole member of the Company, hereby consents to the exercise by the Board of all such powers and rights conferred on it by the Act or otherwise by applicable law with respect to the management and control of the Company. To the fullest extent permitted by applicable law, each Director shall have such rights and duties as are applicable to directors of a corporation organized under the General Corporation Law of the State of Delaware.

(b) Delegation by the Board. The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board to agents and employees of the Company (including Officers). The Board may authorize any Person (including AHD, or any Director or Officer) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder. Notwithstanding the foregoing, the Board shall not have the power and authority to delegate any rights or powers customarily requiring the approval of the directors of a corporation and no Officer or other Person shall be authorized or empowered to act on behalf of the Company in any way beyond the customary rights and powers of an officer of a corporation.

(c) Committees.

(i) The Board may establish committees of the Board and may delegate certain of its responsibilities to such committees.

(ii) For so long as the Company serves as the general partner of AHD, the Board shall have:

(A) an audit committee that complies with the then current requirements of the National Securities Exchange;

(B) a compensation committee that complies with the then current requirements of the National Securities Exchange; and

(C) such other committees as required by the National Securities Exchange.

Section 5.3 Resignation

Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective.

Section 5.4 Meetings of the Board and Committees

(a) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. Special meetings of the Board (or any committee of the Board) shall be held at the request of a majority of the Directors (or a majority of the members of such committee) upon oral or written notice to the Directors (or the members of

EXC-6

such committee). All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

(b) Conduct of Meetings. Any meeting of the Board (or any committee of the Board) may be held in person or by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(c) Quorum. Fifty percent or more of all Directors (or members of a committee of the Board), present in person or participating in accordance with Section 5.4(b), shall constitute a quorum for the transaction of business, but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members) present may adjourn the meeting without further notice. The Directors (or members of a committee of the Board) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members) to leave less than a quorum; provided, however, that only the acts of the Directors (or members) meeting the requirements of Section 5.5 shall be deemed to be acts of the Board (or such committee).

Section 5.5 Voting

Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board (or any committee of the Board) in respect of any matter shall require either (i) the presence of a quorum and the affirmative vote of at least a majority of the Directors (or members of such committee) present or (ii) the unanimous written consent (in lieu of meeting) of the Directors (or members of such committee) who are then in office. Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.

Section 5.6 Responsibility and Authority of the Board

In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the MLP Agreement, the Act or applicable law.

Section 5.7 Devotion of Time

The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company.

Section 5.8 Benefit Plans

The Board may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices, or cause the Company to issue Company securities, in connection with or pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by AHD, any Group Member or any Affiliate thereof, in each case for the benefit of employees of the Company, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of any Group Member.

EXC-7

Section 5.9 Indemnification

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified, held harmless and defended by the Company from and against any and all losses, damages or liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified hereunder if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.9, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 5.9(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 5.9.

(c) The indemnification provided by this Section 5.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement (including the MLP Agreement), as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse the AHD or its Affiliates for the cost of) insurance, on behalf of the Directors, the Officers, AHD, its Affiliates and such other Persons as the AHD shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 5.9, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 5.9(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in the best interests of the Company.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.9 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 5.9 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 5.9 shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 5.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

EXC-8

Section 5.10 Liability of Indemnitees

(a) Notwithstanding anything to the contrary set forth in this Agreement or the MLP Agreement, no Indemnitee shall be liable for monetary damages to the Company, AHD or any other Persons who have acquired interests in AHD, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b) Any amendment, modification or repeal of this Section 5.10 shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 5.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VI

OFFICERS

Section 6.1 Officers

(a) Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.1, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board. Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 6.1.

(b) Titles and Number. The Officers shall be the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, any and all Vice Presidents, the Chief Operating Officer, the Chief Financial Officer, the Secretary and any other Officers appointed pursuant to this Section 6.1. Any person may hold two or more offices.

(i) Chairman of the Board. The Chairman of the Board shall, if present, preside at meetings of the Board and exercise and perform such other powers and duties as may from time to time be assigned by the Board or as may be prescribed by this Agreement. The Chairman of the Board shall be, ex officio, a member of all standing committees.

(ii) Vice Chairman of the Board. The Vice Chairman of the Board shall preside at all meetings of the Board in the absence of the Chairman of the Board. In the absence or disability of the Chairman of the Board, or in the event that it is impractical for the Chairman of the Board to act personally, the Vice Chairman of the Board shall have the powers and duties of the Chairman of the Board. The Vice Chairman of the Board shall also have such other powers or duties as shall be assigned by the Board or as may be prescribed by this Agreement.

(iii) Chief Executive Officer. The Chief Executive Officer shall have general supervision, direction and control of the business and the Officers of the Company. In the absence or nonexistence of a Chairman of the Board or Vice Chairman of the Board, the Chief Executive Officer shall preside at meetings of the Board. The Chief Executive Officer shall also have such other powers and duties as may be assigned by the Board or as may be prescribed by this Agreement.

(iv) President. The President shall have such powers and perform such duties as may be assigned by the Board or by the Chairman of the Board. In the absence or disability of the President, his or her duties shall be performed by such Vice Presidents as the Chairman of the Board or the Board may designate. The President shall report to the Chief Executive Officer.

(v) Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board or, if not ranked, a Vice President designated by the Board, shall perform all the duties of the President and when so acting shall have all the powers of, and be

EXC-9

subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, the Chairman of the Board or the President. The Board may designate one or more Vice Presidents as Executive Vice President, Senior Vice President or as Vice President for particular areas of responsibility.

(vi) Chief Operating Officer. The Chief Operating Officer shall supervise the property and ongoing business and affairs of the Company, under the direction of the Chief Executive Officer, in accordance with the policies established by the Board and subject to overall discretion, authority and responsibility of the Board. The Chief Operating Officer shall report to the Chief Executive Officer.

(vii) Chief Financial Officer. The Chief Financial Officer shall have general supervision over the financial affairs of the Company, including but not limited to, oversight of capital formation and financial transactions associated therewith, oversight of capital allocation, establishment of corporate budgets, oversight of corporate accounting procedures, maintenance of adequate and correct books and records of accounts of the properties and business transactions of the Company and oversight of investor relations. The Chief Financial Officer shall report to the Chief Executive Officer.

(viii) Secretary. The Secretary shall keep or cause to be kept, at the principal executive office of the Company or such other place as the Board may direct, a book of minutes of all meetings and actions of the Board and committees. The Secretary shall cause to be kept such books and records as the affairs of the business may require and the Board, the Chairman or the President may require. The Secretary shall attend to such correspondence and such other duties as may be incident to the office of the Secretary. The Secretary shall give, or cause to be given, notice of all meetings of the Board required to be given by law or by this Agreement. The Secretary shall keep the seal of the Company, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be assigned by the Board or as may be prescribed by this Agreement.

(c) Other Officers and Agents. The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Chief Executive Officer may appoint one or more Assistant Secretaries or other Officers as may from time to time appear to be necessary or advisable in the conduct of ministerial affairs of the Company, who shall hold their offices for such terms and shall exercise such ministerial powers and perform such ministerial duties as shall be determined from time to time by the Chief Executive Officer.

(d) Appointment and Term of Office. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board (or, in the case of any Assistant Secretary or other Officer referred to in the second sentence of Section 6.1(c), the Board or the Chief Executive Officer). Vacancies in any office may be filled only by the Board.

(e) Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(f) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

Section 6.2 Compensation

The Officers shall receive such compensation for their services as may be designated by the Compensation Committee.

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ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 7.1 Records and Accounting

The Board shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the same as AHD’s and (ii) maintained on an accrual basis in accordance with U.S. GAAP, consistently applied.

Section 7.2 Reports

With respect to each fiscal year, the Board shall prepare, or cause to be prepared:

(a) Within 120 Days after the end of such fiscal year, a profit and loss statement and a statement of cash flows for such year and a balance sheet as of the end of such year.

(b) Such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by AHD on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.1 Dissolution

(a) The Company shall be of perpetual duration; provided, however, that the Company shall dissolve, and its affairs shall be wound up, upon:

(i) an election to dissolve the Company by AHD, as the sole member;

(ii) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

(iii) a merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation.

(b) No other event shall cause a dissolution of the Company.

Section 8.2 Effect of Dissolution

Except as otherwise provided in this Agreement, upon the dissolution of the Company, AHD, as the sole member, shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, AHD shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3(c), and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

EXC-11

Section 8.3 Application of Proceeds

Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to AHD, as the sole member, to the extent permitted by applicable law) and the expenses of liquidation.

(b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company; provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Board, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

(c) The remainder to AHD, as the sole member of the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Addresses and Notices

Any notice, demand, request, report or proxy materials required or permitted to be given or made to AHD under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to AHD at the address described below. Any notice to the Company shall be deemed given if received by a President at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from AHD or other Person if believed by it to be genuine.

If to AHD:

Atlas Pipeline Holdings, L.P.

[—]

[—]

Attn: Corporate Secretary

Facsimile No.: [—]

Section 9.2 Creditors

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 9.3 Applicable Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 9.4 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[The Remainder Of This Page Is Intentionally Blank]

EXC-12

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

ATLAS PIPELINE HOLDINGS, L.P., as the sole member of Atlas Pipeline Holdings GP, LLC

By:
Name:
Title:

[Signature Page to Second Amended and Restated Limited Liability

Company Agreement of Atlas Pipeline Holdings GP, LLC]

EXC-13

ANNEX B

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

November 8, 2010

Special Conflicts Committee of the Board of Directors

Atlas Pipeline Holdings, L.P.

1550 Coraopolis Heights Road

Moon Township, Pennsylvania 15108

Members of the Special Conflicts Committee:

You have requested our opinion as to the fairness, from a financial point of view, to Atlas Pipeline Holdings, L.P. (“AHD”) of the Aggregate Consideration (defined below) to be paid by AHD pursuant to the terms and subject to the conditions set forth in the Transaction Agreement, dated as of November 8, 2010 (the “Agreement”), among Atlas Energy, Inc., the majority holder of outstanding limited partnership interests in AHD (“Atlas Energy”), Atlas Energy Resources, LLC (“ATN”), AHD and Atlas Pipeline Holdings GP, LLC, a wholly owned subsidiary of Atlas Energy and the general partner of AHD. As more fully described in the Agreement, AHD will acquire certain businesses and assets of Atlas Energy and certain of its subsidiaries relating to the sponsorship and management of investment drilling partnerships, oil and gas exploration and production activities in specified geographic regions or relating to certain transferred oil and gas interests and the ownership and management of certain investments (collectively, the “Businesses” and, such acquisition, the “Transaction”) in exchange for aggregate consideration consisting of (a) 23,379,384 common units representing limited partnership interests in AHD (“AHD Units” and, such number of AHD Units issuable in the Transaction, the “AHD Unit Consideration”) and (b) $30,000,000 in cash (the “Cash Consideration” and, together with the AHD Unit Consideration, the “Aggregate Consideration”). The Agreement provides that, among other things, the Transaction will be effected through AHD’s purchase of outstanding equity interests in specified entities directly or indirectly held by Atlas Energy and AHD’s purchase of certain assets, and assumption of specified liabilities, related to the Businesses. The Agreement also provides that, as specified in the Agreement, AHD will substitute 3,188,098 additional AHD Units for the Cash Consideration under certain circumstances (the “Additional AHD Unit Substitution”).

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of AHD and certain senior officers and other representatives and advisors of Atlas Energy concerning AHD, the Businesses and their respective operations and prospects. We reviewed certain publicly available business and financial information relating to AHD and the Businesses as well as certain other business and financial information and data relating to AHD and the Businesses provided to or discussed with us by the managements of AHD and Atlas Energy, including (i) financial forecasts and other information and data prepared by the management of AHD relating to AHD under alternative scenarios regarding the use of proceeds by Atlas Pipeline Partners, LP, an affiliate of AHD (“APL”), from the contemplated sale of APL’s 49% equity interest in Laurel Mountain Midstream LLC to Atlas Energy and (ii) financial forecasts, reserve estimates and other information and data prepared by the management of Atlas Energy relating to the Businesses. We reviewed the financial terms of the Transaction as set forth in the Agreement in relation to, among other things: current and historical market prices of AHD Units; the historical and projected earnings and other operating data of AHD and the Businesses; and the capitalization and financial condition of AHD and the entities in which AHD will acquire equity interests in the Transaction. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of AHD and the Businesses and considered, to the extent publicly available, the financial terms of certain other transactions involving acquired companies or businesses which we considered relevant in evaluating the Businesses. We also evaluated certain potential pro forma financial effects of the Transaction on AHD utilizing, among other things, financial forecasts and other information and data relating to AHD and the Businesses referred to above. In addition to the foregoing, we conducted such other

B-1

Special Conflicts Committee of the Board of Directors

Atlas Pipeline Holdings, L.P.

November 8, 2010

analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of AHD and Atlas Energy that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts, reserve estimates and other information and data provided to or otherwise reviewed by or discussed with us and potential pro forma effects of the Transaction, we have been advised by the managements of AHD and Atlas Energy and we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AHD and Atlas Energy, as the case may be, as to the future financial performance of AHD under the alternative scenarios reflected therein, the future financial performance and oil and gas reserves of the Businesses and the other matters covered thereby. We are not experts in the evaluation of oil and gas reserves and we express no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil and gas properties of the Businesses. We have relied, without independent verification, upon the assessments of the managements of AHD and Atlas Energy as to (i) the sufficiency of the assets to be acquired in the Transaction for the conduct of the Businesses and (ii) market trends and prospects relating to the natural gas industry and the potential impact of such trends and prospects on AHD and the Businesses, including the assumptions of the managements of AHD and Atlas Energy as to future commodity prices reflected in the financial forecasts and other information and data utilized in our analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on AHD, the Businesses or the Transaction in any respect material to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AHD or the Businesses nor have we made any physical inspection of the properties or assets of AHD or the Businesses. With your consent, we have assumed that AHD will not directly or indirectly assume or incur any liabilities which are unrelated to the Businesses. We have assumed, with your consent, that the Transaction and related transactions will be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Transaction and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on AHD, the Businesses or the Transaction in any respect material to our analyses or opinion. Our opinion does not address any terms (other than the Aggregate Consideration to the extent expressly specified herein) or other aspects or implications of the Transaction or any related transaction, including, without limitation, the form or structure of the Aggregate Consideration or the Transaction, the potential Additional AHD Unit Substitution, the contemplated distribution by Atlas Energy to its stockholders of all AHD Units held by it (including AHD Units issued pursuant to the Transaction), any other actions provided for in the Agreement to be taken by AHD and Atlas Energy to reorganize the ownership structure of AHD and to repay certain intercompany indebtedness owed by AHD to Atlas Energy or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transaction or otherwise. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that AHD obtained such advice as it deemed necessary from qualified professionals. We express no view as to, and our opinion does not address, the

B-2

Special Conflicts Committee of the Board of Directors

Atlas Pipeline Holdings, L.P.

November 8, 2010

underlying business decision of AHD to effect the Transaction or any related transaction, the relative merits of the Transaction or any related transaction as compared to any alternative business strategies that might exist for AHD or the effect of any other transaction in which AHD might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction or any related transaction, or any class of such persons, relative to the Aggregate Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on AHD, the Businesses or the Transaction. We also are not expressing any opinion as to what the value of AHD Units actually will be when issued pursuant to the Transaction or the price at which AHD Units will trade at any time.

Citigroup Global Markets Inc. has acted as financial advisor to the Special Conflicts Committee of the Board of Directors of AHD (the “Special Conflicts Committee”) in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. As you are aware, we or certain of our affiliates will participate in AHD’s financing for the Transaction and expect to participate in hedging arrangements to be undertaken by AHD relating to the Businesses, for which services we and such affiliates will receive compensation. We and our affiliates in the past have provided services to certain affiliates of AHD and Atlas Energy, and in the future may provide services to AHD, Atlas Energy and their respective affiliates, unrelated to the proposed Transaction, for which services we and our affiliates have received and may receive compensation, including having acted as (i) financial advisor to APL in connection with an asset disposition and (ii) co-manager in connection with a notes offering of ATN. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of AHD, Atlas Energy and certain of their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with AHD, Atlas Energy and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Special Conflicts Committee (in its capacity as such) in its evaluation of the proposed Transaction. Our opinion is not intended to be and does not constitute a recommendation to any security holder as to how such security holder should vote or act on any matters relating to the proposed Transaction or any related transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be paid by AHD in the Transaction is fair, from a financial point of view, to AHD.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

B-3